   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON             , 1998
                                                     REGISTRATION NO. 333-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             PRIME BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

              TEXAS                             6711                            76-0088973
 (State or other jurisdiction of    (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)      Classification Code Number)            Identification No.)

                                                                 STUART D. SAUNDERS, ESQ.
              12200 NORTHWEST FREEWAY                                 GENERAL COUNSEL
               HOUSTON, TEXAS 77092                               12200 NORTHWEST FREEWAY
                  (713) 209-6000                                   HOUSTON, TEXAS 77092
         (Address, including zip code, and                            (713) 209-6000
     telephone number, including area code, of       (Name, address, including zip code, and telephone
     registrant's principal executive offices)      number, including area code, of agent for service)

                             ---------------------
                                   Copies to:

                           WILLIAM T. LUEDKE IV, ESQ.
                         BRACEWELL & PATTERSON, L.L.P.
                        2900 SOUTH TOWER PENNZOIL PLACE
                           HOUSTON, TEXAS 77002-2781
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
TITLE OF EACH CLASS                                          PROPOSED MAXIMUM       PROPOSED MAXIMUM
OF SECURITIES                              AMOUNT                OFFERING          AGGREGATE OFFERING         AMOUNT OF
TO BE REGISTERED                    TO BE REGISTERED(1)      PRICE PER SHARE            PRICE(3)           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.25 par value.....        921,058                  (2)                 $6,954,000               $2,052
==============================================================================================================================

(1) This amount is based upon the maximum number of shares anticipated to be issued pursuant to an Agreement and Plan of Reorganization dated as of December 30, 1997 between the Registrant, IBID, Inc., Prime Bank and Sunbelt National Bank. The actual number of shares to be issued may vary depending on the earnings of Sunbelt National Bank and the closing sales prices of Prime Bancshares, Inc. common stock over a specified period.

(2) Not applicable.

(3) Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the book value as of December 31, 1997 of the securities to be received by the Registrant in exchange for the securities registered hereby.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                             PRIME BANCSHARES, INC.
                             ---------------------

                             CROSS REFERENCE SHEET
                   (PURSUANT TO ITEM 501(B) OF REGULATION S-K
                       AND ITEM 1 OF PART I OF FORM S-4)

        S-4 ITEM NUMBER AND HEADING             LOCATION OF PROXY STATEMENT/ PROSPECTUS HEADING
        ---------------------------             -----------------------------------------------
A. Information About the Transaction
  1. Forepart of Registration Statement and
     Outside Front Cover Page of
     Prospectus.............................    Forepart of Registration Statement; Outside
                                                Front Cover Page of Prospectus
  2. Inside Front and Outside Back Cover
     Pages of Prospectus....................    Table of Contents; Available Information;
                                                Introduction
  3. Risk Factors, Ratio of Earnings to
     Fixed Charges and Other Information....    Introduction; Summary; Risk Factors; Nature of
                                                Trading Market and Market Prices; The
                                                Consolidations; Selected Financial of the
                                                Company; Selected Financial Data of Sunbelt;
                                                Supervision and Regulation; Index to Financial
                                                Statements
  4. Terms of the Transaction...............    Forepart of Registration Statement;
                                                Introduction, Summary; The Consolidations; The
                                                Company; Sunbelt Description of Securities of
                                                the Company; Comparison of Rights of
                                                Shareholders of the Company and Sunbelt;
                                                Exhibit A, Exhibit B, Exhibit C
  5. Pro Forma Financial Information........    Summary; ProForma Consolidated Financial
                                                Statements
  6. Material Contracts with the Company
     Being Acquired.........................    Summary; The Consolidations
  7. Additional Information Required for
     Reoffering by Persons and Parties
     Deemed to be Underwriters..............    Not Applicable
  8. Interests of Named Experts and
     Counsel................................    Relationships with Independent Accountants;
                                                Legal Opinions; Experts
  9. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities............................    Indemnification
B. Information About the Registrant
  10. Information With Respect to S-3
      Registrants...........................    Not Applicable
  11. Incorporation of Certain Information
      by Reference..........................    Not Applicable
  12. Information With Respect to S-2 or S-3
      Registrants...........................    Not Applicable
  13. Incorporation of Certain Information
      by Reference..........................    Not Applicable

        S-4 ITEM NUMBER AND HEADING             LOCATION OF PROXY STATEMENT/ PROSPECTUS HEADING
        ---------------------------             -----------------------------------------------
  14. Information With Respect to
      Registrants Other Than S-2 or S-3
      Registrants...........................    Available Information; Introduction; Summary;
                                                Nature of Trading Market and Market Prices;
                                                Selected Financial Data of the Company;
                                                Management's Discussion and Analysis of
                                                Financial Conditions and Results of Operations
                                                of the Company; The Company; Management of the
                                                Company; Beneficial Ownership of Company Common
                                                Stock by Management of the Company and
                                                Principal Shareholders; Description of
                                                Securities of the Company; Index to Financial
                                                Statements
C.Information About the Company Being
  Acquired
  15. Information With Respect to S-3
      Companies.............................    Not Applicable
  16. Information With Respect to S-2 or S-3
      Companies.............................    Not Applicable
  17. Information With Respect to Companies
      Other Than S-2 or S-3 Companies.......    Introduction; Summary; Nature of Trading Market
                                                and Market Prices; Selected Financial Data of
                                                Sunbelt; Management's Discussion and Analysis
                                                of Financial Conditions and Results of
                                                Operations of Sunbelt; Sunbelt; Beneficial
                                                Ownership of Sunbelt Stock by Management of
                                                Sunbelt and Principal Shareholders; Index to
                                                Financial Statements of Sunbelt
D. Voting and Management Information
  18. Information if Proxies, Consents or
      Authorizations Are to be Solicited....    Introduction; Summary; The Meeting, The
                                                Consolidation; The Company; Management of the
                                                Company; Beneficial Ownership of Company Common
                                                Stock by Management of the Company and
                                                Principal Shareholders; Beneficial Ownership of
                                                Sunbelt Stock by Management of Sunbelt and
                                                Principal Shareholders; Relationships with
                                                Independent Accountants; Experts; Exhibit B,
                                                Exhibit C
  19. Information if Proxies, Consents or
      Authorizations are not to be Solicited
      or in an Exchange Offer...............    Not Applicable

SUNBELT NATIONAL BANK                                     PRIME BANCSHARES, INC.

                         PROXY STATEMENT AND PROSPECTUS

     Prime Bancshares, Inc., a Texas corporation (the "Company"), has filed this Proxy Statement and Prospectus ("Proxy Statement/Prospectus") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 921,058 shares of the Company, $0.25 par value, common stock ("Company Common Stock") to be issued in the proposed consolidation (the "Consolidation") of Sunbelt National Bank, a national banking association ("Sunbelt"), with New Prime Bank, an interim Texas banking association and a wholly-owned subsidiary of the Company ("New Bank").

     This Proxy Statement/Prospectus constitutes the Proxy Statement of Sunbelt relating to the solicitation of proxies for use at the special meeting of
shareholders of Sunbelt (the "Meeting") scheduled to be held on             ,
1998, at   p.m., Central Time, at the offices of Sunbelt, located at 1160 Dairy
Ashford, Suite 100, Houston, Texas, and any adjournments thereof. At the Meeting, the shareholders of Sunbelt will consider and vote upon a proposal to approve, ratify, confirm and adopt the Agreement and Plan of Reorganization dated as of December 30, 1997, by and between the Company, IBID, Inc., a wholly-owned subsidiary of the Company, Prime Bank, an indirectly owned subsidiary of the Company, and Sunbelt (the "Consolidation Agreement") providing for, among other things, the consolidation of Sunbelt with New Bank and, in connection therewith, the receipt by Sunbelt shareholders of Company Common Stock.

     As more fully described herein, the Consolidation Agreement provides for the holders of Sunbelt common stock, par value $5.00 per share ("Sunbelt Stock"), at the effective time of the consolidation, to receive (except for shareholders choosing to exercise their dissenters' rights) 2.0023 shares of Company Common Stock for each share of Sunbelt Stock held. The number of shares of Company Common Stock to be received in exchange for each share of Sunbelt Stock is subject to possible adjustment pursuant to the Consolidation Agreement.

     SEE "SUMMARY -- THE CONSOLIDATIONS"; "THE CONSOLIDATIONS -- GENERAL"; "THE CONSOLIDATIONS -- DISSENTERS' RIGHTS OF APPRAISAL AND RELATED ISSUES"; EXHIBIT A; EXHIBIT B AND EXHIBIT C.

     Consummation of the consolidation is subject to the receipt of required governmental approvals, the approval of the holders of two-thirds of the outstanding Sunbelt Stock and certain other conditions, all as more fully described in this Proxy Statement/Prospectus. SEE "SUMMARY -- THE
CONSOLIDATIONS"; "-- VOTING AND PRINCIPAL SHAREHOLDERS"; "THE
CONSOLIDATIONS -- OTHER TERMS AND CONDITIONS"; AND EXHIBIT A.

     This Proxy Statement/Prospectus also constitutes the prospectus of the Company with respect to the shares of Company Common Stock to be issued to the holders of Sunbelt Stock in the consolidation. Company Common Stock is publicly traded in the over-the-counter market and quoted on the NASDAQ National Market
System. On             , 1998, the last reported sale price per share of Company
Common Stock was $          . No active public trading market exists for Sunbelt
Stock. SEE "NATURE OF THE TRADING MARKET AND MARKET PRICES".

        THE SECURITIES OF PRIME BANCSHARES, INC. OFFERED IN CONNECTION WITH THE CONSOLIDATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All information concerning the Company and Prime Bank has been furnished by the Company, and all information concerning Sunbelt has been furnished by Sunbelt.

             SUNBELT SHAREHOLDERS ARE URGED TO REVIEW AND CAREFULLY
               CONSIDER THE RISKS DESCRIBED UNDER "RISK FACTORS".

     The date of this Proxy Statement/Prospectus is             , 1998, and this
Proxy Statement/Prospectus is first being mailed or delivered to Sunbelt
shareholders on or about             , 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................
PROXY STATEMENT AND PROSPECTUS..............................
INTRODUCTION................................................
SUMMARY.....................................................
  The Parties...............................................
  The Meeting...............................................
  The Consolidations........................................
  Risk Factors..............................................
  Voting and Principal Shareholders.........................
  Summary Consolidated Financial Data of the Company........
  Summary Financial Data of Sunbelt.........................
  Summary Pro Forma Consolidated Financial Data.............
  Summary of Pro Forma Per Share Selected Financial Data....
  Market Values.............................................
RISK FACTORS................................................
  Management of the Asset Growth............................
  Loss of Control...........................................
  Exposure to Local Economic Conditions.....................
  Federal Income Tax Consequences...........................
  Interest Rate Risk........................................
  Competition...............................................
  Regulation and Supervision................................
  Restrictions on Ability to Pay Dividends..................
  Possible Anti-Takeover Provisions.........................
  Possibly Volatility of Stock Price........................
  Regulation of Control.....................................
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.................
CAPITALIZATION..............................................
RESTRICTIONS ON SALES OF COMPANY COMMON STOCK BY AFFILIATES
  OF SUNBELT................................................
NATURE OF TRADING MARKET AND MARKET PRICES..................
DIVIDEND HISTORY AND POLICIES...............................
  The Company...............................................
  Sunbelt...................................................
THE MEETING.................................................
  General...................................................
  Shares Entitled to Vote, Quorum and Vote Required.........
  Proxies...................................................
THE CONSOLIDATIONS..........................................
  General...................................................
  Consolidation Consideration...............................
  Shareholder Approval......................................
  Background and Reasons for the Consolidations;
     Recommendation of Sunbelt Board........................
  Operations After the Consolidations.......................
  Other Terms and Conditions................................
  No Solicitation...........................................
  Additional Agreements.....................................
  Business Pending Effective Time...........................
  Employee Benefits.........................................
  Employee Severance........................................

                                                              PAGE
                                                              ----
  Amendment.................................................
  Termination...............................................
  Expenses..................................................
  Termination Fee...........................................
  Exchange of Shares........................................
  Federal Income Tax Consequences...........................
  Dissenters' Rights of Appraisal and Related Issues........
  Accounting Treatment......................................
  Regulatory Approvals......................................
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY.........
CONSOLIDATED QUARTERLY FINANCIAL DATA OF THE COMPANY........
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF THE COMPANY..................
  Overview..................................................
  Results of Operations.....................................
  Financial Condition.......................................
THE COMPANY.................................................
  General...................................................
  Facilities................................................
  Competition...............................................
  Employees.................................................
  Legal Proceedings.........................................
  Interests of Certain Persons..............................
MANAGEMENT OF THE COMPANY...................................
  Directors and Executive Officers of the Company...........
  Compensation Committee Interlocks and Insider
     Participation..........................................
  Director Compensation.....................................
  Executive Compensation and Other Information..............
SUMMARY COMPENSATION TABLE..................................
  Stock Option Plans........................................
  Option Grants During 1997.................................
  Stock Option Exercises and Fiscal Year End Values.........
  Benefit Plan..............................................
  Interests of Management and Others in Certain
     Transactions...........................................
BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK BY MANAGEMENT
  OF THE COMPANY AND PRINCIPAL SHAREHOLDERS.................
SELECTED FINANCIAL DATA OF SUNBELT..........................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
  AND RESULTS OF OPERATIONS OF SUNBELT......................
  Overview..................................................
  Results of Operations.....................................
  Financial Condition.......................................
SUNBELT.....................................................
  General...................................................
  Facilities................................................
  Competition...............................................
  Employees.................................................
  Legal Proceedings.........................................
BENEFICIAL OWNERSHIP OF SUNBELT STOCK BY MANAGEMENT OF
  SUNBELT AND PRINCIPAL SHAREHOLDERS........................

                                                              PAGE
                                                              ----
SUPERVISION AND REGULATION..................................
  The Company...............................................
  Prime Bank................................................
  Sunbelt...................................................
  Instability of Regulatory Structure.......................
  Expanding Enforcement Authority...........................
  Effect on Economic Environment............................
DESCRIPTION OF SECURITIES OF THE COMPANY....................
  Authorized Capital Stock..................................
  Preferred Stock...........................................
  Common Stock..............................................
  Texas Law and Certain Provisions of the Articles of
     Incorporation and Bylaws...............................
COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND
  SUNBELT...................................................
  Charter and Bylaw Provisions Affecting Company Common
     Stock..................................................
  Certain Differences Between the Corporation Laws of Texas
     and the National Bank Act and Corresponding Charter and
     Bylaw Provisions.......................................
RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS..................
LEGAL OPINIONS..............................................
EXPERTS.....................................................
INDEMNIFICATION.............................................
OTHER MATTERS...............................................
INDEX TO FINANCIAL STATEMENTS...............................  F-1
EXHIBIT A: AGREEMENT AND PLAN OF REORGANIZATION.............  A-1
EXHIBIT B: PROVISIONS OF THE NATIONAL BANK ACT RELATED TO
                 DISSENTERS RIGHTS OF APPRAISAL.............  B-1
EXHIBIT C: BANKING CIRCULAR 259.............................  C-1

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act for the registration of the Company Common Stock proposed to be issued and exchanged in the consolidation. This Proxy Statement/Prospectus was filed as a part of the Registration Statement.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to the Company, the Company Common Stock, and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at, and copies of which may be obtained by mail from, the Public Reference Branch of the Commission referred to below.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the public reference facilities in the New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company Common Stock is included for quotation on the Nasdaq's National Market System under the trading symbol "PBTX" and such reports, proxy statements and other information concerning the Company should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, Prime Bank, Sunbelt or their respective affiliates. This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities other than the Company Common Stock offered hereby, nor does it constitute an offer to exchange or sell or a solicitation of an offer to exchange or purchase such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

     Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company, Prime Bank, Sunbelt or their respective affiliates since the date of this Proxy Statement/ Prospectus.

                             SUNBELT NATIONAL BANK

                        SPECIAL MEETING OF SHAREHOLDERS
                             ---------------------

                         PROXY STATEMENT AND PROSPECTUS

                                  INTRODUCTION

     This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is furnished in connection with the solicitation of proxies by the Board of Directors of Sunbelt National Bank, a national banking association ("Sunbelt"), for use at the special meeting of Sunbelt shareholders ("Shareholders") to be
held on           ,             , 1998, at      p.m. Central Time, at the
offices of Sunbelt, located at 1160 Dairy Ashford, Suite 100, Houston, Texas and at any adjournments thereof (the "Meeting"). This Proxy Statement/ Prospectus is also a prospectus for the shares of Prime Bancshares, Inc. (the "Company"), $0.25 par value common stock ("Company Common Stock"), to be issued in connection with the consolidation (the "First Consolidation") of Sunbelt with New Prime Bank, an interim Texas banking association and a wholly-owned subsidiary of the Company ("New Bank"). Immediately after the First Consolidation, Sunbelt will consolidate with Prime Bank, with Prime Bank as the survivor ("Final Consolidation"). The First Consolidation and the Final Consolidation shall sometimes be referred to herein jointly as the "Consolidations".

     The following proposals will be considered and voted upon at the Meeting:

          (1) To approve, ratify, confirm and adopt an Agreement and Plan of Reorganization as of December 30, 1997, by and among the Company, IBID, Inc., Prime Bank and Sunbelt (the "Consolidation Agreement"), pursuant to which Sunbelt will consolidate with New Bank and immediately thereafter, Sunbelt will consolidate with Prime Bank; and

          (2) To consider and transact such other business as may properly come before the Meeting.

     The Board of Directors of Sunbelt has fixed             , 1998 as the
record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof (the "Record Date"). As of such date, Sunbelt had 500,000 shares of common stock, $5.00 par value per share ("Sunbelt Stock"), authorized, of which 460,000 shares were issued and outstanding. As of the Record Date, the Sunbelt Stock was held of record by persons or entities. Each share of Sunbelt Stock entitles the holder of record on the Record Date to one vote as to the Consolidations and one vote as to any other proposal to be voted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Sunbelt Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Sunbelt Stock is required for approval of the Consolidation Agreement. SUNBELT'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE CONSOLIDATION AGREEMENT. SEE "SUMMARY -- THE MEETING"; "THE CONSOLIDATIONS -- GENERAL"; "THE CONSOLIDATIONS -- OTHER TERMS AND CONDITIONS"; AND EXHIBIT A.

     Approximately 381,147 shares of Sunbelt Stock, constituting 82.86% of the outstanding Sunbelt Stock, are subject to the Sunbelt National Bank Voting and Stock Restriction Agreement dated as of May 26, 1984 ("Sunbelt Voting Agreement"). Pursuant to the Sunbelt Voting Agreement, the Voting Representatives under the Sunbelt Voting Agreement will vote all of the Sunbelt Stock subject to the Sunbelt Voting Agreement on all matters to be voted upon by holders of Sunbelt Stock at the Meeting. The Voting Representatives under the Sunbelt Voting Agreement have executed a Voting Agreement and Irrevocable Proxy with the Company whereby they agree to vote the Sunbelt Stock subject to the Sunbelt Voting Agreement in favor of the Consolidation Agreement at the Meeting. Therefore, it is expected that the Consolidation Agreement will be approved at the Meeting. SEE "SUMMARY -- THE MEETING"; "THE CONSOLIDATIONS -- GENERAL"; "THE CONSOLIDATIONS -- ADDITIONAL AGREEMENTS"; AND "BENEFICIAL OWNERSHIP OF SUNBELT STOCK BY MANAGEMENT OF SUNBELT AND PRINCIPAL SHAREHOLDERS".

     Proxies in the form enclosed are solicited by Sunbelt's Board of Directors (the "Sunbelt Board"). Any such proxy, if received in time for voting and not revoked, will be voted at the Meeting in accordance with the Shareholders' instructions. If no instructions are given on the proxy, the proxy will be voted in favor of the Consolidation Agreement. Failure to submit a proxy or to vote at the Meeting will have the same effect as a vote against the Consolidation Agreement. At present, the Sunbelt Board knows of no other matters to be presented at the Meeting, but if other matters are properly presented, the persons named in the proxy will vote or refrain from voting pursuant to the discretionary authority conferred by the proxy. SEE "SUMMARY -- THE MEETING"; "THE MEETING"; "THE CONSOLIDATIONS -- DISSENTERS' RIGHTS OF APPRAISAL AND RELATED ISSUES"; EXHIBIT B AND EXHIBIT C.

     A proxy may be revoked at any time prior to its exercise by filing, at Sunbelt's principal office, a duly executed proxy bearing a later date or a written notice revoking such proxy. Any Shareholder entitled to vote at the Meeting may attend the Meeting and vote in person by written ballot on any matter presented for a vote at such Meeting, whether or not such Shareholder has given a proxy previously, and such action will constitute a revocation of any prior proxy.

     Proxies will be solicited initially by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of Sunbelt, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting materials to the beneficial owners of Sunbelt Stock held of record by such persons, and Sunbelt may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that connection. Expenses incurred in connection with the Consolidations, including those attributable to the solicitation of proxies, will be paid by the party to the Consolidation Agreement incurring the expense.

     Brokerage firms, banks, nominees, fiduciaries and other custodians are requested to forward these proxy materials to the beneficial owners of Sunbelt Stock held of record by them, and Sunbelt will reimburse them, upon request, for their reasonable expenses incurred in connection with such mailing or other communications with such beneficial owners.

     The Company's principal executive offices are located at 12200 Northwest Freeway, Houston, Texas 77092 and its telephone number is (713) 209-6000. Sunbelt's principal executive offices are located at 1160 Dairy Ashford, Suite 100, Houston, Texas 77079, and its telephone number is (281) 531-3000.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/ Prospectus relating to the Meeting of Shareholders of Sunbelt to which this Proxy Statement/Prospectus relates and the Consolidations described herein. This summary is not intended to describe all material information relating to the Meeting and the Consolidations and is qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the exhibits hereto and the documents referred to herein. All share and per share information in this Proxy Statement/Prospectus for the Company has been adjusted to reflect a 30 for 1 Company Common Stock dividend issued to Company shareholders of record as of July 17, 1997. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus and the related documents.

THE PARTIES

  Prime Bancshares, Inc.

     The Company is a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act"), that provides commercial and retail banking services through the Company's one bank subsidiary, Prime Bank, a Texas banking association headquartered in Houston, Texas. Substantially all of the Company's revenues are derived from Prime Bank. The Company was formed as a bank holding company for Prime Bank in 1984. The principal executive offices of the Company are located at 12200 Northwest Freeway, Houston, Texas, and the telephone number is (713) 209-6000. SEE "THE COMPANY".

     At December 31, 1997, and for the year then ended, the Company had consolidated assets of $958.4 million, loans of $417.9 million, deposits of $865.1 million, shareholders' equity of $71.5 million and net income of $11.4 million. SEE "SUMMARY -- SUMMARY OF CONSOLIDATED FINANCIAL DATA OF THE
COMPANY"; "-- SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA"; "PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY"; AND THE "INDEX TO FINANCIAL STATEMENTS".

  IBID, Inc.

     IBID, Inc. ("Delaware Company") is a Delaware corporation and a registered bank holding company under the BHC Act. The Delaware Company is a wholly-owned subsidiary of the Company and directly owns all of the capital stock of Prime Bank.

  Prime Bank

     Prime Bank is a Texas banking association that was organized in 1958. Prime Bank has 18 full-service banking locations, ten of which are located in the greater Houston metropolitan area. Prime Bank also has six offices located in Southeast Texas, one office (and two loan production offices) located in San Antonio and one office located in Brenham. The principal executive offices of Prime Bank are located at 12200 Northwest Freeway, Houston, Texas, and the telephone number is (713) 209-6000.

     As of December 31, 1997, and for the year then ended, Prime Bank had assets of $958.3 million, loans of $417.9 million, shareholders' equity of $69.8 million and net income of $11.4 million.

  New Prime Bank

     New Bank is in the process of being organized as a Texas banking association and a wholly-owned subsidiary of the Company solely to facilitate the acquisition of Sunbelt by the Company. New Bank will have no independent existence after the First Consolidation.

  Sunbelt National Bank

     Sunbelt is a national banking association that offers commercial and retail banking services through its three offices in Houston, Texas. The principal executive offices of Sunbelt are located at 1160 Dairy Ashford, Suite 100, Houston, Texas, and the telephone number is (281) 531-3000. SEE "SUNBELT".

     As of December 31, 1997, and for the year then ended, Sunbelt had assets of $93.8 million, loans of $52.8 million, deposits of $84.4 million, shareholders' equity of $7.0 million and net income of $483,000. SEE "SUMMARY -- SUMMARY FINANCIAL DATA OF SUNBELT"; "-- SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA"; "PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SUNBELT"; AND INDEX TO FINANCIAL STATEMENTS.

THE MEETING

  General

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Sunbelt from the Shareholders of Sunbelt for use at the Meeting. The Meeting is a special meeting of the Shareholders of Sunbelt at which the Shareholders will consider the First Consolidation pursuant to the Consolidation Agreement. SEE "THE
MEETING -- GENERAL". A complete copy of the Consolidation Agreement is attached to this Proxy Statement/Prospectus as Exhibit A and incorporated herein by reference.

     It is anticipated that proxy solicitation materials will first be mailed to
Shareholders on or about             . The Meeting will be held on           ,
            at      p.m., Central Time, at the principal executive offices of
Sunbelt, 1160 Dairy Ashford, Houston, Texas.

  Shares Entitled to Vote, Quorum and Vote Required

     The holders of record of the outstanding Sunbelt Stock at the close of business on the Record Date, will be entitled to notice of and to vote at the Meeting. At the close of business on such date, Sunbelt had issued and outstanding and entitled to vote at the Meeting 460,000 shares of Sunbelt Stock. Each holder of Sunbelt Stock will be entitled to one vote for each share of Sunbelt Stock owned of record on the Record Date. The presence of the holders of a majority of the Sunbelt Stock, either in person or by proxy, is required to constitute a quorum at the meeting. The affirmative vote of two-thirds of the Sunbelt Stock is required to approve the Consolidation Agreement. Approximately 82.86% of the outstanding Sunbelt Stock, 381,147 shares of Sunbelt Stock, is subject to the Sunbelt Voting Agreement pursuant to which the Voting Representatives under the Sunbelt Voting Agreement will vote all of the Sunbelt Stock subject to the Sunbelt Voting Agreement on all matters to be voted upon by holders of Sunbelt Stock at the Meeting. The Voting Representatives under the Sunbelt Voting Agreement have executed a Voting Agreement and Irrevocable Proxy with the Company whereby they agree to vote the Sunbelt Stock subject to the Sunbelt Voting Agreement in favor of the Consolidation Agreement at the Meeting. Therefore, it is expected that the Consolidation Agreement will be approved at the Meeting. As of the date of this Proxy Statement/Prospectus, the following persons or entities own beneficially 5% or more of the Sunbelt Stock: Hans Kayem Estate, B. J. Williams, Thomas W. Ferguson, Jerry R. Cooper, D. C. Daniels and George A. Wolcott. Approximately 95.5% of the Sunbelt Stock held by these individuals and entities is subject to the Sunbelt Voting Agreement. SEE "BENEFICIAL OWNERSHIP OF SUNBELT STOCK BY MANAGEMENT OF SUNBELT AND PRINCIPAL SHAREHOLDERS". The directors and executive officers of Sunbelt (and certain of their spouses and related interests) own or otherwise control the right to vote 184,884 shares of Sunbelt Stock, comprising approximately 40.19% of the total shares of Sunbelt Stock issued and outstanding as of the Record Date. Of the shares of Sunbelt Stock held by executive officers and directors, 173,706 shares, comprising 37.76% of the total shares of Sunbelt Stock, are subject to the Sunbelt Voting Agreement. SEE "THE MEETING -- SHARES ENTITLED TO VOTE, QUORUM AND REQUIRED VOTE"; "THE CONSOLIDATIONS -- SHAREHOLDER APPROVAL"; "THE CONSOLIDATIONS -- ADDITIONAL AGREEMENTS"; AND "BENEFICIAL OWNERSHIP OF SUNBELT STOCK BY MANAGEMENT OF SUNBELT AND PRINCIPAL SHAREHOLDERS". The Sunbelt Board recommends that the Shareholders vote in favor of the Consolidation Agreement.

SEE "THE CONSOLIDATIONS -- BACKGROUND AND REASONS FOR APPROVAL OF THE CONSOLIDATIONS; RECOMMENDATION OF SUNBELT BOARD".

  Proxies

     Proxies, in the form enclosed, which are properly executed by the Shareholders and returned to Sunbelt and not subsequently revoked, will be voted at the Meeting in accordance with the directions specified thereon, and otherwise in accordance with the judgment of the persons designated as proxies. Any properly executed proxy on which voting instructions are not specified will be voted in favor of the ratification and approval of the Consolidation Agreement. A proxy may be revoked at any time before it is voted by giving written notice to the Secretary of Sunbelt, by execution of a proxy of a later date filed with the Secretary of Sunbelt at or before the Meeting or by voting in person at the Meeting.

     This proxy solicitation is made by the Sunbelt Board. The Company and Sunbelt shall each be responsible for their respective expenses incurred in preparing, assembling, printing, and mailing this Proxy Statement/Prospectus. Proxies will be solicited through the mail. Additionally, directors, officers, and regular employees of Sunbelt intend to solicit proxies personally or by telephone without receiving special compensation therefor. Sunbelt will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

THE CONSOLIDATIONS

  General

     Subject to the receipt of all regulatory and shareholder approvals and compliance with all of the terms and conditions of the Consolidation Agreement, New Bank will consolidate with Sunbelt in the First Consolidation with Sunbelt as the survivor and, immediately thereafter, Sunbelt will consolidate with Prime Bank in the Final Consolidation with Prime Bank as the survivor. As a result of the First Consolidation, each share of Sunbelt Stock will be converted into the right to receive 2.0023 shares of Company Common Stock, subject to possible adjustment prior to the First Consolidation pursuant to the Consolidation Agreement. SEE "THE CONSOLIDATIONS -- GENERAL" AND "-- CONSOLIDATION CONSIDERATION".

     All of the holders of Sunbelt Stock, except for those Shareholders who perfect and properly exercise their right to dissent from the First Consolidation and receive the fair value of their shares in cash, will become shareholders of the Company. SEE "THE CONSOLIDATIONS -- GENERAL" AND
"-- CONSOLIDATION CONSIDERATION". A copy of the Consolidation Agreement is attached to this Proxy Statement/Prospectus as EXHIBIT A and incorporated herein by reference. The statements with respect to the terms of the Consolidation Agreement contained in this Proxy Statement/Prospectus are intended only to indicate the general scope and intent of the Consolidation Agreement. Each Shareholder should read the Consolidation Agreement for a complete description of the proposed transaction.

  Reasons for the Consolidations; Recommendation of Sunbelt Board

     At a meeting of the Sunbelt Board held on December 16, 1997, after considering the terms and conditions of the Consolidation Agreement and obtaining the advice of its counsel, the Sunbelt Board unanimously approved the Consolidation Agreement. The Sunbelt Board believes that the Consolidations are advisable and in the best interests of Sunbelt and the Shareholders. The Sunbelt Board recommends that Sunbelt Shareholders vote in favor of the adoption of the Consolidation Agreement. For a discussion of the circumstances surrounding the Consolidations and the factors considered by the Sunbelt Board in making its recommendations, SEE "THE CONSOLIDATIONS -- BACKGROUND AND REASONS FOR CONSOLIDATIONS; RECOMMENDATION OF SUNBELT BOARD".

     Consummation of the Consolidations offers the holders of Sunbelt Stock the opportunity to acquire an equity interest in a larger, more diversified financial institution, which is interested in expanding its operations in Texas. Company Common Stock is publicly traded, allowing increased liquidity for the Shareholders, and has a history of paying dividends. The Sunbelt Board anticipates that the Consolidations will expand the banking products and services offered to Sunbelt's customers and community and will enable Sunbelt's facilities to compete more effectively with banks and non-bank financial institutions. As part of a holding company, Sunbelt's facilities will be provided with specialized staff resources in accounting, auditing, investment, loan review, marketing, data processing and electronic funds transfer services.

     For the reasons set forth above, the Sunbelt Board believes the Consolidations to be in the best interests of Sunbelt's Shareholders. THE SUNBELT BOARD UNANIMOUSLY RECOMMENDS THAT SUNBELT SHAREHOLDERS VOTE FOR APPROVAL OF THE CONSOLIDATION AGREEMENT and has authorized consummation of the Consolidations subject to approval of Sunbelt Shareholders and the satisfaction of certain other conditions. SEE "THE CONSOLIDATIONS -- OTHER TERMS AND CONDITIONS" AND EXHIBIT A.

  Consolidation Consideration

     At the effective date of the First Consolidation ("First Effective Date") and upon and by reason of the First Consolidation becoming effective, each share of Sunbelt Stock issued and outstanding immediately prior to the First Effective Date, excluding shares held by a Shareholder who has properly perfected his statutory right to dissent from the First Consolidation ("Dissenting Shares"), and any and all rights arising out of ownership of such Sunbelt Stock shall, without any action on the part of the holder thereof, be converted into the right to receive 2.0023 shares of Company Common Stock, subject to possible adjustment pursuant to the Consolidation Agreement. The Company will not issue any certificates for fractional shares of Company Common Stock in connection with the Consolidations. In lieu of issuing fractional shares, the Company will pay cash for such fractional shares in an amount based on the closing bid price of a share of Company Common Stock as listed on the NASDAQ National Market ("NASDAQ") on the date prior to the effective date of the Final Consolidation ("Final Effective Date"). SEE "THE CONSOLIDATIONS -- CONSOLIDATION CONSIDERATION".

     The Consolidation Agreement provides that the number of shares of Company Common Stock to be received by holders of Sunbelt Stock will be adjusted as follows:

          (a) In the event that one-half of any net earnings of Sunbelt, from January 1, 1998 through the end of the month prior to the month in which the Final Effective Date occurs, exceed an amount calculated by multiplying
     (i) the difference between the average closing bid and asked prices of Company Common Stock as quoted on NASDAQ for the twenty (20) trading days immediately preceding the fifth calendar day prior to the Final Effective Date ("Average Price") (provided that such Average Price is greater than $19.00) and $19.00 by (ii) 920,000 ("Net Earnings Difference"), the aggregate number of shares of Company Common Stock to be paid to Shareholders of Sunbelt on the Effective Date shall be increased by dividing such Net Earnings Difference by the Average Price; and

          (b) If the Average Price of the Company Common Stock is $22.00 or greater, the aggregate number of shares of Company Common Stock into which shares of Sunbelt Stock will be converted on the Final Effective Date shall be decreased by (i) subtracting $20,240,000 from 920,000 multiplied by the Average Price and (ii) dividing that difference by the Average Price. The consideration to be received by the Shareholders of Sunbelt as set forth in the Consolidation Agreement shall sometimes be referred to herein as the "Consolidation Consideration". SEE "THE CONSOLIDATIONS -- CONSOLIDATION CONSIDERATION" AND EXHIBIT A.

  Right to Terminate Based on Average Price

     If the Average Price of the Company Common Stock is $17.50 or less, the Sunbelt Board may terminate the Consolidation Agreement upon written notice to the Company. If the Sunbelt Board elects to terminate the Consolidation Agreement, the Company will have the option of increasing the Consolidation Consideration by (i) subtracting the Average Price multiplied by 920,000 from $16,100,000 and (ii) dividing the difference by the Average Price. SEE "THE CONSOLIDATIONS -- TERMINATION" AND EXHIBIT A.

  Description of Company Stock

     There are 50,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, $1.00 par value ("Company Preferred Stock"), of the Company authorized, and as of the date of this Proxy Statement/Prospectus, 12,010,980 shares of Company Common Stock were issued, 9,353,020 shares of which were outstanding, and no shares of Company Preferred Stock were issued and outstanding. Each holder of Company Common Stock is entitled to one vote for each share of Company Common Stock held of record. Cumulative voting in the election of directors is not permitted. No holder of Company Common Stock has a preemptive right to acquire his pro rata portion of any additional unissued or treasury securities issued by Company. SEE "DESCRIPTION OF SECURITIES OF THE COMPANY". Dividends on the Company Common Stock are paid if and when the Board of Directors of the Company, in its sole discretion, shall declare such dividends out of funds legally available therefor. SEE "DIVIDEND HISTORY AND POLICIES".

  Dissenters' Rights of Appraisal

     Under the Bank Merger Act, a Shareholder has the right to dissent from the First Consolidation and receive payment in cash of the fair value of his shares of Sunbelt Stock by (i) filing a written notice of objection to the First Consolidation with the presiding officer of the Meeting at or prior to the Meeting and by not voting in favor of the Consolidation Agreement at the Meeting or by voting against the Consolidation Agreement at the Meeting; and (ii) within thirty (30) days after receiving notice that the First Consolidation was effected, making a written demand on the Company for payment of the fair value of such Shareholders' shares and submitting the certificates for surrender to the Company. A SHAREHOLDER MUST FOLLOW THE EXACT PROCEDURE REQUIRED BY THE BANK MERGER ACT IN ORDER TO PROPERLY EXERCISE DISSENTERS' RIGHTS OF APPRAISAL AND TO AVOID WAIVER OF THOSE RIGHTS. SEE "THE CONSOLIDATIONS -- DISSENTERS' APPRAISAL RIGHTS AND RELATED ISSUES". For a more detailed description of the statutory dissenters' rights procedure, see the applicable provisions of the Bank Merger Act which are reproduced in full as EXHIBIT B to this Proxy Statement/ Prospectus.

  Federal Income Tax Consequences

     In the opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. ("Liddell, Sapp"), counsel to Sunbelt, based upon certain representations and assumptions and representations made by the officers and shareholders of Sunbelt and the officers of the Company, Prime Bank and New Bank, the Consolidations, if consummated in accordance with the Consolidation Agreement, will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as a result of such qualification, no gain or loss will be recognized by holders of Sunbelt Stock for federal income tax purposes upon receipt of the Company Common Stock in accordance with the Consolidation Agreement. Any gain attributable to cash received by holders of Sunbelt Stock in lieu of fractional shares of the Company Common Stock or upon exercise of their dissenters' rights will be taxed as ordinary income (loss) or capital gain
(loss) depending upon each Shareholder's situation. No information is provided herein with respect to the tax consequences, if any, of the Consolidations to Shareholders under any state, local or foreign tax laws. SUNBELT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO ALL TAX CONSEQUENCES OF THE CONSOLIDATIONS AFFECTING THEM. SEE "THE CONSOLIDATIONS -- FEDERAL INCOME TAX CONSEQUENCES".

  Conditions to Consummation of the Consolidations

     The Consolidation Agreement provides that the consummations of the Consolidations are subject to certain conditions, including the approval of the Consolidation Agreement by the Shareholders of Sunbelt, New Bank and Prime Bank and the receipt of all requisite regulatory approvals. The Company may elect not to consummate the Consolidations if the holders of more than 5% of the Sunbelt Stock have exercised their right to dissent from the First Consolidation. In addition to these requirements, the individual obligations of the Company and Sunbelt are each subject to compliance by the other with their respective covenants, confirmation of their respective representations and warranties and certain legal matters as set forth in the Consolidation Agreement. If the Consolidations are not consummated by June 30, 1998, either Sunbelt or the

Company may terminate the Consolidation Agreement without liability to the other party. SEE "THE CONSOLIDATIONS -- OTHER TERMS AND CONDITIONS". For a more detailed description of the conditions to the Consolidations, see the Consolidation Agreement attached to this Proxy Statement/Prospectus as EXHIBIT A.

  Regulatory Approvals

     The approvals of the Board of Governors of the Federal Reserve System ("Federal Reserve"), Federal Deposit Insurance Corporation ("FDIC"), Office of the Comptroller of the Currency ("OCC") and the Texas Department of Banking ("TDB") are required to consummate the Consolidations. On February 4, 1998, the Company filed with the Federal Reserve Bank of Dallas ("Reserve Bank") a request for a waiver of any applications that may be required by the Federal Reserve ("Waiver Request"). The Waiver Request was approved on February 13, 1998. On February 4, 1998, applications for approval of the Consolidations were filed with the FDIC. On February 4, 1998, Prime Bank filed an application with the TDB in connection with the Final Consolidation. Copies of all applications have been filed with the OCC.

  Accounting Treatment

     Management of the Company anticipates that the Consolidations will be accounted for as a "pooling of interests" under generally accepted accounting principles. SEE "THE CONSOLIDATIONS -- ACCOUNTING TREATMENT."

RISK FACTORS

     Ownership of Company Common Stock involves certain risks. In considering how to vote with respect to the Consolidations and whether to dissent therefrom, Shareholders of Sunbelt should carefully examine the "Risk Factors" section of this Proxy Statement/Prospectus, as well as other pertinent information set forth in this Proxy Statement/Prospectus. SEE "RISK FACTORS".

VOTING AND PRINCIPAL SHAREHOLDERS

     Unless a Shareholder otherwise specifies thereon, proxies will be voted in favor of the Consolidation Agreement. In each case where the Shareholder has appropriately specified how his proxy is to be voted, it will be voted in accordance with such specification. Any Shareholder has the power to revoke his proxy at any time before it is voted by giving written notice of such revocation to the Secretary of Sunbelt at 1160 Dairy Ashford, Houston, Texas, by executing a new proxy filed with the Secretary of Sunbelt at or prior to the Meeting or by voting in person at the Meeting.

     The Record Date for the determination of Shareholders entitled to notice of
and to vote at the Meeting has been fixed at 5:00 p.m. on             , 1998.
Sunbelt has advised the Company that, as of such Record Date, there were 460,000 shares of Sunbelt Stock issued and outstanding, and that each share is entitled to one vote at the Meeting. As of the Record Date, there were approximately holders of record of Sunbelt Stock. The presence of the holders of a majority of the Sunbelt Stock, either in person or by proxy, is required to constitute a quorum at the Meeting. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of Sunbelt Stock is required for the approval of the Consolidation Agreement. Approximately 82.86% of the outstanding Sunbelt Stock, 381,147 shares of Sunbelt Stock, is subject to the Sunbelt Voting Agreement pursuant to which the Voting Representatives under the Sunbelt Voting Agreement will vote all of the Sunbelt Stock subject to the Sunbelt Voting Agreement on all matters to be voted upon by holders of Sunbelt Stock. The Voting Representatives under the Sunbelt Voting Agreement have executed a Voting Agreement and Irrevocable Proxy with the Company whereby they agree to vote the Sunbelt Stock subject to the Sunbelt Voting Agreement in favor of the Consolidation Agreement at the Meeting. Therefore, it is expected that the Consolidation Agreement will be approved at the Meeting. As of the date of this Proxy Statement/Prospectus, the following persons or entities own beneficially 5% or more of the Sunbelt Stock:

Hans Kayem Estate, B. J. Williams, Thomas W. Ferguson, Jerry R. Cooper, D. C. Daniels and George A. Wolcott. Approximately 95.5% of the Sunbelt Stock held by these individuals and entities is subject to the Sunbelt Voting Agreement. SEE "BENEFICIAL OWNERSHIP OF SUNBELT STOCK BY MANAGEMENT OF SUNBELT AND PRINCIPAL SHAREHOLDERS". The directors and executive officers of Sunbelt (and certain of their spouses and related interests) own or otherwise control the right to vote 184,884 shares of Sunbelt Stock, comprising approximately 40.19% of the total shares of Sunbelt Stock issued and outstanding as of the Record Date. Of the shares of Sunbelt Stock held by executive officers and directors, 173,706 shares, comprising 37.76% of the total shares of Sunbelt Stock, are subject to the Sunbelt Voting Agreement. SEE "SUMMARY -- THE MEETING"; "THE
CONSOLIDATIONS -- GENERAL"; "THE CONSOLIDATIONS -- ADDITIONAL AGREEMENTS". The Sunbelt Board recommends that the Shareholders vote in favor of the Consolidation Agreement. SEE "THE CONSOLIDATIONS-BACKGROUND AND REASONS FOR THE CONSOLIDATIONS; RECOMMENDATION OF SUNBELT BOARD".

SUMMARY CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The following summary consolidated financial data of the Company is derived from the Selected Consolidated Financial Data of the Company appearing elsewhere in this Proxy Statement/Prospectus, and should be read in conjunction with the Financial Statements of the Company and the Notes thereto and the information contained in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY".

                                                                     AS OF AND FOR THE
                                                                 YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------------------
                                                     1997       1996        1995       1994       1993
                                                   --------   ---------   --------   --------   --------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net interest income..............................  $ 36,021   $  30,074   $ 28,169   $ 23,612   $ 19,343
Provision for loan losses........................       825       1,246      1,510        580       (200)
                                                   --------   ---------   --------   --------   --------
Net interest income after provision for loan
  losses.........................................    35,196      28,828     26,659     23,032     19,543
Noninterest income...............................     8,956       8,292     10,338      7,208      7,055
Noninterest expenses.............................    26,554      23,056     23,110     18,344     17,006
                                                   --------   ---------   --------   --------   --------
Earnings before taxes............................    17,598      14,064     13,887     11,896      9,592
Preferred stock dividend.........................       650         700        681        258        320
Net earnings available to common shareholders....    10,713       8,522      8,371      7,590      6,310
PER SHARE DATA(1):
Basic earnings(2)................................  $   1.19   $    0.97   $   0.94   $   0.83   $   0.70
Diluted earnings(2)..............................      1.14        0.92       0.89       0.79       0.68
Book value.......................................      7.56        6.23       5.81       4.46       3.61
Tangible book value..............................      7.02        6.23       5.81       4.41       3.61
Cash dividends...................................      0.14        0.13       0.13       0.03       0.03
Dividend payout ratio............................     12.28%      14.15%     14.69%      4.14%      4.80%
Weighted average common and dilutive potential
  common shares outstanding (in thousands).......     9,422       9,225      9,403      9,605      9,329
BALANCE SHEET DATA:
Total assets.....................................  $958,360   $ 801,455   $758,337   $863,461   $498,002
Securities.......................................   461,435     440,625    473,911    605,079    350,131
Loans............................................   422,818     311,293    230,172    197,863    105,649
Allowance for loan losses........................     4,938       4,436      3,660      2,641      1,788
Total deposits...................................   865,072     695,170    694,165    813,818    461,093
Total shareholders' equity.......................    71,473      61,969     58,330     46,839     34,891
AVERAGE BALANCE SHEET DATA:
Total assets.....................................  $928,174   $ 762,455   $829,105   $595,829   $478,484
Securities.......................................   466,271     440,167    541,182    401,872    342,457
Loans............................................   377,521     267,644    213,454    142,041     93,263
Allowance for loan losses........................     5,008       3,765      2,855      1,889      2,026
Total deposits...................................   851,603     695,653    772,752    550,568    443,045
Total shareholders' equity.......................    66,460      59,823     51,106     40,942     31,884
PERFORMANCE RATIOS:
Return on average assets.........................      1.22%       1.21%      1.09%      1.32%      1.39%
Return on average common equity..................     17.73       16.13      18.98      19.49      21.28
Net interest margin..............................      4.14        4.20       3.62       4.25       4.36
Efficiency ratio(3)..............................     59.04       60.09      59.99      59.07      64.37
ASSET QUALITY RATIOS(4):
Nonperforming assets to total loans and other
  real estate....................................      0.32%       0.09%      0.71%      0.73%      1.06%
Net loan charge-offs (recoveries) to average
  loans..........................................      0.21        0.18       0.23       0.14      (0.37)
Allowance for loan losses to total loans.........      1.17        1.43       1.59       1.33       1.69
Allowance for loan losses to nonperforming
  loans(5).......................................    570.87    1,540.28     459.22     184.56     350.59
CAPITAL RATIOS(4):
Leverage ratio...................................      6.82%       7.96%      6.99%      5.39%      6.98%
Average shareholders' equity to average total
  assets.........................................      7.16        7.85       6.16       6.87       6.66
Tier 1 risk-based capital ratio..................     13.96       17.37      20.41      20.15      26.21
Total risk-based capital ratio...................     15.01       18.62      21.66      21.30      27.46

---------------

(1) Adjusted for a 30 for one stock split.
(2) Basic earnings per share is based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted average number of common and dilutive potential common shares outstanding during the period.
(3) Calculated by dividing total noninterest expenses, excluding securities losses, by net interest income plus noninterest income.
(4) At period end, except net loan charge-offs (recoveries) to average loans and average shareholders' equity to average total assets.
(5) Nonperforming loans consist of nonaccrual loans and restructured loans.

SUMMARY FINANCIAL DATA OF SUNBELT

     The following summary financial data of Sunbelt is derived from the Selected Financial Data of Sunbelt appearing elsewhere in this Proxy Statement/Prospectus, and should be read in conjunction with the Financial Statements of Sunbelt and the Notes thereto and the information contained in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SUNBELT."

                                                                        AS OF AND FOR THE
                                                                    YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------------
                                                          1997      1996      1995      1994      1993
                                                         -------   -------   -------   -------   -------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net interest income....................................  $ 4,923   $ 4,572   $ 4,562   $ 3,723   $ 2,914
Provision for loan losses..............................      371       145       107       262       (32)
                                                         -------   -------   -------   -------   -------
Net interest income after provision for loan losses....    4,552     4,427     4,455     3,461     2,946
Noninterest income.....................................      806       844       883       986       618
Noninterest expenses...................................    4,609     3,796     3,584     3,448     3,283
                                                         -------   -------   -------   -------   -------
Earnings before taxes..................................      749     1,475     1,754       999       281
Provision for income tax expense.......................      266       528       623       355        56
Net earnings available to common shareholders..........      483       947     1,131       644       225
PER SHARE DATA:
Net earnings -- basic and diluted(1)...................  $  1.05   $  2.06   $  2.46   $  1.40   $  0.49
Book value.............................................    15.12     14.06     12.24      9.84      8.65
Tangible book value....................................    15.12     14.06     12.24      9.84      8.65
Cash dividends.........................................       --      0.25      0.25        --        --
Dividend payout ratio..................................       --     12.14%    10.17%       --        --
Weighted average common shares outstanding (in
  thousands)...........................................      460       460       460       460       460
BALANCE SHEET DATA:
Total assets...........................................  $93,775   $89,233   $81,117   $75,935   $70,214
Securities.............................................   18,748    15,511    13,277    15,051    17,530
Loans..................................................   52,765    56,191    50,686    51,828    38,821
Allowance for loan losses..............................      935       536       545       465       292
Total deposits.........................................   84,407    81,351    74,016    70,224    65,136
Total shareholders' equity.............................    6,954     6,467     5,628     4,527     3,980
AVERAGE BALANCE SHEET DATA:
Total assets...........................................  $91,080   $80,959   $77,635   $71,189   $63,092
Securities.............................................   17,763    13,149    14,434    15,832    15,272
Loans..................................................   56,460    51,605    51,984    43,993    35,330
Allowance for loan losses..............................      598       530       548       391       334
Total deposits.........................................   82,630    73,425    70,909    67,014    58,399
Total shareholders' equity.............................    7,024     6,189     5,186     4,175     3,837
PERFORMANCE RATIOS:
Return on average assets...............................     0.53%     1.17%     1.46%     0.91%     0.36%
Return on average equity...............................     6.88%    15.30%    21.80%    15.44%     5.87%
Net interest margin....................................     5.90%     6.21%     6.47%     5.89%     5.26%
Efficiency ratio(2)....................................    80.44%    70.10%    65.81%    73.23%    92.95%
ASSET QUALITY RATIOS(3):
Nonperforming assets to total loans and other real
  estate...............................................     1.14%     1.53%     2.12%     2.00%     3.65%
Net loan charge-offs (recoveries) to average loans.....    (0.05)%    0.30%     0.05%     0.20%     0.12%
Allowance for loan losses to gross loans...............     1.77%     0.95%     1.08%     0.90%     0.75%
Allowance for loan losses to nonperforming loans(4)....   154.04%    61.61%    50.28%    44.50%    20.18%
CAPITAL RATIOS(3):
Leverage ratio.........................................     7.40%     7.20%     7.25%     6.36%     6.31%
Average shareholders' equity to average total assets...     7.71%     7.64%     6.68%     5.86%     6.08%
Tier 1 risk-based capital ratio........................    10.80%    10.80%    12.21%     9.48%    10.33%
Total risk-based capital ratio.........................    12.00%    11.70%    13.39%    10.46%    11.24%

---------------

(1) Basic earnings per share is based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted average number of common and dilutive potential common shares outstanding during the period.

(2) Calculated by dividing total noninterest expenses, excluding securities losses, by net interest income plus noninterest income.

(3) At period end, except net loan charge-offs (recoveries) to average loans and average shareholders' equity to average total assets.

(4) Nonperforming loans consist of nonaccrual loans and restructured loans.

SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following summary pro forma consolidated financial data combines the historical consolidated financial statements of the Company and Sunbelt as if the Consolidations had occurred on January 1 of each period presented after giving effect to the pro forma adjustments described in the notes to the pro forma consolidated financial statements included elsewhere in this Proxy Statement/Prospectus. SEE "PROFORMA CONSOLIDATED FINANCIAL STATEMENTS".

                                                                      AS OF AND FOR THE
                                                                   YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1997         1996        1995
                                                              ----------    --------    --------
                                                                    (DOLLARS IN THOUSANDS,
                                                                    EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:

Net interest income.........................................  $   40,944    $ 34,646    $ 32,731
Provision for loan losses...................................       1,196       1,391       1,617
                                                              ----------    --------    --------
  Net interest income after provision for loan losses.......      39,748      33,255      31,114
Noninterest income..........................................       9,762       9,136      11,221
Noninterest expenses........................................      31,163      26,852      26,694
                                                              ----------    --------    --------
  Earnings before taxes.....................................      18,347      15,539      15,641
Preferred stock dividend....................................         650         700         681
Net earnings available to common shareholders...............      11,196       9,469       9,502
PER SHARE DATA(1):
Basic earnings(2)...........................................  $     1.13    $   0.97    $   0.97
Dilutive earnings...........................................        1.08        0.93        0.92
Book value..................................................        7.56        6.30        5.84
Tangible book value.........................................        7.07        6.30        5.84
Cash dividends..............................................        0.13        0.13        0.13
Dividend payout ratio on dilutive EPS.......................       11.72%      14.20%      14.19%
Weighted average common shares used in basic EPS (in
  thousands)................................................       9,896       9,729       9,782
Weighted average common and potential dilutive common shares
  used in dilutive EPS (in thousands).......................      10,343      10,146      10,324
BALANCE SHEET DATA:
Total assets................................................  $1,052,135    $890,688    $839,454
Securities..................................................     480,183     456,136     487,188
Loans.......................................................     475,583     367,484     280,858
Allowance for loan losses...................................       5,873       4,972       4,205
Total deposits..............................................     949,479     776,521     768,181
Total shareholders' equity..................................      78,427      68,436      63,958
AVERAGE BALANCE SHEET DATA:
Total assets................................................  $1,019,254    $843,414    $906,740
Securities..................................................     484,034     453,316     555,616
Loans.......................................................     433,981     319,249     265,438
Allowance for loan losses...................................       5,606       4,295       3,403
Total deposits..............................................     934,233     769,078     843,661
Total shareholders' equity..................................      73,484      66,012      56,292
PERFORMANCE RATIOS:
Return on average assets....................................        1.16%       1.21%       1.12%
Return on average common equity.............................       16.60%      16.05%      19.28%
Net interest margin.........................................        4.29%       4.39%       3.85%
Efficiency ratio(3).........................................       61.46%      61.33%      60.73%
ASSET QUALITY RATIOS(4):
Nonperforming assets to total loans and other real estate...        0.41%       0.31%       0.97%
Net loan charge-offs (recoveries) to average loans..........        0.18%       0.20%       0.20%
Allowance for loan losses to total loans....................        1.23%       1.35%       1.50%
Allowance for loan losses to nonperforming loans(5).........      611.77%     920.74%     307.16%
CAPITAL RATIOS(4):
Leverage ratio..............................................        6.93%       7.96%       7.02%
Average shareholders' equity to average total assets........        7.21%       7.83%       6.21%
Tier 1 risk-based capital ratio.............................       13.57%      16.41%      19.23%
Total risk-based capital ratio..............................       14.67%      17.64%      20.61%

---------------

(1) Adjusted for a 30 for one stock split.

(2) Basic earnings per share is based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted average number of common and dilutive potential common shares outstanding during the period.

(3) Calculated by dividing total noninterest expenses, excluding securities losses, by net interest income plus noninterest income.

(4) At period end, except net loan charge-offs (recoveries) to average loans and average shareholders' equity to average total assets.

(5) Nonperforming loans consist of nonaccrual loans and restructured loans.

SUMMARY OF PRO FORMA PER SHARE SELECTED FINANCIAL DATA

     The following table summarizes certain pro forma per share financial data of the Company and Sunbelt. The historical data for the three years in the period ended December 31, 1997 are derived from the financial statements included elsewhere in this Proxy Statement/Prospectus and other financial statements prepared by the Company and Sunbelt. The pro forma combined financial data assumes the Consolidations were accounted for as a pooling-of-interests and were in effect for all periods presented. The pro forma financial data does not purport to be indicative of the results that would have actually been obtained if the Consolidations had been in effect as of the dates indicated or that may be obtained in future periods. This information should be read in conjunction with the historical financial statements included elsewhere in this Proxy Statement/Prospectus.

                                                                   AS OF AND FOR THE
                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1997      1996      1995
                                                              -------   -------   -------
Basic earnings per share
  Company...................................................  $  1.19   $  0.97   $  0.94
  Sunbelt...................................................     1.05      2.06      2.46
  Pro Forma(1)..............................................     1.13      0.97      0.97
  Equivalent pro forma per share of Sunbelt Stock(2)........     2.26      1.94      1.94
Diluted earnings per share
  Company...................................................  $  1.14   $  0.92   $  0.89
  Sunbelt...................................................     1.05      2.06      2.46
  Pro Forma(1)..............................................     1.08      0.93      0.92
  Equivalent pro forma per share of Sunbelt Stock(2)........     2.16      1.86      1.84
Cash dividends per common share
  Company...................................................  $  0.14   $  0.13   $  0.13
  Sunbelt...................................................       --      0.25      0.25
  Pro Forma(3)..............................................     0.13      0.13      0.13
  Equivalent pro forma per share of Sunbelt Stock(4)........     0.26      0.26      0.26
Book value per common share
  Company...................................................  $  7.56   $  6.23   $  5.81
  Sunbelt...................................................    15.12     14.06     12.24
  Pro Forma(5)..............................................     7.56      6.30      5.84
  Equivalent pro forma per share of Sunbelt Stock(6)........    15.14     12.61     11.69
Weighted average common and dilutive potential common shares outstanding (in thousands)
  Company...................................................    9,422     9,225     9,403
  Sunbelt...................................................      460       460       460
  Pro Forma.................................................   10,343    10,146    10,324
Number of shares of common outstanding at end of period (in
  thousands)
  Company...................................................    9,317     8,828     8,831
  Sunbelt...................................................      460       460       460
  Pro Forma.................................................   10,238     9,749     9,752

---------------

(1) Pro forma combined earnings per share represents pro forma combined net earnings amounts divided by pro forma combined weighted average shares of Company Common Stock outstanding.

(2) Equivalent pro forma earnings per share of Company Common Stock represents the pro forma combined earnings per share of Company Common Stock multiplied by 2.0023, the rate under the Consolidation Agreement at which each share of Sunbelt Stock will be converted into shares of Company Common Stock. The number of shares of Company Common Stock to be received for each share of Sunbelt Stock is subject to adjustment pursuant to the Consolidation Agreement.

(3) Pro forma combined cash dividends paid per share represents pro forma combined cash dividends paid on common stock outstanding divided by pro forma combined weighted average shares of Company Common Stock outstanding.

(4) Equivalent pro forma cash dividends paid per share of Sunbelt Stock represents the pro forma combined cash dividends per share of Company Common Stock multiplied by 2.0023, the rate under the Consolidation Agreement at which each share of Sunbelt Stock will be converted into shares of Company Common Stock. The number of shares of Company Common Stock to be received for each share of Sunbelt Stock is subject to adjustment pursuant to the Consolidation Agreement.

(5) Pro forma combined book value per share represents the sum of pro forma combined common shareholder's equity amounts divided by pro forma combined weighted average shares of Company Common Stock outstanding.

(6) Equivalent pro forma book value per share of Sunbelt Stock represents the pro forma combined book value per share of Company Common Stock multiplied by 2.0023, the rate under the Consolidation Agreement at which each share of Sunbelt Stock will be converted into shares of Company Common Stock. The number of shares of Company Common Stock to be received for each share of Sunbelt Stock is subject to adjustment pursuant to the Consolidation Agreement.

MARKET VALUES

     The following table summarizes the market values of Sunbelt Stock and Company Common Stock on January 2, 1998 as the business day prior to the announcement of the Consolidations. For additional information regarding market prices see "NATURE OF TRADING MARKET AND MARKET PRICES".

                                                           HISTORICAL              EQUIVALENT
                                                  ----------------------------      PRO FORMA
                                                    COMPANY         SUNBELT       PER SHARE OF
                                                  (HISTORICAL)    (HISTORICAL)    SUNBELT STOCK
                                                  ------------    ------------    -------------
Market value per share..........................      21.00(1)           --(2)         42.05(3)

---------------

(1)  Represents the average of the high and low prices on January 2, 1998.

(2) Although there are occasional transactions in the Sunbelt Stock, there is no established trading market for Sunbelt Stock.

(3) Equivalent pro forma market value per share of Sunbelt Stock represents the historical market value per share of Company Common Stock multiplied by 2.0023, the rate under the Consolidation Agreement at which each share of Sunbelt Stock will be converted into shares of Company Common Stock. The number of shares of Company Common Stock to be received for each share of Sunbelt Stock is subject to adjustment pursuant to the Consolidation Agreement. Because the market price of Company Common Stock is subject to fluctuation, the market value of the shares of Company Common Stock that holders of Sunbelt Stock would receive upon consummation of the Consolidations may increase or decrease prior to the receipt of such shares following the effectiveness of the Consolidations. Sunbelt Shareholders are urged to obtain current market quotations for Company Common Stock.

                                  RISK FACTORS

     In connection with their consideration of the proposed Consolidations, Shareholders of Sunbelt should carefully examine this entire Proxy Statement/Prospectus and give particular consideration to the risks set forth below. Information contained in this Proxy Statement/Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "will," "should," "projected," "contemplated" or "anticipates" or the negative thereof or other variations thereon or comparable terminology. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following factors could cause actual experience to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the economy, could also cause actual experience to vary materially from the matters covered in such forward-looking statements.

MANAGEMENT OF THE ASSET GROWTH

     As a result of the Consolidations, the Company's total assets will increase 9.78% from $958.4 million as of December 31, 1997 to $1,052.1 million as of December 31, 1997 on a pro forma basis. Although the Board of Directors of the Company believes that it has in place adequate internal controls, policies, procedures and staffing to manage its growth, the additional growth resulting from the Consolidations could diminish the effectiveness of such controls, policies and procedures and strain existing management, which could impair the ability of the Company to operate its subsidiary bank consistent with safe and sound banking practices. SEE "MANAGEMENT OF THE COMPANY".

LOSS OF CONTROL

     Shareholders of Sunbelt currently control the Company through their ability to elect the Sunbelt Board and vote on various matters affecting Sunbelt. The Consolidations will transfer control of Sunbelt from Sunbelt Shareholders to the Company. As of a result of the Consolidations, the holders of Sunbelt Stock will become shareholders of the Company, the former holders of Sunbelt Stock will no longer have the ability to control or influence the management policies of Sunbelt's operations, and as shareholders of the Company, they will not control the management policies of the Company because they will not hold a majority of the voting stock of the Company.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     The Company's success is dependent to a significant extent upon general economic conditions in Texas and the metropolitan Houston area. The banking industry in Texas and Houston is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond the Company's control. During the mid 1980's, severely depressed oil and gas and real estate prices materially and adversely affected the Texas and Houston economies, causing recession and unemployment in the region and resulting in excess vacancies in the Houston real estate market and elsewhere in the state. Since 1987, the Texas economy has improved in part due to its expansion into non-energy related industries, although energy-related industries remain the largest single segment of the Houston economy. As the Texas and Houston economies have diversified away from the energy industry, however, they have become more susceptible to adverse effects resulting from recession in the national economy. Economic recession over a prolonged period or other economic dislocation in Texas and the Houston area could cause increases in nonperforming assets, thereby causing operating losses, impairing liquidity and eroding capital. There can be no assurance that future adverse changes in the Texas or Houston economies would not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

FEDERAL INCOME TAX CONSEQUENCES AND CONTINUITY OF INTEREST

     One of the requirements for the Consolidations qualifying as a "reorganization" that is generally tax-free under the Code is that the "continuity of interest" requirement be met. Under this requirement (as it existed prior to certain proposed regulations issued under Section 368 of the Code being issued in final form and applicable to transactions entered into on or after January 28, 1998 and therefore not applicable to the Consolidations), the holders of Sunbelt Stock must intend, at the time of the Consolidations, to retain a portion of their Company Common Stock, such that Sunbelt Shareholders, as a group, have a significant equity interest in the Company after the Consolidations. If former Sunbelt Shareholders should collectively sell in excess of 50% of the Company Common Stock to be delivered on the Final Effective Date within a relatively short period after the Final Effective Date, for example, one to two years, the Internal Revenue Service ("Service") may successfully contend that this requirement is not met. In such event, the Consolidations would be a taxable transaction and former Sunbelt Shareholders would recognize taxable gain or loss as of the Final Effective Date based on the difference between the tax basis in their shares of Sunbelt Stock and the fair market value of the Company Common Stock received by them on that date (even if such fair market value declines after the Consolidations). The consummation of the Consolidations is conditioned upon, among other things, there being delivered prior to the closing to each of the Company and Sunbelt an opinion of Liddell, Sapp to the effect that the Consolidations will constitute a reorganization under Section 368(a) of the Code. SEE "THE CONSOLIDATIONS -- FEDERAL INCOME TAX CONSEQUENCES".

INTEREST RATE RISK

     The Company's earnings depend to a great extent on "rate differentials," which are the differences between interest income that the Company earns on loans and investments and the interest expense paid on deposits and other borrowings. These rates are highly sensitive to many factors which are beyond the Company's control, including general economic conditions and the policies of various government and regulatory authorities. Increases in the discount rate by the Federal Reserve usually lead to rising interest rates, which affect the Company's interest income, interest expense and investment portfolio. Also, governmental policies such as the creation of a tax deduction for individual retirement accounts can increase savings and affect the cost of funds. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on the net interest margin and results of operations of the Company. The nature, timing and effect of any future changes in federal monetary and fiscal policies on the Company and its results of operations are not predictable. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY".

COMPETITION

     The banking business is highly competitive, and the profitability of the Company depends principally upon the Company's ability to compete in the market areas in which its banking operations are located. The Company competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than the Company. Many of such competitors may have greater financial and other resources than the Company. The Company has been able to compete effectively with other financial institutions by emphasizing customer service, technology and local office decision-making; by establishing long-term customer relationships and building customer loyalty; and by providing products and services designed to address the specific needs of its customers. Although the Company has been able to compete effectively in the past, no assurances may be given that the Company will continue to be able to compete effectively in the future. Various legislative acts in recent years have led to increased competition among financial institutions. There can be no assurance that the United States Congress or the Texas Legislature will not enact legislation that may further increase competitive pressures on the Company. Competition from both financial and nonfinancial institutions is expected to continue. SEE "THE COMPANY -- COMPETITION".

REGULATION AND SUPERVISION

     Bank holding companies and banks operate in a highly regulated environment and are subject to extensive supervision and examination by several federal and state regulatory agencies. The Company is subject to the BHC Act, and to regulation and supervision by the Federal Reserve. Prime Bank, as a Texas state banking association, is subject to regulation and supervision by the TDB and, as a result of the insurance of its deposits, by the FDIC. These regulations are intended primarily for the protection of depositors and customers, rather than for the benefit of investors. The Company and Prime Bank are subject to changes in federal and state laws, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect the business and operations of the Company and Prime Bank in the future. SEE "SUPERVISION AND REGULATION".

     The Federal Reserve has adopted a policy that requires a bank holding company such as the Company to serve as a source of financial strength to its banking subsidiaries. The Federal Reserve has required bank holding companies to contribute cash to their troubled bank subsidiaries based upon this "source of strength" policy, which could have the effect of decreasing funds available for distributions to shareholders. In addition, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary. SEE "SUPERVISION AND REGULATION".

RESTRICTIONS ON ABILITY TO PAY DIVIDENDS

     While the Company has paid cash dividends on the Company Common Stock since 1990, there is no assurance that the Company will pay dividends on the Company Common Stock in the future. The declaration and payment of dividends on the Company Common Stock will depend upon the earnings and financial condition of the Company, liquidity and capital requirements, the general economic and regulatory climate, the Company's ability to service any equity or debt obligations senior to the Company Common Stock and other factors deemed relevant by the Company's Board of Directors. It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     The Company's principal source of funds to pay dividends on the shares of Company Common Stock will be cash dividends that the Company receives from Prime Bank. The payment of dividends by Prime Bank to the Company is subject to certain restrictions imposed by federal and state banking laws, regulations and authorities. As of December 31, 1997, an aggregate of approximately $25.7 million was available for payment of dividends by Prime Bank to the Company under applicable restrictions, without regulatory approval. SEE "SUPERVISION AND REGULATION -- PRIME BANK".

     The federal banking statutes prohibit federally insured banks from making any capital distributions (including a dividend payment) if, after making the distribution, the institution would be "undercapitalized" as defined by statute. In addition, the relevant federal regulatory agencies also have authority to prohibit an insured bank from engaging in an unsafe or unsound practice, as determined by the agency, in conducting an activity. The payment of dividends could be deemed to constitute such an unsafe or unsound practice, depending on the financial condition of Prime Bank. Regulatory authorities could impose administratively stricter limitations on the ability of Prime Bank to pay dividends to the Company if such limits were deemed appropriate to preserve certain capital adequacy requirements. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY" AND "SUPERVISION AND REGULATION".

POSSIBLE ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation and Bylaws contain certain provisions which may delay, discourage or prevent an attempted acquisition or change of control of the Company. These provisions include: (i) a Board of Directors classified into three classes of directors with the directors of each class having staggered, three-year terms, (ii) a provision that any special meeting of shareholders of the Company may be called only by a majority of the Board of Directors, the Chairman of the Board, the President, or the holders of at least 50% of the shares entitled to vote on the matter and that any action required or permitted to be taken by the Company's shareholders may not be effected by consent in writing, (iii) a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders and (iv) a provision that denies shareholders the right to amend the Bylaws of the Company. The Company's Articles of Incorporation provide for noncumulative voting for directors and authorize the Board of Directors of the Company to issue shares of Company Preferred Stock, without shareholder approval and upon such terms as the Board of Directors may determine. The issuance of Company Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in the Company. In addition, certain provisions of Texas law, including a recently enacted provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of the Company. SEE "SUPERVISION AND REGULATION", "DESCRIPTION OF SECURITIES OF THE COMPANY -- PREFERRED STOCK", AND "-- TEXAS LAW AND CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS".

POSSIBLY VOLATILITY OF STOCK PRICE

     The stock market has from time to time experienced price and volume volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of the Company Common Stock. There can be no assurance that the market price of the Company Common Stock will not experience such volatility.

REGULATION OF CONTROL

     Individuals, alone or acting in concert with others, seeking to acquire 10% or more of any class of voting securities of the Company must comply with the Change in Bank Control Act, which requires the prior approval of the Federal Reserve for any such acquisition. Entities seeking to acquire 5% or more of any class of voting securities of, or otherwise to control, the Company must generally obtain the prior approval of the Federal Reserve under the BHC Act. These provisions may delay, prohibit or discourage an attempted acquisition or change of control of the Company.

                             PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

     The accompanying Unaudited Pro Forma Combined Financial Statements reflect the Consolidations. The Consolidations are business combinations that will be accounted for by the Company using the "pooling of interests" method of accounting. Accordingly: (i) assets and liabilities are recorded at their book value as they existed on the books of Sunbelt at the time of the Consolidations (i.e., goodwill is not recorded); (ii) stock issued out of treasury to effect the Consolidations is recorded on the books of the Company at cost using the last-in, first-out method; (iii) retained earnings is recorded on the books of the Company as it existed on the books of Sunbelt at the time of the Consolidations; (iv) any adjustments necessary to make the balance sheet entry balance are made through the additional paid-in capital accounts; and (v) transaction costs, net of tax effect, are to be expensed in the period the Consolidations' closing date occurs. The Unaudited Pro Forma Combined Balance Sheet reflects the Consolidations as of December 31, 1997 assuming that the proposed Consolidations had occurred that date. The Unaudited Pro Forma Combined Balance Sheet reflects the combination of the historical balance sheets of the Company as of December 31, 1997 and Sunbelt as of December 31, 1997. The Unaudited Pro Forma Combined Statements of Earnings reflect the Consolidations by combining the results of operations of the Company and Sunbelt for the years ended December 31, 1997, 1996 and 1995, on a pooling of interest basis. The Unaudited Pro Forma Combined Financial Statements reflect adjustments described below.

     The Unaudited Pro Forma Combined Financial Statements are presented for illustrative purposes only and do not give effect to any cost savings that may result from the Consolidations. Differences in accounting policies do not have a material effect on either the pro forma financial position or pro forma results of operations and have not been reflected in the Unaudited Pro Forma Combined Financial Statements. Certain reclassifications have been made to the Sunbelt financial data to conform with the Company's presentation.

     The Unaudited Pro Forma Combined Financial Statements are not necessarily indicative of the results of operations or financial position that actually would have occurred had the Consolidations been consummated on the dates indicated or that may be obtained in the future. These Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the related historical financial statements and notes thereto of the Company, which are incorporated by reference, and of Sunbelt, which are included in this Proxy Statement/Prospectus.

     The pro forma adjustments to the Unaudited Pro Forma Combined Balance Sheet reflect the issuance of 921,058 shares of Company Common Stock from treasury stock to effect the Consolidations.

     Basic and diluted earnings per common share are based on the weighted average number of shares of common stock during the periods based on an exchange ratio of 2.0023 shares of Company Common Stock for each share of Sunbelt Stock. The weighted average number of shares used to compute basic earnings per common share was:

                                                                             PRO FORMA
                                                      COMPANY     SUNBELT    COMBINED
                                                     ---------    -------    ---------
Year ended:
  December 31, 1995................................  8,861,000    460,000    9,782,000
  December 31, 1996................................  8,808,000    460,000    9,729,000
  December 31, 1997................................  8,975,000    460,000    9,896,000

     The weighted average number of shares used to compute diluted earnings per common share was:

                                                                            PRO FORMA
                                                     COMPANY     SUNBELT     COMBINED
                                                    ---------    -------    ----------
Year ended:
  December 31, 1995...............................  9,403,000    460,000    10,324,000
  December 31, 1996...............................  9,225,000    460,000    10,146,000
  December 31, 1997...............................  9,422,000    460,000    10,343,000

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

                                                   COMPANY        SUNBELT       PRO FORMA     PRO FORMA
                                                 (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS   CONSOLIDATED
                                                 ------------   ------------   -----------   ------------
                                                                      (IN THOUSANDS)
Assets:
  Cash and cash equivalents
     Cash and due from banks...................    $ 18,263       $ 6,905        $    --      $   25,168
     Federal funds sold and other temporary
       investments.............................      29,478        13,075             --          42,553
                                                   --------       -------        -------      ----------
          Total cash and cash equivalents......      47,741        19,980             --          67,721
  Securities
     Available-for-sale........................     188,048           899             --         188,947
     Held-to-maturity..........................     273,387        17,849             --         291,236
                                                   --------       -------        -------      ----------
          Total securities.....................     461,435        18,748             --         480,183
Loans, net.....................................     417,880        51,830             --         469,710
Premises and equipment, net....................      15,268         1,716             --          16,984
Accrued interest receivable....................       6,747           503             --           7,250
Other assets...................................       9,289           998             --          10,287
                                                   --------       -------        -------      ----------
          Total assets.........................    $958,360       $93,775        $    --      $1,052,135
                                                   ========       =======        =======      ==========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
  Deposits
     Noninterest-bearing.......................    $152,154       $27,600        $    --      $  179,754
     Interest-bearing..........................     712,918        56,807             --         769,725
                                                   --------       -------        -------      ----------
          Total deposits.......................     865,072        84,407             --         949,479
  Federal funds purchased and securities sold
     under repurchase agreements...............      17,132            --             --          17,132
Other liabilities..............................       4,683         2,414             --           7,097
                                                   --------       -------        -------      ----------
          Total liabilities....................     886,887        86,821             --         973,708
Shareholders' equity
     Preferred stock...........................       1,000            --             --           1,000
     Common stock..............................       3,003         2,300         (2,300)          3,003
     Additional capital........................       9,368         2,300          1,526          13,194
     Retained earnings.........................      59,585         2,356             --          61,941
     Net unrealized appreciation (depreciation)
       of available-for-sale securities, net of
       tax.....................................         772            (2)            --             770
  Less common stock held in treasury -- at
     cost......................................       2,255            --           (774)          1,481
                                                   --------       -------        -------      ----------
          Total shareholders' equity...........      71,473         6,954             --          78,427
                                                   --------       -------        -------      ----------
          Total liabilities and shareholders'
            equity.............................    $958,360       $93,775        $    --      $1,052,135
                                                   ========       =======        =======      ==========

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                     PRO FORMA
                                                              COMPANY    SUNBELT    CONSOLIDATED
                                                              -------    -------    ------------
                                                                    (DOLLARS IN THOUSANDS,
                                                                    EXCEPT PER SHARE DATA)
Interest income:
  Loans.....................................................  $34,343    $5,968       $40,311
  Securities................................................   30,233     1,057        31,290
  Other.....................................................    1,462       519         1,981
                                                              -------    ------       -------
Total interest income.......................................   66,038     7,544        73,582
Interest expense............................................   30,017     2,621        32,638
                                                              -------    ------       -------
Net interest income.........................................   36,021     4,923        40,944
Provision for loan losses...................................      825       371         1,196
                                                              -------    ------       -------
Net interest income after provision for loan losses.........   35,196     4,552        39,748
                                                              -------    ------       -------
Other noninterest income:
  Service charges...........................................    7,045       513         7,558
  Other.....................................................    1,911       293         2,204
                                                              -------    ------       -------
Total noninterest income....................................    8,956       806         9,762
                                                              -------    ------       -------
Noninterest expense:
  Employee compensation and benefits........................   16,354     2,733        19,087
  Net bank premises expense.................................    1,339       625         1,964
  Goodwill amortization.....................................      451        --           451
  Other operating expenses..................................    8,410     1,251         9,661
                                                              -------    ------       -------
Total noninterest expense...................................   26,554     4,609        31,163
                                                              -------    ------       -------
Earnings before income taxes................................   17,598       749        18,347
Provision for income taxes..................................    6,235       266         6,501
                                                              -------    ------       -------
Net earnings................................................  $11,363    $  483       $11,846
                                                              =======    ======       =======
Earnings per share:
  Basic.....................................................  $  1.19    $ 1.05       $  1.13
  Diluted...................................................  $  1.14    $ 1.05       $  1.08

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                     PRO FORMA
                                                              COMPANY    SUNBELT    CONSOLIDATED
                                                              -------    -------    ------------
                                                                    (DOLLARS IN THOUSANDS,
                                                                    EXCEPT PER SHARE DATA)
Interest income:
  Loans.....................................................  $24,673    $5,466       $30,139
  Securities................................................   28,722       769        29,491
  Other.....................................................      420       485           905
                                                              -------    ------       -------
Total interest income.......................................   53,815     6,720        60,535
Interest expense............................................   23,741     2,148        25,889
                                                              -------    ------       -------
Net interest income.........................................   30,074     4,572        34,646
Provision for loan losses...................................    1,246       145         1,391
                                                              -------    ------       -------
Net interest income after provision for loan losses.........   28,828     4,427        33,255
                                                              -------    ------       -------
Other noninterest income:
  Service charges...........................................    6,319       412         6,731
  Other.....................................................    1,973       432         2,405
                                                              -------    ------       -------
Total noninterest income....................................    8,292       844         9,136
                                                              -------    ------       -------
Noninterest expense:
  Employee compensation and benefits........................   13,070     1,935        15,005
  Net bank premises expense.................................    1,246       539         1,785
  Other operating expenses..................................    8,740     1,322        10,062
                                                              -------    ------       -------
Total noninterest expense...................................   23,056     3,796        26,852
                                                              -------    ------       -------
Earnings before income taxes................................   14,064     1,475        15,539
Provision for income taxes..................................    4,842       528         5,370
                                                              -------    ------       -------
Net earnings................................................  $ 9,222    $  947       $10,169
                                                              =======    ======       =======
Earnings per share:
  Basic.....................................................  $  0.97    $ 2.06       $  0.97
  Diluted...................................................  $  0.92    $ 2.06       $  0.93

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                     PRO FORMA
                                                              COMPANY    SUNBELT    CONSOLIDATED
                                                              -------    -------    ------------
                                                                    (DOLLARS IN THOUSANDS,
                                                                    EXCEPT PER SHARE DATA)
Interest income:
  Loans.....................................................  $19,357    $5,553       $24,910
  Securities................................................   34,514       808        35,322
  Other.....................................................    1,439       235         1,674
                                                              -------    ------       -------
Total interest income.......................................   55,310     6,596        61,906
Interest expense............................................   27,141     2,034        29,175
                                                              -------    ------       -------
Net interest income.........................................   28,169     4,562        32,731
Provision for loan losses...................................    1,510       107         1,617
                                                              -------    ------       -------
Net interest income after provision for loan losses.........   26,659     4,455        31,114
                                                              -------    ------       -------
Other noninterest income:
  Service charges...........................................    6,106       436         6,542
  Gain on sale of branches..................................    2,445        --         2,445
  Other.....................................................    1,787       447         2,234
                                                              -------    ------       -------
Total noninterest income....................................   10,338       883        11,221
                                                              -------    ------       -------
Noninterest expense:
  Employee compensation and benefits........................   12,887     1,742        14,629
  Net bank premises expense.................................    1,262       314         1,576
  Goodwill amortization.....................................      356        --           350
  Other operating expenses..................................    8,605     1,528        10,133
                                                              -------    ------       -------
Total noninterest expense...................................   23,110     3,584        26,894
                                                              -------    ------       -------
Earnings before income taxes................................   13,887     1,754        15,641
Provision for income taxes..................................    4,835       623         5,458
                                                              -------    ------       -------
Net earnings................................................  $ 9,052    $1,131       $10,183
                                                              =======    ======       =======
Earnings per share:
  Basic.....................................................  $  0.94    $ 2.46       $  0.97
  Diluted...................................................  $  0.89    $ 2.46       $  0.92

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of December 31, 1997, and as adjusted to give effect to the issuance by the Company of 921,058 shares of Company Common Stock in connection with the Consolidations.

                                                                DECEMBER 31, 1997
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                              (DOLLARS IN THOUSANDS)
Shareholders' Equity:
  Preferred Stock, $1 par value; 15,000,000 shares
     authorized; 1,250,000 shares designated Series B 10%
     Non-Cumulative Preferred Stock, 1,000,000 of which are
     issued and outstanding.................................  $ 1,000      $ 1,000
                                                              -------      -------
  Common Stock, $.25 par value; 50,000,000 shares
     authorized; 12,010,980 shares issued and 9,317,020
     shares outstanding, 12,010,980 shares issued and
     10,238,078 shares outstanding as adjusted(1)...........    3,003        3,003
  Additional capital........................................    9,368       13,194
  Retained earnings.........................................   59,585       61,941
  Net unrealized appreciation of available-for-sale
     securities.............................................      772          770
                                                              -------      -------
  Less common stock held in treasury -- at cost.............    2,255        1,481
                                                              -------      -------
          Total common shareholders' equity.................  $70,473      $77,427
                                                              -------      -------
          Total shareholders' equity........................  $71,473      $78,427
                                                              =======      =======

---------------

(1) Does not include 600,000 shares of Company Common Stock reserved for issuance upon exercise of options granted under the Company's stock option plans.

                    RESTRICTIONS ON SALES OF COMPANY COMMON
                         STOCK BY AFFILIATES OF SUNBELT

     The Company Common Stock to be issued to Sunbelt Shareholders in the Consolidations will be freely transferable, except for shares issued to persons who control, are controlled by, or are under common control with, Sunbelt (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% shareholders) at the time of the Meeting. Affiliates may not sell shares of Company Common Stock acquired in connection with the Consolidations, except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

     The directors, executive officers and certain principal shareholders of Sunbelt have entered into Affiliate Agreements with the Company and Sunbelt pursuant to which they have agreed, among other things, (i) not to transfer any of their respective shares of Sunbelt Stock within 30 days prior to the Final Effective Date, (ii) not to transfer any shares of Company Common Stock acquired by them in the Consolidations until the publication of financial results covering at least 30 days of post-Consolidation combined operations of the Company and Sunbelt, except for shareholder pledges to secure loans, provided the lender agrees to be bound by the terms of the Affiliate Agreement; and (iii) not to sell, pledge, transfer or otherwise dispose of any shares of the Company Common Stock to be acquired in the Consolidations except in a manner which is consistent with any additional requirements for the Company accounting for the Consolidations as a pooling of interest, including without limitation any new requirements imposed by the applicable provisions of the Securities Act, the Exchange Act and the respective rules and regulations thereunder.

                   NATURE OF TRADING MARKET AND MARKET PRICES

     Company Common Stock is traded on NASDAQ under the symbol "PBTX". As of December 31, 1997, Company Common Stock was held of record by approximately 1,270 shareholders. The following table sets forth, per share of Company Common Stock, the high and the low closing stock prices for Company Common Stock for the periods ended below.

                                                               HIGH      LOW
                                                              ------    ------
1998
  First Quarter (through             )......................  $         $
1997
  Third Quarter (since September 26, 1997)..................  $19.50    $19.00
  Fourth Quarter............................................   20.88     18.25

     On January 2, 1998, the business day before the announcement of the Consolidations, the closing sale price for Company Common Stock was $20.75 per
share, and on             , 1998, the last trading date immediately prior to the
date of this Proxy Statement/Prospectus, the closing sale price for Company
Common Stock was $     per share. Prior to the initial public offering of the
Company Common Stock on September 26, 1997, there was no public market for the shares of Company Common Stock.

     There has been no active public trading market for shares of Sunbelt Stock, although it is traded infrequently in private transactions about which Sunbelt's management has little reliable information regarding price.

                         DIVIDEND HISTORY AND POLICIES

     The following table sets forth the dividends paid per share of Company Common Stock and Sunbelt Stock for each period below.

                                                             COMPANY
                                                           COMMON STOCK    SUNBELT STOCK
                                                           ------------    -------------
1997
  Fourth Quarter.........................................     $0.04            $  --
  Third Quarter..........................................      0.03               --
  Second Quarter.........................................      0.03               --
  First Quarter..........................................      0.03               --
1996
  Fourth Quarter.........................................     $0.03            $0.25
  Third Quarter..........................................      0.03               --
  Second Quarter.........................................      0.03               --
  First Quarter..........................................      0.03               --

THE COMPANY

     Holders of Company Common Stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. While the Company has declared dividends on its Common Stock since 1990 and currently pays quarterly dividends aggregating $0.16 per share per annum, there is no assurance that the Company will continue to pay dividends in the future.

     The principal source of cash revenues to the Company is dividends paid by Prime Bank with respect to Prime Bank's capital stock. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY" AND "SUPERVISION AND REGULATION -- PRIME BANK". As of December 31, 1997, an aggregate of approximately $25.7 million was available for payment of dividends by Prime Bank to the Company under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of Prime Bank to pay dividends to the Company if such limits were deemed appropriate to preserve certain capital adequacy requirements.

     In the future, the declaration and payment of dividends on the Company Common Stock will depend upon the earnings and financial condition of the Company, liquidity and capital requirements, the general economic and regulatory climate, the Company's ability to service any equity or debt obligations senior to the Company Common Stock and other factors deemed relevant by the Company's Board of Directors. SEE "SUPERVISION AND REGULATION", "DESCRIPTION OF SECURITIES OF THE COMPANY" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY".

SUNBELT

     Holders of Sunbelt Stock are entitled to receive dividends when, as and if declared by the Sunbelt Board out of funds legally available therefor. Sunbelt paid dividends of $0.25 per common share in the fourth quarter of 1995 and 1996. No other dividends have been paid. There is no assurance that Sunbelt will continue to pay dividends in the future.

     There are certain restrictions on the payment of dividends imposed by federal banking laws, regulations and authorities. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SUNBELT" AND "SUPERVISION AND REGULATION -- SUNBELT".

     As of December 31, 1997, an aggregate of approximately $1.3 million was available for payment of dividends by Sunbelt under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of Sunbelt to pay dividends if such limits were deemed appropriate to preserve certain capital adequacy requirements.

                                  THE MEETING

GENERAL

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Sunbelt from the Shareholders of Sunbelt for use at the Meeting. The Meeting is a special meeting of the Shareholders of Sunbelt at which the Shareholders will consider the Consolidations pursuant to the Consolidation Agreement. A complete copy of the Consolidation Agreement is attached to this Proxy Statement/Prospectus as EXHIBIT A and incorporated herein by reference.

     It is anticipated that proxy solicitation materials will first be mailed to
Shareholders on or about           . The Meeting will be held on           ,
          at        p.m., Central Time, at the principal executive offices of
Sunbelt, 1160 Dairy Ashford, Suite 100, Houston, Texas.

SHARES ENTITLED TO VOTE, QUORUM AND VOTE REQUIRED

     The holders of record of the outstanding Sunbelt Stock at the close of business on the Record Date, will be entitled to notice of and to vote at the Meeting. At the close of business on such date, Sunbelt had issued and outstanding and entitled to vote at the Meeting 460,000 shares of Sunbelt Stock. Each holder of Sunbelt Stock will be entitled to one vote for each share of Sunbelt Stock owned of record on the Record Date. The presence of the holders of a majority of the Sunbelt Stock, either in person or by proxy, is required to constitute a quorum at the meeting. The affirmative vote of two-thirds of the Sunbelt Stock is required to approve the Consolidations. A majority of the Sunbelt Stock present at the Meeting, either in person or by proxy is required to approve any other matters that may be properly presented at the Meeting. Approximately 82.86% of the outstanding Sunbelt Stock, 381,147 shares of Sunbelt Stock, is subject to the Sunbelt Voting Agreement pursuant to which the Voting Representatives under the Sunbelt Voting Agreement will vote all of the Sunbelt Stock subject to the Sunbelt Voting Agreement on all matters to be voted upon by holders of Sunbelt Stock at the Meeting. The Voting Representatives under the Sunbelt Voting Agreement have executed a Voting Agreement and Irrevocable Proxy with the Company whereby they agree to vote the Sunbelt Stock subject to the Sunbelt Voting Agreement in favor of the Consolidation Agreement at the Meeting. Therefore, it is expected that the Consolidation Agreement will be approved at the Meeting. As of the date of this Proxy Statement/Prospectus, the following persons or entities own beneficially 5% or more of the Sunbelt Stock: Hans Kayem Estate, B. J. Williams, Thomas W. Ferguson, Jerry R. Cooper, D. C. Daniels and George A. Wolcott. Approximately 95.5% of the Sunbelt Stock held by these individuals and entities is subject to the Sunbelt Voting Agreement. SEE "BENEFICIAL OWNERSHIP OF SUNBELT STOCK BY MANAGEMENT OF SUNBELT AND PRINCIPAL SHAREHOLDERS". The directors and executive officers of Sunbelt (and certain of their spouses and related interests) own or otherwise control the right to vote 184,884 shares of Sunbelt Stock, comprising approximately 40.19% of the total shares of Sunbelt Stock issued and outstanding as of the Record Date. Of the shares of Sunbelt Stock held by executive officers and directors, 173,706 shares, comprising 37.76% of the total shares of Sunbelt Stock, are subject to the Sunbelt Voting Agreement. SEE "SUMMARY -- THE MEETING"; THE
CONSOLIDATIONS -- GENERAL"; "THE CONSOLIDATIONS -- ADDITIONAL AGREEMENTS"; AND "BENEFICIAL OWNERSHIP OF SUNBELT STOCK BY MANAGEMENT OF SUNBELT AND PRINCIPAL SHAREHOLDERS". The Sunbelt Board recommends that the Shareholders vote in favor of the Consolidation Agreement. SEE "THE CONSOLIDATIONS -- BACKGROUND AND REASONS FOR THE CONSOLIDATIONS; RECOMMENDATION OF SUNBELT BOARD".

PROXIES

     Proxies, in the form enclosed, which are properly executed by the Shareholders and returned to Sunbelt and not subsequently revoked, will be voted at the Meeting in accordance with the directions specified thereon, and otherwise in accordance with the judgment of the persons designated as proxies. Any properly executed proxy on which voting instructions are not specified will be voted in favor of the ratification and approval of the Consolidation Agreement. A proxy may be revoked at any time before it is voted by giving written notice to the Secretary of Sunbelt, by execution of a proxy of a later date filed with the Secretary of Sunbelt at or before the Meeting or by voting in person at the Meeting.

     This proxy solicitation is made by the Sunbelt Board. The Company and Sunbelt are each responsible for their respective expenses incurred in preparing, assembling, printing, and mailing this Proxy Statement/Prospectus. Proxies will be solicited through the mail. Additionally, directors, officers, and regular employees of Sunbelt intend to solicit proxies personally or by telephone without receiving special compensation therefor. Sunbelt will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

                               THE CONSOLIDATIONS

     The following information relating to the Consolidations is not intended to be a complete description of all information relating to the Consolidations and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Exhibits hereto and the documents referred to herein or incorporated herein by reference. A copy of the Consolidation Agreement is included as Exhibit A, and is incorporated herein by reference. All Shareholders of Sunbelt are urged to read the Consolidation Agreement in its entirety.

GENERAL

     The Consolidation Agreement provides for the First Consolidation of Sunbelt with New Bank and immediately thereafter, the Final Consolidation of Sunbelt with Prime Bank. Prime Bank will be the surviving entity in the Final Consolidation and the separate existence of Sunbelt will cease. SEE
"SUMMARY -- THE CONSOLIDATIONS"; AND EXHIBIT A.

     The Consolidations will be effective as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all conditions to the consummation of the Consolidations. At the First Effective Time, by operation of law, holders of Sunbelt Stock (other than those shareholders who perfect their dissenters' rights of appraisal) will become owners of Company Common Stock and will no longer be owners of Sunbelt Stock. After the First Effective Date, all certificates for Sunbelt Stock will represent the right to receive Company Common Stock pursuant to the Consolidation Agreement, but otherwise will be null and void after such date. SEE "SUMMARY -- THE CONSOLIDATIONS"; "THE CONSOLIDATIONS -- DISSENTERS' RIGHTS OF APPRAISAL AND RELATED ISSUES"; EXHIBIT B AND EXHIBIT C.

CONSOLIDATION CONSIDERATION

     At the First Effective Date and upon and by reason of the First Consolidation becoming effective, each share of Sunbelt Stock issued and outstanding immediately prior to the First Effective Date, excluding Dissenting Shares, and any and all rights arising out of ownership of such Sunbelt Stock shall, without any action on the part of the holder thereof, be converted into the right to receive 2.0023 shares of Company Common Stock subject to adjustment pursuant to the Consolidation Agreement. The Company shall not issue any certificates for fractional shares of Company Common Stock in connection with the Consolidations. In lieu of issuing fractional shares, the Company shall pay cash for such fractional shares in an amount based on the closing bid price of a share of Company Common Stock as listed on the NASDAQ on the date prior to the Final Effective Date.

     The Consolidation Agreement provides that the number of shares of Company Common Stock to be received by holders of Sunbelt Stock will be adjusted as follows:

          (a) In the event that one-half of any net earnings of Sunbelt, from January 1, 1998 through the end of the month prior to the month in which the Final Effective Date occurs, exceed an amount calculated by multiplying
     (i) the difference between the average closing bid and asked prices of Company Common Stock as quoted on NASDAQ for the twenty (20) trading days immediately preceding the fifth calendar day prior to the Final Effective Date (the Average Price) (provided that such Average Price is greater than $19.00) and $19.00 by (ii) 920,000 (the Net Earnings Difference), the aggregate number of shares of Company Common Stock to be paid to Shareholders of Sunbelt on the Effective Date shall be increased by dividing such Net Earnings Difference by the Average Price; and

          (b) If the Average Price of the Company Common Stock is $22.00 or greater, the aggregate number of shares of Company Common Stock into which shares of Sunbelt Stock will be converted on the First Effective Date shall be decreased by (i) subtracting $20,240,000 from 920,000 multiplied by the Average Price and (ii) dividing that difference by the Average Price.

SHAREHOLDER APPROVAL

     The Consolidation Agreement must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Sunbelt Stock entitled to vote at the Meeting. Approximately 82.86% of the outstanding Sunbelt Stock, 381,147 shares of Sunbelt Stock, is subject to the Sunbelt Voting Agreement pursuant to which the Voting Representatives under the Sunbelt Voting Agreement will vote all of the Sunbelt Stock subject to the Sunbelt Voting Agreement on all matters to be voted upon by holders of Sunbelt Stock. The Voting Representatives under the Sunbelt Voting Agreement have executed a Voting Agreement and Irrevocable Proxy with the Company whereby they agree to vote the Sunbelt Stock subject to the Sunbelt Voting Agreement in favor of the Consolidation Agreement at the Meeting. Therefore, it is expected that the Consolidation Agreement will be approved at the Meeting. As of the date of this Proxy Statement/Prospectus, the following persons or entities own beneficially 5% or more of the Sunbelt Stock: Hans Kayem Estate, B. J. Williams, Thomas W. Ferguson, Jerry R. Cooper, D. C. Daniels and George A. Wolcott. Approximately 95.5% of the Sunbelt Stock held by these individuals and entities is subject to the Sunbelt Voting Agreement. SEE "BENEFICIAL OWNERSHIP OF SUNBELT STOCK BY MANAGEMENT OF SUNBELT AND PRINCIPAL SHAREHOLDERS". The directors and executive officers of Sunbelt (and certain of their spouses and related interests) own or otherwise control the right to vote 184,884 shares of Sunbelt Stock, comprising approximately 40.19% of the total shares of Sunbelt Stock issued and outstanding as of the Record Date. Of the shares of Sunbelt Stock held by executive officers and directors, 173,706 shares, comprising 37.76% of the total shares of Sunbelt Stock, are subject to the Sunbelt Voting Agreement. SEE "SUMMARY -- THE MEETING"; "THE CONSOLIDATIONS -- OTHER TERMS AND CONDITIONS"; AND EXHIBIT A.

     The Company is expected to approve the Consolidation Agreement as the sole shareholder of New Bank and the Delaware Company is expected to approve the Consolidation Agreement as the sole shareholder of Prime Bank.

BACKGROUND AND REASONS FOR THE CONSOLIDATIONS; RECOMMENDATION OF SUNBELT BOARD

     Prior to entering into the Consolidation Agreement, the Sunbelt Board considered potential business combinations with other banking companies. In reaching its determination to enter into the Agreement, the Sunbelt Board consulted with its legal advisors and considered a number of factors including, but not limited to, the following: (i) the prices received by Sunbelt Shareholders, including how the price to be received related to prices received by other comparable banking organizations, (ii) the increased investment liquidity that the receipt of Company Common Stock would provide to Sunbelt Shareholders, (iii) the financial condition and future prospects for the Company, (iv) the prospects for Sunbelt continuing to operate as an independent community banking organization, including the increasing competitive and regulatory burdens and technological challenges facing community banks, (v) the tax-free nature of the exchange of Sunbelt Stock for shares of Company Common Stock, (vi) the potential for increased dividends, and (vii) the non-economic terms of the Consolidations. In connection with its deliberations and discussion, the Sunbelt Board did not assign any specific weights to these or any other factors. For the reasons set forth above, the Sunbelt Board unanimously approved the Consolidation Agreement and recommends approval thereof by Sunbelt Shareholders. SEE "SUMMARY -- THE CONSOLIDATIONS".

     The Company has considered expansion opportunities in West Houston. Acquiring Sunbelt will allow the Company to expand and strengthen its presence in West Houston and will also result in some economies of scale.

     Following arm's length negotiations between representatives of the Company and Sunbelt, the Consolidation Agreement was executed on December 30, 1997. The aggregate price to be paid to the holders of Sunbelt Stock resulted from negotiations which considered the historical earnings and dividends of Sunbelt and the

Company, the earnings potential and deposit base of Sunbelt, potential growth in Sunbelt's market, Sunbelt's asset quality and the effect of the Consolidations on the shareholders, customers and employees of Sunbelt and the Company. SEE "SUMMARY -- THE CONSOLIDATIONS".

     Subject to satisfaction of certain conditions contained in the Consolidation Agreement, the Sunbelt Board believes the Consolidations to be fair and in the best interest of Sunbelt's Shareholders. THE SUNBELT BOARD UNANIMOUSLY RECOMMENDS THAT THE SUNBELT SHAREHOLDERS VOTE FOR APPROVAL OF THE CONSOLIDATION AGREEMENT and has authorized consummation of the Consolidations, subject to approval of Sunbelt Shareholders, federal and state bank regulators and the satisfaction of certain other conditions. SEE "SUMMARY -- THE CONSOLIDATIONS".

OPERATIONS AFTER THE CONSOLIDATIONS

     Immediately following the First Consolidation, Sunbelt, as the survivor of the First Consolidation will consolidate with Prime Bank in the Final Consolidation. Following the Final Consolidation, the separate existence of Sunbelt will cease, and Prime Bank will continue as the surviving entity.

OTHER TERMS AND CONDITIONS

     The Consolidation Agreement contains a number of terms, conditions, representations and covenants which must be satisfied as of the Closing Date, including, but not limited to, the following:

          (i) The receipt of regulatory approvals, which approvals shall not have imposed any restrictions which are unacceptable in the judgment of the Company, and the expiration of any applicable waiting periods with respect thereto. SEE "THE CONSOLIDATIONS -- REGULATORY APPROVALS";

          (ii) The consummation of the Consolidations will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

          (iii) The approval of the Consolidation Agreement by Sunbelt Shareholders entitled to vote at the Meeting;

          (iv) The Registration Statement relating to the Company Common Stock shall be effective under the Securities Act of 1933, as amended ("Securities Act") and any applicable state securities or blue sky laws and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

          (v) All representatives and warranties of Sunbelt and the Company shall be true and correct in all material respects as of the date of the Consolidation Agreement and at and as of the date of the closing of the Consolidations ("Closing Date");

          (vi) Sunbelt and the Company shall have complied with all covenants and conditions contained in the Consolidation Agreement to be performed or complied with by them prior the Closing Date;

          (vii) The directors and officers of Sunbelt shall have delivered to the Company an instrument dated as of the Final Effective Date releasing Sunbelt from any and all claims of such directors and officers (except as to their deposits and accounts and any rights of indemnification pursuant to the Articles of Association of Sunbelt) and shall have delivered to the Company their resignations as directors of Sunbelt;

          (viii) The Company and Sunbelt shall have received the opinions of counsel to the Company and Sunbelt acceptable to them as to certain matters;

          (ix) The holders of no more than 5% of Sunbelt Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

          (x) The Company shall have received a letter from Grant Thornton, LLP, dated as of the Final Effective Date, to the effect that the Consolidations will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Consolidation Agreement;

          (xi) The Company shall have received a letter from Harper & Pearson Company, to the effect that Harper & Pearson Company knows of no reason why the Consolidations will not qualify for pooling-of-interests accounting treatment if consummated in accordance with the Consolidation Agreement.

          (xii) The Company and Sunbelt shall have received an opinion of counsel that the Consolidations will qualify as a tax-free exchange to Sunbelt Shareholders under Section 368(a) of the Code; SEE "SUMMARY -- THE CONSOLIDATIONS" AND "THE CONSOLIDATIONS -- FEDERAL INCOME TAX CONSEQUENCES";

          (xiii) Sunbelt and its subsidiaries shall have delivered to the directors of Sunbelt an instrument dated the Final Effective Date releasing such directors from any and all claims of Sunbelt (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors by the Company or Prime Bank in connection with the transactions contemplated by the Consolidation Agreement; and

          (xiv) The Company and Sunbelt shall have received certificates of the other as to certain items described above.

     Any condition to the consummation of the Consolidations, except the required shareholder and regulatory approvals, may be waived in writing by the party to the Consolidation Agreement entitled to the benefit of such condition. SEE EXHIBIT A.

NO SOLICITATION

     Pursuant to the Consolidation Agreement, and for so long as the Consolidation Agreement is in effect, neither Sunbelt nor any of its directors or officers may entertain, solicit or encourage any inquiries, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of Sunbelt. Sunbelt has also agreed to notify the Company immediately of any such unsolicited acquisition proposals and provide reasonable details as to the identify of the proposed acquiror and the nature of the proposed transaction.

ADDITIONAL AGREEMENTS

     Voting Agreements. Approximately 82.86% of the outstanding Sunbelt Stock, 381,147 shares of Sunbelt Stock, is subject to the Sunbelt Voting Agreement pursuant to which the Voting Representatives under the Sunbelt Voting Agreement will vote all of the Sunbelt Stock subject to the Sunbelt Voting Agreement on all matters to be voted upon by holders of Sunbelt Stock. The Voting Representatives under the Sunbelt Voting Agreement have executed a Voting Agreement and Irrevocable Proxy with the Company whereby they agree to vote the Sunbelt Stock subject to the Sunbelt Voting Agreement in favor of the Consolidation Agreement at the Meeting. Therefore, it is expected that the Consolidation Agreement will be approved at the Meeting.

     Employment Agreement. B. J. Williams and Prime Bank have entered into an employment agreement whereby Mr. Williams will be employed by Prime Bank for a period of three years after the Consolidations. Mr. Williams' base salary under the employment agreement will be $10,416.07 per month. Mr. Williams will also receive $975 each month in the form of an automobile allowance. In addition, Mr. Williams shall be entitled to such benefits as are made generally available to employees of equal title and base salary on the same basis as Prime Bank makes such benefits available to Prime Bank's other employees, including participation in Prime Bank's retirement plan. The employment agreement with Mr. Williams also includes provisions which prohibit Mr. Williams from soliciting the business of Prime Bank or competing with Prime Bank within a ten-mile radius of Sunbelt's current offices. In exchange for the noncompetition provisions, Prime Bank will pay Mr. Williams $175,000 in three annual installments of $58,333.33.

     Affiliate Agreements. The directors, executive officers and certain principal shareholders of Sunbelt have entered into Affiliate Agreements with the Company and Sunbelt pursuant to which they have agreed, among other things,
(i) not to transfer any of their respective shares of Sunbelt Stock within 30 days prior to the Final Effective Date, (ii) not to transfer any shares of Company Common Stock acquired by them in the Consolidations until the publication of financial results covering at least 30 days of post-Consolidation combined operations of the Company and Sunbelt, except for shareholder pledges to secure loans, provided the lender agrees to be bound by the terms of the Affiliate Agreement; and (iii) not to sell, pledge, transfer or otherwise dispose of any shares of the Company Common Stock to be acquired in the Consolidations except in a manner which is consistent with any additional requirements for the Company accounting for the Consolidations as a pooling of interest, including without limitation any new requirements imposed by the applicable provisions of the Securities Act, the Exchange Act and the respective rules and regulations thereunder.

BUSINESS PENDING EFFECTIVE TIME

     The Consolidation Agreement imposes certain limitations on the conduct of Sunbelt's business pending consummation of the Consolidations. Among other things, Sunbelt must conduct its businesses only in the ordinary course, consistent with prudent banking practices. SEE "THE CONSOLIDATIONS -- OTHER TERMS AND CONDITIONS"; AND EXHIBIT A.

EMPLOYEE BENEFITS

     Pursuant to the Consolidation Agreement, the employees of Sunbelt who are bona fide participants in any of Sunbelt's health and welfare plans and who are not terminated by Prime Bank will be entitled to participate in all employee health and welfare plans maintained for employees of the Company and Prime Bank in accordance with the terms of such plans. All employees of Sunbelt retained by the Company or Prime Bank will receive credit for their prior service with Sunbelt with respect to such plans. SEE EXHIBIT A.

EMPLOYEE SEVERANCE

     The Consolidation Agreement provides for severance payments to employees of Sunbelt as follows:

          (a) To the extent that the Company, within the 180-day period commencing on the Final Effective Date, terminates, for any reason other than "good cause" as defined in Section 5.11(c) of the Consolidation Agreement, Mark Aderman, Shirley Collette or Annette Laird without providing at least four months prior notice, the Company is required to pay such employee a lump sum severance payment, based on such employee's base monthly 1997 salary, equal to the difference between four months and the actual termination notice time period given.

          (b) To the extent that the Company, within the 90-day period commencing on the Final Effective Date, terminates, for any reason other than "good cause" as defined in Section 5.11(c) of the Consolidation Agreement, any other employee of Sunbelt without providing at least two months prior notice, the Company is required to pay such employee a lump sum severance payment, based on such employee's base monthly 1997 salary, equal to the difference between two months and the actual termination notice time period given. SEE EXHIBIT A.

AMENDMENT

     The Consolidation Agreement may be amended only by a writing signed by the Company, Delaware Company, Prime Bank and Sunbelt at any time prior to the Closing Date; provided, however, that the Consolidation Consideration to be received by the Shareholders of Sunbelt pursuant to this Consolidation Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Consolidation Agreement without the further approval by such Shareholders. SEE EXHIBIT A.

TERMINATION

     The Consolidation Agreement may be terminated and the Consolidations abandoned, notwithstanding approval of Sunbelt Shareholders, at any time prior to the Final Effective Date by:

          (a) The Company, Delaware Company, Prime Bank or Sunbelt if (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Consolidations and such order, decree, ruling or other action shall have been final and non-appealable, (ii) any of the transactions contemplated by the Consolidation Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions, or (iii) the Consolidations shall not have become effective on or before June 30, 1998 or such later date as shall have been approved in writing by the Boards of Directors of the Company, Prime Bank and Sunbelt; provided, however, that the right to terminate under this section of the Consolidation Agreement shall not be available to any party whose failure to fulfill any material obligation under the Consolidation Agreement has been the cause of, or has resulted in, the failure of the Consolidations to become effective on or before such date.

          (b) Sunbelt if (i) the Company, Delaware Company or Prime Bank fails to comply in any material respect with any of its covenants or agreements contained in the Consolidation Agreement, or if any of the representations or warranties of the Company, Delaware Company or Prime Bank are defective in any material respect or (ii) there shall have been any change after September 30, 1997 in the assets, properties, business or financial condition of the Company, Delaware Company or Prime Bank which individually or in the aggregate have materially and adversely affected the ability of the Company to pay the Consolidation Consideration. In the event Sunbelt desires to terminate the Consolidation Agreement as provided above, Sunbelt must notify the Company in writing of its intent to terminate stating the reason therefor. The Company shall have fifteen days from the receipt of such notice to cure, or cause Delaware Company or Prime Bank to cure, the alleged breach or inaccuracy, subject to the approval of Sunbelt (which approval shall not be unreasonably delayed or withheld).

          (c) The Company, Delaware Company or Prime Bank if (i) Sunbelt fails to comply in any material respect with any of its covenants or agreements contained in the Consolidation Agreement, or if any of the representations or warranties of Sunbelt are defective in any material respect, (ii) there shall have been any change after September 30, 1997, in the assets, properties, business or financial condition of Sunbelt which individually or in the aggregate have materially and adversely affected the financial condition, results of operation or business of Sunbelt, or (iii) the Company reasonably concludes, in its sole discretion, that either the Company, Delaware Company, Prime Bank or New Bank will be unable to obtain any regulatory approval required in order to consummate the Consolidations or any such approval is accompanied by terms or conditions unacceptable to the Company or Prime Bank. In the event the Board of Directors of the Company desires to terminate the Consolidation Agreement because of an alleged breach, inaccuracy or change as provided in (i) or (ii) above, the Company, Delaware Company or Prime Bank must notify Sunbelt in writing of its intent to terminate stating the cause therefor. Sunbelt shall have fifteen days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of the Company (which approval shall not be unreasonably delayed or withheld).

          (d) The mutual written consent of the Company, Delaware Company, Prime Bank and Sunbelt and the approval of such action by their respective Boards of Directors.

          (e) Sunbelt, if the Average Price is $17.50 or less, provided that, if Sunbelt elects to exercise its termination right pursuant to this section of the Consolidation Agreement, it shall give prompt written notice to the Company within two (2) business days after the calculation of the Average Price, and within the two (2) business day period commencing with the receipt of such notice, the Company shall have the option of increasing the aggregate number of shares of Company Common Stock into which shares of Sunbelt Stock will be converted into on the First Effective Date by (i) subtracting the Average Price multiplied by 920,000 from $16,100,000 and
     (ii) dividing the difference by the Average Price. SEE EXHIBIT A.

EXPENSES

     Whether or not the Consolidations are consummated, each party to the Consolidation Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under the Consolidation Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys' fees) in respect of any claim made by any party for a broker's or finder's fee in connection with the Consolidations other than one based on communications between the party and the claimant seeking indemnification. The Company and Sunbelt have represented and warranted to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with the Consolidations. SEE EXHIBIT A.

TERMINATION FEE

     Notwithstanding the provision that each party will bear its own expenses, the Consolidation Agreement provides that Sunbelt shall pay the Company a fee (the "Fee") upon the occurrence of a Purchase Event (as defined herein) so long as the Purchase Event occurs prior to a Fee Termination Event (as defined herein). The Fee shall equal the aggregate consideration paid or to be paid to Shareholders of Sunbelt which exceeds the aggregate Consolidation Consideration set forth in Section 1.9 of the Consolidation Agreement plus all out of pocket expenses incurred by the Company or Prime Bank in connection with the transactions set forth in the Consolidation Agreement. Such payment shall be made to the Company in immediately available funds within five business days after the occurrence of a Purchase Event. In the event that the consideration to be paid from the transaction giving rise to the Purchase Event is other than cash or publicly traded securities, the Fee shall be paid as determined in
Section 11.3(e) of the Consolidation Agreement. A Fee Termination Event shall be the first to occur of the following: (i) the Final Effective Date, (ii) 18 months following the first occurrence of a Purchase Event (as defined herein), or (iii) termination of the Consolidation Agreement in accordance with the terms hereof prior to the occurrence of a Purchase Event (other than a termination of the Consolidation Agreement by the Company hereof as a result of a willful material breach of any representation, warranty, covenant or agreement of Sunbelt).

     The term "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

          (a) Sunbelt, without having received the Company prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of the Consolidation Agreement having the meaning assigned thereto in Section 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than the Company or any affiliate of the Company (the term "affiliate" for purposes of the Consolidation Agreement having the meaning assigned thereto in Rule 405 under the Securities Act) or the Board of Directors of Sunbelt shall have recommended that the Shareholders of Sunbelt approve or accept any Acquisition Transaction with any person other than the Company or any affiliate of the Company. For purposes of the Consolidation Agreement, "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving Sunbelt, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of Sunbelt, or (iii) a sale of authorized but unissued securities representing 15% or more of the voting power of Sunbelt.

          (b) Any person other than the Company or any affiliate of the Company, other than in connection with a transaction to which the Company has given its prior written consent, shall have consummated any proposed transaction or series of transactions involving or affecting Sunbelt or any securities or assets of Sunbelt that results in an acquisition of control of Sunbelt within the meaning of 12 USCA sec.1817(j) or the regulations promulgated thereunder; or

          (c) After a bona fide proposal is made by any person other than the Company or any affiliate of the Company to Sunbelt or its Shareholders to engage in an Acquisition Transaction, Sunbelt shall have breached any covenant or obligation contained in the Consolidation Agreement and such breach would entitle the Company to terminate the Consolidation Agreement, a meeting of the Shareholders to vote on the Consolidation Agreement shall not have been held or shall have been canceled prior to termination of the Consolidation Agreement or the Sunbelt Board shall have withdrawn or modified in a manner adverse to the Company the recommendation of the Sunbelt Board with respect to the Consolidation Agreement.

     Sunbelt is required to promptly give written notice to the Company of the occurrence of a Purchase Event known to Sunbelt.

     If the consideration to be offered, paid or received pursuant to a Purchase Event described in herein is other than in cash or publicly traded securities, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Company and reasonably acceptable to Sunbelt, which determination shall be conclusive for all purposes of the Consolidation Agreement.

     The payment of the Fee shall be in lieu of the Company, Delaware Company or Prime Bank seeking any other relief or damages to which it is otherwise entitled pursuant to the Consolidation Agreement. SEE EXHIBIT A.

EXCHANGE OF SHARES

     Prior to the Final Effective Date, the Company will deposit or cause to be deposited in trust with American Securities Transfer and Trust, Inc., Denver, Colorado (the "Exchange Agent") cash in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of the Company Common Stock and to make the appropriate cash payments, if any, to holders of Dissenting Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of such shares. Payments to holders of Dissenting Shares shall be made as required by the National Bank Act. The Exchange Fund shall not be used for any other purpose, except as provided in the Consolidation Agreement.

     Promptly after the Final Effective Date, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Final Effective Date represented shares of Sunbelt Stock (the "Certificates"), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Company Common Stock provided in the Consolidation Agreement, and such Certificate shall forthwith be canceled. The Company shall provide the Exchange Agent with certificates for Company Common Stock, as requested by the Exchange Agent, in the amounts provided in Section 1.9 of the Consolidation Agreement.

     No interest will be paid or accrued on the cash payable upon surrender of the Certificates. If payment or delivery of Company Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Company Common Stock to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of the Company that such tax has been paid or is not applicable.

     Upon the First Effective Date, former Sunbelt Shareholders will cease to have any rights as Shareholders of Sunbelt. Until surrendered in accordance with the provisions of the Consolidation Agreement, each Certificate (other than Certificates representing Dissenting Shares) shall represent only the right to receive the Consolidation Consideration, without any interest thereon.

     Former Shareholders of Sunbelt shall be entitled to vote after the Final Effective Date at any meeting of the Company's shareholders the number of shares of Company Common Stock into which their shares are converted, regardless of whether such shareholders have exchanged their Certificates. Immediately after the

Final Effective Date, Shareholders of Sunbelt shall be entitled to any dividends with respect to shares of Company Common Stock received by them in the Consolidations, provided that no dividend will be disbursed with respect to the shares of Company Common Stock until the holder's shares are surrendered in exchange therefor.

     Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Shareholders of Sunbelt for six months after the Final Effective Date shall be paid to the Company, and the holders of shares of Sunbelt Stock not theretofore presented to the Exchange Agent shall look to the Company only, and not the Exchange Agent, for the payment of any Consolidation Consideration in respect of such shares. SEE EXHIBIT A.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of certain United States federal income tax consequences of the Consolidations. This discussion is based upon the Code, regulations promulgated by the United States Treasury Department, judicial authorities, and current rulings and administrative practice of the Service in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. For purposes of this discussion, it is assumed that shares of Sunbelt Stock are held as "capital assets" within the meaning of Section 1221 of the Code (i.e., property held for investment). This discussion does not address all aspects of federal income taxation that might be relevant to particular holders of Sunbelt Stock in light of their status or personal investment circumstances; nor does it discuss the consequences to such holders who are subject to special treatment under the federal income tax laws such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Sunbelt Stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar or to persons who have received their Sunbelt Stock as compensation. Further, this discussion does not address the state, local or foreign tax consequences of the Consolidations.

     The Consolidations are intended to qualify as a reorganization under
Section 368(a) of the Code. It is a condition to the obligations of the Company and Sunbelt to consummate the Consolidations that the Company and Sunbelt shall have received an opinion from Liddell, Sapp to the effect that, for federal income tax purposes, (i) the Consolidations will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) no gain or loss will be recognized by holders of Sunbelt Stock upon receipt of the Company Common Stock except for cash received in lieu of fractional shares, (iii) the aggregate tax basis of the Company Common Stock received by a Shareholder of Sunbelt will be the same as the aggregate basis of Sunbelt Stock surrendered in exchange therefor, and (iv) the holding period of the Company Common Stock to be received by each Sunbelt Shareholder will include the period during which the shareholder held the Sunbelt Stock surrendered in exchange therefor, provided that the Sunbelt Stock is held as a capital asset on the date of the exchange. This opinion will be rendered in reliance upon certain assumptions and representations made by officers and shareholders of Sunbelt and officers of the Company, Prime Bank and New Bank. An opinion of counsel represents counsel's best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Service or a court considering the issues. Neither Sunbelt nor the Company has requested or will receive a ruling from the Service as to the tax consequences of the Consolidations.

     Assuming the Consolidations are treated as a reorganization within the meaning of Section 368(a) of the Code, the Consolidations will result in the following federal income tax consequences to the Sunbelt Shareholders:

          (a) No gain or loss will be recognized by a Shareholder upon the exchange of his Sunbelt Stock in the Consolidations solely for the Company Common Stock, except that gain or loss will be recognized by a Shareholder on the receipt of cash in lieu of fractional shares.

          (b) A Shareholder's aggregate tax basis in the shares of the Company Common Stock received pursuant to the Consolidations in exchange for Sunbelt Stock will be equal to the aggregate tax basis of the shares of Sunbelt Stock surrendered in exchange therefor (decreased by the amount of any tax basis allocable to fractional shares of the Company Common Stock for which cash is received).

          (c) Each Shareholder will include in his holding period for the Company Common Stock received in the Consolidations the holding period of the shares of Sunbelt Stock surrendered in exchange therefor; provided that the Sunbelt Stock is held as a capital asset on the date of the exchange.

          (d) A Shareholder who receives cash in lieu of a fractional share interest in the Company Common Stock in the Consolidations will be treated for federal income tax purposes as if the fractional share of the Company Common Stock had been received and then redeemed for cash and will recognize a capital gain or loss in an amount equal to the difference between the cash received and the proportionate part of the aggregate federal income tax basis of such Shareholder's Sunbelt Stock allocable to such fractional share interest, unless such payment, under each such Shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

          (e) A Shareholder who exercises the right to dissent in connection with the Consolidations and receives only cash in exchange for such Shareholder's Sunbelt Stock will be treated as having received such cash as a distribution in redemption of such Shareholder's Sunbelt Stock and will recognize a capital gain or loss equal to the difference between the amount of cash received and the adjusted basis of such Shareholder's Sunbelt Stock, unless such payment, under each such Shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

THE FOREGOING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE CONSOLIDATIONS. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR SUNBELT SHAREHOLDER IN LIGHT OF SUCH SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. SUNBELT SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE CONSOLIDATIONS, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL INCOME TAX LAWS AND THE INTERPRETATION THEREOF, WHICH CAN HAVE RETROACTIVE EFFECTS. SEE EXHIBIT A.

DISSENTERS RIGHTS OF APPRAISAL AND RELATED ISSUES

     Holders of shares of Sunbelt Stock have a statutory right to dissent from the First Consolidation by following the specific procedures set forth below. If the First Consolidation is approved and consummated, holders of shares of Sunbelt Stock who properly perfect their dissenters' rights will be entitled to receive an amount of cash equal to the fair value of their shares of Sunbelt Stock rather than being required to accept the consideration therefor provided in the Consolidation Agreement. The following summary is not a complete statement of the statutory dissenters' rights of appraisal, and such summary is qualified in its entirety by reference to the applicable provisions of the National Bank Act, which are reproduced in full as EXHIBIT B to this Proxy Statement. A SHAREHOLDER MUST FOLLOW THE EXACT PROCEDURE REQUIRED BY THE NATIONAL BANK ACT IN ORDER TO PROPERLY EXERCISE DISSENTERS' RIGHTS OF APPRAISAL AND TO AVOID WAIVER OF THOSE RIGHTS.

     If the Consolidation Agreement is approved at the Meeting, any Shareholder who has voted against the Consolidation Agreement at the Meeting or who has given notice in writing at or prior to the Meeting to the presiding officer that the Shareholder dissents from the Consolidation Agreement will be entitled to receive the value of the shares of Sunbelt Stock held by the Shareholder when the First Consolidation is approved by the OCC by making a written request to the Company at any time before thirty (30) days after the date of consummation of the First Consolidation. At the time the Shareholder makes the written request, certificates representing the Sunbelt Stock held by such Shareholder must also be surrendered to the Company.

     The value of the Sunbelt Stock owned by any dissenting Shareholders shall be ascertained, as of the effective date of the First Consolidation, by an appraisal made by a committee of three persons, composed of

(i) one selected by the vote of the holders of the majority of the Sunbelt Stock for which the owners requested appraisal; (ii) one selected by the directors of the Company; and (iii) one selected by the two so selected. The valuation of the Sunbelt Stock agreed upon by any two of the three appraisers shall govern.

     If the value so fixed is not satisfactory to any dissenting Shareholder who has requested payment for his Sunbelt Stock, that Shareholder may, within five
(5) days after being notified of the appraised value of his shares, appeal to the OCC, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares. If, within ninety (90) days from the date of consummation of the First Consolidation, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of the Sunbelt Stock, the OCC, upon written request of any interested party, shall cause an appraisal to be made which shall be final and binding on all parties.

     The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by the Company. The value of the Sunbelt Stock ascertained shall be promptly paid to the dissenting Shareholders. The shares of Company Common Stock that would have been delivered to dissenting Shareholders had they not requested payment shall be sold, and if the shares are sold at a price greater than the amount paid to the dissenting Shareholders, the excess in the sale price shall be paid to the dissenting Shareholders.

     Any Shareholder who votes against the First Consolidation at the Meeting, or who gives notice in writing at or prior to the Meeting to the presiding officer of the Meeting, that he dissents from the First Consolidation, will be notified in writing of the date of consummation of the First Consolidation.

     The OCC issued Banking Circular 259 which describes the methods used by the OCC to estimate the value of a bank's shares when a shareholder dissents from a conversion, consolidation or merger involving a national bank. The following summary is not a complete statement of Banking Circular 259, and such summary is qualified in its entirety by reference to the applicable provisions of Banking Circular 259, which is reproduced in full as Exhibit C to this Proxy Statement/Prospectus.

     Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's stock. The OCC reviews the particular facts of each case and the information on a bank's stock that may be available to it, and from such review selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the value of the shares. The various valuation methods that the OCC considers are discussed below.

     Market Value. If there is sufficient trading in the shares and the prices are available from direct quotes from the Wall Street Journal or a market maker, the OCC considers those quotes in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use the investment value or adjusted book value methods of valuation.

     Investment Value. The OCC determines investment value by looking at peer banks, or institutions of comparable size in the same geographic area with similar earnings patterns. Investment value requires an assessment of the value to investors of a share in the future earnings of the bank and is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the bank in question.

     Adjusted Book Value. Adjusted book value is calculated by multiplying the book value of the bank's assets, on a per share basis, by the ratio of market price to book value for comparable banking organizations. That ratio shows whether the stock of comparable banks sells at a premium or discount to book value.

     The investment value method and the adjusted book value method present appraised values which are based on the bank's value as a going concern and provide estimates of the market value of the shares of the bank in question. The OCC may use more than one of the above-described methods in determining value of shares of stock, and if more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on the OCC's perception of how accurately the given method is believed to represent market value. SEE EXHIBIT B AND EXHIBIT C.

ACCOUNTING TREATMENT

     The Company expects to account for the Consolidations using the "pooling-of-interests" method of accounting. Pursuant to the Consolidation Agreement, the Company will receive a letter from Grant Thornton, LLP, stating that the Consolidations will qualify as a pooling of interests, and the Company will also receive a letter from Harper & Pearson Company as to the poolability of Sunbelt. The Consolidations are business combinations which will be accounted for by the Company using the "pooling of interests" method of accounting.
Accordingly: (i) assets and liabilities are recorded at their book value as they existed on the books of Sunbelt at the time of the Consolidations (i.e., goodwill is not recorded); (ii) stock issued from treasury to effect the Consolidations is recorded on the books of the Company at cost using the last-in, first-out method; (iii) retained earnings is recorded on the books of the Company as it existed on the books of Sunbelt at the time of the Consolidations; (iv) any adjustments necessary to make the balance sheet entry balance is made through the additional paid-in capital accounts; and (v) transaction costs, net of tax effect, are to be expensed in the period the Consolidation's closing date occurs. The Unaudited Pro Forma Combined Financial Statements for the years ended December 31, 1997, 1996 and 1995 appearing elsewhere in this Proxy Statement/Prospectus reflect the Consolidations as if the Company and Sunbelt have operated as one company. See "PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS" and "THE CONSOLIDATION -- OTHER TERMS AND CONDITIONS."

REGULATORY APPROVALS

     The approvals of the Federal Reserve, FDIC, OCC and the TDB are required to consummate the Consolidations. On February 4, 1998, the Company filed a Waiver Request with the Reserve Bank. The Waiver Request was approved on February 13, 1998. On February 4, 1998, applications for approval of the Consolidations were filed with the FDIC. On February 4, 1998, Prime Bank filed an application with the TDB in connection with the Final Consolidation. Copies of all applications have been filed with the OCC. It is expected that the FDIC, OCC and TDB will approve the Consolidations.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

    The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, appearing elsewhere in this Proxy Statement/Prospectus, and the information contained in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY". The selected historical consolidated financial data as of and for the five years ended December 31, 1997 are derived from the Company's Consolidated Financial Statements which have been audited by independent public accountants.

                                                                                 AS OF AND FOR THE
                                                                              YEARS ENDED DECEMBER 31,
                                                              --------------------------------------------------------
                                                                1997        1996        1995        1994        1993
                                                              --------    --------    --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income.............................................  $ 66,038    $ 53,815    $ 55,310    $ 38,154    $ 30,227
Interest expense............................................    30,017      23,741      27,141      14,542      10,884
                                                              --------    --------    --------    --------    --------
Net interest income.........................................    36,021      30,074      28,169      23,612      19,343
Provision for loan losses...................................       825       1,246       1,510         580        (200)
                                                              --------    --------    --------    --------    --------
Net interest income after provision for loan losses.........    35,196      28,828      26,659      23,032      19,543
Noninterest income..........................................     8,956       8,292      10,338       7,208       7,055
Noninterest expenses........................................    26,554      23,056      23,110      18,344      17,006
                                                              --------    --------    --------    --------    --------
Earnings before taxes.......................................    17,598      14,064      13,887      11,896       9,592
Provision for income tax expense............................     6,235       4,842       4,835       4,048       3,251
Cumulative effect of change in accounting principle.........        --          --          --          --         289
                                                              --------    --------    --------    --------    --------
Net earnings................................................    11,363       9,222       9,052       7,848       6,630
Preferred stock dividend....................................       650         700         681         258         320
                                                              --------    --------    --------    --------    --------
Net earnings available to common shareholders...............  $ 10,713    $  8,522    $  8,371    $  7,590    $  6,310
                                                              ========    ========    ========    ========    ========
PER SHARE DATA(1):
Basic earnings(2)...........................................  $   1.19    $   0.97    $   0.94    $   0.83    $   0.70
Diluted earnings(2).........................................      1.14        0.92        0.89        0.79        0.68
Book value..................................................      7.56        6.23        5.81        4.46        3.61
Tangible book value.........................................      7.02        6.23        5.81        4.41        3.61
Cash dividends..............................................      0.14        0.13        0.13        0.03        0.03
Dividend payout ratio.......................................     12.28%      14.15%      14.69%       4.14%       4.80%
Weighted average common and dilutive potential common shares
  outstanding (in thousands)................................     9,422       9,225       9,403       9,605       9,329
BALANCE SHEET DATA:
Total assets................................................  $958,360    $801,455    $758,337    $863,461    $498,002
Securities..................................................   461,435     440,625     473,911     605,079     350,131
Loans.......................................................   422,818     311,293     230,172     197,863     105,649
Allowance for loan losses...................................     4,938       4,436       3,660       2,641       1,788
Total deposits..............................................   865,072     695,170     694,165     813,818     461,093
Total shareholders' equity..................................    71,473      61,969      58,330      46,839      34,891
AVERAGE BALANCE SHEET DATA:
Total assets................................................  $928,174    $762,455    $829,105    $595,829    $478,484
Securities..................................................   466,271     440,167     541,182     401,872     342,457
Loans.......................................................   377,521     267,644     213,454     142,041      93,263
Allowance for loan losses...................................     5,008       3,765       2,855       1,889       2,026
Total deposits..............................................   851,603     695,653     772,752     550,568     443,045
Total shareholders' equity..................................    66,460      59,823      51,106      40,942      31,884
PERFORMANCE RATIOS:
Return on average assets....................................      1.22%       1.21%       1.09%       1.32%       1.39%
Return on average common equity.............................     17.73       16.13       18.98       19.49       21.28
Net interest margin.........................................      4.14        4.20        3.62        4.25        4.36
Efficiency ratio(3).........................................     59.04       60.09       59.99       59.07       64.37
ASSET QUALITY RATIOS(4):
Nonperforming assets to total loans and other real estate...      0.32%       0.09%       0.71%       0.73%       1.06%
Net loan charge-offs (recoveries) to average loans..........      0.21        0.18        0.23        0.14       (0.37)
Allowance for loan losses to total loans....................      1.17        1.43        1.59        1.33        1.69
Allowance for loan losses to nonperforming loans(5).........    570.87    1,540.28      459.22      184.56      350.59
CAPITAL RATIOS(4):
Leverage ratio..............................................      6.82%       7.96%       6.99%       5.39%       6.98%
Average shareholders' equity to average total assets........      7.16        7.85        6.16        6.87        6.66
Tier 1 risk-based capital ratio.............................     13.96       17.37       20.41       20.15       26.21
Total risk-based capital ratio..............................     15.01       18.62       21.66       21.30       27.46

---------------

(1)Adjusted for a 30 for one stock split.
(2)Basic earnings per share is based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted average number of common and dilutive potential common shares outstanding during the period.
(3)Calculated by dividing total noninterest expenses, excluding securities losses, by net interest income plus noninterest income.
(4)At period end, except net loan charge-offs (recoveries) to average loans and average shareholders' equity to average total assets.
(5)Nonperforming loans consist of nonaccrual loans and restructured loans.

              CONSOLIDATED QUARTERLY FINANCIAL DATA OF THE COMPANY

     The following table presents certain unaudited quarterly financial information concerning the Company's results of operations for each of the two years ended December 31, 1997. The information should be read in conjunction with the historical Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                                                   QUARTER ENDED 1997
                                                     -----------------------------------------------
                                                     DECEMBER 31   SEPTEMBER 30   JUNE 30   MARCH 31
                                                     -----------   ------------   -------   --------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income....................................    $17,387       $16,793      $16,685   $15,173
Interest expense...................................      7,842         7,634        7,618     6,923
                                                       -------       -------      -------   -------
Net interest income................................      9,545         9,159        9,067     8,250
Provision for loan losses..........................        150           150          150       375
                                                       -------       -------      -------   -------
Net interest income after provision for loan
  losses...........................................      9,395         9,009        8,917     7,875
Noninterest income.................................      2,337         2,333        2,229     2,057
Noninterest expense................................      6,915         6,948        6,462     6,229
                                                       -------       -------      -------   -------
Earnings before income taxes.......................      4,817         4,394        4,684     3,703
Provision for income taxes.........................      1,738         1,603        1,631     1,263
                                                       -------       -------      -------   -------
Net earnings.......................................    $ 3,079       $ 2,791      $ 3,053   $ 2,440
                                                       =======       =======      =======   =======
Earnings per share:
Basic..............................................    $  0.32       $  0.29      $  0.32   $  0.26
Diluted............................................       0.30          0.28         0.31      0.25

                                                                   QUARTER ENDED 1996
                                                     -----------------------------------------------
                                                     DECEMBER 31   SEPTEMBER 30   JUNE 30   MARCH 31
                                                     -----------   ------------   -------   --------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income....................................    $13,671       $13,581      $13,430   $13,133
Interest expense...................................      5,871         5,939        5,920     6,011
                                                       -------       -------      -------   -------
Net interest income................................      7,800         7,642        7,510     7,122
Provision for loan losses..........................        325           325          596        --
                                                       -------       -------      -------   -------
Net interest income after provision for loan
  losses...........................................      7,475         7,317        6,914     7,122
Noninterest income.................................      2,074         2,116        2,099     2,003
Noninterest expense................................      5,895         6,928        5,185     5,048
                                                       -------       -------      -------   -------
Earnings before income taxes.......................      3,654         2,505        3,828     4,077
Provision for income taxes.........................      1,294           853        1,305     1,390
                                                       -------       -------      -------   -------
Net earnings.......................................    $ 2,360       $ 1,652      $ 2,523   $ 2,687
                                                       =======       =======      =======   =======
Earnings per share:
Basic..............................................    $  0.25       $  0.17      $  0.26   $  0.29
Diluted............................................       0.24          0.16         0.25      0.27

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

     Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company analyzes the major elements of the Company's balance sheets and statements of earnings. This section should be read in conjunction with the Company's financial statements and accompanying notes and other detailed information appearing elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

     The Company engaged in several transactions in 1995, 1996 and 1997 which had a significant impact on the Company's performance in each of those years. In the last half of 1995, the Company sold five of the nine branch locations (including $77.4 million in deposits) it acquired in 1994 from a large federal savings bank and recorded a $2.4 million gain on the branch sales. In 1996, the Company paid a one-time FDIC assessment of $1.8 million with respect to the Company's deposits insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. The year ended December 31, 1997 was marked by strong balance sheet growth due to the Company's acquisition of approximately $99.2 million in deposits related to three branch locations acquired from a commercial bank and the acquisition of First Northwestern Bank, N.A. with approximately $60.2 million in deposits, the transactions together referred to herein as the "Acquisitions." The Company's earnings growth, however, was affected by the non-recurring expenses (data processing conversion, severance benefits and other items) related to those transactions.

     Net earnings available to common shareholders were $10.7 million, $8.5 million and $8.4 million for the years ended December 31, 1997, 1996 and 1995, respectively, and net earnings per common share on a diluted basis were $1.14, $0.92 and $0.89 for these same periods. The increase in earnings from 1996 to 1997 resulted primarily from higher net interest income generated by the Acquisitions and loan growth. Earnings growth from 1995 to 1996 resulted principally from strong internal loan growth and a higher net interest margin. The Company posted returns on average assets of 1.22%, 1.21% and 1.09% and returns on average common equity of 17.73%, 16.13% and 18.98% for the years ended 1997, 1996 and 1995, respectively. Without the one-time FDIC assessment in 1996, the Company's return on average assets and return on average common equity, respectively, would have been 1.36% and 18.36%.

     Total assets at December 31, 1997, 1996 and 1995 were $958.4 million, $801.5 million and $758.3 million, respectively. Total deposits at December 31, 1997, 1996 and 1995 were $865.1 million, $695.2 million and $694.2 million, respectively. The Company retained a major portion of the deposits acquired during 1994 while repricing maturing deposits into a lower rate structure. The result was an improved net interest margin and steady deposit levels from 1995 to 1996. Loans were $422.8 million at December 31, 1997, an increase of $111.5 million or 35.8% from $311.3 million at the end of 1996. Loans were $230.2 million at year end 1995. Common shareholders' equity was $70.5 million, $55.0 million and $51.3 million at December 31, 1997, 1996 and 1995, respectively. Changes in common shareholders' equity reflect fluctuations in the net unrealized appreciation on available-for-sale securities, net of tax in the amounts of a $1.2 million decrease in 1997, a $3.2 million decrease in 1996 and a $4.7 million increase in 1995.

RESULTS OF OPERATIONS

  Net Interest Income

     Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of the Company's earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income.

     1997 versus 1996. Net interest income increased from $30.1 million in 1996 to $36.0 million in 1997, a $5.9 million increase, primarily due to growth in interest income of $12.2 million. This increase was partially offset by an increase in interest expense of $6.3 million. This resulted in net interest margins of 4.14% and 4.20% and net interest spreads of 3.38% and 3.44% for 1997 and 1996, respectively.

     The increase in interest income was driven by growth in average interest-earning assets of $154.9 million or 21.6%. Growth in interest-earning assets included average loan growth of $109.9 million or 41.1% and growth in average securities of $26.1 million or 5.9%. Also, the yield on average interest-earning assets increased 7 basis points from 1996 to 1997.

     1996 versus 1995. Net interest income totaled $30.1 million in 1996 compared to $28.2 million in 1995, an increase of $1.9 million or 6.8%. The increase resulted mainly from lower interest expense on deposits and higher interest income on loans. Interest expense decreased $3.4 million and was only partially offset by a decline of $1.5 million in total interest income. This resulted in net interest margins of 4.20% and 3.62% and net interest spreads of 3.44% and 2.98% for 1996 and 1995, respectively.

     The decline in interest expense from 1995 to 1996 was due primarily to lower average interest-bearing deposits of $580.8 million in 1996 versus $659.0 million in 1995. The decline in average interest-bearing deposits, which included the sale of branches in the last half of 1995, was comprised of $61.2 million or 78.3% in certificates of deposit, and the remainder was primarily in savings accounts. Accordingly, the cost of average interest-bearing deposits declined to 4.08% in 1996 from 4.12% in 1995. Interest income on loans increased to $24.7 million in 1996 from $19.4 million in 1995. The increase was driven by growth in the average loan portfolio of $54.2 million or 25.4% and an increase in the yield on average loans to 9.22% in 1996 from 9.07% in 1995. Meanwhile, the average securities portfolio declined $101.0 million, and its yield rose 15 basis points.

     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and all average balances are yearly average balances. Nonaccruing loans have been included in the tables as loans carrying a zero yield.

                                                                    YEARS ENDED DECEMBER 31,
                             ------------------------------------------------------------------------------------------------------
                                           1997                               1996                               1995
                             --------------------------------   --------------------------------   --------------------------------
                               AVERAGE     INTEREST   AVERAGE     AVERAGE     INTEREST   AVERAGE     AVERAGE     INTEREST   AVERAGE
                             OUTSTANDING   EARNED/    YIELD/    OUTSTANDING   EARNED/    YIELD/    OUTSTANDING   EARNED/    YIELD/
                               BALANCE       PAID      RATE       BALANCE       PAID      RATE       BALANCE       PAID      RATE
                             -----------   --------   -------   -----------   --------   -------   -----------   --------   -------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
  Loans....................   $377,521     $34,343     9.10%     $267,644     $24,673     9.22%     $213,454     $19,357     9.07%
  Securities...............    466,271      30,233     6.48       440,167      28,722     6.53       541,182      34,514     6.38
  Federal funds sold and
    other temporary
    investments............     26,796       1,462     5.46         7,901         420     5.32        24,311       1,439     5.92
                              --------     -------     ----      --------     -------     ----      --------     -------     ----
        Total
          interest-earning
          assets...........    870,588      66,038     7.59%      715,712      53,815     7.52%      778,947      55,310     7.10%
                              --------     -------     ----      --------     -------     ----      --------     -------     ----
Less allowance for loan
  losses...................     (5,008)                            (3,765)                            (2,855)
                              --------                           --------                           --------
Total interest-earning
  assets, net of
  allowance................    865,580                            711,947                            776,092
Nonearning assets..........     62,594                             50,508                             53,013
                              --------                           --------                           --------
        Total assets.......   $928,174                           $762,455                           $829,105
                              ========                           ========                           ========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest-bearing
  liabilities:
  Interest-bearing demand
    deposits...............   $123,896       2,517     2.03%     $110,992       2,509     2.26%     $112,902       2,599     2.30%
  Savings and money market
    accounts...............    161,700       4,787     2.96       130,599       3,500     2.68       145,782       4,019     2.76
  Certificates of
    deposit................    423,365      22,480     5.31       339,209      17,670     5.21       400,361      20,523     5.13
  Federal funds purchased
    and securities sold
    under repurchase
    agreements.............      4,860         233     4.79         1,099          62     5.64             5          --     6.08
                              --------     -------     ----      --------     -------     ----      --------     -------     ----
        Total
          interest-bearing
          liabilities......    713,821      30,017     4.21%      581,899      23,741     4.08%      659,050      27,141     4.12%
                              --------     -------     ----      --------     -------     ----      --------     -------     ----
Noninterest-bearing
  liabilities:
  Noninterest-bearing
    demand deposits........    142,642                            114,853                            113,707
  Other liabilities........      5,251                              5,880                              5,242
                              --------                           --------                           --------
        Total
          liabilities......    861,714                            702,632                            777,999
                              --------                           --------                           --------
Shareholders' equity.......     66,460                             59,823                             51,106
                              --------                           --------                           --------
        Total liabilities
          and shareholders'
          equity...........   $928,174                           $762,455                           $829,105
                              ========                           ========                           ========
Net interest income........                $36,021                            $30,074                            $28,169
                                           =======                            =======                            =======
Net interest spread........                            3.38%                              3.44%                              2.98%
                                                       ====                               ====                               ====
Net interest margin........                            4.14%                              4.20%                              3.62%
                                                       ====                               ====                               ====

     The following schedule presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which can be segregated have been allocated.

                                                       YEARS ENDED DECEMBER 31,
                                   ----------------------------------------------------------------
                                           1997 VS. 1996                      1996 VS 1995
                                   ------------------------------    ------------------------------
                                   INCREASE (DECREASE)               INCREASE (DECREASE)
                                          DUE TO                           DUE TO
                                   --------------------              -------------------
                                    VOLUME       RATE      TOTAL      VOLUME      RATE       TOTAL
                                   --------    --------    ------    --------    -------    -------
                                                        (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans..........................  $10,129     $  (459)    $9,670    $ 4,915     $  401     $ 5,316
  Securities.....................    1,703        (192)     1,511     (6,445)       653      (5,792)
  Federal funds sold and other
     temporary investments.......    1,004          38      1,042       (971)       (48)     (1,019)
                                   -------     -------     ------    -------     ------     -------
          Total increase
            (decrease) in
            interest income......   12,836        (613)    12,223     (2,501)     1,006      (1,495)
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand
     deposits....................      292        (284)         8        (44)       (46)        (90)
  Savings and money market
     accounts....................      833         454      1,287       (419)      (100)       (519)
  Certificates of deposit........    4,384         426      4,810     (3,134)       281      (2,853)
  Federal funds purchased and
     securities sold under
     repurchase agreements.......      212         (41)       171         67         (5)         62
                                   -------     -------     ------    -------     ------     -------
          Total increase
            (decrease) in
            interest expense.....    5,721         555      6,276     (3,530)       130      (3,400)
                                   -------     -------     ------    -------     ------     -------
  Increase (decrease) in net
     interest income.............  $ 7,115     $(1,168)    $5,947    $ 1,029     $  876     $ 1,905
                                   =======     =======     ======    =======     ======     =======

  Provision for Loan Losses

     The 1997 provision for loan losses declined to $825,000 from $1.2 million in 1996, a decrease of $421,000 or 33.8%. The reduced provision in 1997 reflected continued strong asset quality as net charge-offs of loans remained at relatively low levels totaling $811,000 or 0.21% of average loans, compared to $470,000 or 0.18% of average loans in 1996. The provision for the year 1996 declined by $264,000 or 17.5% from the year ended 1995 and also reflected strong asset quality.

  Noninterest Income

     Noninterest income is an important source of revenue for financial institutions in a deregulated environment. The Company's primary source of noninterest income is service charges on deposit accounts and other banking service related fees.

     Noninterest income for the year ended December 31, 1997 was $9.0 million, an increase of $664,000 from $8.3 million in 1996 and down from $10.3 million in 1995. The year ended December 31, 1995 included a gain of $2.4 million on the sale of five branches. Excluding this gain, noninterest income was $399,000 greater in

1996 than in 1995. This results in annual percentage increases of 8.0% and 5.1% for 1997 and 1996, respectively. The following table presents for the periods indicated the major categories of noninterest income:

                                                             YEARS ENDED DECEMBER 31,
                                                             -------------------------
                                                              1997     1996     1995
                                                             ------   ------   -------
                                                              (DOLLARS IN THOUSANDS)
Service charges on deposit accounts........................  $7,045   $6,319   $ 6,106
Retail services income.....................................   1,396    1,200     1,074
Mortgage banking...........................................     175      174       140
Investment services........................................     242      165       143
Securities lending.........................................      77      118        82
Branch sale premiums.......................................      --       --     2,445
Other noninterest income...................................      21      316       348
                                                             ------   ------   -------
          Total noninterest income.........................  $8,956   $8,292   $10,338
                                                             ======   ======   =======

     The increase in noninterest income from 1996 to 1997 was due primarily to service charge income generated by branches acquired with the Acquisitions. After excluding the gain from the sale of branches in 1995, the increase in noninterest income from 1995 to 1996 resulted mainly from service charges on deposit accounts. Service charges on deposit accounts increased $213,000 from 1995 to 1996 in conjunction with new product pricing which was implemented in the first quarter of 1996. Additionally, the Company's increased emphasis on fee based services resulted in greater income from retail services, mortgage banking, and investment services.

  Noninterest Expense

     For the years ended 1997, 1996 and 1995, noninterest expenses totaled $26.6 million, $23.1 million and $23.1 million, respectively. The 15.2% increase in 1997 was primarily the result of operating expenses in branches acquired with the Acquisitions. The slight decline in 1996 reflects several major offsetting factors: a $1.8 million FDIC assessment on SAIF deposits which was offset by lower overall fees on FDIC insured deposits and the effect of the sale of five branches in the last half of 1995. The Company's efficiency ratios, calculated by dividing total noninterest expenses (excluding securities losses) by net interest income plus noninterest income, were 59.04% in 1997, 60.09% in 1996 and 59.99% in 1995. The efficiency ratio was constant over this period, reflecting the Company's continued efforts to control operating expenses. The following table presents for the periods indicated the major categories of noninterest expense:

                                                            YEARS ENDED DECEMBER 31,
                                                           ---------------------------
                                                            1997      1996      1995
                                                           -------   -------   -------
                                                             (DOLLARS IN THOUSANDS)
Employee compensation and benefits.......................  $16,354   $13,070   $12,887
Non-staff expenses:
  Net bank premises expense..............................    1,339     1,246     1,262
  Equipment rentals, depreciation and maintenance........    1,232       975     1,000
  Data processing........................................    1,932     1,438     1,401
  Professional fees......................................      813       695       875
  Special FDIC assessment................................       --     1,782        --
  Regulatory assessments.................................      114       522     1,345
  Ad valorem and franchise taxes.........................      543       420       453
  Net realized losses on available-for-sale securities...       --        --         9
  Other..................................................    4,227     2,908     3,878
                                                           -------   -------   -------
          Total non-staff expenses.......................   10,200     9,986    10,223
                                                           -------   -------   -------
          Total noninterest expense......................  $26,554   $23,056   $23,110
                                                           =======   =======   =======

     Employee compensation and benefit expense for the year ended December 31, 1997 was $16.4 million, an increase of $3.3 million or 25.1% from $13.1 million for 1996. This increase is the result of expenses in the branches acquired with the Acquisitions and the hiring of additional lending staff. Employee compensation and benefit expense for the year 1996 was up $183,000 or 1.4% from 1995. The increase in 1996 resulted mainly from additions to the loan staff but was mitigated by the branch sales which occurred in the last half of 1995. Total full-time equivalent employees at December 31, 1997, 1996 and 1995 were 439, 386, and 372, respectively.

     Non-staff expenses were $10.2 million in 1997, an increase of $214,000 from $10.0 million in 1996. The 1996 level declined from 1995 non-staff expenses of $10.2 million. The decline in 1996 occurred in spite of the $1.8 million special assessment from the FDIC on SAIF deposits and was due to reduced expense levels resulting from the branch sales, which occurred in the last half of 1995, as well as lower FDIC fees on all deposits.

  Income Taxes

     Income tax expense includes the regular federal income tax at the statutory rate, plus the income tax component of the Texas franchise tax. The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of non-deductible interest expense and the amount of other non-deductible expenses. Taxable income for the income tax component of the Texas franchise tax is the federal pre-tax income, plus certain officers salaries, less interest income from federal securities. The income tax component of the Texas franchise tax was zero in 1997, 1996 and 1995. In 1997, income tax expense was $6.2 million, an increase of $1.4 million from 1996. In 1996, income tax expense was $4.8 million, approximately the same as 1995. The effective tax rates in 1997, 1996 and 1995, respectively, were 35.43%, 34.03% and 34.41%.

  Impact of Inflation

     The effects of inflation on the local economy and on the Company's operating results have been relatively modest for the past several years. Since substantially all of the Company's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. The Company tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. SEE "-- INTEREST RATE SENSITIVITY AND LIQUIDITY" BELOW.

FINANCIAL CONDITION

  Loan Portfolio

     Total loans increased by $111.5 million or 35.8% to $422.8 million at December 31, 1997, from $311.3 million at December 31, 1996. Total loans increased by $81.1 million or 35.2%, from $230.2 million at December 31, 1995. The growth in loans reflected the improving local economy and the Company's investment in loan production capacity.

     At December 31, 1997, total loans represented 48.9% of deposits and 44.1% of total assets. Total loans as a percentage of deposits were 44.8% at December 31, 1996, compared to 33.2% at December 31, 1995.

     The following table summarizes the loan portfolio of the Company by type of loan as of the dates indicated:

                                                                         DECEMBER 31,
                            ------------------------------------------------------------------------------------------------------
                                   1997                 1996                 1995                 1994                 1993
                            ------------------   ------------------   ------------------   ------------------   ------------------
                             AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                            --------   -------   --------   -------   --------   -------   --------   -------   --------   -------
                                                                    (DOLLARS IN THOUSANDS)
Commercial and
  industrial..............  $ 40,581     9.60%   $ 27,611     8.87%   $ 21,017     9.13%   $ 16,696     8.44%   $ 11,999    11.36%
Real estate:
  Construction and land
    development...........    27,579     6.52      17,470     5.61      10,423     4.53       8,776     4.44       2,954     2.80
  1-4 family
    residential...........    75,996    17.97      51,544    16.56      37,494    16.29      30,014    15.17      23,211    21.97
  Commercial mortgages....   114,576    27.10      77,220    24.81      50,450    21.92      46,228    23.36      33,448    31.66
  Farmland................       666     0.16       1,032     0.33       1,683     0.73       2,623     1.33       2,931     2.77
  Multi-family
    residential...........     6,404     1.51       4,056     1.30       2,682     1.17       2,962     1.50       1,783     1.69
Consumer:
  Indirect................   101,540    24.02      82,814    26.60      65,311    28.37      56,643    28.62      12,914    12.22
  Direct..................    55,476    13.12      49,546    15.92      41,112    17.86      33,921    17.14      16,409    15.53
                            --------   ------    --------   ------    --------   ------    --------   ------    --------   ------
        Total loans.......  $422,818   100.00%   $311,293   100.00%   $230,172   100.00%   $197,863   100.00%   $105,649   100.00%
                            ========   ======    ========   ======    ========   ======    ========   ======    ========   ======

     The primary lending focus of the Company is on small and medium-sized business and consumer loans. The Company offers a variety of commercial lending products including term loans, lines of credit and fixed asset loans, including real estate and equipment financing. A broad range of short to medium-term commercial loans, primarily collateralized, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure.

     Although its legal lending limit is substantially higher, the Company generally does not make loans larger than $3.0 million. Loans up to $400,000 are evaluated and acted upon by an officers' loan committee, which meets twice per week. Loans above that amount must be approved by the Executive Loan Committee, which meets weekly.

     Generally, the Company's commercial loans are underwritten in the Company's primary market area on the basis of the borrower's ability to service such debt from income. As a general practice, the Company takes as collateral a lien on any available real estate, equipment or other assets and obtains a personal guaranty. Working capital loans are primarily collateralized by short-term assets whereas term loans are primarily collateralized by long-term assets.

     In addition to commercial loans secured by real estate, the Company makes commercial mortgage loans to finance the purchase of real property which generally consists of real estate on which structures have already been completed. Additionally, a portion of the Company's lending activity has consisted of the origination of single-family residential mortgage loans collateralized by owner-occupied properties located in the Company's market areas. The Company offers a variety of mortgage loan products which generally are amortized over five to 30 years.

     Loans collateralized by single-family residential real estate generally have been originated in amounts of no more than 80% of appraised value or have mortgage insurance. The Company requires mortgage title insurance and hazard insurance in the amount of the loan. Of the mortgages originated, the Company generally retains mortgage loans with short terms or variable rates and sells longer term fixed-rate loans and loans that do not meet the Company's credit underwriting standards. As a result, the Company retains approximately half of the mortgage loans that it originates.

     The Company's commercial mortgage loans are secured by first liens on real estate, typically have fixed interest rates and amortize over a 10 to 15 year period with balloon payments due at the end of three to five years. In underwriting commercial mortgage loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower.

     The Company makes loans to finance the construction of residential and, to a limited extent, nonresidential properties. Construction loans generally are secured by first liens on real estate. The Company conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in the Company's construction lending activities. In keeping with the community-oriented nature of its customer base, the Company provides construction and permanent financing for churches located within its market area.

     Consumer loans made by the Company include automobile loans, recreational vehicle loans, boat loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 84 months and vary based upon the nature of collateral and size of loan.

     Approximately 64.7% of the Company's consumer loan portfolio as of December 31, 1997, was comprised of indirect loans (representing 24.0% of the Company's total loan portfolio). These are installment loans, with typical maturities of three to five years, which are originated mostly by automobile dealers for the purpose of financing consumer automobile purchases and sold by automobile dealers to commercial banks and other sources of financing. The Company also purchases some indirect boat and recreational vehicle loans. The average yield on the Company's indirect loan portfolio was 8.47% for 1997.

     The Company's indirect loan programs are administered by a staff specially trained in evaluating and servicing this particular type of loan. The Company competes for these loans with a number of other financial and non-financial institutions, including the captive financial services subsidiaries of automobile manufacturers, on the basis of interest rate and quality of service.

     The Company generally receives credit applications on a daily basis from one or more of the automobile dealerships and others from which it actively purchases indirect loans. Upon receipt of a credit application, the Company undertakes a credit analysis of the prospective purchaser, ordering credit reports on the borrower which are analyzed by one of the officers specializing in buying indirect loans. In making credit decisions, such officers evaluate, among other things, the general credit quality of the applicant, the proposed income to debt ratio, and residential and employment stability.

     The collection of overdue indirect loans is administered by a staff specially trained for such purpose. Holders of loans that are 10 days past due generally receive written notice of such delinquency. When any loan becomes 15 days past due, the collectors establish telephone contact with the borrower. If the loan remains past due for 30 days, the Company generally sends a demand letter requiring payment within 10 days before asserting its legal rights. The Company's collection staff makes all reasonable efforts to work out credit problems before the accounts are turned over to independent repossession agents. Repossessed automobiles are sold as soon as possible through a number of means in order to minimize any potential losses. The Company's ongoing experience with indirect loan underwriting and collections has contributed to a relatively low delinquency rate of 0.94% as of December 31, 1997.

     The following table summarizes with respect to the Company's indirect loans information regarding the amounts of loans originated and outstanding, the amounts of loans charged off and the delinquency ratios for the periods indicated:

                                                             AS OF AND FOR THE
                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1996       1995
                                                       --------    -------    -------
                                                           (DOLLARS IN THOUSANDS)
Loans originated during period.......................  $ 63,906    $56,416    $36,042
Loans outstanding at end of period...................   101,540     82,814     65,311
Net loan charge-offs for the period..................      (413)      (150)      (103)
Net loan charge-off ratio............................      0.44%      0.21%      0.17%
Delinquency ratio at end of period...................      0.94%      0.95%      0.98%

     The contractual maturity ranges of the commercial and industrial and real estate construction loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 1997 are summarized in the following table:

                                                           DECEMBER 31, 1997
                                            -----------------------------------------------
                                                        AFTER ONE
                                            ONE YEAR     THROUGH        AFTER
                                            OR LESS     FIVE YEARS    FIVE YEARS     TOTAL
                                            --------    ----------    ----------    -------
                                                        (DOLLARS IN THOUSANDS)
Commercial and industrial.................  $17,683      $22,263        $  635      $40,581
Real estate construction..................   12,978        6,865         7,736       27,579
                                            -------      -------        ------      -------
          Total...........................  $30,661      $29,128        $8,371      $68,160
                                            =======      =======        ======      =======
Loans with a predetermined interest
  rate....................................  $16,539      $23,071        $5,126      $44,736
Loans with a floating interest rate.......   14,122        6,057         3,245       23,424
                                            -------      -------        ------      -------
          Total...........................  $30,661      $29,128        $8,371      $68,160
                                            =======      =======        ======      =======

     A loan is considered impaired based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent. The implementation of SFAS No. 114 did not have a material adverse affect on the Company's financial statements.

  Nonperforming Assets

     The Company has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. The Company has established underwriting guidelines to be followed by its officers. The Company also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that the Company's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

     The Company's conservative lending approach, as well as a healthy local economy, have resulted in strong asset quality. Nonperforming assets at December 31, 1997 were $1.3 million compared to $288,000 at December 31, 1996 and $1.6 million at December 31, 1995. The increase in nonperforming assets during 1997 was primarily related to assets acquired with the Acquisitions. This resulted in ratios of nonperforming assets to total loans plus other real estate of 0.32%, 0.09% and 0.71% for the years ended 1997, 1996 and 1995, respectively.

     The Company generally places a loan on nonaccrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. All loans past due 90 days, however, are placed on nonaccrual status, unless the loan is both well-secured and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. The Company is sometimes required to revise a loan's interest rate or repayment terms in a troubled debt restructuring. The Company had no restructured loans at either December 31, 1997 or December 31, 1996. The Company's internal loan review department evaluates additional loans which are potential problem loans as to risk exposure in determining the adequacy of the allowance for loan losses.

     The Company maintains on an ongoing basis updated appraisals on loans secured by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses. The Company records other real estate at fair value at the time of acquisition, less estimated costs to sell.

     The following table presents information regarding nonperforming assets at the dates indicated:

                                                            DECEMBER 31,
                                              ----------------------------------------
                                               1997    1996    1995     1994     1993
                                              ------   ----   ------   ------   ------
                                                       (DOLLARS IN THOUSANDS)
Nonaccrual loans............................  $  865   $288   $  797   $1,431   $  204
Restructured loans..........................      --     --       --       --      306
Other real estate...........................     477     --      848       20      619
                                              ------   ----   ------   ------   ------
          Total nonperforming assets........  $1,342   $288   $1,645   $1,451   $1,129
                                              ======   ====   ======   ======   ======
Nonperforming assets to total loans and
  other real estate.........................    0.32%  0.09%    0.71%    0.73%    1.06%

     The additional interest income the Company would have recorded and the interest income the Company did record on nonperforming loans for the five year period ending December 31, 1997 was insignificant.

  Allowance for Loan Losses

     The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established an allowance for loan losses which it believes is adequate for estimated losses in the Company's loan portfolio. Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to Prime Bank's Board of Directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers the diversification by industry of the Company's commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, the evaluation of its loan portfolio by the loan review function and the annual examination of the Company's financial statements by its independent auditors. Charge-offs occur when loans are deemed to be uncollectible.

     The Company follows a loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, the Company maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. At December 31, 1997, the Company had $2.4 million of such loans, excluding loans on nonaccrual, which were primarily residential and commercial real estate loans.

     Loans classified as "doubtful" are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if liquidated at present. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans include some loans that are delinquent at least 30 days or on nonaccrual status. Loans classified as "loss" are those loans which are in the process of being charged off.

     In addition to the internally classified loan list and delinquency list of loans, the Company maintains a separate "watch list" which further aids the Company in monitoring loan portfolios. Watch list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. The Company reviews these loans to assist in assessing the adequacy of the allowance for loan losses. At December 31, 1997, the Company had $834,000 of such loans, which were primarily secured by residential and commercial real estate.

     In order to determine the adequacy of the allowance for loan losses, management considers the risk classification or delinquency status of loans and other factors, such as collateral value, portfolio composition, trends in economic conditions and the financial strength of borrowers. Management establishes specific allowances for loans which management believes require reserves greater than those allocated according to their classification or delinquent status. An unallocated allowance is also established based on the Company's historical charge-off experience. The Company then charges to operations a provision for loan losses to maintain the allowance for loan losses at an adequate level determined by the foregoing methodology.

     For the year ended 1997, net loan charge-offs totaled $811,000 or $0.21% of average loans outstanding for the period, compared to $470,000 or 0.18% in net loan charge-offs during 1996. During 1997, the Company recorded a provision for loan losses of $825,000 compared to $1.2 million for 1996. At December 31, 1997, the allowance totaled $4.9 million, or 1.17% of total loans. The Company made a provision for loan losses of $1.2 million during 1996 as compared to a provision of $1.5 million for 1995. At December 31, 1996, the allowance aggregated $4.4 million or 1.43% of total loans.

     The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

                                                      YEARS ENDED DECEMBER 31,
                                      --------------------------------------------------------
                                        1997        1996        1995        1994        1993
                                      --------    --------    --------    --------    --------
                                                       (DOLLARS IN THOUSANDS)
Average loans outstanding...........  $377,521    $267,644    $213,454    $142,041    $ 93,263
                                      --------    --------    --------    --------    --------
Gross loans outstanding at end of
  period............................   422,818     311,293     230,172     197,863     105,649
                                      --------    --------    --------    --------    --------
Allowance for loan losses at
  beginning of period...............  $  4,436    $  3,660    $  2,641    $  1,788    $  1,640
Provision for loan losses...........       825       1,246       1,510         580        (200)
Adjustments due to acquisitions.....       488          --          --         467          --
  Charge-offs:
     Commercial and industrial......      (191)        (59)        (97)        (44)        (39)
     Real estate....................       (87)        (70)        (59)        (24)       (667)
     Consumer.......................      (915)       (656)       (675)       (314)        (84)
  Recoveries:
     Commercial and industrial......        55          27          47          26         501
     Real estate....................        44          19          32          58         629
     Consumer.......................       283         269         261         104           8
                                      --------    --------    --------    --------    --------
  Net loan (charge-offs)
     recoveries.....................      (811)       (470)       (491)       (194)        348
  Allowance for loan losses at end
     of period......................  $  4,938    $  4,436    $  3,660    $  2,641    $  1,788
                                      ========    ========    ========    ========    ========
  Ratio of allowance to end of
     period loans...................      1.17%       1.43%       1.59%       1.33%       1.69%
  Ratio of net loan charge-offs to
     average loans..................      0.21        0.18        0.23        0.14       (0.37)
  Ratio of allowance to end of
     period nonperforming loans.....    570.87    1,540.28      459.22      184.56      350.59

     The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                   DECEMBER 31,
                                        ------------------------------------------------------------------
                                                1997                   1996                   1995
                                        --------------------   --------------------   --------------------
                                                 PERCENT OF             PERCENT OF             PERCENT OF
                                                  LOANS TO               LOANS TO               LOANS TO
                                        AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS
                                        ------   -----------   ------   -----------   ------   -----------
                                                              (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses
  applicable to:
  Commercial and industrial...........  $   35       9.60%     $   21       8.87%     $  305       9.13%
  Real estate:
     Construction and land
       development....................      --       6.52          --       5.61          --       4.53
     1-4 family residential...........      57      17.97          62      16.56          94      16.29
     Commercial mortgage..............      --      27.10          50      24.81         209      21.92
     Farmland.........................      --       0.16          --       0.33          --       0.73
     Multi-family.....................      --       1.51          --       1.30          --       1.17
  Consumer............................      41      37.14          49      42.52          75      46.23
  Unallocated.........................   4,805                  4,254                  2,977
                                        ------     ------      ------     ------      ------     ------
          Total allowance for loan
            losses....................  $4,938     100.00%     $4,436     100.00%     $3,660     100.00%
                                        ======     ======      ======     ======      ======     ======

                                                                         DECEMBER 31,
                                                          -------------------------------------------
                                                                  1994                   1993
                                                          --------------------   --------------------
                                                                   PERCENT OF             PERCENT OF
                                                                    LOANS TO               LOANS TO
                                                          AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS
                                                          ------   -----------   ------   -----------
                                                                    (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses applicable to:
  Commercial and industrial.............................  $   49       8.44%     $   26      11.36%
  Real estate:
     Construction and land development..................      --       4.44          --       2.80
     1-4 family residential.............................      45      15.17          50      21.97
     Commercial mortgage................................      10      23.36           3      31.66
     Farmland...........................................      --       1.33          --       2.77
     Multi-family.......................................      --       1.50          --       1.69
  Consumer..............................................      77      45.76         103      27.75
  Unallocated...........................................   2,460                  1,606
                                                          ------     ------      ------     ------
          Total allowance for loan losses...............  $2,641     100.00%     $1,788     100.00%
                                                          ======     ======      ======     ======

     The Company believes that the allowance for loan losses at December 31, 1997 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance, however, that the Company will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 1997.

  Securities

     The Company uses its securities portfolio primarily as a source of income and secondarily as a source of liquidity. At December 31, 1997, investment securities totaled $461.4 million, an increase of $20.8 million from $440.6 million at December 31, 1996. The increase was primarily attributable to deposits acquired with the Acquisitions. At December 31, 1997, investment securities represented 48.1% of total assets compared to 55.0% of total assets at December 31, 1996. The yield on the investment portfolio for the year ended December 31, 1997 was 6.48% compared to a yield of 6.53% for the year ended December 31, 1996.

     The following table summarizes the amortized cost of investment securities held by the Company as of the dates shown:

                                                               DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
U.S. Government securities.........................  $214,652    $275,781    $369,747
Mortgage-backed securities.........................   244,352     161,630      96,074
Other securities...................................     1,037          37          37
                                                     --------    --------    --------
          Total securities.........................  $460,041    $437,448    $465,858
                                                     ========    ========    ========

     The following table summarizes the contractual maturity of investment securities and their weighted average yields:

                                                                     DECEMBER 31, 1997
                                -------------------------------------------------------------------------------------------
                                                                         AFTER FIVE
                                                      AFTER ONE          YEARS BUT
                                     WITHIN        YEAR BUT WITHIN         WITHIN
                                    ONE YEAR          FIVE YEARS         TEN YEARS       AFTER TEN YEARS
                                ----------------   ----------------   ----------------   ---------------
                                 AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD   AMOUNT    YIELD    TOTAL     YIELD
                                --------   -----   --------   -----   --------   -----   -------   -----   --------   -----
                                                                  (DOLLARS IN THOUSANDS)
U.S. Government securities....  $104,644   6.94    $109,943   6.67    $     65     --%   $   --      --%   $214,652   6.80%
Mortgage-backed and other
  securities..................    10,467   6.37      88,303   6.05     113,442   6.56    33,176    6.35     245,389   6.34
                                --------   ----    --------   ----    --------   ----    -------   ----    --------   ----
        Totals................  $115,111   6.89%   $198,246   6.39%   $113,507   6.56%   $33,176   6.35%   $460,041   6.55%
                                ========   ====    ========   ====    ========   ====    =======   ====    ========   ====

     At the date of purchase, the Company is required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

     The following table summarizes the carrying value and classification of securities as of the dates shown:

                                                               DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
Available-for-sale................................   $188,048    $324,723    $377,837
Held-to-maturity..................................    273,387     115,902      96,074
                                                     --------    --------    --------
          Total securities........................   $461,435    $440,625    $473,911
                                                     ========    ========    ========

     At December 31, 1997, securities totaled $461.4 million, an increase of $20.8 million from $440.6 million at December 31, 1996. The increase resulted from investing funds acquired with the Acquisitions. During 1996, securities decreased $33.3 million from $473.9 million at December 31, 1995, reflecting the Company's use of funds from maturities to fund loans. During 1995, the Company transferred from held-to-maturity to available-for-sale accounts securities with an amortized cost of $339.8 million and net unrealized gains of $6.2 million at the date of transfer. The transfer was made in light of pending branch sales in order to maintain the Company's interest rate risk position.

     The following table presents the amortized cost of securities classified as available-for-sale and their approximate fair values as of the dates shown:

                                            DECEMBER 31, 1997                                DECEMBER 31, 1996
                              ----------------------------------------------   ----------------------------------------------
                                            GROSS        GROSS                               GROSS        GROSS
                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR     AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                COST         GAIN         LOSS       VALUE       COST         GAIN         LOSS       VALUE
                              ---------   ----------   ----------   --------   ---------   ----------   ----------   --------
                                                                  (DOLLARS IN THOUSANDS)
U.S. Government
 securities.................  $148,956      $1,436        $--       $150,392   $275,781      $3,432        $ 77      $279,136
Mortgage-backed
 securities.................    37,661          31         73         37,619     45,728          40         218        45,550
Other securities............        37          --         --             37         37          --          --            37
                              --------      ------        ---       --------   --------      ------        ----      --------
       Total................  $186,654      $1,467        $73       $188,048   $321,546      $3,472        $295      $324,723
                              ========      ======        ===       ========   ========      ======        ====      ========

                                            DECEMBER 31, 1995
                              ----------------------------------------------
                                            GROSS        GROSS
                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                COST         GAIN         LOSS       VALUE
                              ---------   ----------   ----------   --------
                                          (DOLLARS IN THOUSANDS)
U.S. Government
 securities.................  $369,747      $8,161        $108      $377,800
Mortgage-backed
 securities.................        --          --          --            --
Other securities............        37          --          --            37
                              --------      ------        ----      --------
       Total................  $369,784      $8,161        $108      $377,837
                              ========      ======        ====      ========

     The following table presents the amortized cost of securities classified as held-to-maturity and their approximate fair values as of the dates shown:

                                             DECEMBER 31, 1997                                DECEMBER 31, 1996
                               ----------------------------------------------   ----------------------------------------------
                                             GROSS        GROSS                               GROSS        GROSS
                               AMORTIZED   UNREALIZED   UNREALIZED     FAIR     AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                 COST         GAIN         LOSS       VALUE       COST         GAIN         LOSS       VALUE
                               ---------   ----------   ----------   --------   ---------   ----------   ----------   --------
                                                                   (DOLLARS IN THOUSANDS)
U.S. Government securities...  $ 65,696      $  819        $ --      $ 66,515   $     --       $--         $   --     $     --
Mortgage-backed securities...   206,691         699         908       206,482    115,902        68          1,661      114,309
Other securities.............     1,000           2          --         1,002         --        --             --           --
                               --------      ------        ----      --------   --------       ---         ------     --------
       Total.................  $273,387      $1,520         908      $273,999   $115,902       $68         $1,661     $114,309
                               ========      ======        ====      ========   ========       ===         ======     ========

                                             DECEMBER 31, 1995
                               ---------------------------------------------
                                             GROSS        GROSS
                               AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                 COST         GAIN         LOSS       VALUE
                               ---------   ----------   ----------   -------
                                          (DOLLARS IN THOUSANDS)
U.S. Government securities...   $    --       $ --         $ --      $    --
Mortgage-backed securities...    96,074        103          941       95,236
Other securities.............        --         --           --           --
                                -------       ----         ----      -------
       Total.................   $96,074       $103         $941      $95,236
                                =======       ====         ====      =======

     Mortgage-backed securities are securities which have been developed by pooling a number of real estate mortgages and are principally issued by federal agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies. Included in the Company's mortgage-backed securities at December 31, 1997 were $26.0 million in agency-issued collateral mortgage obligations and $516,000 in privately-issued collateral mortgage obligations.

     At December 31, 1997, 13.5% of the mortgage-backed securities held by the Company had final maturities of more than 10 years. However, unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are purchased at a premium will generally suffer decreasing net yields as interest rates drop because home owners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Therefore, securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will not be unduly shortened. If interest rates begin to fall, prepayments will increase. Approximately $39.5 million of the Company's mortgage-backed securities earn interest at floating rates and reprice within one year, and accordingly are less susceptible to declines in value should interest rates increase.

     In December of 1996, the Company purchased $30.4 million of mortgage-backed securities classified as held-to-maturity. This transaction, which settled in January of 1997, was the principal cause of the $29.9 million decline in other liabilities from December 31, 1996 to December 31, 1997. See "Note N -- Supplemental Statement of Cash Flow Information" to the Financial Statements.

  Deposits

     The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company's deposits consist of demand, savings, money market and time accounts. The Company relies primarily on competitive pricing policies and customer service to attract and retain these deposits. The Company does not have any brokered deposits.

     Average total deposits during 1997 increased to $851.6 million from $695.7 million in 1996, an increase of $156.0 million or 22.4%. The increase resulted primarily from deposits acquired with the Acquisitions. Average total deposits during 1996 decreased $77.1 million or 10.0% from $772.8 million in 1995. Approximately 79.3% of the decline occurred in certificates of deposit which lowered the cost of deposits to 3.40% in 1996 from 3.51% in 1995 and increased the ratio of average demand deposits to average total deposits to 32.5% in 1996 from 29.3% in 1995. The decrease resulted primarily from the sales of five branch locations with approximately $77.4 million in deposits and the continued repricing of maturing deposits acquired in the branch acquisitions of 1994 into a lower rate structure. The Company's ratios of average noninterest-bearing demand deposits to average total deposits for years ended December 31, 1997, 1996 and 1995 were 16.7%, 16.5% and 14.7%, respectively.

     The Company's lending and investing activities are funded principally by deposits, approximately 50.5% of which are demand and savings deposits. Average noninterest-bearing deposits at December 31, 1997 were $142.6 million as compared to $114.9 million for 1996, an increase of $27.8 million or 24.2%. Approximately 16.7% of average deposits for the year ended December 31, 1997 were noninterest-bearing. The amount of deposits grew due to a combination of new location acquisitions and the opening of a new branch in the Galleria area of Houston.

     The daily average balances and weighted average rates paid on deposits for each of the years ended December 31, 1997, 1996, and 1995 are presented below:

                                                  YEARS ENDED DECEMBER 31,
                                     ---------------------------------------------------
                                          1997              1996              1995
                                     ---------------   ---------------   ---------------
                                      AMOUNT    RATE    AMOUNT    RATE    AMOUNT    RATE
                                     --------   ----   --------   ----   --------   ----
                                                   (DOLLARS IN THOUSANDS)
Money market checking..............  $123,896   2.03%  $110,992   2.26%  $112,902   2.30%
Regular savings....................    90,410   2.37     91,630   2.44    109,552   2.63
Money market savings...............    71,290   3.71     38,969   3.24     36,230   3.16
Time deposits less than $100,000...   311,251   5.24    257,958   5.16    307,352   5.00
Time deposits $100,000 and over....   112,114   5.50     81,251   5.37     93,009   5.54
                                     --------   ----   --------   ----   --------   ----
          Total interest-bearing
            deposits...............   708,961   4.20    580,800   4.08    659,045   4.12
Noninterest-bearing deposits.......   142,642     --    114,853     --    113,707     --
                                     --------   ----   --------   ----   --------   ----
          Total deposits...........  $851,603   3.50%  $695,653   3.40%  $772,752   3.51%
                                     ========   ====   ========   ====   ========   ====

     The following table sets forth the amount of the Company's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                                DECEMBER 31, 1997
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
3 months or less............................................         $ 48,207
Between 3 months and 6 months...............................           29,063
Between 6 months and 1 year ................................           24,130
Over 1 year.................................................           21,604
                                                                     --------
          Total.............................................         $123,004
                                                                     ========

  Interest Rate Sensitivity and Liquidity

     The Company's Funds Management Policy provides management with the necessary guidelines for effective funds management, and the Company has established a measurement system for monitoring its net interest rate sensitivity position. The Company manages its sensitivity position within established guidelines.

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect adversely net interest income, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely.

     The following table sets forth an interest rate sensitivity analysis for the Company at December 31, 1997:

                                                        VOLUMES SUBJECT TO REPRICING WITHIN
                            -------------------------------------------------------------------------------------------
                                                                                                    GREATER
                               0-30        31-180      181-365       1-3        3-5        5-10       THAN
                               DAYS         DAYS         DAYS       YEARS      YEARS      YEARS     10 YEARS    TOTAL
                            ----------   ----------   ----------   --------   --------   --------   --------   --------
                                                              (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Securities..............  $   57,964   $   53,245   $   64,528   $193,213   $ 35,872   $ 54,847   $    372   $460,041
  Loans...................      52,997       51,260       44,441    129,788     86,314     46,443     11,575    422,818
  Federal funds sold and
    other temporary
    investments...........      29,478           --           --         --         --         --         --     29,478
                            ----------   ----------   ----------   --------   --------   --------   --------   --------
        Total interest-
          earning
          assets..........     140,439      104,505      108,969    323,001    122,186    101,290     11,947    912,337
                            ----------   ----------   ----------   --------   --------   --------   --------   --------
Interest-bearing
  liabilities:
  Demand, money market and
    savings deposits......     284,632           --           --         --         --         --         --    284,632
  Certificates of deposit
    and other time
    deposits..............      47,801      161,796       94,695     93,256     29,811        912         15    428,286
  Federal funds purchased
    and securities sold
    under repurchase
    agreements............      17,132           --           --         --         --         --         --     17,132
                            ----------   ----------   ----------   --------   --------   --------   --------   --------
        Total interest-
          bearing
          liabilities.....     349,565      161,796       94,695     93,256     29,811        912         15    730,050
                            ----------   ----------   ----------   --------   --------   --------   --------   --------
Period GAP................  $ (209,126)  $  (57,291)  $   14,274   $229,745   $ 92,375   $100,378   $ 11,932   $182,287
Cumulative GAP............  $ (209,126)  $ (266,417)  $ (252,143)  $(22,398)  $ 69,977   $170,355   $182,287
Period GAP to total
  assets..................      (21.82)%      (5.98)%       1.49%     23.97%      9.64%     10.47%      1.25%
Cumulative GAP to total
  assets..................      (21.82)%     (27.80)%     (26.31)%    (2.34)%     7.30%     17.78%     19.02%
Cumulative
  interest-earning assets
  to cumulative
  interest-bearing
  liabilities.............       40.18%       47.90%       58.40%     96.80%    109.60%    123.34%    124.97%

     Shortcomings are inherent in GAP analysis since certain assets and liabilities may not move proportionally as interest rates change. Consequently, in addition to GAP analysis the Company uses a simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet, respectively. Based on the Company's December 31, 1997 simulation analysis, the Company estimates that a 200 basis point rise or decline in rates over the next twelve month period would have an impact of less than 3.0% on its net interest income for the same period. The change is relatively small, despite the Company's liability sensitive GAP position. This results primarily from the behavior of demand, money market and savings deposits. The Company has found that historically, interest rates on these deposits change more slowly in a rising rate environment than in a declining rate environment. The Company maintains an Investment Committee that reviews the Company's interest rate risk position, generally on a monthly basis.

     Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate the Company on an ongoing basis. During the past three years, the Company's liquidity needs have been met primarily by financing activities, which consisted mainly of growth in core deposits, supplemented by earnings through operating activities. In the Company's investing activities, highly liquid securities have provided much flexibility as demonstrated in meeting the cash demands of the branch sale in 1995. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, the Company does not generally rely on these external funding sources.

  Capital Resources

     Capital management consists of providing equity to support both current and future operations. The Company is subject to capital adequacy requirements imposed by the Federal Reserve and Prime Bank is subject to capital adequacy requirements imposed by the FDIC and the TDB. Both the Federal Reserve and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The risk-based capital standards issued by the Federal Reserve apply to the Company. These guidelines relate a financial institution's capital to the risk profile of its assets. The risk-based capital standards require all financial institutions to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

     The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets ("leverage ratio") of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

     Pursuant to Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. Prime Bank is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve's guidelines. Also pursuant to FDICIA, the FDIC has promulgated regulations setting the levels at which an insured institution such as Prime Bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Prime Bank is classified "well capitalized" for purposes of the FDIC's prompt corrective action regulations. SEE "SUPERVISION AND REGULATION -- THE COMPANY" AND "-- PRIME BANK".

     Shareholders' equity increased to $71.5 million at December 31, 1997 from $62.0 million at December 31, 1996, an increase of $9.5 million or 15.3%. This increase was primarily the result of net income of $11.4 million, net proceeds from an initial public offering of $7.4 million, offset by a decline in the net unrealized appreciation on available-for-sale securities of $1.2 million, dividends paid of $1.9 million, and the redemption of preferred stock of $6.0 million. During 1996, shareholders' equity increased by $3.6 million or 6.2%, from $58.3 million at December 31, 1995. In addition to net income of $9.2 million, the increase reflected a decline of $3.2 million in net unrealized appreciation on available-for-sale securities and dividends paid of $1.9 million.

     The following table provides a comparison of the Company's and Prime Bank's leverage and risk-weighted capital ratios as of December 31, 1997 to the minimum and well-capitalized regulatory standards:

                                                                                 ACTUAL RATIO AT
                                          MINIMUM REQUIRED   WELL-CAPITALIZED   DECEMBER 31, 1997
                                          ----------------   ----------------   -----------------
THE COMPANY
  Leverage ratio........................        3.00%(1)            N/A                6.82%
  Tier 1 risk-based capital ratio.......        4.00%               N/A               13.96%
  Risk-based capital ratio..............        8.00%               N/A               15.01%
PRIME BANK
  Leverage ratio........................        3.00%(2)           5.00%               6.64%
  Tier 1 risk-based capital ratio.......        4.00%              6.00%              13.60%
  Risk-based capital ratio..............        8.00%             10.00%              14.65%

---------------

(1) The Federal Reserve Board may require the Company to maintain a leverage ratio of up to 200 basis points above the required minimum.

(2) The FDIC may require Prime Bank to maintain a leverage ratio of up to 200 basis points above the required minimum.

                                  THE COMPANY

GENERAL

     The Company was incorporated as a business corporation under the laws of the State of Texas in 1984 to serve as a holding company for Prime Bank, which was chartered in 1958. Based on total assets at December 31, 1997, the Company ranks as the second largest independent bank holding company headquartered in the Houston metropolitan area. The Company provides a broad line of financial products and services to small and medium-sized businesses and consumers from its 18 full-service locations. The Company's headquarters are located at 12200 Northwest Freeway, Houston, Texas 77092, and its telephone number is (713) 209-6000. As of December 31, 1997, the Company had total assets of $958.4 million, total loans of $417.9 million, total deposits of $865.1 million and the shareholders' equity of $71.5 million.

FACILITIES

     The Company has 18 full-service locations, ten of which are located in the greater Houston metropolitan area. The Company also has six offices located in Southeast Texas, one office (and two loan production officers) in San Antonio, and one office located in Brenham.

COMPETITION

     The banking business is highly competitive, and the profitability of the Company depends principally on the Company's ability to compete in the market areas in which its banking operations are located. The Company competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than the Company. The Company has been able to compete effectively with other financial institutions by emphasizing customer service, technology and local office decision-making; by establishing long-term customer relationships and building customer loyalty; and by providing products and services designed to address the specific needs of its customers. See "RISK FACTORS -- COMPETITION."

EMPLOYEES

     As of December 31, 1997, the Company had 408 full-time employees, two of whom were executive officers. The Company provides medical and hospitalization insurance to its full-time employees. The Company considers its relations with employees to be excellent.

LEGAL PROCEEDINGS

     In the normal course of its businesses, the Company from time to time is involved in legal proceedings. Other than such proceedings incidental to its business, the Company's management is not aware of any pending or threatened legal proceedings which, upon resolution, would have a material adverse effect upon the Company's financial condition, results of operations or cash flows. The continued absence of such proceedings is a condition to Sunbelt's obligation to consummate the Consolidations. See "THE CONSOLIDATIONS -- OTHER TERMS AND CONDITIONS".

INTERESTS OF CERTAIN PERSONS

     No director or executive officer of the Company has any material direct or indirect financial interest in Sunbelt or the Consolidations, except as a director, executive officer or shareholder of the Company or its shareholders.

                           MANAGEMENT OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following is a list of all of the directors and executive officers of the Company, their respective positions with the Company and Prime Bank and their ages:

         NAME                                  POSITION                          AGE
         ----                                  --------                          ---
L. Anderson Creel......  Secretary and Treasurer of the Company and Senior       50
                         Vice President and Chief Financial Officer of the
                         Company and Prime Bank
James G. Dickson,        Senior Vice President of the Company and Prime Bank     53
  Jr...................
Jerry S. Dominy........  Director of the Company and Prime Bank                  63
E. J. Guzzo............  Director and President of the Company and Prime Bank    54
Steven H. Jackson......  Bank Senior Vice President of the Company and Prime     37
                         Bank and Chief Credit Officer of Prime Bank
Walter L. Kopycinski...  Senior Vice President of the Company and Prime Bank     61
                         and Operations Division Manager of Prime Bank
David Pasternak........  Director of the Company and Prime Bank                  75
Fredric M. Saunders....  Chairman of the Board and Chief Executive Officer of    66
                         the Company and Prime Bank
Stuart D. Saunders.....  Director, Senior Vice President and General Counsel     33
                         of the Company and Prime Bank
James B. Wesley........  Director of the Company and Prime Bank                  57

     L. Anderson Creel. Mr. Creel joined Prime Bank in 1992 as Senior Vice President and Chief Financial Officer with 19 years of banking experience, including serving as Senior Vice President and Controller of First City National Bank of Houston and Founders Bank in Oklahoma City. He assumed the additional responsibilities of Secretary and Treasurer of the Company in 1996. Mr. Creel was elected Senior Vice President of the Company in 1997. In addition, Mr. Creel serves as an Advisory Director for Prime Bank. Mr. Creel received a BS in Accounting from Louisiana Tech University and is a certified public accountant.

     James G. Dickson, Jr. Mr. Dickson joined Prime Bank in 1990 as Senior Vice President and a branch manager. In 1992, he was promoted to Senior Vice President in charge of branch administration. Mr. Dickson also serves as an Advisory Director of Prime Bank. Mr. Dickson was elected a Senior Vice President of the Company in 1997. Mr. Dickson came to Prime Bank with 12 years of prior banking experience, including serving as President and Director of First Freeport National Bank and Senior Vice President of First City Bank -- Humble. Mr. Dickson was an officer in the United States Army and served in Vietnam. He received his BBA from the University of Texas at Austin and his MBA from Texas Christian University.

     Jerry S. Dominy. Mr. Dominy became a director of Prime Bank in 1970. He has served as a director of the Company since it was founded in 1984. Prior to Mr. Dominy's affiliation with the Company and Prime Bank, he served as an Advisory Director for North Side Bank from 1961 to 1964 and as a director of Northshore Bank from 1964 to 1970. Mr. Dominy was a principal owner and Chief Executive Officer of Dominy, Ford & McPherson, Inc., a Houston based appraisal firm, from 1962 to 1996. He is currently semi-retired from the appraisal business. Mr. Dominy received his BBA from the University of Houston.

     E. J. Guzzo. Mr. Guzzo joined Prime Bank as Executive Vice President and director in 1983 and became President of Prime Bank in 1984. He was elected as a director of the Company in 1985 and became President of the Company in 1996. Mr. Guzzo began his banking career in 1973 with Guaranty Bank & Trust in Alexandria, Louisiana. He also served as Executive Vice President for Community Bank of LaFourche, Louisiana from 1977 to 1979, and as Vice President and Manager for the Bank of New Orleans from 1979 to 1983. Mr. Guzzo was an officer in the United States Army and served in Vietnam. He received his BBA from Northwestern State University in Louisiana. Mr. Guzzo is a past Chairman of the North Channel Area Chamber of Commerce.

     Steven H. Jackson. Mr. Jackson joined Prime Bank in 1989 as Senior Vice President. He has since been promoted to Chief Credit Officer. In addition, Mr. Jackson serves as an Advisory Director of Prime Bank. Mr. Jackson was elected a Senior Vice President of the Company in 1997. Mr. Jackson began his banking career with First City National Bank of Houston from 1981 to 1984 and then served as Vice President and Unit Manager for Bank One from 1984 to 1989. He received his BBA from the University of Texas at Austin and is involved in numerous civic and community activities including the Rotary Club of Houston and St. Martin's Episcopal Church.

     Walter L. Kopycinski. Mr. Kopycinski joined Prime Bank in 1991 as Operations Division Manager. He has since been promoted to Senior Vice President and Operations Division Manager. He also serves as an Advisory Director of Prime Bank. Mr. Kopycinski was elected a Senior Vice President of the Company in 1997. Mr. Kopycinski has 39 years experience in bank operations. Prior to joining Prime Bank, he was employed by First City Bank-Texas in both Houston and Dallas, where he held various departmental manager positions, including Operations Division Manager with First City in Dallas. Mr. Kopycinski attended the University of Houston and is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University. Mr. Kopycinski is on the board of directors for the Clearing House of the Southwest, a non-profit organization which performs check clearing and other services for Texas banks.

     David Pasternak. Mr. Pasternak has been a director of Prime Bank since Prime Bank was chartered in 1958. Mr. Pasternak became a director of the Company when it was formed in 1984. In 1989, Mr. Pasternak began serving as Chairman of Prime Bank's Investment Committee. Mr. Pasternak's principal occupation is investing in real estate and securities.

     Fredric M. Saunders. Mr. Saunders joined Prime Bank in 1962 as President and director. In 1969, Mr. Saunders began serving as Chairman of Prime Bank. The Company was founded in 1984, and Mr. Saunders served as Chairman and President from its inception until 1996, when Mr. Guzzo began serving as President of the Company and Mr. Saunders retained the position of Chairman of the Company. Mr. Saunders began his banking career in 1957 with MacGregor Park National Bank as an Assistant Vice

President. Next, Mr. Saunders served as Cashier of Bellfort State Bank in 1959 through 1960, and as Cashier for Fairbanks State Bank in 1961. He also served as an Executive Vice President at Heights Savings and Loan Association from 1969 through 1970. Mr. Saunders received his BBA from the University of Texas at Austin and is involved in the Rotary Club of Northshore, the North Channel Area Chamber of Commerce and the YMCA.

     Stuart D. Saunders. Mr. Saunders began serving Prime Bank as an Advisory Director in 1991. In 1994, he joined Prime Bank as Senior Vice President and General Counsel and became Senior Vice President and General Counsel of the Company in 1997. Mr. Saunders became a director of the Company and Prime Bank in 1997. Prior to joining Prime Bank, Mr. Saunders practiced law from 1990 to 1994 as an associate in the financial services section of Bracewell & Patterson, L.L.P. He obtained his BBA from the University of Texas at Austin and his JD from Baylor University School of Law. Mr. Saunders is a member of the Advisory Committee for the Institution of Shipboard Education's Semester at Sea program and is involved in various other civic and community activities. Mr. Saunders is the son of Fredric M. Saunders.

     James B. Wesley. Mr. Wesley became a director of Prime Bank in 1985. He has served as Chairman of Prime Bank's Audit Committee since 1989 and was elected as a director of the Company in 1996. Mr. Wesley is a shareholder in the law firm of Wesley & Herzog, P.C. He is board certified in Estate Planning and Probate Law, Commercial Real Estate Law, and Farm & Ranch Real Estate Law by the Texas State Board of Legal Specialization. Mr. Wesley is also a certified public accountant. He worked as a division manager of trust operations at Texas Commerce Bank from 1966 to 1969. Mr. Wesley obtained his BBA from the University of Texas at Austin and his JD from the University of Houston.

     Directors are elected for three year terms, classified into Classes I, II and III. Messrs. Fredric M. Saunders and Guzzo are Class I directors with terms of office expiring on the date of the Company's annual meeting of shareholders in 1998; Messrs. Dominy and Pasternak are Class II directors with terms of office expiring on the date of the Company's annual meeting in 1999; and Messrs. Stuart D. Saunders and Wesley are Class III directors with terms of office expiring on the date of the Company's annual meeting of shareholders in 2000. Each officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

     The Board of Directors has established Audit and Compensation Committees. The Audit Committee reviews the general scope of the audit conducted by the Company's independent auditors and matters relating to the Company's internal control systems. In performing its function, the Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management. The Audit Committee is composed of Messrs. Wesley (Chairman), Pasternak and Dominy, each of whom is an outside director.

     The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. The Compensation Committee is comprised of Messrs. Pasternak (Chairman), Dominy and Wesley, each of whom is an outside director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of the Compensation Committee in 1997, matters related to compensation, employee benefit matters and stock options were considered by the Human Resources Committee of Prime Bank, which included E.J. Guzzo, L. Anderson Creel, Stuart D. Saunders and Fredric M. Saunders. As members of this committee, Messrs. Guzzo, Creel, Stuart D. Saunders and Fredric M. Saunders participated in determinations as to compensation and grants of stock options to executive officers, including themselves. Final determination regarding compensation and stock options was made by the Board of Directors of Prime Bank.

DIRECTOR COMPENSATION

     Directors of the Company do not receive any fees for attending Company Board meetings. Directors of Prime Bank receive a fee of $250 for each meeting of Prime Bank's Board of Directors attended and outside directors receive a $300 fee for each Board Committee meeting attended. Mr. Wesley receives a fee of $10,000 per quarter for serving as Chairman of the Audit Committee. Prime Bank has historically paid outside Prime Bank directors an annual bonus based on Prime Bank's performance in lieu of a retainer. In 1997, Prime Bank paid each of Messrs. Dominy, Pasternak, Smitherman and Wesley, who are also directors of the Company, a bonus of $5,000.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman of the Board and each of the other five most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) for each of the two fiscal years ended December 31, 1997:

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

              NAME AND                                              OTHER ANNUAL      ALL OTHER
         PRINCIPAL POSITION            YEAR    SALARY     BONUS     COMPENSATION   COMPENSATION(1)
         ------------------            ----   --------   --------   ------------   ---------------
Fredric M. Saunders..................  1997   $205,100   $121,000     $   829          $2,371
  Chairman of the Board                1996    220,000    121,000          --           2,250
E. J. Guzzo..........................  1997    220,000    110,000       2,970           2,371
  President                            1996    200,000    110,000       3,000           2,250
L. Anderson Creel....................  1997    100,000     27,500       6,000           1,590
  Chief Financial Officer              1996    100,000     27,500       9,000           1,538
James G. Dickson, Jr.................  1997    110,000     28,250          --           1,650
  Senior Vice President                1996    110,000     28,250      12,550           1,793
Steven H. Jackson....................  1997    110,000     30,250       7,800           1,767
  Senior Vice President                1996    110,000     30,250      10,800           1,767
Walter L. Kopycinski.................  1997    100,000     27,500       6,000           1,590
  Senior Vice President..............  1996    100,000     27,500       9,000           1,574

---------------

(1)  Consists of contributions by the Company to the 401(k) Plan.

STOCK OPTION PLANS

     The Company has outstanding options to purchase 600,000 shares of Common Stock issued pursuant to incentive stock option plans approved by shareholders in 1984 (the "1984 Plan") and 1993 (the "1993 Plan.") Under the 1984 Plan, 10%
of the options granted vest immediately following the date of grant and an additional 10% each year thereafter. Options granted under the 1984 Plan generally must be exercised within 10 years following the date of grant or no later than three months after termination of the optionee's employment, if earlier. Under the 1993 Plan, 20% of the options granted vest at the end of the first year following the date of grant and an additional 20% each year thereafter. Options granted under the 1993 Plan generally must be exercised within 10 years following the date of grant or no later than three months after termination of the optionee's employment, if earlier.

     The Company's Board of Directors and shareholders approved a new stock option plan in 1997 (the "1997 Plan") which authorizes the issuance of up to 1,000,000 shares of Company Common Stock under both "non-qualified" and "incentive stock" options to employees and "non-qualified" stock options to directors who are not employees. Generally, under the 1997 Plan it is intended that the options will vest 60% at the end of the third year following the date of grant and an additional 20% at the end of each of the two following years; however, an individual option may vest as much as 20% at the end of the first or second year following the date of grant if necessary to maximize the "incentive" tax treatment to the optionee for the particular option being granted. Options under the 1997 Plan generally must be exercised within 10 years following the date of grant or no later than three months after optionee's termination with the Company, if earlier. No options have been granted under the 1997 Plan.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). This statement established fair value based accounting and reporting standards for all transactions in which a company acquires goods or services by issuing its equity investments, which includes stock-based compensation plans. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Fair value of stock options is determined using an option-pricing model. This statement encourages companies to adopt as prescribed the fair value based method of accounting to recognize compensation expense for employee stock compensation plans. However, it does not require the fair value based method to be adopted but a company must comply with the disclosure requirements set forth in the statement. The Company has continued to apply accounting in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25") and related Interpretations, and, accordingly, provides the pro forma disclosures of net income and earnings per share.

OPTION GRANTS DURING 1997

     The following table sets forth certain information concerning stock options granted during fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                         -------------------------------------------------------------     POTENTIAL REALIZABLE
                                         PERCENT OF                                          VALUE AT ASSUMED
                          NUMBER OF     TOTAL OPTIONS                                     ANNUAL RATES OF STOCK
                         SECURITIES      GRANTED TO                                       PRICE APPRECIATION FOR
                         UNDERLYING       EMPLOYEES      EXERCISE                              OPTION TERM
                           OPTIONS        IN FISCAL      PRICE PER       EXPIRATION       ----------------------
         NAME            GRANTED (#)        YEAR           SHARE            DATE             5%           10%
         ----            -----------        ----         ---------       ----------       ---------    ---------
E. J. Guzzo............    120,000          50.00%         $4.17      January 15, 2007    $314,699     $797,509
L. Anderson Creel......     30,000          12.50%          4.17      January 15, 2007      78,675      199,377
James G. Dickson,
  Jr...................     30,000          12.50%          4.17      January 15, 2007      78,675      199,377
Steven H. Jackson......     30,000          12.50%          4.17      January 15, 2007      78,675      199,377
Walter L. Kopycinski...     30,000          12.50%          4.17      January 15, 2007      78,675      199,377

STOCK OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table sets forth certain information concerning stock options exercised during fiscal 1997 and the number and value of unexercised options held by each of the named executives at December 31, 1997.

                                                             NUMBER OF SECURITIES
                             NUMBER OF                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              SHARES                                OPTIONS               IN-THE-MONEY OPTIONS AT
                           ACQUIRED UPON      DOLLAR         AT DECEMBER 31, 1997          DECEMBER 31, 1997(2)
                              OPTION           VALUE      ---------------------------   ---------------------------
          NAME               EXERCISES      REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            ---------------   -----------   -----------   -------------   -----------   -------------
E. J. Guzzo.............      90,000         $228,600       12,000         120,000       $222,600      $2,005,200
L. Anderson Creel.......          --               --       48,000          42,000        884,280         719,820
James G. Dickson,
  Jr. ..................       3,000            5,520       33,000          42,000        606,030         719,820
Steven H. Jackson.......          --               --       48,000          42,000        884,280         719,820
Walter L. Kopycinski....          --               --       48,000          42,000        884,280         719,820

---------------

(1) Market value of the underlying securities at exercise date, minus the exercise price.

(2) Market value of the underlying securities at December 31, 1997, minus the exercise price.

BENEFIT PLAN

     The Company has established a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees (the "Plan"). Prime Bank is the Plan administrator and has hired Smith Barney, Inc. to serve as the trustee and investment advisor. Each year the Company determines, in its discretion, the amount of matching contributions. The Company has elected to match 25% of employee contributions not to exceed 6% of the employee's annual compensation. As an additional incentive to employees, the Plan does not have a vesting schedule, and thus all employees are 100% vested from the moment of contribution. Total Plan expenses charged to the Company's operations for 1997, 1996 and 1995 were approximately $118,000, $97,000 and $96,000, respectively.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Many of the directors, executive officers and principal shareholders of the Company (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Company. During 1997, the Company made loans in the ordinary course of business to many of the directors, executive officers and principal shareholders of the Company and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Company to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 1997, all of such loans aggregated $863,000 which was approximately 1.31% of the Company's Tier 1 capital at such date. The Company expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

                BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK BY
              MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of December 31, 1997, and as adjusted to reflect the issuance of the Company Common Stock in connection with the Consolidations hereby by (i) each director and executive officer of the Company,
(ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

                                                                    PERCENTAGE BENEFICIALLY OWNED
                                                               ---------------------------------------
                                                                  AS OF
                                                  NUMBER OF    DECEMBER 31,
                      NAME                         SHARES          1997        AFTER CONSOLIDATIONS(1)
                      ----                        ---------    ------------    -----------------------
L. Anderson Creel...............................     80,970(2)     0.87%                  0.79%
James G. Dickson, Jr............................     70,470(3)     0.76%                  0.69%
Jerry S. Dominy.................................    308,385(4)     3.31%                  3.01%
E. J. Guzzo.....................................    532,402(5)     5.71%                  5.20%
Steven H. Jackson...............................     81,390(6)     0.87%                  0.79%
Walter L. Kopycinski............................     61,170(7)     0.66%                  0.60%
David Pasternak.................................    360,006(8)     3.86%                  3.52%
Fredric M. Saunders.............................  3,180,720(9)    34.14%                 31.07%
Stuart D. Saunders..............................     10,260(10)     0.11%                 0.10%
James B. Wesley.................................     30,000        0.32%                  0.29%
Directors and Executive Officers as a Group.....  4,454,473       47.81%                 43.51%

---------------

 (1) Assumes the issuance of 921,058 shares of the Company Common Stock in the Consolidations.

 (2) Includes 54,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (3) Includes 39,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (4) Includes 94,560 shares owned of record by the Dominy, Ford & Associates Profit Sharing Plan, over which Mr. Dominy has sole voting and investment power.

 (5) Includes 273,000 shares owned of record by Guzzo Partners, Ltd., 8,700 shares held by Prime Bank as custodian for Mr. Guzzo's individual retirement account, 54,000 shares which may be acquired within 60 days pursuant to outstanding stock options and 1,740 shares owned of record by Mr. Guzzo's two children. Mr. Guzzo has sole voting and investment power over all of such shares.

 (6) Includes 54,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (7) Includes 54,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (8) Consists of 195,360 shares owned of record by the David and Lillian Pasternak Family Investment Partnership, Ltd., 40,805 shares owned by the David Pasternak Grantor Retained Annuity Trust, and 123,841 shares owned by the Lillian Pasternak Grantor Retained Annuity Trust. Mr. Pasternak has shared voting and investment power over all of such shares.

 (9) Consists of 3,150 shares held of record by the Stuart D. Saunders Trust #1 of which Gayle Saunders, the wife of Fredric M. Saunders, is the trustee, 3,150 shares held of record by the Meredith A. Saunders Mason Trust #1 of which Gayle Saunders, the wife of Fredric M. Saunders, is the trustee and 3,174,420 shares held of record by Mission-Heights Management Company, Ltd., a Texas limited partnership ("Mission-Heights"). Fredric M. Saunders is the managing general partner of Mission-Heights and has sole voting and investment power over the shares held by Mission-Heights.

(10) Consists of 3,900 shares held by the Stuart D. Saunders Trust #2 of which Stuart D. Saunders is the trustee, 4,080 shares held of record by the Chandler Elizabeth Mason 1992 Trust of which Stuart D. Saunders is the trustee and 2,280 shares held of record by the Trevor James Mason 1994 Trust of which Stuart D. Saunders is the trustee.

                       SELECTED FINANCIAL DATA OF SUNBELT

     The following selected financial data should be read in conjunction with the Financial Statements of Sunbelt and the Notes thereto, appearing elsewhere in this Proxy Statement/Prospectus, and the information contained in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SUNBELT". The selected historical financial data as of and for the five years ended December 31, 1997 are derived from Sunbelt's Financial Statements which have been audited by independent public accountants.

                                                                        AS OF AND FOR THE
                                                                    YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------------------
                                                        1997       1996       1995       1994       1993
                                                       -------    -------    -------    -------    -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income......................................  $ 7,544    $ 6,720    $ 6,596    $ 5,075    $ 4,269
Interest expense.....................................    2,621      2,148      2,034      1,352      1,355
                                                       -------    -------    -------    -------    -------
  Net interest income................................    4,923      4,572      4,562      3,723      2,914
Provision for loan losses............................     (371)      (145)      (107)      (262)        32
                                                       -------    -------    -------    -------    -------
  Net interest income after provision for loan
    losses...........................................    4,552      4,427      4,455      3,461      2,946
Noninterest income...................................      806        844        883        986        618
Noninterest expenses.................................    4,609      3,796      3,584      3,448      3,283
                                                       -------    -------    -------    -------    -------
  Earnings before taxes..............................      749      1,475      1,754        999        281
Provision for income tax expense.....................      266        528        623        355         56
                                                       -------    -------    -------    -------    -------
Net earnings.........................................  $   483    $   947    $ 1,131    $   644    $   225
                                                       =======    =======    =======    =======    =======
PER SHARE DATA:
Basic and diluted earnings(1)........................  $  1.05    $  2.06    $  2.46    $  1.40    $  0.49
Book value...........................................    15.12      14.06      12.24       9.84       8.65
Tangible book value..................................    15.12      14.06      12.24       9.84       8.65
Cash dividends.......................................       --       0.25       0.25         --         --
Dividend payout ratio................................       --      12.14%     10.17%        --         --
Weighted average common shares outstanding (in
  thousands).........................................      460        460        460        460        460
BALANCE SHEET DATA:
Total assets.........................................  $93,775    $89,233    $81,117    $75,935    $70,214
Securities...........................................   18,748     15,511     13,277     15,051     17,530
Loans................................................   52,765     56,191     50,686     51,828     38,821
Allowance for loan losses............................      935        536        545        465        292
Total deposits.......................................   84,407     81,351     74,016     70,224     65,136
Total shareholders' equity...........................    6,954      6,467      5,628      4,527      3,980
AVERAGE BALANCE SHEET DATA:
Total assets.........................................  $91,080    $80,959    $77,635    $71,189    $63,092
Securities...........................................   17,763     13,149     14,434     15,832     15,272
Loans................................................   56,460     51,605     51,984     43,993     35,330
Allowance for loan losses............................      598        530        548        391        334
Total deposits.......................................   82,630     73,425     70,909     67,014     58,399
Total shareholders' equity...........................    7,024      6,189      5,186      4,175      3,837
PERFORMANCE RATIOS:
Return on average assets.............................     0.53%      1.17%      1.46%      0.91%      0.36%
Return on average common equity......................     6.88      15.30      21.80      15.44       5.87
Net interest margin..................................     5.90       6.21       6.47       5.89       5.26
Efficiency ratio(2)..................................    80.44      70.10      65.81      73.23      92.95
ASSET QUALITY RATIOS(3):
Nonperforming assets to total loans and other real
  estate.............................................     1.14%      1.53%      2.12%      2.00%      3.65%
Net loan charge-offs (recoveries) to average loans...    (0.05)      0.30       0.05       0.20       0.12
Allowance for loan losses to gross loans.............     1.77       0.95       1.08       0.90       0.75
Allowance for loan losses to nonperforming
  loans(4)...........................................   154.04      61.61      50.28      44.50      20.18
CAPITAL RATIOS(3):
Leverage ratio.......................................     7.40%      7.20%      7.25%      6.36%      6.31%
Average shareholders' equity to average total
  assets.............................................     7.71       7.64       6.68       5.86       6.08
Tier 1 risk-based capital ratio......................    10.80      10.80      12.21       9.48      10.33
Total risk-based capital ratio.......................    12.00      11.70      13.39      10.46      11.24

---------------

(1) Basic earnings per share is based upon the weighted average number of common shares outstanding during the period. Sunbelt has no dilutive potential common shares.

(2) Calculated by dividing total noninterest expenses, excluding securities losses, by net interest income plus noninterest income.

(3) At period end, except net loan charge-offs (recoveries) to average loans and average shareholders' equity to average total assets.

(4) Nonperforming loans consist of nonaccrual loans and restructured loans.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                      AND RESULTS OF OPERATIONS OF SUNBELT

OVERVIEW

     Net earnings available to Shareholders were $483,000, $947,000 and $1.1 million for the years ended December 31, 1997, 1996 and 1995, respectively, and net earnings per common share were $1.05, $2.06 and $2.46 for these same periods. The decrease in earnings from 1996 to 1997 resulted from additions to the reserve for possible loan losses and a retirement accrual for the Chief Executive Officer. Earnings decline from 1995 to 1996 resulted principally from reductions in the realized gain on the sale of SBA loans and an increase in noninterest expenses. Sunbelt posted returns on average assets of 0.53%, 1.17% and 1.46% and returns on average common equity of 6.88%, 15.30% and 21.80% for the years ended 1997, 1996 and 1995, respectively.

     Total assets at December 31, 1997, 1996 and 1995 were $93.8 million, $89.2 million and $81.1 million, respectively. Total deposits at December 31, 1997, 1996 and 1995 were $84.4, $81.4 million and $74.0 million, respectively. Loans were $52.8 million at December 31, 1997, a decrease of $3.4 million or 6.10% from $56.2 million at the end of 1996. Loans were $50.7 million at year end 1995. Shareholders' equity was $7.0 million, $6.5 million and $5.6 million at December 31, 1997, 1996 and 1995, respectively. Changes in Shareholders' equity reflects dividends of $115,000 for each of 1996 and 1995.

RESULTS OF OPERATIONS

  Net Interest Income

     Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of Sunbelt's earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income.

     1997 versus 1996. Net interest income increased $351,000 in 1997 from $4.6 million in 1996, primarily due to growth in interest income of $824,000. This increase was partially offset by an increase in interest expense of $473,000. This resulted in net interest margins of 5.90% and 6.21% and net interest spreads of 4.60% and 4.91% for 1997 and 1996, respectively.

     The increase in interest income was driven by growth in average interest-earning assets of $9.8 million or 13.4%. Growth in interest-earning assets included average loan growth of $4.8 million or 9.4% and growth in average securities of $4.6 million or 35.1%. At December 31, 1997, however, total loans were $3.4 million less than at December 31, 1996. This increase in interest income was accomplished while the yield on average interest-earning assets declined 9 basis points.

     1996 versus 1995. Net interest income totaled $4.6 million in 1996, virtually unchanged when compared to 1995. The slight 0.25% increase from 1995 to 1996 resulted mainly from an increase in earning assets accompanied by a small decrease in the average yield on loans. Interest expense increased $114,000 and was offset by an increase of $124,000 in total interest income. This resulted in net interest margins of 6.21% and 6.47% and net interest spreads of 4.91% and 5.28% for 1996 and 1995, respectively.

     The increase in interest expense from 1995 to 1996 was due primarily to higher average interest-bearing deposits of $50.5 million in 1996 versus $49.2 million in 1995. The increase in average interest-bearing deposits was primarily comprised of a $5.3 million, or 27.3%, increase in certificates of deposit, which was offset by a decline in other interest bearing deposits. The cost of average interest-bearing deposits increased to 4.22% in 1996 from 4.05% in 1995. Interest income on loans decreased to $5.5 million in 1996 from $5.6 million in 1995. The decrease was driven by a decline in the average loan portfolio of $379,000, or 0.7%, and a decrease in the yield on average loans to 10.59% in 1996 from 10.68% in 1995. Meanwhile, the average securities portfolio declined $1.3 million, and its yield rose 25 basis points.

     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and all average balances are yearly average balances. Nonaccruing loans have been included in the tables as loans carrying a zero yield.

                                                    YEARS ENDED DECEMBER 31,
                               -------------------------------------------------------------------
                                             1997                               1996
                               --------------------------------   --------------------------------
                                 AVERAGE     INTEREST   AVERAGE     AVERAGE     INTEREST   AVERAGE
                               OUTSTANDING   EARNED/    YIELD/    OUTSTANDING   EARNED/    YIELD/
                                 BALANCE       PAID      RATE       BALANCE       PAID      RATE
                               -----------   --------   -------   -----------   --------   -------
                                                     (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
  Loans......................    $56,460      $5,968     10.57%     $51,605      $5,466     10.59%
  Securities.................     17,763       1,057      5.95       13,149         769      5.85
  Federal funds sold and
    other temporary
    investments..............      9,222         519      5.63        8,846         485      5.48
                                 -------      ------     -----      -------      ------     -----
        Total
          interest-earning
          assets.............     83,445       7,544      9.04%      73,600       6,720      9.13%
                                 -------      ------     -----      -------      ------     -----
Less allowance for loan
  losses.....................        598                                530
                                 -------                            -------
Total interest-earning
  assets, net of allowance...     82,847                             73,070
Nonearning assets............      8,233                              7,889
                                 -------                            -------
        Total assets.........    $91,080                            $80,959
                                 =======                            =======
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-bearing liabilities:
  Interest-bearing demand
    deposits.................    $ 6,574          97      1.48%     $ 4,941          95      1.92%
  Savings and money market
    accounts.................     17,376         634      3.65       18,065         580      3.21
  Certificates of deposit....     34,581       1,867      5.40       27,518       1,451      5.27
  Federal funds purchased and
    securities sold under
    repurchase agreements....         --          --                     --          --
  TTL note account...........        447          23      5.15          411          22      5.35
                                 -------      ------     -----      -------      ------     -----
        Total
          interest-bearing
          liabilities........     58,978       2,621      4.44%      50,935       2,148      4.22%
                                 -------      ------     -----      -------      ------     -----
Noninterest-bearing
  liabilities:
  Noninterest-bearing demand
    deposits.................     24,099                             22,901
Other liabilities............        979                                934
                                 -------                            -------
        Total liabilities....     84,056                             74,770
                                 -------                            -------
Shareholders' equity.........      7,024                              6,189
                                 -------                            -------
        Total liabilities and
          shareholders'
          equity.............    $91,080                            $80,959
                                 =======                            =======
        Net interest
          income.............                 $4,923                             $4,572
                                              ======                             ======
        Net interest
          spread.............                             4.60%                              4.91%
                                                         =====                              =====
        Net interest
          margin.............                             5.90%                              6.21%
                                                         =====                              =====

                                   YEARS ENDED DECEMBER 31,
                               --------------------------------
                                             1995
                               --------------------------------
                                 AVERAGE     INTEREST   AVERAGE
                               OUTSTANDING   EARNED/    YIELD/
                                 BALANCE       PAID      RATE
                               -----------   --------   -------
                                    (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
  Loans......................    $51,984      $5,553     10.68%
  Securities.................     14,434         808      5.60
  Federal funds sold and
    other temporary
    investments..............      4,045         235      5.81
                                 -------      ------     -----
        Total
          interest-earning
          assets.............     70,463       6,596      9.36%
                                 -------      ------     -----
Less allowance for loan
  losses.....................        548
                                 -------
Total interest-earning
  assets, net of allowance...     69,915
Nonearning assets............      7,720
                                 -------
        Total assets.........    $77,635
                                 =======
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-bearing liabilities:
  Interest-bearing demand
    deposits.................    $ 5,357         104      1.94%
  Savings and money market
    accounts.................     19,749      $  633      3.21
  Certificates of deposit....     24,109      $1,258      5.22
  Federal funds purchased and
    securities sold under
    repurchase agreements....        196      $   13      6.63
  TTL note account...........        453      $   26      5.74
                                 -------      ------     -----
        Total
          interest-bearing
          liabilities........     49,864      $2,034      4.08%
                                 -------      ------     -----
Noninterest-bearing
  liabilities:
  Noninterest-bearing demand
    deposits.................     21,694
Other liabilities............        891
                                 -------
        Total liabilities....     72,449
                                 -------
Shareholders' equity.........      5,186
                                 -------
        Total liabilities and
          shareholders'
          equity.............    $77,635
                                 =======
        Net interest
          income.............                 $4,562
                                              ======
        Net interest
          spread.............                             5.28%
                                                         =====
        Net interest
          margin.............                             6.47%
                                                         =====

     The following schedule presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which can be segregated have been allocated.

                                                           YEARS ENDED DECEMBER 31,
                                           ---------------------------------------------------------
                                                1997 VS. 1996
                                           -----------------------             1996 VS. 1995
                                              INCREASE                  ----------------------------
                                             (DECREASE)                 INCREASE (DECREASE)
                                               DUE TO                         DUE TO
                                           --------------               -------------------
                                           VOLUME    RATE    TOTAL       VOLUME      RATE      TOTAL
                                           ------    ----    -----      --------    -------    -----
                                                            (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans..................................   $479     $ 23    $502         $ 27       $(114)    $(87)
  Securities.............................    275       13     288          (75)         36      (39)
  Federal funds sold and other temporary
     investments.........................     20       14      34          283         (33)     250
                                            ----     ----    ----         ----       -----     ----
          Total increase (decrease) in
            interest income..............    774       50     824          235        (111)     124
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand deposits.......      5       (3)      2           (8)         (1)      (9)
  Savings, money market accounts and
     certificates of deposit.............    371       99     470          126          14      140
  Federal funds purchased and securities
     sold under repurchase agreements....     --       --      --          (13)         --      (13)
  Borrowed funds.........................      2       (1)      1           (3)         (1)      (4)
                                            ----     ----    ----         ----       -----     ----
          Total increase (decrease) in
            interest expense.............    378       95     473          102          12      114
                                            ----     ----    ----         ----       -----     ----
  Increase (decrease) in net interest
     income..............................   $396     $(45)   $351         $133       $(123)    $ 10
                                            ====     ====    ====         ====       =====     ====

  Provision for Loan Losses

     The 1997 provision for loan losses increased to $371,000 from $145,000 in 1996, an increase of $226,000 or 156.1%. The increased provision in 1997 reflected a recognition of several specific problem loans during the fourth quarter even as net charge-offs of loans continued at relatively low levels totaling a net recovery of $27,000 or 0.1% of average loans, compared to net charge-offs of $154,000 or 0.3% of average loans in 1996. The provision for the year 1996 increased by $38,000 or 35.0% from the year ended 1995 reflecting charge-offs of previously identified problem loans.

  Noninterest Income

     Noninterest income is an important source of revenue for financial institutions in a deregulated environment. Sunbelt's primary source of noninterest income is service charges on deposit accounts and the sale of the guaranteed portion of US Small Business Administration guaranteed loans.

     Noninterest income for the year ended December 31, 1997 was $806,000, down from $844,000 in 1996 and down from $883,000 in 1995. This results in annual percentage decreases of 4.6% and 4.4% for 1997 and

1996, respectively. The following table presents for the periods indicated the major categories of noninterest income:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                             1997      1996      1995
                                                             ----      ----      ----
                                                              (DOLLARS IN THOUSANDS)
Service charges on deposit accounts........................  $513      $412      $436
Sale of SBA loans..........................................   237       392       450
Other noninterest income...................................    56        40        (3)
                                                             ----      ----      ----
          Total noninterest income.........................  $806      $844      $883
                                                             ====      ====      ====

     The decrease in noninterest income from 1996 to 1997 was due mainly to a decrease in realized gains on sales of SBA loans. The decrease in noninterest income from 1995 to 1996 also resulted mainly from a decrease in realized gains on sales of SBA loans. Additionally, Sunbelt's increased emphasis on fee based services resulted in greater income from service charges on deposit accounts of $101,000 or 24.5% from 1996 to 1997 after a decline of $23,600 or 5.4% from 1995 to 1996.

  Noninterest Expense

     For the years ended 1997, 1996 and 1995, noninterest expenses totaled $4.6 million, $3.8 million and $3.6 million, respectively. Sunbelt's efficiency ratios calculated by dividing total noninterest expenses (excluding securities losses) by net interest income plus noninterest income were 80.5% in 1997, 70.1% in 1996 and 65.8% in 1995. The efficiency ratio worsened over this period, reflecting Sunbelt's continued efforts to provide adequate staffing and other resources to promote growth. Additionally, the efficiency ratio failed to improve from 1996 to 1997 largely because of the increased 1997 provision for possible loan losses and a retirement accrual for Sunbelt's Chief Executive Officer. The following table presents for the periods indicated the major categories of noninterest expense:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1997      1996      1995
                                                           ------    ------    ------
                                                             (DOLLARS IN THOUSANDS)
Employee compensation and benefits.......................  $2,733    $1,935    $1,742
Non-staff expenses:
  Net bank premises expense..............................     418       350       314
  Equipment rentals, depreciation and maintenance........     207       189       168
  Data processing........................................     265       255       227
  Professional fees......................................     171       153       174
  FDIC assessment........................................      10         2        98
  Commissions on sale of SBA loans.......................      30       163        --
  Ad valorem and franchise taxes.........................     122       127        89
  Other..................................................     653       622       772
                                                           ------    ------    ------
          Total non-staff expenses.......................   1,876     1,861     1,842
                                                           ------    ------    ------
          Total noninterest expense......................  $4,609    $3,796    $3,584
                                                           ======    ======    ======

     Employee compensation and benefit expense for the year ended December 31, 1997 was $2.7 million, an increase of $798,000 or 41.2% from $1.9 million for 1996. Employee compensation and benefit expense for the year 1996 was up $193,000 or 11.1% from 1995. The increase for 1997 resulted primarily from a retirement accrual for the Chief Executive Officer and increased year-end officer and employee bonuses. The increase in 1996 resulted mainly from additions to the staff. Total full-time equivalent employees at December 31, 1997, 1996 and 1995 were 46, 47, and 42, respectively.

     Non-staff expenses were $1.9 million in 1997, a slight increase of $13,700 from 1996. The 1996 level increased $20,200 from 1995 non-staff expenses of $1.8 million. Much of the increase from 1995 to 1996 was offset by a decrease in FDIC deposit insurance fees.

  Income Taxes

     Income tax expense includes the regular federal income tax at the statutory rate, plus the income tax component of the Texas franchise tax. The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of non-deductible interest expense and the amount of other non-deductible expenses. Taxable income for the income tax component of the Texas franchise tax is the federal pre-tax income, plus certain officers salaries, less interest income from federal securities. The income tax component of the Texas franchise tax was zero in 1997, 1996 and 1995. In 1997, income tax expense was $266,000, a decrease of $261,000 from 1996. In 1996, income tax expense was $528,000, $96,000 less than 1995. The effective tax rates in 1997, 1996 and 1995, respectively, were 35.5%, 35.8% and 35.5%.

  Impact of Inflation

     The effects of inflation on the local economy and on Sunbelt's operating results have been relatively modest for the past several years. Since substantially all of Sunbelt's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. Sunbelt tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. SEE "-- INTEREST RATE SENSITIVITY AND LIQUIDITY" BELOW.

FINANCIAL CONDITION

  Loan Portfolio

     Total loans decreased by $3.4 million or 6.1% to $52.8 million at December 31, 1997, from $56.2 million at December 31, 1996. During 1996, total loans increased by $5.5 million or 10.9%, from $50.7 million at December 31, 1995. The decline in loans from 1996 to 1997 resulted from the departure of a senior lending officer and a resultant loss of loans to competitors and the general decline in mortgage interest rates which encouraged borrowers to refinance residential and commercial real estate loans at long term fixed rates lower than Sunbelt was able to offer.

     At December 31, 1997, total loans represented 62.5% of deposits and 56.3% of total assets. Total loans as a percentage of deposits were 69.1% at December 31, 1996, compared to 68.5% at December 31, 1995.

     The following table summarizes the loan portfolio of Sunbelt by type of loan as of the dates indicated:

                                                                    DECEMBER 31,
                          -------------------------------------------------------------------------------------------------
                                1997                1996                1995                1994                1993
                          -----------------   -----------------   -----------------   -----------------   -----------------
                          AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
                          -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                               (DOLLARS IN THOUSANDS)
Commercial and
  industrial............  $17,522    33.21%   $21,584    38.41%   $20,960    41.35%   $20,967    40.45%   $14,681    37.82%
Real estate:
  Construction and land
    development.........   5,301     10.05     3,837      6.83     5,254     10.37     3,616      6.98     2,978      7.67
  1-4 family
    residential.........   7,429     14.08     8,831     15.72     3,076      6.07     7,692     14.84     6,347     16.35
  Farmland..............     419      0.79       329      0.58       318      0.63       346      0.67       295      0.76
  Multi-family
    residential.........   3,449      6.54     2,464      4.39     2,064      4.07     1,239      2.39     1,124      2.90
  Real estate-other.....  12,705     24.08    13,040     23.21    13,514     26.66    12,225     23.59     9,187     23.66
Consumer................   5,940     11.25     6,106     10.86     5,500     10.85     5,743     11.08     4,209     10.84
                          -------   ------    -------    -----    -------    -----    -------    -----    -------    -----
        Total loans.....  $52,765      100%   $56,191      100%   $50,686      100%   $51,828      100%   $38,821      100%
                          =======   ======    =======    =====    =======    =====    =======    =====    =======    =====

     The primary lending focus of Sunbelt is on loans to small and medium-sized business and consumer loans. Sunbelt offers a variety of commercial lending products including term loans, lines of credit and fixed asset loans, including real estate and equipment financing. A broad range of short to medium-term commercial loans, primarily collateralized, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure.

     Sunbelt's legal lending limit at December 31, 1997 was $1,183,500. Secured loans up to $300,000 and unsecured loans up to $100,000 are evaluated and acted upon by the Chief Executive Officer or the Senior Loan Officers in the absence of the CEO. Loans above these amounts must be approved by the Directors' Loan Committee, which meets weekly.

     Generally, Sunbelt's commercial loans are underwritten in Sunbelt's primary market area on the basis of the borrower's ability to service such debt from income. As a general practice, Sunbelt takes as collateral a lien on any available real estate, equipment or other assets and obtains a personal guaranty. Working capital loans are primarily collateralized by short-term assets and term loans are primarily collateralized by long-term assets.

     In addition to commercial loans secured by real estate, Sunbelt makes commercial mortgage loans to finance the purchase of real property which generally consists of real estate on which structures have already been completed. Additionally, a portion of Sunbelt's lending activity has consisted of the origination of single-family residential mortgage loans collateralized by owner-occupied properties located in Sunbelt's market areas.

     Loans collateralized by single-family residential real estate generally have been originated in amounts of no more than 80% of appraised value. Sunbelt requires mortgage title insurance and hazard insurance in the amount of the loan. Sunbelt originates mortgage loans with maturities of one to five years based on amortization periods of up to 30 years. Sunbelt retains all of the mortgage loans that it originates.

     Sunbelt's commercial mortgage loans are secured by first liens on real estate, typically have fixed interest rates and amortize over a 10 to 15 year period with balloon payments due at the end of three to five years. In underwriting commercial mortgage loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower.

     Sunbelt makes loans to finance the construction of residential and, to a limited extent, nonresidential properties. Construction loans generally are secured by first liens on real estate. Sunbelt conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in Sunbelt's construction lending activities.

     Consumer loans made by Sunbelt include automobile loans, recreational vehicle loans, boat loans, home improvement loans, personal loans
(collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 120 months and vary based upon the nature of collateral and size of loan.

     The contractual maturity ranges of the commercial and industrial and real estate construction loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 1997 are summarized in the following table:

                                                            DECEMBER 31, 1997
                                              ----------------------------------------------
                                                          AFTER ONE
                                              ONE YEAR     THROUGH        AFTER
                                              OR LESS     FIVE YEARS    FIVE YEARS    TOTAL
                                              --------    ----------    ----------   -------
Commercial and industrial...................  $17,074        $448          $ --      $17,522
Real estate construction....................    5,268          33            --        5,301
                                              -------        ----          ----      -------
          Total.............................   22,342         481            --       22,823
                                              =======        ====          ====      =======
Loans with a predetermined interest rate....    5,168          33            --        5,201
Loans with a floating interest rate ........   17,174         448            --       17,622
                                              -------        ----          ----      -------
          Total.............................  $22,342        $481          $ --      $22,823
                                              =======        ====          ====      =======

     Effective January 1, 1995, Sunbelt adopted SFAS No. 114, Accounting for Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan- Income Recognition and Disclosures. Under SFAS No. 114, as amended, a loan is considered impaired based on current information and events, if it is probable that Sunbelt will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent. The implementation of SFAS No. 114 did not have a material adverse affect on Sunbelt's financial statements.

  Nonperforming Assets

     Sunbelt has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. Sunbelt has established underwriting guidelines to be followed by its officers. Sunbelt also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that Sunbelt's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

     Sunbelt's conservative lending approach, as well as a healthy local economy, have resulted in strong asset quality. Nonperforming assets at December 31, 1997 were $607,000 compared to $870,000 at December 31, 1996 and $1.1 million at December 31, 1995. This resulted in ratios of nonperforming assets to total loans plus other real estate of 1.14%, 1.53% and 2.12% for the years ended 1997, 1996 and 1995, respectively.

     Sunbelt generally places a loan on nonaccrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. All loans past due 90 days, however, are placed on nonaccrual status, unless the loan is both well-secured and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. Sunbelt is sometimes required to revise a loan's interest rate or repayment terms in a troubled debt restructuring. Sunbelt had restructured loans of $95,000 at December 31, 1997 and none at December 31, 1996. Sunbelt's internal loan review department evaluates additional loans which are potential problem loans as to risk exposure in determining the adequacy of the allowance for loan losses.

     Sunbelt maintains on an ongoing basis updated appraisals on loans secured by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses. Sunbelt records other real estate at fair value at the time of acquisition, less estimated costs to sell.

     The following table presents information regarding nonperforming assets at the dates indicated:

                                                            DECEMBER 31,
                                               --------------------------------------
                                               1997   1996    1995     1994     1993
                                               ----   ----   ------   ------   ------
                                                       (DOLLARS IN THOUSANDS)
Nonaccrual loans.............................  $ --   $252   $  410   $  247   $  274
Restructured loans...........................    95     --      162      286      308
Other real estate............................   512    618      512      512      865
                                               ----   ----   ------   ------   ------
          Total nonperforming assets.........  $607   $870   $1,084   $1,045   $1,447
                                               ====   ====   ======   ======   ======
Nonperforming assets to total loans and other
  real estate................................  1.14%  1.53%    2.12%    2.00%    2.87%

  Allowance for Loan Losses

     The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established an allowance for loan losses which it believes is adequate for estimated losses in Sunbelt's loan portfolio. Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to Sunbelt's Loan Review Committee and to the Board of Directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers the diversification by industry of Sunbelt's commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, the evaluation of its loan portfolio by the loan review function and the annual examination of Sunbelt's financial statements by its independent auditors. Charge-offs occur when loans are deemed to be uncollectible.

     Sunbelt follows a loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, Sunbelt maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. At December 31, 1997, Sunbelt had $1.8 million of such loans.

     Loans classified as "doubtful" are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if liquidated at present. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans include some loans that are delinquent at least 30 days or on nonaccrual status. Loans classified as "loss" are those loans which are in the process of being charged off.

     In addition to the internally classified loan list and delinquency list of loans, Sunbelt maintains a separate "watch list" which further aids Sunbelt in monitoring loan portfolios. Watch list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. Sunbelt reviews these loans to assist in assessing the adequacy of the allowance for loan losses. At December 31, 1997, Sunbelt had $124,000 of such loans, which primarily consisted of commercial loans.

     In order to determine the adequacy of the allowance for loan losses, management considers the risk classification or delinquency status of loans and other factors, such as collateral value, portfolio composition, trends in economic conditions and the financial strength of borrowers. Management establishes specific allowances for loans which management believes require reserves greater than those allocated according to their classification or delinquent status. An unallocated allowance is also established based on Sunbelt's historical charge-off experience. Sunbelt then charges to operations a provision for loan losses to maintain the allowance for loan losses at an adequate level determined by the foregoing methodology.

     For the year ended 1997, net loan recoveries totaled $27,000 or 0.5% of average loans outstanding for the period, compared to $154,000 or 0.3% in net loan charge-offs during 1996. During 1997, Sunbelt recorded a provision for loan losses of $371,000 compared to $145,000 for 1996. At December 31, 1997, the allowance totaled $935,000 or 1.8% of total loans. Sunbelt made a provision for loan losses of $145,000 during 1996 as compared to a provision of $107,000 for 1995. At December 31, 1996, the allowance aggregated $536,000 or 1.0% of total loans.

     The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

                                                          YEARS ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1997      1996      1995      1994      1993
                                               -------   -------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
Average loans outstanding....................  $56,460   $51,605   $51,984   $43,993   $35,330
                                               -------   -------   -------   -------   -------
Gross loans outstanding at end of period.....   52,765    56,191    50,686    51,828    38,821
                                               -------   -------   -------   -------   -------
Allowance for loan losses at beginning of
  period.....................................      536       545       465       292       342
Provision for loan losses....................      371       145       107       262       (32)
Charge-offs:
  Commercial and industrial..................      (25)     (128)      (66)      (82)      (46)
  Real estate................................       --       (19)       (2)       --       (54)
  Consumer...................................       (7)      (39)       (9)      (99)       --
Recoveries:
  Commercial and industrial..................       60        28        50        89        49
  Real estate................................       --        --        --        --        33
  Consumer...................................       --         4        --         3        --
                                               -------   -------   -------   -------   -------
Net loan (charge-offs) recoveries............       28      (154)      (27)      (89)      (18)
Allowance for loan losses at end of period...  $   935   $   536   $   545   $   465   $   292
                                               =======   =======   =======   =======   =======
Ratio of allowance to end of period loans....     1.77%     0.95%     1.08%     0.90%     0.75%
Ratio of net loan charge-offs to average
  loans......................................     0.05     (0.30)    (0.05)    (0.20)    (0.05)
Ratio of allowance to end of period
  nonperforming loans........................   154.04     61.61     50.28     44.50     20.18

     The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                          DECEMBER 31,
                              --------------------------------------------------------------------
                                      1997                    1996                    1995
                              --------------------    --------------------    --------------------
                                       PERCENT OF              PERCENT OF              PERCENT OF
                                        LOANS TO                LOANS TO                LOANS TO
                              AMOUNT   TOTAL LOANS    AMOUNT   TOTAL LOANS    AMOUNT   TOTAL LOANS
                              ------   -----------    ------   -----------    ------   -----------
                                                     (DOLLARS IN THOUSANDS)
Balance of allowance for
  loan losses applicable to:
  Commercial and
     industrial.............   $142       33.21%       $ 37       38.41%       $ 28       41.35%
  Real estate:
     Construction and land
       development..........     --       10.05          --        6.83          21       10.37
     1-4 family
       residential..........     --       14.08          --       15.72          --        6.07
     Real estate-other......     56       24.08          60       23.21          50       26.66
     Farmland...............     --        0.79          --        0.58          --        0.63
     Multi-family...........     --        6.54          --        4.39          --        4.07
  Consumer..................      2       11.25           3       10.86          25       10.85
  Unallocated...............    735                     436                     421
                               ----       -----        ----       -----        ----       -----
          Total allowance
            for loan
            losses..........   $935         100%       $536         100%       $545         100%
                               ====       =====        ====       =====        ====       =====

                                                                    DECEMBER 31,
                                                   -----------------------------------------------
                                                           1994                      1993
                                                   ---------------------     ---------------------
                                                             PERCENT OF                PERCENT OF
                                                              LOANS TO                  LOANS TO
                                                   AMOUNT    TOTAL LOANS     AMOUNT    TOTAL LOANS
                                                   ------    -----------     ------    -----------
                                                               (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses applicable
  to:
  Commercial and industrial......................   $ 63        40.45%        $ 85        37.82%
  Real estate:
     Construction and land development...........     --         6.98           --         7.67
     1-4 family residential......................      8        14.84           49        16.35
     Real estate-other...........................     --        23.59           22        23.66
     Farmland....................................     --         0.67           --         0.76
     Multi-family................................     --         2.39           --         2.90
  Consumer.......................................     --        11.08           29        10.84
  Unallocated....................................    394                       107
                                                    ----       ------         ----       ------
          Total allowance for loan losses........   $465          100%        $292          100%
                                                    ====       ======         ====       ======

     Sunbelt believes that the allowance for loan losses at December 31, 1997 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance, however, that Sunbelt will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 1997.

  Securities

     Sunbelt uses its securities portfolio primarily as a source of liquidity and secondarily as a source of income. At December 31, 1997, investment securities totaled $18.7 million, an increase of $3.2 million from $15.5 million at December 31, 1996. The increase was primarily attributable to excess liquidity resulting from deposit growth exceeding loan growth. At December 31, 1997, investment securities represented 20.0% of total assets compared to 17.4% of total assets at December 31, 1996. The yield on the investment portfolio for the year ended December 31, 1997 was 5.95% compared to a yield of 5.85% for the year ended December 31, 1996.

     The following table summarizes the amortized cost of investment securities held by Sunbelt as of the dates shown:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                            1997      1996      1995
                                                           -------   -------   -------
                                                             (DOLLARS IN THOUSANDS)
U.S. Government securities...............................  $ 6,200   $ 4,788   $ 2,000
Mortgage-backed securities...............................   11,149    10,095    11,157
Other securities.........................................    1,402       638       138
                                                           -------   -------   -------
          Total securities...............................  $18,751   $15,521   $13,295
                                                           =======   =======   =======

     The following table summarizes the contractual maturity of investment securities and their weighted average yields:

                                                                DECEMBER 31, 1997
                              --------------------------------------------------------------------------------------
                                                                    AFTER FIVE
                                                  AFTER ONE         YEARS BUT
                                  WITHIN       YEAR BUT WITHIN        WITHIN
                                 ONE YEAR         FIVE YEARS        TEN YEARS      AFTER TEN YEARS
                              --------------   ----------------   --------------   ---------------
                              AMOUNT   YIELD   AMOUNT    YIELD    AMOUNT   YIELD   AMOUNT    YIELD    TOTAL    YIELD
                              ------   -----   -------   ------   ------   -----   -------   -----   -------   -----
                                                              (DOLLARS IN THOUSANDS)
U.S. Government
  securities................  $2,890   5.87%   $3,310     6.01%    $ --      --%   $   --      --%   $ 6,200   5.95%
Mortgage-backed and other
  securities................     --      --        --       --      220    6.67    10,929    6.36     11,149   6.37%
Other securities ...........    902    5.72       500     6.46       --      --        --      --      1,402   5.98%
                              ------   ----    ------     ----     ----    ----    -------   ----    -------   ----
        Totals..............  $3,792   5.85%   $3,810     6.06%    $220    6.67%   $10,929   6.36%   $18,751   6.21%
                              ======   ====    ======     ====     ====    ====    =======   ====    =======   ====

     Effective January 1, 1994, Sunbelt adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (Statement 115). At the date of purchase, Sunbelt is required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

     The following table summarizes the carrying value and classification of securities as of the dates shown:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                            1997      1996      1995
                                                           -------   -------   -------
                                                             (DOLLARS IN THOUSANDS)
Available-for-sale.......................................  $   899   $   628   $ 2,120
Held-to-maturity.........................................   17,849    14,883    10,913
                                                           -------   -------   -------
          Total securities...............................  $18,748   $15,511   $13,033
                                                           =======   =======   =======

     At December 31, 1997, securities totaled $18.7 million, an increase of $3.2 million from $15.5 million at December 31, 1996. The increase occurred primarily in U.S. Government securities and reflected Sunbelt's greater ability to attract deposits than loans. During 1996, securities increased $2.2 million from $13.3 million at December 31, 1995, reflecting an overall growth in earning assets.

     The following table presents the amortized cost of securities classified as available-for-sale and their approximate fair values as of the dates shown:

                                     DECEMBER 31, 1997                             DECEMBER 31, 1996
                        -------------------------------------------   -------------------------------------------
                                      GROSS        GROSS                            GROSS        GROSS
                        AMORTIZED   UNREALIZED   UNREALIZED   FAIR    AMORTIZED   UNREALIZED   UNREALIZED   FAIR
                          COST         GAIN         LOSS      VALUE     COST         GAIN         LOSS      VALUE
                        ---------   ----------   ----------   -----   ---------   ----------   ----------   -----
Other securities......    $902         $--          $(3)      $899      $638         $--          $(10)     $628
                          ====         ===          ===       ====      ====         ===          ====      ====

                                     DECEMBER 31, 1995
                        --------------------------------------------
                                      GROSS        GROSS
                        AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                          COST         GAIN         LOSS      VALUE
                        ---------   ----------   ----------   ------
Other securities......   $2,138        $--          $(18)     $2,120
                         ======        ===          ====      ======

     The following table presents the amortized cost of securities classified as held-to-maturity and their approximate fair values as of the dates shown:

                                     DECEMBER 31, 1997                               DECEMBER 31, 1996
                       ---------------------------------------------   ---------------------------------------------
                                     GROSS        GROSS                              GROSS        GROSS
                       AMORTIZED   UNREALIZED   UNREALIZED    FAIR     AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                         COST         GAIN         LOSS       VALUE      COST         GAIN         LOSS       VALUE
                       ---------   ----------   ----------   -------   ---------   ----------   ----------   -------
U.S. Government
 securities..........   $ 6,200       $30         $  --      $ 6,230    $ 4,788       $17         $  (3)     $ 4,802
Mortgage-backed
 securities/CMOs.....    11,149        18          (174)      10,993     10,095         7          (261)       9,841
Other securities.....       500        --            --          500         --        --            --           --
                        -------       ---         -----      -------    -------       ---         -----      -------
      Total..........   $17,849       $48         $(174)     $17,723    $14,883       $24         $(264)     $14,643
                        =======       ===         =====      =======    =======       ===         =====      =======

                                     DECEMBER 31, 1995
                       ---------------------------------------------
                                     GROSS        GROSS
                       AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                         COST         GAIN         LOSS       VALUE
                       ---------   ----------   ----------   -------
U.S. Government
 securities..........   $    --       $--         $  --      $    --
Mortgage-backed
 securities/CMOs.....    11,157                    (244)      10,913
Other securities.....        --        --            --           --
                        -------       ---         -----      -------
      Total..........   $11,157       $--         $(244)     $10,913
                        =======       ===         =====      =======

     Mortgage-backed securities are securities which have been developed by pooling a number of real estate mortgages and are principally issued by federal agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies. Included in Sunbelt's mortgage-backed securities at December 31, 1997 were $5.7 million in agency-issued collateral mortgage obligations.

     At December 31, 1997, 98.02% of the mortgage-backed securities held by Sunbelt had final maturities of more than 10 years. However, unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are purchased at a premium will generally suffer decreasing net yields as interest rates drop because home owners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Therefore, securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will not be unduly shortened. If interest rates begin to fall, prepayments will increase. Approximately $9.2 million of Sunbelt's mortgage-backed securities earn interest at floating rates and reprice within one year, and accordingly are less susceptible to declines in value should interest rates increase.

  Deposits

     Sunbelt offers a variety of deposit accounts having a wide range of interest rates and terms. Sunbelt's deposits consist of demand, savings, money market and time accounts. Sunbelt relies primarily on competitive pricing policies and customer service to attract and retain these deposits. Sunbelt does not have any brokered deposits.

     Average total deposits during 1997 increased to $82.6 million from $73.4 million in 1996, an increase of $9.2 million or 12.5%. Approximately 83.6% of the increase occurred in certificates of deposit which raised the cost of deposits to 4.44% in 1997 from 4.22% in 1996. At the same time, the ratio of average demand deposits to average total deposits increased from 36.6% in 1995. Average deposits in 1996 rose to $73.4 million from $70.9 million in 1995, an increase of $2.5 million or 3.5%. The increase resulted primarily from an increase in noninterest bearing deposits and certificates of deposit. Sunbelt's ratios of average noninterest-bearing demand deposits to average total deposits for years ended December 31, 1997 and 1996 were 29.2% and 31.2%, respectively.

     Sunbelt's lending and investing activities are funded principally by deposits, approximately 34.9% of which were noninterest-bearing demand and savings deposits as of December 31, 1997. Average noninterest-bearing deposits at December 31, 1997 were $24.1 million as compared to $22.9 million for 1996, an increase of $1.2 million or 5.2%. Approximately 29.2% of average deposits for the year ended December 31, 1997 were noninterest-bearing.

     The daily average balances and weighted average rates paid on deposits for each of the years ended December 31, 1997, 1996, and 1995 are presented below:

                                                  YEARS ENDED DECEMBER 31,
                                    ----------------------------------------------------
                                         1997               1996               1995
                                    --------------     --------------     --------------
                                    AMOUNT    RATE     AMOUNT    RATE     AMOUNT    RATE
                                    -------   ----     -------   ----     -------   ----
                                                   (DOLLARS IN THOUSANDS)
Money market checking.............  $ 6,574   1.56%    $ 4,941   2.62%    $ 5,357   2.59%
Regular savings...................    2,121   2.19       2,155   2.36       1,856   2.59
Money market savings..............   15,255   3.81      15,910   3.11      17,893   3.07
Time deposits less than
  $100,000........................   17,226   5.40      13,069   5.72      12,314   5.21
Time deposits $100,000 and over...   17,355   5.40      14,449   4.87      11,795   5.23
                                    -------   ----     -------   ----     -------   ----
Total interest-bearing deposits...   58,531   4.44      50,524   4.22      49,215   4.08
Noninterest-bearing deposits......   24,099     --      22,901     --      21,694     --
                                    -------            -------            -------
          Total deposits..........  $82,630   3.14%    $73,425   2.90%    $70,909   2.81%
                                    =======   ====     =======   ====     =======   ====

     The following table sets forth the amount of Sunbelt's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                                DECEMBER 31, 1997
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
3 months or less............................................         $ 8,071
Between 3 months and 6 months ..............................           4,430
Between 6 months and 1 year.................................           4,098
                                                                     -------
          Total.............................................         $16,599
                                                                     =======

  Interest Rate Sensitivity and Liquidity

     Sunbelt's Funds Management Policy provides management with the necessary guidelines for effective funds management, and Sunbelt has established a measurement system for monitoring its net interest rate sensitivity position. Sunbelt manages its sensitivity position within established guidelines.

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect adversely net interest income, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely.

     The following table sets forth an interest rate sensitivity analysis for Sunbelt at December 31, 1997:

                                                  VOLUMES SUBJECT TO REPRICING WITHIN
                             -----------------------------------------------------------------------------
                                                                                         GREATER
                                                   181-                                   THAN
                              0-30      31-180     365       1-3       3-5      5-10       10
                              DAYS       DAYS      DAYS     YEARS     YEARS     YEARS     YEARS     TOTAL
                             -------   --------   ------   -------   -------   -------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Securities...............  $ 7,736   $  1,416   $4,690   $ 4,833   $    76   $    --   $    --   $18,751
  Loans....................   21,467      6,457    4,366    12,606     6,889       974         6    52,765
  Federal funds sold.......   13,075         --       --        --        --        --        --    13,075
                             -------   --------   ------   -------   -------   -------   -------   -------
         Total
           interest-earning
           assets..........   42,278      7,873    9,056    17,439     6,965       974         6    84,591
                             -------   --------   ------   -------   -------   -------   -------   -------
Interest-bearing
  liabilities:
  Demand, money market and
    savings deposits.......   24,412         --       --        --        --        --        --    24,412
  Certificates of deposit
    and other time
    deposits...............    5,850     17,055    9,158       333        --        --        --    32,396
  Other....................      600         --       --        --        --        --        --       600
                             -------   --------   ------   -------   -------   -------   -------   -------
         Total
           interest-bearing
           liabilities.....  $30,862   $ 17,055   $9,158   $   333   $    --   $    --   $    --   $57,408
                             -------   --------   ------   -------   -------   -------   -------   -------
Period GAP.................  $11,416   $ (9,182)  $ (102)  $17,106   $ 6,965   $   974   $     6   $27,183
Cumulative GAP.............  $11,416   $  2,234   $2,132   $19,238   $26,203   $27,177   $27,183
Period GAP to total
  assets...................    12.17%     (9.79)%  (0.11)%   18.24%     7.43%     1.04%     0.01%
Cumulative GAP to total
  assets...................    12.17%      2.38%    2.27%    20.52%    27.94%    28.98%    28.99%
Cumulative interest-earning
  assets to cumulative
  interest-bearing
  liabilities..............   137.00%    104.66%  103.74%   133.51%   145.64%   147.34%   147.35%

     Shortcomings are inherent in GAP analysis since certain assets and liabilities may not move proportionally as interest rates change. Consequently, in addition to GAP analysis Sunbelt uses a simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet, respectively. Based on Sunbelt's December 31, 1997 simulation analysis, Sunbelt estimates that a 200 basis point rise or decline in rates over the next twelve month period would have an impact of less than 8.50% on its net interest income for the same period. The change is relatively small, despite Sunbelt's asset sensitive GAP position. This results primarily from the behavior of demand, money market and savings deposits. Sunbelt has found that historically interest rates on these deposits change more slowly in a rising rate environment than in a declining rate environment. Sunbelt maintains an Investment Committee that reviews Sunbelt's interest rate risk position, generally on a monthly basis.

     Liquidity involves Sunbelt's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate Sunbelt on an ongoing basis. During the past three years, Sunbelt's liquidity needs have been met primarily by financing activities, which consisted mainly of growth in core deposits, supplemented by earnings through operating activities. In Sunbelt's investing activities, highly liquid securities have provided much flexibility. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, Sunbelt does not generally rely on these external funding sources.

  Capital Resources

     Capital management consists of providing equity to support both current and future operations. Sunbelt is subject to capital adequacy requirements imposed by the OCC. The OCC has adopted risk-based capital requirements for assessing bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The risk-based capital standards issued by the OCC apply to Sunbelt. These guidelines relate a financial institution's capital to the risk profile of its assets. The risk-based capital standards require all financial institutions to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

     The OCC has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets ("leverage ratio") of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

     Pursuant to FDICIA, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. Also pursuant to FDICIA, the OCC has promulgated regulations setting the levels at which an insured institution such as Sunbelt would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Sunbelt is classified "well capitalized" for purposes of the OCC's prompt corrective action regulations. SEE "SUPERVISION AND
REGULATION -- SUNBELT."

     Shareholders' equity increased to $7.0 million at December 31, 1997 from $6.5 million at December 31, 1996, an increase of $487,000 or 7.5%. This increase was primarily the result of net income of $483,000. During 1996, shareholders' equity increased by $839,000 or 14.9%, from $5.6 million at December 31, 1995. In addition to net income of $947,000 in 1996, the increase reflected dividends paid of $115,000.

     The following table provides a comparison of Sunbelt's leverage and risk-weighted capital ratios as of December 31, 1997 to the minimum and well-capitalized regulatory standards:

                                                                              ACTUAL RATIO AT
                                     MINIMUM REQUIRED    WELL-CAPITALIZED    DECEMBER 31, 1997
                                     ----------------    ----------------    -----------------
SUNBELT
  Leverage ratio.................         3.00%(1)             5.00%               7.40%
  Tier 1 risk-based capital
     ratio.......................         4.00%                6.00%              10.80%
  Risk-based capital ratio.......         8.00%               10.00%              12.00%

---------------

(1) The OCC may require Sunbelt to maintain a leverage ratio of up to 200 basis points above the required minimum.

                                    SUNBELT

GENERAL

     Sunbelt was organized as a national banking association in 1983. Sunbelt is an independent community bank located in Houston, Texas. Sunbelt is a full service bank offering a variety of services to satisfy the needs of the consumer and commercial customers in its market area. The principal services offered by Sunbelt include most types of loans, including commercial, consumer and real estate loans. Sunbelt also offers safe deposit boxes, a night deposit facility, motor bank, wire transfer and ATM cards. Sunbelt's headquarters are located at 1160 Dairy Ashford, Suite 100, Houston, Texas 77079, and its telephone number is
(281)531-3000. As of December 31, 1997, Sunbelt had total assets of $93.8 million, loans of $52.8 million, total deposits of $84.4 million, total shareholders' equity of $7.0 million and net income of $483,000.

FACILITIES

     Sunbelt conducts business at two full service banking locations and one stand alone motor bank facility in Houston. Sunbelt's headquarters are located at 1160 Dairy Ashford, Suite 100, in Houston in a six story office building which Sunbelt leases.

COMPETITION

     The banking business is highly competitive, and the profitability of Sunbelt depends principally on Sunbelt's ability to compete in the market areas in which its banking operations are located. Sunbelt competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than Sunbelt. Sunbelt has been able to compete effectively with other financial institutions by emphasizing customer service, technology and local office decision-making; by establishing long-term customer relationships and building customer loyalty; and by providing products and services designed to address the specific needs of its customers.

EMPLOYEES

     As of December 31, 1997, Sunbelt had 46 full-time employees, three of whom were executive officers of Sunbelt. Sunbelt provides medical and hospitalization insurance to its full-time employees. Sunbelt considers its relations with employees to be excellent.

LEGAL PROCEEDINGS

     In the normal course of its businesses, Sunbelt from time to time is involved in legal proceedings. Other than such proceedings incidental to its business, Sunbelt's management is not aware of any pending or threatened legal proceedings which, upon resolution, would have a material adverse effect upon Sunbelt's financial condition, results of operations or cash flows. The continued absence of such proceedings is a condition to the Company's obligation to consummate the Consolidations. SEE "THE CONSOLIDATIONS -- OTHER TERMS AND CONDITIONS".

                    BENEFICIAL OWNERSHIP OF SUNBELT STOCK BY
                MANAGEMENT OF SUNBELT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of the Record Date, the names and addresses of each beneficial owner of more than 5% of Sunbelt Stock known to the Board of Directors of Sunbelt, showing the amount and nature of such beneficial ownership and the names of each director and executive officer of Sunbelt, the number of shares of Sunbelt Stock owned beneficially by each director and executive officer and the number of shares of Sunbelt Stock owned beneficially by all directors and executive officers as a group. The table also includes the number of shares and percentage of Company Common Stock to be owned by such individuals upon the exchange of Sunbelt Stock for Company Common Stock.

                                                        AMOUNT (PERCENT) AND     AMOUNT (PERCENT) AND
                                                        NATURE OF BENEFICIAL     NATURE OF BENEFICIAL
     NAME AND ADDRESS OF                                    OWNERSHIP OF         OWNERSHIP OF COMPANY
      BENEFICIAL OWNER         POSITION WITH SUNBELT      SUNBELT STOCK(1)          COMMON STOCK(2)
     -------------------       ---------------------    --------------------     --------------------
Hans Kayem Estate              Principal Shareholder           73,207(3)                146,582
  10830 Old Katy Road                                          (15.91%)                   (1.43%)
  Houston, Texas 77043
Curtis R. Kayem                Director                           200                       400
  10830 Old Katy Road                                               *                         *
  Houston, Texas 77043
B. J. Williams                 Chairman of the
  11931 Vallencia              Board of Directors,             46,415(4)                 92,936
  Meadows, Texas 77477         Chief Executive                 (10.09%)                       *
                               Officer and President
Thomas W. Ferguson             Director                        31,965(5)                 64,003
  10232 Veterans Memorial                                       (6.95%)                       *
     Parkway
  Houston, Texas 77038
Jerry R. Cooper                Director                        29,950(6)                 59,968
  3110 Fairway                                                  (6.51%)                       *
  Sugar Land, Texas 77478
D.C. Daniels                   Director                        23,494(7)                 47,042
  P O Box 190                                                   (5.11%)                       *
  Whitesboro, Texas 76273
George A. Wolcott              Director                        28,714(8)                 57,494
  P O Box 722                                                   (6.24%)                       *
  Tomball, Texas 77377-0722
Monroe M. Luther               Director                        12,000(9)                 24,027
  9337-B Katy Freeway, Suite                                    (2.61%)                       *
     257
  Houston, Texas 77024
B. L. Hinds                    Director                         2,248(10)                 4,501
  601 Saddlewood                                                    *                         *
  Houston, Texas 77056
T. Weldon Martin               Director                           200                       400
  70 So. Castlegreen Circle                                         *                         *
  The Woodlands, Texas 77381
Joseph A. Mattingly            Director                         5,698(11)                11,409
  13311 Alchester Drive                                         (1.24%)                       *
  Houston, Texas 77079

                                                        AMOUNT (PERCENT) AND     AMOUNT (PERCENT) AND
                                                        NATURE OF BENEFICIAL     NATURE OF BENEFICIAL
     NAME AND ADDRESS OF                                    OWNERSHIP OF         OWNERSHIP OF COMPANY
      BENEFICIAL OWNER         POSITION WITH SUNBELT      SUNBELT STOCK(1)          COMMON STOCK(2)
     -------------------       ---------------------    --------------------     --------------------
Ralph D. McBride               Director                         4,000(12)                 8,009
  811 Old Lake                                                      *                         *
  Houston, Texas 77057-1103
C. Mark Aderman                Executive Vice                      --                        --
  3714 Tangley                 President
  Houston, Texas 77005
Frank Maresca, Jr.             Executive Vice                      --                        --
  11811 Demia Court            President
  Meadows, Texas 77477
All Directors and Executive                                   184,884(13)               370,193
  Officers as a group                                          (40.19%)                   (3.62%)

---------------

 *    Represents less that 1.00% of outstanding stock.
 (1) Unless otherwise indicated, each individual is the record owner of, and has sole voting and investment power with respect to, all shares of Sunbelt Stock of which he or she is the beneficial owner. Unless otherwise indicated, all percentages are based upon 460,000 shares of Sunbelt Stock issued and outstanding.
 (2) Assumes the issuance of 921,058 shares of Company Common Stock in connection with the Consolidations.
 (3)  Includes 71,656 shares that are subject to the Sunbelt Voting Agreement.
 (4) Includes 45,415 shares that are subject to the Sunbelt Voting Agreement. Mr. Williams is one of five voting representatives of the Sunbelt Voting Agreement which controls 381,147 shares, or approximately 82.86%, of the Sunbelt Stock.
 (5)  Includes 31,400 shares that are subject to the Sunbelt Voting Agreement.
 (6)  Includes 23,000 shares that are subject to the Sunbelt Voting Agreement.
 (7) Includes 23,294 shares that are subject to the Sunbelt Voting Agreement. Mr. Daniels is one of five voting representatives of the Sunbelt Voting Agreement which controls 381,147 shares, or approximately 82.86%, of the Sunbelt Stock.
 (8) Includes 6,000 shares held of record by George Wolcott Interests, Inc. of which Mr. Wolcott is the owner. Includes 28,514 shares that are subject to the Sunbelt Voting Agreement. Mr. Wolcott is one of five voting representatives of the Sunbelt Voting Agreement which controls 381,147 shares, or approximately 82.86%, of the Sunbelt Stock.
 (9) Includes 11,000 shares held of record by CNOM & Co. for the benefit of Mr. Luther. Includes 11,800 shares that are subject to the Sunbelt Voting Agreement.
(10)  Includes 2,048 shares that are subject to the Sunbelt Voting Agreement.
(11)  Includes 5,035 shares that are subject to the Sunbelt Voting Agreement.
(12)  Includes 3,200 shares that are subject to the Sunbelt Voting Agreement.
(13)  Includes 173,700 shares that are subject to the Sunbelt Voting Agreement.

     The persons listed above will receive the same Consolidation Consideration described in "THE CONSOLIDATIONS -- CONSOLIDATION CONSIDERATION" as the other Sunbelt Shareholders for each share of Sunbelt Stock held at the First Effective Date.

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                           SUPERVISION AND REGULATION

     The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company shareholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

     The following description summarizes some of the laws to which the Company, Prime Bank and Sunbelt are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

THE COMPANY

     The Company is a bank holding company registered under the BHC Act, and it is subject to supervision, regulation and examination by the Federal Reserve. The BHC Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

     Regulatory Restrictions on Dividends; Source of Strength. It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

     Activities "Closely Related" to Banking. The BHC Act prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve, by order or regulation, to be so closely related to banking or managing or controlling banks, as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals. In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve considers a number of factors, and weighs the expected benefits to the public (such as greater convenience and increased competition or gains in efficiency) against the risks of possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound

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banking practices). The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

     Securities Activities. The Federal Reserve has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In limited situations, holding companies may be able to use such subsidiaries to underwrite and deal in corporate debt and equity securities.

     Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve's Regulation Y, for example, generally requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

     The Federal Reserve has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

     Anti-Tying Restrictions. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

     Capital Adequacy Requirements. The Federal Reserve has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. As of December 31, 1997, the Company's ratio of Tier 1 capital to total risk-weighted assets was 13.96% and its ratio of total capital to total risk-weighted assets was 15.01%. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY".

     In addition to the risk-based capital guidelines, the Federal Reserve uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets. Certain highly-rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies may be required to maintain a leverage ratio of up to 200 basis points above the regulatory minimum. As of December 31, 1997, the Company's leverage ratio was 6.82%.

     The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines
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below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

     The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

     Acquisitions by Bank Holding Companies. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

     Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, would, under the circumstances set forth in the presumption, constitute acquisition of control of the Company.

     In addition, any company is required to obtain the approval of the Federal Reserve under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of the Company, or otherwise obtaining control or a "controlling influence" over the Company.

PRIME BANK

     Prime Bank is a Texas-chartered banking association, the deposits of which are insured by the Bank Insurance Fund ("BIF") and the SAIF of the FDIC. Prime Bank is not a member of the Federal Reserve System; therefore, Prime Bank is subject to supervision and regulation by the FDIC and the TDB. Such supervision and regulation subjects Prime Bank to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC and the TDB. Because the Federal Reserve regulates the bank holding company parent of Prime Bank, the Federal Reserve also has supervisory authority which directly affects Prime Bank.

     Equivalence to National Bank Powers. The Texas Constitution, as amended in 1986, provides that a Texas-chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Texas. To the extent that the Texas laws and regulations may have allowed state-chartered banks to engage in a broader range of activities than national banks, FDICIA has operated to limit this authority. FDICIA provides that no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

     Branching. Texas law provides that a Texas-chartered bank can establish a branch anywhere in Texas provided that the branch is approved in advance by the TDB. The branch must also be approved by the FDIC,

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

which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers.

     Restrictions on Transactions With Affiliates and Insiders. Transactions between Prime Bank and its nonbanking subsidiaries, including the Company, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Company or its subsidiaries.

     Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between Prime Bank and its affiliates be on terms substantially the same, or at least as favorable to Prime Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

     The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

     Restrictions on Distribution of Subsidiary Bank Dividends and
Assets. Dividends paid by Prime Bank have provided a substantial part of the Company's operating funds and it is anticipated that dividends paid by Prime Bank to the Company will continue to be the Company's principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by Prime Bank. Under federal law, Prime Bank cannot pay a dividend if, after paying the dividend, Prime Bank will be "undercapitalized." The FDIC may declare a dividend payment to be unsafe and unsound even though Prime Bank would continue to meet its capital requirements after the dividend.

     Because the Company is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as the Company) or any shareholder or creditor thereof.

     Examinations. The FDIC periodically examines and evaluates insured banks. Based upon such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. The TDB also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination.

     Audit Reports. Insured institutions with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution's holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, financial statements prepared in accordance with generally accepted accounting principles, management's certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, independent auditors may be required to review quarterly financial statements. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

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

     Capital Adequacy Requirements. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

     The FDIC's risk-based capital guidelines generally require state banks to have a minimum ratio of Tier 1 capital to total risk-weighted assets of 4% and a ratio of total capital to total risk-weighted assets of 8%. The capital categories have the same definitions for Prime Bank as for the Company. As of December 31, 1997, Prime Bank's ratio of Tier 1 capital to total risk-weighted assets was 13.60% and its ratio of total capital to total risk-weighted assets was 14.65%. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF THE COMPANY".

     The FDIC's leverage guidelines require state banks to maintain Tier 1 capital of no less than 5% of average total assets, except in the case of certain highly rated banks for which the requirement is 3% of average total assets. The TDB has issued a policy which generally requires state chartered banks to maintain a leverage ratio (defined in accordance with federal capital guidelines) of 6%. As of December 31, 1997, Prime Bank's ratio of Tier 1 capital to average total assets (leverage ratio) was 6.64%. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF THE COMPANY".

     Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." A "well capitalized" bank has a total risk based capital ratio of 10% or higher; a Tier 1 risk based capital ratio of 6% or higher; a leverage ratio of 5% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk based capital ratio of 8% or higher; a Tier 1 risk based capital ratio of 4% or higher; a leverage ratio of 4% or higher (3% or higher if the bank was rated a CAMEL 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well capitalized bank. A bank is "under capitalized" if it fails to meet any one of the ratios required to be adequately capitalized.

     In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment, and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

     As an institution's capital decreases, the FDIC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

     Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

     Deposit Insurance Assessments. Prime Bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher-risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances.

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     After the one-time SAIF assessment in 1996, the assessment rate disparity between BIF and SAIF members was eliminated. The current range of BIF and SAIF assessments is between 0% and .27% of deposits. Institutions which qualify for the 0% assessment category such as Prime Bank, however, still must pay the $1,000 minimum semi-annual assessment required by federal statute.

     The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this new system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

     On September 30, 1996, President Clinton signed into law an act that contained a comprehensive approach to recapitalize the SAIF and assure the payment of the Financing Corporation's ("FICO") bond obligations. Under this new act, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The BIF rate must equal one-fifth of the SAIF rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter BIF and SAIF payers will be assessed pro rata for the FICO bond obligations. With regard to the assessment for the FICO obligation, the current BIF rate is .0126% of deposits and the SAIF rate is .0630% of deposits.

     Enforcement Powers. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Company or its banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan. The TDB also has broad enforcement powers over Prime Bank, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

     Brokered Deposit Restrictions. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

     Cross-Guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

     Community Reinvestment Act. The Community Reinvestment Act of 1977 ("CRA") and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

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     Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, Prime Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Prime Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

SUNBELT

     As a national banking association, Sunbelt is principally supervised, examined and regulated by the OCC. The OCC regularly examines such areas as capital adequacy, reserves, loan portfolio, investments and management practices. Sunbelt must also furnish quarterly and annual reports to the OCC, and the OCC may exercise cease and desist and other enforcement powers over Sunbelt if its actions represent unsafe or unsound practices or violations of law. Since the deposits of Sunbelt are insured by the BIF of the FDIC, Sunbelt is also subject to regulation and supervision by the FDIC.

     Restrictions on Transactions With Affiliates and Insiders. Transactions between Sunbelt and its nonbanking subsidiaries, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of Sunbelt or its subsidiaries.

     Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between Sunbelt and its affiliates be on terms substantially the same, or at least as favorable to Sunbelt, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

     The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the OCC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

     Dividends. There are certain statutory limitations on the payment of dividends by national banks. Until capital surplus equals capital stock, a national bank cannot declare a dividend unless (i), in the case of an annual dividend, Sunbelt transfers ten percent of its net income for the preceding four quarters to capital surplus and (ii), in the case of semiannual or special dividends, Sunbelt transfers ten percent of its net income for the preceding two quarters to capital surplus. Without approval of the OCC, dividends may not be paid in excess of a bank's total net profits for that year, plus its retained profits for the preceding two years, less any required transfers to capital surplus. Additionally, a national bank may not pay dividends in excess of total retained profits, including current year's earnings. In some cases, the OCC may find a dividend payment that meets these statutory requirements to be an unsafe or unsound practice. Under FDICIA, Sunbelt cannot pay a dividend if it will cause Sunbelt to be "undercapitalized."

     Examinations. The OCC periodically examines and evaluates insured banks. Based upon such an evaluation, the OCC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the OCC-determined value and the book value of such assets.

     Capital Adequacy Requirements. The OCC has adopted regulations establishing minimum requirements for the capital adequacy of national banks. The OCC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

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     The OCC's risk-based capital guidelines generally require national banks to have a minimum ratio of Tier 1 capital to total risk-weighted assets of 4% and a ratio of total capital to total risk-weighted assets of 8%. As of December 31, 1997, Sunbelt's ratio of Tier 1 capital to total risk-weighted assets was 10.80% and its ratio of total capital to total risk-weighted assets was 12.00%. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF SUNBELT".

     The OCC's leverage guidelines require national banks to maintain Tier 1 capital of no less than 5% of average total assets, except in the case of certain highly rated banks for which the requirement is 3% of average total assets. As of December 31, 1997, Sunbelt's ratio of Tier 1 capital to average total assets (leverage ratio) was 7.40%. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF SUNBELT".

     Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." A "well capitalized" bank has a total risk based capital ratio of 10% or higher; a Tier 1 risk based capital ratio of 6% or higher; a leverage ratio of 5% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk based capital ratio of 8% or higher; a Tier 1 risk based capital ratio of 4% or higher; a leverage ratio of 4% or higher (3% or higher if the bank was rated a CAMEL 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well capitalized bank. A bank is "under capitalized" if it fails to meet any one of the ratios required to be adequately capitalized.

     In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment, and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

     As an institution's capital decreases, the OCC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The OCC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

     Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

     Deposit Insurance Assessments. Sunbelt must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher-risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances.

     After the one-time SAIF assessment in 1996, the assessment rate disparity between BIF and SAIF members was eliminated. The current range of BIF and SAIF assessments is between 0% and .27% of deposits. Institutions which qualify for the 0% assessment category such as Sunbelt, however, still must pay the $1,000 minimum semi-annual assessment required by federal statute.

     The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this new system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100
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above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

     On September 30, 1996, President Clinton signed into law an act that contained a comprehensive approach to recapitalizing the SAIF and to assure the payment of the FICO bond obligations. Under this new act, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The BIF rate must equal one-fifth of the SAIF rate through yearend 1999, or until the insurance funds are merged, whichever occurs first. Thereafter BIF and SAIF payers will be assessed pro rata for the FICO bond obligations. With regard to the assessment for the FICO obligation, the current BIF rate is .0126% of deposits and the SAIF rate is .0630% of deposits.

     Enforcement Powers. The FDIC, OCC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject Sunbelt, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

     Brokered Deposit Restrictions. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

     Cross-Guarantee Provisions. FIRREA contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

     Community Reinvestment Act. The CRA and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

     Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, Sunbelt is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Sunbelt must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

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

INSTABILITY OF REGULATORY STRUCTURE

     Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of the Company, the Bank and Sunbelt in substantial and unpredictable ways. Neither the Company, Prime Bank nor Sunbelt can determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon the financial condition or results of operations of the Company, Prime Bank or Sunbelt.

EXPANDING ENFORCEMENT AUTHORITY

     One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

EFFECT ON ECONOMIC ENVIRONMENT

     The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

     Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Company, Prime Bank and Sunbelt cannot be predicted.

                    DESCRIPTION OF SECURITIES OF THE COMPANY

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of (i) 15,000,000 shares of Company Preferred Stock, issuable in series, none of which are outstanding and (ii) 50,000,000 shares of Company Common Stock, $.25 per share par value, of which 12,010,980 shares were issued and 9,353,020 shares were outstanding as of the Record Date. The terms of any new series of Company Preferred Stock may be fixed by the Board of Directors of the Company within certain limits set by the Company's Articles of Incorporation. As of December 31, 1997, an additional 600,000 shares of Company Common Stock were issuable upon exercise of the Company's outstanding employee and director incentive stock options.

     The following discussion of the terms and provisions of the Company's capital stock is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, which include the express terms of the Company Common Stock and the Company Preferred Stock.

PREFERRED STOCK

     The Company is authorized to issue 15,000,000 shares of Company Preferred Stock. The Company Preferred Stock (or other securities convertible in whole or in part into Company Preferred Stock) is available
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

for issuance from time to time for various purposes as determined by the Company's Board of Directors, including, without limitation, making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Company's Articles of Incorporation, the Company Preferred Stock (or such convertible securities) may be issued on such terms and conditions, and at such times and in such situations, as the Board of Directors in its sole discretion determines to be appropriate, without any further approval or action by the shareholders (unless otherwise required by laws, rules, regulations or agreements applicable to the Company).

     Moreover, except as otherwise limited by the Articles of Incorporation or applicable laws, rules or regulations, the Board of Directors has the sole authority to determine the relative rights and preferences of the Company Preferred Stock and any series thereof without shareholder approval. The Company's Articles of Incorporation require all shares of Company Preferred Stock to be identical, except as to the following characteristics, which may vary between different series of Company Preferred Stock:

        (i) dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

        (ii) redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

        (iii) sinking fund provisions for the redemption or purchase of shares;

        (iv) the amount payable upon shares in the event of voluntary or involuntary liquidation;

        (v) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

        (vi) voting rights; and

        (vii) such other powers, preferences and rights as the Board of Directors shall determine.

     The Company has issued and outstanding 1,000,000 shares of Series B Preferred Stock. Dividends on Series B Preferred Stock aggregate 10% of par value per annum, payable quarterly. Dividends with respect to the Series B Preferred Stock are not cumulative. Accordingly, the Board of Directors of the Company has no obligation to declare and pay dividends with respect to the Series B Preferred Stock except as expressly provided in the Articles of Incorporation or as provided by law. Pursuant to the terms of the Series B Preferred Stock, however, the Company may not declare or pay a dividend with respect to the Company Common Stock unless the Company also declares and pays a dividend with respect to the Series B Preferred Stock for the quarter during which such dividend is to be declared or paid with respect to the Company Common Stock. The Series B Preferred Stock has no voting rights. The Series B Preferred Stock is redeemable at any time after January 1, 1998 at the option of the Company at the $1.00 liquidation value of the shares plus all declared but unpaid dividends thereon, except that the per share redemption price (exclusive of declared and unpaid dividends) for shares redeemed after January 1, 1998 but on or before January 1, 1999 is $1.02, and the per share redemption price for shares redeemed after January 1, 1999 but on or before January 1, 2000 is $1.01. In the event of the liquidation, dissolution or winding up of the affairs of the Company, prior to any distribution or payment to the holders of Company Common Stock or any other class of stock of the Company ranking junior to the Series B Preferred Stock, holders of the Series B Preferred Stock shall be entitled to be paid in full the $1.00 liquidation value of the shares plus all declared but unpaid dividends thereon to the date of payment.

     The Board of Directors does not intend to seek shareholder approval prior to any issuance of Company Preferred Stock or any series thereof, unless otherwise required by law. Under the Texas Business Corporation Act ("TBCA"), shareholder approval prior to the issuance of shares of Company Common Stock or Company Preferred Stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Board of Directors that the delay necessary for shareholder approval of a specific issuance could be to the detriment of the Company and its shareholders. The Board of Directors does not

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

intend to issue any shares of Company Common Stock or Company Preferred Stock except on terms which the Board of Directors deems to be in the best interests of the Company and its then existing shareholders.

     Although the Company Preferred Stock could be deemed to have an anti-takeover effect, the Board of Directors is not aware of any takeover efforts. If a hostile takeover situation should arise, shares of Company Preferred Stock could be issued to purchasers sympathetic with the Company's management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

     The effects of the issuance of the Company Preferred Stock on the holders of Company Common Stock could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on Company Common Stock if dividends are payable on the series of Company Preferred Stock; (ii) restrictions on dividends on Company Common Stock if dividends on the series of Company Preferred Stock are in arrears; (iii) dilution of the voting power of Company Common Stock if the series of Company Preferred Stock has voting rights, including a possible "veto" power if the series of Company Preferred Stock has class voting rights; (iv) dilution of the equity interest of holders of Company Common Stock if the series of Company Preferred Stock is convertible, and is converted, into Company Common Stock; and (v) restrictions on the rights of holders of Company Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of Company Preferred Stock. Holders of Company Common Stock have no preemptive rights to purchase or otherwise acquire any Company Preferred Stock that may be issued.

COMMON STOCK

     The holders of the Company Common Stock are entitled to one vote for each share of Company Common Stock owned. Except as expressly provided by law and except for any voting rights which may be conferred by the Board of Directors on any shares of Company Preferred Stock issued, all voting power is in the Company Common Stock. Holders of Company Common Stock may not cumulate their votes for the election of directors. Holders of Company Common Stock do not have preemptive rights to acquire any additional, unissued or treasury shares of the Company, or securities of the Company convertible into or carrying a right to subscribe for or acquire shares of the Company.

     Holders of Company Common Stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Board of Directors. However, the Board of Directors may not declare or pay cash dividends on Company Common Stock, and no Company Common Stock may be purchased by the Company, unless full dividends have been declared and paid on outstanding Company Preferred Stock for the current dividend period and, with respect to any outstanding cumulative preferred stock, all past dividend periods. SEE "RISK FACTORS -- RESTRICTIONS ON ABILITY TO PAY DIVIDENDS" AND "SUPERVISION AND REGULATION".

     On the liquidation of the Company, the holders of Company Common Stock are entitled to share pro rata in any distribution of the assets of the Company, after the holders of shares of Company Preferred Stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends (whether or not earned or declared), if any, and after all other indebtedness of the Company has been retired.

TEXAS LAW AND CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

     Certain provisions of Texas law, the Company's Articles of Incorporation and the Company's Bylaws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Company.

     The Company is subject to the provisions of the Texas Business Combination Law (Articles 13.01 through 13.08 of the TBCA), which provides that a Texas corporation such as the Company may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an

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

affiliate or associate of such person, who is an "Affiliated Shareholder" (generally defined as the holder of 20% or more of the corporation's voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (i) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (ii) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder. The Texas Business Combination Law is not applicable to:
(i) the business combination of a corporation: (a) where the corporation's original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law, (b) that adopts an amendment to its charter or bylaws before December 31, 1997, expressly electing not to be governed by the Texas Business Combination Law, or (c) that adopts an amendment to its charter or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law; (ii) a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder: (a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder and (b) would not at any time within the three year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition; (iii) a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination; (iv) a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; and (v) a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder's beneficial ownership of the voting shares of the corporation. Neither the Articles of Incorporation nor the Bylaws of the Company contain any provision expressly providing that the Company will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company, even if such event would be beneficial to the Company's shareholders.

     The following discussion is a summary of certain material provisions of the Company's Articles of Incorporation and the Company's Bylaws, and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, which are available upon written request from the Company and are on file with the SEC. SEE "AVAILABLE INFORMATION"; "RISK FACTORS"; AND "DESCRIPTION OF SECURITIES OF THE COMPANY".

     Classified Board of Directors. Under the Company's Bylaws, the Board of Directors is classified into three classes, with the directors being elected for staggered, three-year terms. The classification of the Company's Board of Directors will have the effect of making it more difficult to change the composition of the Board of Directors, because at least two annual meetings of the shareholders would be required to change the control of the Board of Directors rather than one. In addition, the Bylaws provide that directors may be removed by the shareholders only for cause and that vacancies on the Board of Directors may be filled by the remaining directors.

     Advance Notice of Shareholder Proposals and Nominations. The Company's Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before an annual meeting of shareholders of the Company (the "Shareholder Notice Procedure"). The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company and that, at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at

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

the direction of, the Board of Directors or by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting.

     Under the Shareholder Notice Procedure, for notice of shareholder nominations or other business to be made at an annual meeting to be timely, such notice must be received by the Company not less than 70 days prior to the first anniversary of the previous year's annual meeting (or if the date of the annual meeting is advanced by more than 20 days not later than the tenth day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 80 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the 10th day after such public announcement is first made by the Company. The Bylaws further provide that, for notice of a shareholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not later than the tenth day after public announcement of the date of such meeting is first made.

     Under the Shareholder Notice Procedure, a shareholder's notice to the Company proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the Bylaws, including the identity and address of the nominating shareholder, the class and number of shares of stock of the Company owned by such shareholder, information regarding the proposed nominee that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee and, with respect to business other than a nomination, a brief description of the business the shareholder proposes to bring before the meeting, the reasons for conducting such business at such meeting and any material interest of such shareholder in the business so proposed.

     The Shareholder Notice Procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its shareholders.

     Special Meetings of Shareholders. The Articles of Incorporation provide that special meetings of shareholders can be called by shareholders only at the request of the holders of not less than one-half of the outstanding shares of stock entitled to vote at the meeting.

     Reduced Shareholder Vote Required for Certain Actions. The Company's Articles of Incorporation provide that, notwithstanding any provision of the TBCA that would require approval of more than a majority of the shares entitled to vote on such matter and present or represented by proxy at the meeting, the vote or approval of a majority of the shares of the Company's stock entitled to vote on such matter will be sufficient to approve such matter. This provision reduces the required shareholder approval level for certain actions such as a merger, a consolidation, a share exchange, certain sales of substantially all of the Company's assets, a dissolution or an amendment to the Company's Articles of Incorporation, each of which would otherwise require two-thirds shareholder approval under Texas law.

     No Action by Written Consent. Under the TBCA, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders.

     Amendment of Bylaws. The Company's Articles of Incorporation and Bylaws provide that the Bylaws may be amended only by the Board of Directors. Shareholders do not have the power to amend the Company Bylaws.

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                      COMPARISON OF RIGHTS OF SHAREHOLDERS
                           OF THE COMPANY AND SUNBELT

CHARTER AND BYLAW PROVISIONS AFFECTING COMPANY COMMON STOCK

     As noted above, the Company's Articles of Incorporation and Bylaws contain several provisions which may make the Company a less attractive target for an acquisition of control by anyone who does not have the support of the Company's Board of Directors.

     In addition, as a result of the Consolidations, Sunbelt Shareholders, whose rights are governed by the National Bank Act and, to the extent the TBCA is not inconsistent with the National Bank Act, by the TBCA, will become shareholders of the Company, and their rights as shareholders will then be governed primarily by the TBCA without preemption by the National Bank Act.

CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND THE NATIONAL BANK ACT AND CORRESPONDING CHARTER AND BYLAW PROVISIONS

     Certain differences between the National Bank Act and TBCA, as well as a description of the corresponding provisions contained in the Company's and Sunbelt's respective charter and Bylaws, as such differences may affect the rights of shareholders, are set forth below. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the TBCA and the National Bank Act and applicable charter and bylaw provisions.

  Mergers

     The TBCA generally permits a merger to become effective without the approval of the surviving corporation's shareholders if the articles of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger. The National Bank Act requires shareholder approval of all mergers.

     Where shareholder approval is required under Texas law, a merger must be approved by the holders of two-thirds of the outstanding shares of the Texas corporation entitled to vote thereon, unless the Articles of Incorporation of the corporation require a lesser percentage. The Company's Articles of Incorporation only require the vote of a majority of the outstanding shares to approve a merger. The National Bank Act requires the approval of the holders of two-thirds of the outstanding shares of the national bank entitled to vote thereon.

  Appraisal Rights

     Shareholders of Texas corporations are entitled to exercised certain dissenters' rights in the event of a sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the corporation, and, with the exceptions discussed below, a merger or consolidation. Any shareholder who desires to dissent must file a written objection with the corporation, prior to the meeting at which the transaction is considered. The written notice must state that the shareholder will exercise his right to dissent if the transaction is consummated and give the shareholder's address to which notice of effectiveness of the transaction should be sent. A vote against the transaction is not sufficient to perfect a shareholder's statutory right to dissent. If the transaction is consummated, each shareholder who sent notice to the corporation as described above and who did not vote in favor of the transaction will be deemed to have dissented. Failure to vote against the transaction will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the transaction will constitute such a waiver.

     The surviving corporation will be liable for any payments to dissenting shareholders and shall, within ten days of the effective date, notify the dissenting shareholders in writing that the transaction has been effected. Each dissenting shareholder so notified must, within ten days of the delivery or mailing of such notice, make a

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written demand on the corporation for payment of the fair value of the dissenting shareholder's shares as estimated by the dissenting shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the transaction.

     If the dissenting shareholder and the surviving corporation cannot agree on the fair value of the shares within sixty days after the effective date, the dissenting shareholder may, within sixty days of the expiration of the initial sixty day period, file a petition in any court of competent jurisdiction in the county of the surviving corporation requesting a finding and determination of the fair value of the dissenting shareholder's shares. Each dissenting shareholder is not required to file a separate petition. If one dissenting shareholder files a petition, the corporation must file, with the clerk of the court in which the petition was filed, a list containing the names and addresses of the dissenting shareholders with whom agreements as to the value of their shares have not been reached. The court will give notice of the time and place of the hearing on the petition to the dissenting shareholders named on the list. Dissenting shareholders so notified by the court will be bound by the final judgment of the court regarding fair value of the shares. If no petition is filed within the appropriate time period, then all dissenting shareholders who have not reached an agreement with the corporation on the value of their shares shall be bound by the transaction and lose their rights to dissent.

     After a hearing concerning the petition, the court shall determine which dissenting shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of stock in question. The appraiser shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of stock, which judgment shall be binding on the corporation and on all dissenting shareholders receiving notice of the hearing. The court shall direct the corporation to pay such amount, together with interest thereon beginning 91 days after the effective date to the date of judgment, to the dissenting shareholders entitled thereto. The judgment shall be payable upon the surrender to the corporation of the certificates fully endorsed by the dissenting shareholder. All court costs shall be allotted between the dissenting shareholders and the corporation in the manner the court determines to be fair and equitable.

     In the absence of fraud in the transaction, a dissenting shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the transaction.

     No appraisal rights are available under Texas law for the holders of any shares of a class or series of stock of a Texas corporation to a merger if that corporation survives the merger and the merger did not require the vote of the holders of that class or series of such corporation's stock.

     Texas law has a provision which states that shareholders do not have appraisal rights in connection with a merger where, on the record date fixed to determine the shareholders entitled to vote on the merger or consolidation, the stock of the corporation is listed on a national securities exchange, is listed on the NASDAQ stock market or is held of record by more than 2,000 shareholders unless any of the following exceptions concerning consideration paid to the shareholder for his shares are met. A shareholder will be entitled to dissent and be paid for his shares if, notwithstanding the above, the shareholder is required to accept for his shares any consideration other than (i) shares of stock of a corporation which, immediately after the effective date of the merger, are listed on a national securities exchange or are held of record by not less than 2,000 shareholders, and (ii) cash in lieu of fractional shares otherwise entitled to be received.

     The rights of a shareholder of a national bank are described under "THE CONSOLIDATIONS -- DISSENTERS' RIGHTS OF APPRAISAL AND RELATED ISSUES" AND ARE REPRODUCED AS EXHIBIT B AND EXHIBIT C.

  Special Meetings

     A special meeting of shareholders of a Texas corporation may be called by the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided in the Articles of Incorporation. The Company's Articles of Incorporation provide that special meetings of shareholders can only be called by shareholders at the request of the holders of not less than one-half of the outstanding shares of stock entitled to vote at the meeting. Any three shareholders of Sunbelt owning collectively 25% or more of Sunbelt Stock may call a special meeting of Sunbelt Shareholders for any purpose.

  Actions Without a Meeting

     The Company's Articles of Incorporation do not permit shareholders to act without a meeting. The National Bank Act also prohibits Sunbelt's Shareholders from taking action without a meeting.

  Election of Directors

     Pursuant to Texas law, unless otherwise provided in the Articles of Incorporation, shareholders shall be entitled to cumulative voting in the election of directors if they provide the secretary of the corporation with written notice prior to the day of the election of their intent to cumulate their votes. Absent such notice, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. The Company's Articles of Incorporation prohibit cumulative voting in the election of directors. The National Bank Act prohibits a national bank from denying cumulative voting. SEE "DESCRIPTION OF THE SECURITIES OF THE COMPANY".

  Voting on Other Matters

     Under Texas law, an amendment to the Articles of Incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different number, not less than a majority, is specified in the Articles of Incorporation. The Company's Articles of Incorporation permit the Articles of Incorporation to be amended by the holders of a majority of the outstanding shares of the Company entitled to vote thereon.

     The sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the Articles of Incorporation) of all, or substantially all, the property and assets, with or without the goodwill, of a Texas corporation, if not made in the usual and regular course of its business, requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless the Articles of Incorporation require the vote of a different number, not less than a majority, of the shares outstanding. The Company's Articles of Incorporation provide that such actions can be approved by a majority of the outstanding shares of the Company entitled to vote thereon.

     Under Texas law, the voluntary dissolution of a corporation requires the approval of the holders of at least two-thirds of the total outstanding shares of the corporation, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different amount, not less than a majority, is specified in the Articles of Incorporation. Each outstanding share of a Texas corporation is entitled to vote on a dissolution. The Articles of Incorporation of the Company provide that a dissolution may be approved by a majority of the outstanding shares of the Company entitled to vote thereon.

     The National Bank Act requires the approval of two-thirds of the outstanding stock to approve each of the above mentioned transactions.

  Preemptive Rights

     Under Texas law, shareholders possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's Articles of Incorporation provide otherwise. The Company's Articles of Incorporation deny preemptive rights and, therefore, the Company's shareholders do not have preemptive rights as to newly issued and treasury shares. The National Bank Act provides that a national bank may authorize preemptive rights. The Articles of Association of Sunbelt denies preemptive rights.

  Dividends

     A Texas corporation may make distributions only out of surplus. The holders of Company Common Stock are entitled to receive dividends ratably when, as and if declared by the Company's Board of Directors from assets legally available therefor, after payment of all dividends on senior securities, if any is outstanding. The terms of the Series B Preferred Stock provide that the Company may not declare or pay dividends on the Company Common Stock unless the Company also declares and pays a dividend with respect to the Series B Preferred Stock for the quarter during which such dividend is to be declared or paid with respect to the Company Common Stock. Dividends declared by the Company are also subject to restrictions imposed by federal and state banking laws and regulations.

     The holders of Sunbelt Stock are entitled to receive dividends ratably when, as and if declared by the Sunbelt Board from funds legally available therefor. Sunbelt has no shares of preferred stock authorized. Dividends declared by Sunbelt are also subject to restrictions imposed by federal banking laws and regulations. SEE "SUPERVISION AND REGULATION" AND "DESCRIPTION OF SECURITIES OF THE COMPANY".

  Limitation of Liability and Indemnification

     Texas law permits a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under Texas law, absent a court order to the contrary, if an officer, director, employee or agent of the corporation is finally adjudged liable to the corporation. The Company's Articles of Incorporation require the indemnification of officers, directors and others to the fullest extent permitted by Texas law. SEE "INDEMNIFICATION".

     Under the Company's Articles of Incorporation, a director will not be liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, except (i) for breach of a director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividend or unlawful stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit.

     The Articles of Association of Sunbelt provide for the voluntary limited indemnification of its officers, directors and certain other persons for losses incurred by such persons as a result of their service to Sunbelt. Sunbelt's Articles of Association also provide Sunbelt with a right to maintain insurance to support the voluntary indemnification, and Sunbelt does maintain such insurance.

     Although certain of the specific differences between the voting and other rights of Sunbelt shareholders and the Company shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Texas law and the National Bank Act, or the rights of such persons under the respective charters and Bylaws of the Company and Sunbelt. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the TBCA and the National Bank Act, and the specific provisions of the Company's Articles of Incorporation and Bylaws, and Sunbelt's Articles of Association and Bylaws.

                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

     The Company's Board of Directors appointed Grant Thornton LLP as independent auditors for the Company for the year ending December 31, 1997. Grant Thornton LLP has served as the Company's independent auditors continuously for over ten years.

     Sunbelt's Board of Directors appointed Harper & Pearson Company as independent auditors for Sunbelt for the year ending December 31, 1997. Harper & Pearson Company has served as independent auditors continuously since 1994.

     The Company has been advised by Grant Thornton LLP that Grant Thornton LLP does not have any direct financial interest or any material indirect financial interest in the Company or its affiliates other than arising from that firm's employment as auditors for the Company.

     Sunbelt has been advised by Harper & Pearson Company that Harper & Pearson Company does not have any direct financial interest or any material indirect financial interest in Sunbelt other than arising from that firm's employment as auditors for Sunbelt.

                                 LEGAL OPINIONS

     The validity of the shares of Common Stock to be issued by the Company has been passed upon by Bracewell & Patterson, L.L.P., Houston, Texas. Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. has passed upon certain federal income tax consequences of the Consolidations.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the related consolidated Statements of Earnings, Shareholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 1997, have been included in this Proxy Statement/Prospectus in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

     The balance sheets of Sunbelt as of December 31, 1997 and 1996 and the related Statements of Earnings, Shareholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 1997, have been included in this Proxy Statement/Prospectus in reliance upon the reports of Harper & Pearson Company, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                                INDEMNIFICATION

     The Company's Articles of Incorporation contain provisions which require the Company to indemnify its officers, directors, employees and agents to the full extent permitted by law. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND SUNBELT -- CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND THE NATIONAL BANK ACT AND CORRESPONDING CHARTER AND BY LAW PROVISIONS".

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 OTHER MATTERS

     The Sunbelt Board does not know of any matters to be presented at the meeting other than those set forth above. If any other matters are properly brought before the Meeting or any adjournment thereof, the enclosed proxy will be voted in accordance with the recommendations of the Sunbelt Board unless "Authority Withheld" is indicated in the appropriate box on the proxy.

                         INDEX TO FINANCIAL STATEMENTS

PRIME BANCSHARES, INC.
Report of Independent Certified Public Accountants..........   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-3
Consolidated Statements of Earnings for the Years Ended
  December 31, 1997, 1996 and 1995..........................   F-4
Consolidated Statements of Changes in Shareholders' Equity
  for the Years Ended December 31, 1997, 1996 and 1995......   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995..........................   F-6
Notes to Consolidated Financial Statements..................   F-7
SUNBELT NATIONAL BANK
Report of Independent Certified Public Accountants..........  F-31
Balance Sheets as of December 31, 1997 and 1996.............  F-32
Statements of Earnings for the Years Ended December 31,
  1997, 1996 and 1995.......................................  F-33
Statements of Changes in Shareholders' Equity for the Years
  Ended December 31, 1997, 1996 and 1995....................  F-34
Statements of Cash Flows for the Years Ended December 31,
  1997, 1996 and 1995.......................................  F-35
Notes to Financial Statements...............................  F-36

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Shareholders
Prime Bancshares, Inc.


       We have audited the accompanying consolidated balance sheets of Prime Bancshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Bancshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


GRANT THORNTON LLP


Houston, Texas
January 20, 1998

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                  December 31,
                             (Dollars in thousands)

                             ASSETS                            1997             1996
                                                           ------------     ------------

Cash and cash equivalents
    Cash and due from banks                                $     18,263     $     34,006
    Federal funds sold and other temporary investments           29,478             --
                                                           ------------     ------------
          Total cash and cash equivalents                        47,741           34,006
Securities
    Available-for-sale                                          188,048          324,723
    Held-to-maturity                                            273,387          115,902
                                                           ------------     ------------
          Total securities                                      461,435          440,625
Loans, net                                                      417,880          306,857
Premises and equipment, net                                      15,268            9,761
Accrued interest receivable                                       6,747            6,453
Other assets                                                      9,289            3,753
                                                           ------------     ------------
                                                           $    958,360     $    801,455
                                                           ============     ============
              LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
    Deposits
       Noninterest-bearing                                 $    152,154     $    117,441
       Interest-bearing deposits                                712,918          577,729
                                                           ------------     ------------
          Total deposits                                        865,072          695,170
    Federal funds purchased and securities sold
       under repurchase agreements                               17,132            9,700
    Other liabilities                                             4,683           34,616
                                                           ------------     ------------
          Total liabilities                                     886,887          739,486
Commitments and contingencies                                        --               --
Shareholders' equity
    Preferred stock                                               1,000            7,000
    Common stock                                                  3,003            2,980
    Additional capital                                            9,368            3,824
    Retained earnings                                            59,585           50,113
    Net unrealized gain on available-for-sale
       securities, net of tax of $398 and $996                      772            1,934
                                                           ------------     ------------
                                                                 73,728           65,851
    Less common stock held in treasury -- at cost                 2,255            3,882
                                                           ------------     ------------
                                                                 71,473           61,969
                                                           ------------     ------------
                                                           $    958,360     $    801,455
                                                           ============     ============


The accompanying notes are an integral part of these statements.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                             Year ended December 31,
                (Dollars in thousands, except per share amounts)

                                                                    1997         1996           1995
                                                                  --------      --------      --------

Interest income
    Loans                                                         $ 34,343      $ 24,673      $ 19,357
    Securities                                                      30,233        28,722        34,514
    Federal funds sold and other temporary investments               1,462           420         1,439
                                                                  --------      --------      --------
          Total interest income                                     66,038        53,815        55,310
Interest expense                                                    30,017        23,741        27,141
                                                                  --------      --------      --------
          Net interest income                                       36,021        30,074        28,169
Provision for loan losses                                              825         1,246         1,510
                                                                  --------      --------      --------
          Net interest income after provision for loan losses       35,196        28,828        26,659
Noninterest income
    Service charges                                                  7,045         6,319         6,106
    Gain on sale of branches                                            --            --         2,445
    Other operating income                                           1,911         1,973         1,787
                                                                  --------      --------      --------
          Total noninterest income                                   8,956         8,292        10,338
Noninterest expense
    Employee compensation and benefits                              16,354        13,070        12,887
    Net bank premises expense                                        1,339         1,246         1,262
    Equipment rentals, depreciation and maintenance                  1,232           975         1,000
    Net realized losses on available-for-sale securities                --            --             9
    Other operating expenses                                         7,629         7,765         7,952
                                                                  --------      --------      --------
          Total noninterest expenses                                26,554        23,056        23,110
                                                                  --------      --------      --------
          Earnings before income taxes                              17,598        14,064        13,887
Provision for income taxes
    Current                                                          6,680         5,174         5,360
    Deferred benefit                                                  (445)         (332)         (525)
                                                                  --------      --------      --------
                                                                     6,235         4,842         4,835
                                                                  --------      --------      --------
          NET EARNINGS                                            $ 11,363      $  9,222      $  9,052
                                                                  ========      ========      ========
Basic earnings per common share                                   $   1.19      $    .97      $    .94
                                                                  ========      ========      ========
Diluted earnings per common share                                 $   1.14      $    .92      $    .89
                                                                  ========      ========      ========



The accompanying notes are an integral part of these statements.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                  Years ended December 31, 1995, 1996 and 1997
                             (Dollars in thousands)

                                                                                          Net unrealized
                                                                                            gain (loss)
                                                                                           on securities    Common         Total
                                      Preferred      Common      Additional    Retained     available-     stock in    shareholders'
                                        Stock        stock        capital      earnings      for-sale      treasury       equity
                                      --------      --------     --------      --------      --------      --------    -------------

Balance at January 1,
    1995                              $  6,000      $  2,943     $  3,721      $ 35,587      $    494      $ (1,906)     $ 46,839
Purchase of treasury stock                  --            --           --            --            --          (100)         (100)
Exchange common stock for
    series B preferred stock             1,250            --           --            --            --        (1,250)           --
Redemption of preferred stock             (250)           --           --            --            --            --          (250)
Dividends                                   --            --           --        (1,871)           --            --        (1,871)
Net change in unrealized
    gain (loss) on available-
    for-sale securities, net of
    taxes of $2,401                         --            --           --            --         4,660            --         4,660
Net earnings for the year                   --            --           --         9,052            --            --         9,052
                                      --------      --------     --------      --------      --------      --------      --------
Balance at December 31,
    1995                                 7,000         2,943        3,721        42,768         5,154        (3,256)       58,330
Purchase of treasury stock                  --            --           --            --            --          (626)         (626)
Sale of common stock                        --            37          103            --            --            --           140
Dividends                                   --            --           --        (1,877)           --            --        (1,877)
Net change in unrealized
    gain (loss) on available-
    for-sale securities, net of
    taxes of $1,659                         --            --           --            --        (3,220)           --        (3,220)
Net earnings for the year                   --            --           --         9,222            --            --         9,222
                                      --------      --------     --------      --------      --------      --------      --------
Balance at December 31,
    1996                                 7,000         2,980        3,824        50,113         1,934        (3,882)       61,969
Purchase of treasury stock                  --            --           --            --            --          (408)         (408)
Sale of common stock                        --            23          131            --            --            --           154
Sale of treasury stock in initial
    public offering                         --            --        5,745            --            --         2,035         7,780
Stock issuance costs                        --            --         (332)           --            --            --          (332)
Redemption of preferred stock           (6,000)                                                    --            --        (6,000)
Dividends                                   --            --           --        (1,891)           --            --        (1,891)
Net change in unrealized
    gain (loss) on available-
    for-sale securities, net of
    of taxes of $598                        --            --           --            --        (1,162)           --        (1,162)
Net earnings for the year                   --            --           --        11,363            --            --        11,363
                                      --------      --------     --------      --------      --------      --------      --------
Balance at December 31,
    1997                              $  1,000      $  3,003     $  9,368      $ 59,585      $    772      $ (2,255)     $ 71,473
                                      ========      ========     ========      ========      ========      ========      ========


The accompanying notes are an integral part of this statement.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             Year ended December 31,
                             (Dollars in thousands)

                                                                              1997          1996            1995
                                                                           ---------      ---------      ---------

Cash flows from operating activities:
    Net earnings                                                           $  11,363      $   9,222      $   9,052
    Adjustments to reconcile net earnings to net cash provided by operating activities:
       Depreciation and amortization                                           2,218          1,218          1,380
       Amortization of premiums, net of (accretion) of discounts on
           securities                                                           (610)          (780)           (81)
       Net realized loss on available-for-sale securities                         --             --              9
       Provision for loan losses                                                 825          1,246          1,510
       Write-down of other assets                                                 --             50            155
       (Gain) loss on sale of premises, equipment and
           other real estate                                                     (59)          (210)             8
       Gain on sale of certain branch assets and liabilities                      --             --         (2,445)
       Change in assets and liabilities, net of effects resulting from the acquisition of  a bank, and the purchase and sale of
           certain branch assets and liabilities:
          Decrease in accrued interest receivable                                 25          2,469          1,572
          Decrease (increase) in prepaid and other assets                      6,453             23         (1,106)
          (Decrease) increase in other liabilities                           (29,629)           (68)         1,198
                                                                           ---------      ---------      ---------

          Net cash (used) provided by operating activities                    (9,414)        13,170         11,252

Cash flows from investing activities:
    Purchases of held-to-maturity securities                                (174,222)            --        (18,589)
    Proceeds from sales and maturities of available-for-sale                 143,540        122,607         97,387
securities
    Purchases of available-for-sale securities                                    --        (73,224)       (20,226)
    Proceeds from maturities of held-to-maturity securities                   18,079         10,176         80,017
    Increase in loans, net of the effects resulting from the
acquisition of a bank, and the purchase and sale of certain
branch assets and liabilities                                                (71,408)       (81,591)       (36,257)
    Purchases of premises and equipment                                       (2,029)        (1,449)        (1,703)
    Proceeds from sale of premises, equipment and other real estate              567          1,071             43
    Net decrease in cash resulting from the acquisition of a bank             (4,781)            --             --
    Net increase in cash resulting from acquisition of certain branch
       assets and the assumption of certain liabilities                       96,502             --             --
    Net decrease in cash resulting from the sale of certain branch
       assets and liabilities                                                     --             --        (72,759)
                                                                           ---------      ---------      ---------
          Net cash provided (used) by investing activities                     6,248        (22,410)        27,913

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                             Year ended December 31,
                             (Dollars in thousands)

                                                                         1997          1996           1995
                                                                       --------      --------      --------

Cash flows from financing activities:
    Change in deposits, net of the effects resulting from the
       acquisition of a bank, and the purchase and sale of certain
       branch assets and liabilities                                   $ 10,166      $  1,005      $(42,208)
    Change in federal funds purchased and securities sold under
       Repurchase agreements                                              7,432         9,700            --
    Purchase of treasury stock                                             (408)         (613)         (100)
    Redemption of preferred stock                                        (6,000)           --          (250)
    Sale of treasury stock in initial public offering, net                7,448            --            --
    Sale of common stock                                                    154           127            --
    Payment of dividends                                                 (1,891)       (1,877)       (1,871)
                                                                       --------      --------      --------
          Net cash provided (used) by financing activities               16,901         8,342       (44,429)
                                                                       --------      --------      --------
          Net increase (decrease) in cash and cash equivalents           13,735          (898)       (5,264)

Cash and cash equivalents at beginning of year                           34,006        34,904        40,168
                                                                       --------      --------      --------
Cash and cash equivalents at end of year                               $ 47,741      $ 34,006      $ 34,904
                                                                       ========      ========      ========




The accompanying notes are an integral part of these statements.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follow.

    1. GENERAL

    The Company operates nineteen branches in Southeast and Central Texas. The Company's primary sources of revenue are derived from investing in various United States Treasury and Agency securities and granting loans primarily to customers in Southeast and Central Texas. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economies in those areas.

    2. PRINCIPLES OF CONSOLIDATION AND INVESTMENT IN SUBSIDIARIES

    The consolidated financial statements include the accounts of the Parent and its wholly owned subsidiaries, IBID, Inc. (IBID) and Prime Bank (the Bank) (collectively referred to as the Company). All significant intercompany transactions and balances have been eliminated in the consolidated report of the Company.

    3. CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    4. SECURITIES

    The Company accounts for securities according to Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities . At the date of purchase, the Company is required to classify debt and equity securities into one of three categories: held-to-maturity, trading, or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

    Gains and losses on the sale of securities are determined using the specific-identification method.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

    Declines in the fair value of individual held-to-maturity and available-for-sale securities below their carrying value that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

    Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

    5. LOANS

    Loans are reported at the principal amount outstanding, net of charge-offs, unearned discounts, purchase discounts and an allowance for loan losses. Unearned discounts on installment loans are recognized using a method which approximates a level yield over the term of the loans. Interest on other loans is calculated using the simple interest method on the daily balance of the principal amount outstanding.

    The Company applies SFAS No. 114, Accounting for Creditors for Impairment of a Loan, as amended by SFAS No. 118. Under SFAS 114, as amended, a loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans are not again placed on accrual status until payments are brought current and, in management's judgment, the loan will continue to pay as agreed.

    6. ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely.

    The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans and current and anticipated economic conditions that may affect the borrower's ability to pay.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

    7. PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful life of each type of asset.

    8. OTHER REAL ESTATE

    Real estate acquired by foreclosure is recorded at fair value at the date of foreclosure or acquisition, establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

    9. GOODWILL

    Goodwill represents the aggregate excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisition. This excess is being amortized by various methods over periods up to 15 years.

    10.  INCOME TAXES

    The Company files a consolidated Federal income tax return. By agreement with Parent, the Bank records a provision or benefit for Federal income taxes on the same basis as if it filed a separate Federal income tax return. The asset and liability method of accounting is used for income taxes where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When management determines that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     11. EARNINGS PER SHARE

     Basic earnings per common share is calculated by dividing net income available for common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net earnings available for common shareholders by the weighted average number of common and dilutive potential common shares. Stock options may be potential dilutive common shares and are therefore considered in the earnings per share calculation, if dilutive. Options granted within one year of the initial public offering (IPO) have been treated as outstanding for all periods as a component of weighted average dilutive potential common shares. The number of dilutive potential common shares is determined using the treasury stock method.

     12. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     13. USE OF ESTIMATES

     In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     14. RECLASSIFICATIONS

     Certain reclassifications have been made to conform to the 1997 presentation.

NOTE B - SECURITIES PURCHASED UNDER REPURCHASE AGREEMENTS

     At December 31, 1997, the Company purchased $17,132 of government securities under agreements to sell substantially the identical securities for an amount equal to the original purchase price plus accrued interest on January 5, 1998. The average interest rate was 5.3%.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE C - SECURITIES

     The securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows:

                                                     Gross       Gross
                                      Amortized    unrealized  unrealized       Fair
                                        cost         gains       losses        value
                                      ---------    ----------  ----------     --------

AVAILABLE-FOR-SALE SECURITIES:
     December 31, 1997:
       U.S. Treasury securities       $148,956     $  1,436     $     --     $150,392
       Mortgage-backed securities       37,661           31           73       37,619
       Other                                37           --           --           37
                                      --------     --------     --------     --------
                                      $186,654     $  1,467     $     73     $188,048
                                      ========     ========     ========     ========
     December 31, 1996:
       U.S. Treasury securities       $275,781     $  3,432     $     77     $279,136
       Mortgage-backed securities       45,728           40          218       45,550
       Other                                37           --           --           37
                                      --------     --------     --------     --------
                                      $321,546     $  3,472     $    295     $324,723
                                      ========     ========     ========     ========
HELD-TO-MATURITY SECURITIES:
     December 31, 1997:
       U.S. Treasury securities       $ 65,696     $    819     $     --     $ 66,515
       Municipal securities              1,000            2           --        1,002
       Mortgage-backed securities      206,691          699          908      206,482
                                      --------     --------     --------     --------
                                      $273,387     $  1,520     $    908     $273,999
                                      ========     ========     ========     ========
     December 31, 1996:
       Mortgage-backed securities     $115,902     $     68     $  1,661     $114,309
                                      ========     ========     ========     ========

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE C - SECURITIES - CONTINUED

    There were no gross realized gains on sales of available-for-sale securities for the years ended December 31, 1997, 1996, and 1995. Gross realized losses on sales of available-for-sale securities were $0, $0, and $9 for the years ended December 31, 1997, 1996, and 1995.

    The following table shows the maturity distribution of the investment portfolio at December 31, 1997:

                                              Held-to-maturity securities  Available-for-sale securities
                                             ----------------------------  -----------------------------
                                             Amortized cost    Fair value   Amortized cost   Fair value
                                             --------------    ----------  ---------------   -----------

       Due in one year or less                   $    170     $    170          $104,474       $105,147
       Due from one to five years                  66,461       67,282            44,482         45,245
       Due from five to ten years                      65           65                --             --
       Mortgage-backed and equity securities      206,691      206,482            37,698         37,656
                                                 --------     --------          --------       --------
                                                 $273,387     $273,999          $186,654       $188,048
                                                 ========     ========          ========       ========

     Securities with an aggregate book value of approximately $140,617 and $145,811 at December 31, 1997 and 1996, were pledged as collateral to secure public deposits.

     The Company entered into a securities lending agreement whereby certain securities owned by the Company are exchanged for a few days for substantially identical securities. The Company had exchanged securities with market values totaling $80,359 and $97,978 at December 31, 1997 and 1996.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE D - LOANS

    Major classifications of loans are as follows at December 31:

                                           1997         1996
                                         --------     --------

       Commercial                        $ 40,581     $ 27,611
         Real estate:
           Construction                    27,579       17,470
           1-4 family residential          75,996       51,544
           Commercial mortgage            114,576       77,220
           Other                            7,070        5,088
         Consumer                         160,089      135,979
         Overdrafts                           210          125
                                         --------     --------
                                          426,101      315,037
         Less:
           Unearned discounts               2,760        3,221
           Allowance for loan losses        4,938        4,436
           Purchase discounts                 523          523
                                         --------     --------
                                         $417,880     $306,857
                                         ========     ========

    Impaired loans were $865 and $288 at December 31, 1997 and 1996. The reduction in interest income associated with these impaired loans was insignificant and no valuation allowance for loan losses related to impaired loans has been established. There were no commitments to lend additional funds to borrowers whose loans were classified as impaired.

    Outstanding loans to directors, significant stockholders and executive officers of the Company and to their related business interests aggregated $863 and $2,230 at December 31, 1997 and 1996.

NOTE E - ALLOWANCE FOR LOAN LOSSES

    Changes in the allowance for loan losses were as follows at December 31:

                                                     1997          1996         1995
                                                    -------      -------      -------

       Balance at January 1                         $ 4,436      $ 3,660      $ 2,641
       Provision                                        825        1,246        1,510
       Charge-offs                                   (1,193)        (785)        (831)
       Recoveries                                       382          315          340
       Increase resulting from bank acquisition         488           --           --
                                                    -------      -------      -------
         Balance at December 31                     $ 4,938      $ 4,436      $ 3,660
                                                    =======      =======      =======

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE F - PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows at December 31:

                                                                  Estimated
                                                                 useful lives            1997             1996
                                                                 ------------         --------         --------

       Land                                                          -                $  3,959         $  2,483
       Building and improvements                                 15-33 years            11,150            6,954
       Furniture, fixtures and equipment                          5-10  years            9,598            8,216
       Automobiles                                                3  years                  68               68
                                                                                      --------         --------
                                                                                        24,775           17,721
       Less accumulated depreciation                                                     9,507            7,960
                                                                                      --------         --------
                                                                                      $ 15,268         $  9,761
                                                                                      ========         ========

    Included in other assets are other real estate and repossessed assets of $748 and $197 at December 31, 1997 and 1996.

NOTE G - INTEREST BEARING DEPOSITS

    The types of accounts and their respective balances included in interest-bearing deposits are as follows at December 31:

                                               1997         1996
                                             --------     --------

       NOW accounts and interest-
          bearing checking accounts          $120,624     $114,552

       Savings and money market accounts      164,008      127,223

       Certificates of deposit                428,286      335,954
                                             --------     --------
                                             $712,918     $577,729
                                             ========     ========

    The aggregate amount of certificates of deposit, each with a minimum denomination of $100, was approximately $123,004 and $86,032 at December 31, 1997 and 1996. At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

    1998                                                            $304,290
    1999                                                              62,421
    2000                                                              30,837
    2001                                                              16,280
    2002 and thereafter                                               14,458
                                                                    --------
                                                                    $428,286
                                                                    ========

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                (Dollars in thousands, except per share amounts)


NOTE G - INTEREST BEARING DEPOSITS - CONTINUED

    Deposits of executive officers, significant stockholders and directors were $2,406 and $2,041 (including time deposits of $1,239 and $1,114) at December 31, 1997 and 1996.

NOTE H - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

    At December 31, 1997, the Company entered into the sale of $17,132 of government securities under agreements to repurchase substantially the identical securities on January 5, 1998. The average interest rate was 4.8%. The following summarizes the sales to related parties at December 31, 1997:

       Mission Heights Management Co.                          $ 7,911
       Other related parties                                     9,019
                                                               -------
                                                               $16,930
                                                               =======

    At December 31, 1996, the Company entered into the sale of a $9,000 government note under an agreement to repurchase substantially the identical security on January 2, 1997. The interest rate was 7.0%.

NOTE I - PREFERRED AND COMMON STOCK

    The following summary of issued and outstanding shares of stock reflects the effects of a thirty-for-one common shares stock split effective August 4, 1997:

                                               Issued and outstanding
                                                  preferred stock
                                             --------------------------
                                                                           Common stock    Common stock      Treasury
                                              Series A        Series B        issued       outstanding        stock
                                             ----------      ----------    ------------    ------------      ----------

Balance at January 1, 1995                    6,000,000              --     11,770,980      9,160,770      (2,610,210)
   Exchange of common stock for
      preferred stock net of redemptions             --       1,000,000             --       (300,000)       (300,000)
   Purchase of treasury stock                        --              --             --        (30,000)        (30,000)
                                             ----------      ----------     ----------     ----------      ----------
Balance at December 31, 1995                  6,000,000       1,000,000     11,770,980      8,830,770      (2,940,210)
   Purchase of treasury stock                        --              --             --       (150,150)       (150,150)
   Sale of common stock                              --              --        147,000        147,000              --
                                             ----------      ----------     ----------     ----------      ----------
Balance at December 31, 1996                  6,000,000       1,000,000     11,917,980      8,827,620      (3,090,360)
   Redeem preferred stock                    (6,000,000)             --             --             --              --
   Sale of common stock                              --              --         93,000         93,000              --
   Purchase of treasury stock                        --              --             --        (81,600)        (81,600)
   Sale of treasury stock                            --              --             --        478,000         478,000
                                             ----------      ----------     ----------     ----------      ----------
Balance at December 31, 1997                         --       1,000,000     12,010,980      9,317,020      (2,693,960)
                                             ==========      ==========     ==========     ==========      ==========

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE I - PREFERRED AND COMMON STOCK - CONTINUED

    At December 31, 1995 and 1996, the Company had 6,000,000 authorized shares of Series A-10% preferred stock of $1 par value, 1,250,000 authorized shares of Series B-10% preferred stock of $1 par value, and 50,000,000 authorized shares of common stock of $.25 par value ($10 par value before split). The Series A-10% preferred stock was redeemed in 1997.

    The Series B preferred stock pays dividends quarterly. The preferred stock is not cumulative or participating, has no voting rights and is not convertible. Preferred stock has liquidation preferences over common stock of the Company. Dividends on common stock of the Company may not be declared or paid unless dividends for the same period on preferred stock have been paid or declared. The stock was redeemed in January 1998.

NOTE J - INCOME TAXES

    Deferred tax asset, Federal income tax currently payable, deferred tax asset, and deferred tax liability, included in other assets and other liabilities, respectively, are as follows:

                                    Year ended December 31,
                               ----------------------------------
                                 1997          1996        1995
                               -------       -------      -------

Current payable               $  (204)       $   (22)     $   318
Deferred tax asset              1,483          1,340        1,008
Deferred tax liability           (398)          (996)      (2,657)

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                 Year ended December 31,
                                                            ---------------------------------
                                                              1997         1996         1995
                                                            -------      -------      -------

    Deferred tax assets:
       Allowance for loan losses                            $ 1,429      $ 1,077      $   810
       Depreciation and amortization differences                302          172           92
       Difference in basis of other real estate                  52           17          132
       Other                                                   (300)          74          (26)
                                                            -------      -------      -------
                                                            $ 1,483      $ 1,340      $ 1,008
                                                            =======      =======      =======
    Deferred tax liabilities:
       Unrealized gain on available-for-sale
          securities                                        $  (398)     $  (996)     $(2,655)
       Other                                                     --           --           (2)
                                                            -------      -------      -------
                                                            $  (398)     $  (996)     $(2,657)
                                                            =======      =======      =======

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE J - INCOME TAXES - CONTINUED

    The reconciliation between the Company's effective income tax rate and the statutory federal income tax rate is as follows:

                                                                Year ended December 31,
                                                           ----------------------------------
                                                             1997         1996          1995
                                                           -------      -------       -------

       Statutory federal income tax rate                     35.00%       35.00%        35.00%
       Effect of utilization of graduated tax rates           0.00%       (0.69)%       (0.60)%
       Other                                                  0.43%       (0.28)%         .01%
                                                           -------      -------       -------
       Effective income tax rate                             35.43%       34.03%        34.41%
                                                           =======      =======       =======

NOTE K - COMMITMENTS AND CONTINGENCIES

    In the normal course of business, Company is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Commitments under outstanding standby letters of credit totaled $1,190 and $735 at December 31, 1997 and 1996. Commitments to extend credit totaled $49,508 and $36,159 at December 31, 1997 and 1996. The Company does not anticipate any material losses as a result of these commitments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation to any condition established in the contract and have fixed expiration dates or other termination clauses. Some of the commitments are expected to expire without being drawn upon, so that the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

                   PRIME BANCSHARES, INC. AND SUBSIDIARIES

                       December 31, 1997, 1996 and 1995
               (Dollars in thousands except per share amounts)


NOTE K - COMMITMENTS AND CONTINGENCIES - CONTINUED

    Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved and collateral required in issuing letters of credit are essentially the same as those involved in extending loan facilities to customers.

    The Company is involved in certain claims and lawsuits occurring in the normal course of business. Management, after consultation with outside legal counsel, does not believe that the outcome of these actions would have a material impact on the financial statements of the Company.

    The Company leases certain premises and equipment under cancelable and noncancelable lease arrangements. Total rentals charged to operating expenses were $262, $187 and $192 in the years ended December 31, 1997, 1996 and 1995. Future lease commitments under noncancelable leases are not material.

    The Company has incentive stock option plans, and at December 31, 1997, 600,000 shares of common stock were reserved for these plans. The exercise price of each option is equal to the market price of the Company's stock on the date of grant. The maximum term is 10 years and the shares vest 10% to 20% per year.

    The Company's Board of Directors and shareholders approved a new stock option plan in 1997 (the "1997 Incentive Plan") which authorizes the issuance of up to 1,000,000 shares of common stock under both "non-qualified" and "incentive stock" options to employees and "non-qualified" options to directors who are not employees. Generally, the options vest 60% at the end of the third year following the date of grant and an additional 20% at the end of the next two years; however, an individual option may vest as much as 20% a year during the first two years following the date of the grant if necessary to maximize the "incentive" tax treatment to the optionee for the particular option being granted. Options under the 1997 Incentive Plan must be exercised within 10 years following the date of grant. No options have been granted under the 1997 Incentive Plan.

    The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its plans. Had compensation cost been determined based on the fair value at the grant dates for awards consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net earnings and earnings per share would have been reduced as follows:

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                (Dollars in thousands, except per share amounts)


NOTE K - COMMITMENTS AND CONTINGENCIES - CONTINUED

                                                               1997              1996               1995
                                                               ----              ----               ----

    Net earnings:
          As reported                                       $  11,363         $  9,222           $  9,052
          Pro forma                                            11,287            9,222              9,052
       Basic earnings per share:
          As reported                                       $    1.19         $   0.97           $   0.94
          Pro forma                                              1.19             0.97               0.94
       Diluted earnings per share:
          As reported                                       $    1.14         $   0.92           $   0.89
          Pro forma                                              1.13             0.92               0.89

    The fair value of stock options granted in 1997 was estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair values and related assumptions were:

          Weighted average fair value             $1.07
          Expected volatility                        31%
          Risk free interest rate                   5.9%
          Expected lives                            2.5 years
          Expected dividend yield                   0.8%

    Following is a summary of the status of the incentive option plans:

                                                                                                         Weighted
                                                                                                          Average
                                                                                           Number of      Exercise
                                                                                             Shares        Price
                                                                                           ---------    ----------
       Options outstanding at January 1, 1995 ($.83-$2.67 a share)                         600,000         $1.65
       Options outstanding at December 31, 1995 ($.83-$2.67 a share)                       600,000          1.65
       Options exercised ($.83-$2.33 a share)                                             (147,000)          .96
                                                                                          --------
       Options outstanding at December 31, 1996 ($.83-$2.67 a share)                       453,000          1.87
       Options granted ($4.17 a share)                                                     240,000          4.17
       Options exercised ($.83-$2.33 a share)                                              (93,000)         1.66
                                                                                           -------
       Options outstanding at December 31, 1997 ($.83-$4.17 a share)                       600,000         $2.83
                                                                                           =======
       Options exercisable at
          December 31, 1995                                                                342,000         $1.44
          December 31, 1996                                                                285,000         $1.84
          December 31, 1997                                                                282,000         $1.92

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE K - COMMITMENTS AND CONTINGENCIES - CONTINUED

    Following is a summary of the options outstanding at December 31, 1997:

                             Outstanding
                      ----------------------------
                                      Weighted
                                      Average
                                     Remaining
    Exercise                         Contractual              Exercisable
     Price             Number           Life                    Number
  -----------          ------      ---------------            -----------

     $0.83            123,000         0.1 years                 93,000
     $2.33            117,000         5.0 years                117,000
     $2.67            120,000         6.4 years                 72,000
     $4.17            240,000         9.1 years                     --
                      -------                                 --------
                      600,000                                  282,000
                      =======                                 ========

NOTE L - REGULATORY MATTERS

    The Company and the Bank are subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

    The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE L - REGULATORY MATTERS - CONTINUED

                                                                                                              To Be Well
                                                                                                           Capitalized Under
                                                                           For Capital                     Prompt Corrective
                                                 Actual:                 Adequacy Purposes:                Action Provisions:
                                            ----------------           ----------------------           -----------------------
                                            Amount     Ratio           Amount           Ratio           Amount            Ratio
                                            ------     -----           ------           -----           ------            -----

As of December 31, 1997:

  Total Capital (to Risk Weighted Assets):
    Prime Bancshares, Inc.                  $70,545    15.01%      > or = $37,819    > or = 8.0%                  N/A
    Prime Bank                              $68,914    14.65%      > or = $37,637    > or = 8.0%     > or = $47,046         10.0%

  Tier 1 Capital (to Risk Weighted Assets):
    Prime Bancshares, Inc.                  $65,657    13.96%      > or = $18,818    > or = 4.0%                  N/A
    Prime Bank                              $63,976    13.60%      > or = $18,818    > or = 4.0%     > or = $28,227          6.0%

  Tier 1 Capital (to Average Assets):
    Prime Bancshares, Inc.                  $65,657     6.82%      > or = $38,519    > 4.0%                       N/A
    Prime Bank                              $63,976     6.64%      > or = $38,515    > 4.0%          > or = $48,144          5.0%

As of December 31, 1996:

  Total Capital (to Risk Weighted Assets):
    Prime Bancshares, Inc.                  $64,311    18.62%      > or = $27,620    > or = 8.00%                 N/A
    Prime Bank                              $63,951    18.51%      > or = $27,620    > or = 8.00%    > or = $34,525  > or = 10.00%

  Tier 1 Capital (to Risk Weighted Assets):
    Prime Bancshares, Inc.                  $59,995    17.37%      > or = $13,810    > or = 4.00%                 N/A
    Prime Bank                              $59,635    17.26%      > or = $13,810    > or = 4.00%    > or = $20,715  > or =  6.00%

  Tier 1 Capital (to Average Assets):
    Prime Bancshares, Inc.                  $59,995     7.96%      > or = $30,255    > or = 4.00%                 N/A
    Prime Bank                              $59,635     7.91%      > or = $30,254    > or = 4.00%    > or = $37,818  > or =  5.00%

NOTE M - ACQUISITIONS / DISPOSITIONS

     During 1995, the Company sold the assets and liabilities of five branches originally acquired from First Heights Bank in 1994, resulting in a gain of $2,445.

     During 1997, the Company purchased deposits and certain assets of three branches of Bank of America Texas, N.A. The purchase price was allocated based on the fair value of the assets acquired and liabilities assumed, and the excess of cost over the fair value of the net assets acquired of $1,835, is being amortized over ten years using an accelerated method. Amortization expense charged to other operating expense during 1997 was $231.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                (Dollars in thousands, except per share amounts)


NOTE M - ACQUISITIONS / DISPOSITIONS - CONTINUED

     During 1997, the Company purchased all of the assets and liabilities of First Northwestern Bank, N. A. and purchase accounting was applied. The acquisition was for approximately $60,200 in deposits and $40,200 in loans. The purchase price was allocated based on the fair value of the assets acquired and liabilities assumed, and the excess of cost over the fair value of the net assets acquired of $3,621, is being amortized over fifteen years using a straight line method. Amortization expense charged to other operating expense during 1997 was $220.

     The following summarized proforma information assumes the First Northwestern acquisition had occurred on January 1, 1996:

                                                                      Year Ended December 31,
                                                                  1997                      1996
                                                                  ----                      ----

     Interest income                                            $66,849                   $58,633
     Net earnings                                                11,530                     9,711
     Basic earnings per share                                      1.21                      1.02
     Diluted earnings per share                                    1.15                      0.98

     The pro forma financial information should be read in conjunction with the related historical information and is not necessarily indicative of the results that would have been attained had the transactions actually taken place.

NOTE N - SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION

     Cash paid during the period for December 31:

                                        1997           1996          1995
                                      ---------      --------      --------

       Interest                       $ 29,557       $ 23,688      $ 26,873
       Income taxes                   $  6,130       $  4,838      $  5,006

     During 1996, the Company purchased $30,501 of U.S. Agency Securities. The settlement of the transaction did not occur until January 1997.

     During 1995, the Company issued 1,250,000 shares of Series B preferred stock in exchange for 10,000 common shares.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE O - FAIR VALUES OF FINANCIAL INSTRUMENTS

    The fair values of financial instruments are based on management's estimates and do not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change.

    The following methods and assumptions were used by the Company in estimating financial instrument fair values:

    . CASH AND CASH EQUIVALENTS, FEDERAL FUNDS PURCHASED/SOLD AND REPURCHASE AGREEMENTS

         The balance sheet carrying amount approximates fair value.

    .    SECURITIES TO BE HELD-TO-MATURITY AND SECURITIES AVAILABLE-FOR-SALE

         Fair values for investment securities are based on quoted market prices or quotations received from securities dealers. If quoted market prices are not available, fair value estimates may be based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

    .    LOANS

         Fair values of loans are estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage and consumer loans. Each of these categories is further subdivided into fixed and adjustable rate loans and performing and nonperforming loans. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the various types of loans. The fair value of nonperforming loans is estimated at the value of the underlying collateral.

    .    DEPOSITS

         The fair value of demand deposits, such as non-interest bearing demand deposits and interest-bearing transaction accounts such as savings, NOW and money market accounts are equal to the amount payable on demand as of December 31, 1997 and 1996 (i.e. their carrying amounts).

         The fair value of demand deposits is defined as the amount payable, and prohibits adjustment for any value derived from the expected retention of such deposits for a period of time. That value, commonly referred to as the core deposit base intangible, is neither included in the following fair value amounts nor recorded as an intangible asset in the balance sheet.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE O - FAIR VALUES OF FINANCIAL INSTRUMENTS - CONTINUED

         The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate used represents rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

    .    OFF-BALANCE-SHEET INSTRUMENTS

         Estimated fair values for the Company's off-balance-sheet instruments are based on fees, net of related expenses, currently charged to enter into similar agreements, considering the remaining terms of the agreements and the counterparties' credit standing.

     The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1997 and 1996. The fair value of financial instruments is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                                     1997                      1996
                                                           -----------------------    ----------------------
                                                           Carrying        Fair       Carrying       Fair
                                                            amount         value       amount        value
                                                           ---------     ---------    ---------     --------

         Financial assets:
              Cash and cash equivalents                     $ 18,263     $ 18,263     $ 34,006     $ 34,006
              Federal funds sold and other temporary
                      investments                             29,478       29,478           --           --
              Securities
                 Available-for-sale                          188,048      188,048      324,723      324,723
                 Held-to-maturity                            273,387      274,000      115,902      114,000
              Loans, net                                     417,880      417,000      306,857      308,000

         Financial liabilities:
              Deposits
                 Noninterest-bearing                        $152,154     $152,154     $117,441     $117,441
                 Interest-bearing transaction and money
                    market accounts                          284,632      284,632      241,775      241,775
                 Certificates of deposit                     428,286      430,000      335,954      338,000
              Federal funds purchased and
                 securities sold under repur-
                 chase agreements                             17,132       17,132        9,700        9,700

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                    (In thousands, except per share amounts)


NOTE P - EARNINGS PER SHARE

    The following data show the amounts used in computing earnings per share
    (EPS) and the weighted average number of shares of dilutive potential common stock.

                                                                         Year ended December 31,
                                                                     -------------------------------
                                                                      1997         1996        1995
                                                                     -------     -------     -------

    Net earnings                                                     $11,363     $ 9,222     $ 9,052
    Less: dividends on preferred stock                                   650         700         681
                                                                     -------     -------     -------
    Net earnings available to common stockholders used in basic
           and diluted EPS                                           $10,713     $ 8,855     $ 8,371
                                                                     -------     -------     -------

    Weighted average common shares used in basic EPS                   8,975       8,808       8,861
     Effect of dilutive securities:
          Stock options                                                  447         417         542
                                                                     -------     -------     -------
    Weighted average common and potential dilutive common shares
       used in dilutive EPS                                            9,422       9,225       9,403
                                                                     =======     =======     =======

NOTE Q - NEW PRONOUNCEMENTS

    The FASB has issued Financial Accounting Standards No. 130, Reporting Comprehensive Income, which is effective for financial statements issued for periods beginning after December 15, 1997. The new standard requires an entity to report and display comprehensive income and its components. Currently for the Company, comprehensive income will include net income plus net unrealized gain or loss on securities.

NOTE R - SUBSEQUENT EVENTS

    On January 2, 1998, the Board of Directors of the Company declared a cash dividend of $0.04 per share to all common shareholders of record as of January 5, 1998. The dividend was paid on January 15, 1998.

    On December 30, 1997, the Company and Sunbelt National Bank ("Sunbelt"), agreed in principle that all of Sunbelt's outstanding common stock would be acquired by the Company. It is anticipated that the transaction will close during the second quarter of 1998. At closing, each shareholder of Sunbelt will receive 2.0023 shares of the Company's common stock, in exchange for each share of Sunbelt stock. At December 31, 1997, Sunbelt had total assets of approximately $94,000 and total deposits of $84,000. The transaction is expected to be accounted for as a pooling of interests.

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE S - PARENT-ONLY FINANCIAL STATEMENTS

                             PRIME BANCSHARES, INC.
                                  (Parent Only)
                                 BALANCE SHEETS
                                  DECEMBER 31,

                                                     ASSETS                                 1997         1996
                                                                                           -------     -------

       Cash and cash equivalents                                                           $ 1,678     $   358
       Other assets                                                                              5          --
       Investment in subsidiaries                                                           69,799      61,620
                                                                                           -------     -------
                                                                                           $71,482     $61,978
                                                                                           =======     =======
                                                  LIABILITIES
       Other liabilities                                                                   $     9     $     9
                                                                                           -------     -------
          Total liabilities                                                                      9           9
       Commitments and contingencies                                                            --          --
       Shareholders' equity:
          Preferred stock                                                                    1,000       7,000
          Common stock                                                                       3,003       2,980
          Additional capital                                                                 9,368       3,824
          Net unrealized appreciation on available-for-sale
              securities, net of tax of $398 in 1997 and $996 in 1996                          772       1,934
          Retained earnings                                                                 59,585      50,113
                                                                                           -------     -------
                                                                                            73,728      65,851
          Less common stock in treasury - at cost                                            2,255       3,882
                                                                                           -------     -------
                                                                                            71,473      61,969
                                                                                           -------     -------
                                                                                           $71,482     $61,978
                                                                                           =======     =======

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE S - PARENT-ONLY FINANCIAL STATEMENTS - CONTINUED

                             PRIME BANCSHARES, INC.
                                  (Parent Only)
                             STATEMENTS OF EARNINGS
                             YEAR ENDED DECEMBER 31,

                                                    1997          1996          1995
                                                  --------      --------      --------

       Costs and expenses
          General and administrative              $     13      $      1      $     --
                                                  --------      --------      --------
                Operating loss                         (13)           (1)           --
          Current income tax benefit                     5            --            --
                                                  --------      --------      --------
                Loss before equity in net
                   earnings of subsidiaries             (8)           (1)           --
       Equity in net earnings of subsidiaries       11,371         9,223         9,052
                                                  --------      --------      --------
                NET EARNINGS                      $ 11,363      $  9,222      $  9,052
                                                  ========      ========      ========

                     PRIME BANCSHARES, INC. AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


NOTE S - PARENT-ONLY FINANCIAL STATEMENTS - CONTINUED

                             PRIME BANCSHARES, INC.
                                  (Parent Only)
                            STATEMENTS OF CASH FLOWS
                             YEAR ENDED DECEMBER 31,

                                                                    1997          1996          1995
                                                                  --------      --------      --------

   Cash flows from operating activities:
   Net earnings
      Net earnings for the year                                   $ 11,363      $  9,222      $  9,052
      Adjustments to reconcile net
         earnings to net cash
         used in operating activities:
         Earnings of subsidiaries                                  (11,371)       (9,223)       (9,052)
         Change in assets and liabilities:
             (Increase) decrease in other assets                        (5)           --             1
             Decrease in other liabilities                              --            --            (4)
                                                                  --------      --------      --------
                   Net cash used in operating activities               (13)           (1)           (3)
   Cash flows from investing activities:
          Dividend from subsidiary                                  12,612         2,315         2,515
          Capital contribution to subsidiary                       (10,582)           --            --
                                                                  --------      --------      --------
                    Net cash provided by investing activities        2,030         2,315         2,515
   Cash flows from financing activities:
          Purchase of treasury stock                                  (408)         (626)         (100)
          Dividend payments                                         (1,891)       (1,877)       (1,871)
          Redemption of preferred stock                             (6,000)           --          (250)
          Sale of treasury stock in initial public offering          7,448            --            --
          Sale of common stock                                         154           140            --
                                                                  --------      --------      --------
                  Net cash used in financing activities               (697)       (2,363)       (2,221)
                                                                  --------      --------      --------
   Net increase (decrease) in cash and cash equivalents              1,320           (49)          291
   Cash and cash equivalents at beginning of year                      358           407           116
                                                                  --------      --------      --------
   Cash and cash equivalents at end of year                       $  1,678      $    358      $    407
                                                                  ========      ========      ========

                     [HARPER & PEARSON COMPANY LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Sunbelt National Bank
Houston, Texas


We have audited the accompanying balance sheets of Sunbelt National Bank as of December 31, 1997 and 1996, and the related statements of earnings, changes in stockholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunbelt National Bank at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.




                                       /s/ HARPER & PEARSON COMPANY





Houston, Texas
January 15, 1998

                                                           SUNBELT NATIONAL BANK
                                                                  BALANCE SHEETS
                                                      DECEMBER 31, 1997 AND 1996
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                     ASSETS                                             1997          1996
                                                                      --------      --------
Cash and due from banks                                               $  6,905      $  6,587
Federal funds sold                                                      13,075         7,375
Interest-bearing deposits in other bank                                     --         1,000
                                                                      --------      --------

    Total cash and cash equivalents                                     19,980        14,962

Securities available for sale                                              899           628
Securities to be held to maturity                                       17,849        14,883
                                                                      --------      --------

    Total securities                                                    18,748        15,511

Loans, net                                                              51,830        55,655

Bank premises and equipment, net                                         1,716         1,813
Real estate acquired by foreclosure                                        512           618
Accrued interest receivable                                                503           483
Other assets                                                               486           191
                                                                      --------      --------

                                                                      $ 93,775      $ 89,233
                                                                      ========      ========
      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits:
  Noninterest-bearing                                                 $ 27,600      $ 28,069
  Interest-bearing                                                      56,807        53,282
                                                                      --------      --------

    Total Deposits                                                      84,407        81,351

Other liabilities                                                        2,414         1,415
                                                                      --------      --------

    Total Liabilities                                                   86,821        82,766
                                                                      --------      --------

Commitments and Contingencies

Stockholders' Equity
  Common stock, $5 par value, 500,000 shares authorized,
    460,000 shares issued and outstanding                                2,300         2,300
  Capital surplus                                                        2,300         2,300
  Retained earnings                                                      2,356         1,873
  Net unrealized losses on securities available for sale, net               (2)           (6)
                                                                      --------      --------

    Total Stockholders' Equity                                           6,954         6,467
                                                                      --------      --------

                                                                      $ 93,775      $ 89,233
                                                                      ========      ========

See accompanying notes.

                                                           SUNBELT NATIONAL BANK
                                                          STATEMENTS OF EARNINGS
                                    YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------



                                                           1997          1996          1995
                                                         --------      --------      --------
INTEREST INCOME
  Interest and fees on loans                             $  5,968      $  5,466      $  5,553
  Securities                                                1,057           769           808
  Federal funds sold and other                                519           485           235
                                                         --------      --------      --------

  Total Interest Income                                     7,544         6,720         6,596

INTEREST EXPENSE
  Deposits and other borrowed funds                         2,621         2,148         2,034
                                                         --------      --------      --------

NET INTEREST INCOME                                         4,923         4,572         4,562

PROVISION FOR POSSIBLE CREDIT LOSSES                         (371)         (145)         (107)
                                                         --------      --------      --------

NET INTEREST INCOME AFTER PROVISION FOR
  POSSIBLE CREDIT LOSSES                                    4,552         4,427         4,455
                                                         --------      --------      --------

OTHER INCOME
  Service charges                                             513           412           436
  Realized gains on sales of SBA loans                        237           392           450
  Other                                                        56            40            (3)
                                                         --------      --------      --------

  Total Other Income                                          806           844           883
                                                         --------      --------      --------

OTHER EXPENSE
  Employee compensation and benefits                        2,733         1,935         1,742
  Net bank premises expense                                   418           350           314
  Equipment rentals, depreciation and maintenance             207           189           168
  Other operating expenses                                  1,251         1,322         1,360
                                                         --------      --------      --------

  Total Other Expense                                       4,609         3,796         3,584
                                                         --------      --------      --------

EARNINGS BEFORE INCOME TAXES                                  749         1,475         1,754

INCOME TAXES                                                  266           528           623
                                                         --------      --------      --------

NET EARNINGS                                             $    483      $    947      $  1,131
                                                         ========      ========      ========

EARNINGS PER COMMON SHARE (In whole dollars)             $   1.05      $   2.06      $   2.46
                                                         ========      ========      ========

See accompanying notes.

                                                           SUNBELT NATIONAL BANK
                                   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                            NET
                                                                          UNREALIZED
                                                                          LOSSES ON
                                                                          SECURITIES
                                    COMMON      CAPITAL      RETAINED     AVAILABLE
                                     STOCK      SURPLUS      EARNINGS      FOR SALE       TOTAL
                                   --------     --------     --------     ----------     --------
Balance - December 31, 1994        $  2,300     $  2,300     $     25      $    (98)     $  4,527

Net Earnings                             --           --        1,131            --         1,131

Dividends Paid                           --           --         (115)           --          (115)

Net Change in Unrealized
  Losses On Securities
  Available for Sale                     --           --           --            86            86
                                   --------     --------     --------      --------      --------

Balance - December 31, 1995           2,300        2,300        1,041           (12)        5,629

Net Earnings                             --           --          947            --           947

Dividends Paid                           --           --         (115)           --          (115)

Net Change in Unrealized
  Losses On Securities
  Available for Sale                     --           --           --             6             6
                                   --------     --------     --------      --------      --------

Balance - December 31, 1996           2,300        2,300        1,873            (6)        6,467

Net Earnings                             --           --          483            --           483

Net Change in Unrealized
  Losses On Securities
  Available for Sale                     --           --           --             4             4
                                   --------     --------     --------      --------      --------

Balance - December 31, 1997        $  2,300     $  2,300     $  2,356      $     (2)     $  6,954
                                   ========     ========     ========      ========      ========

See accompanying notes.

                                                           SUNBELT NATIONAL BANK
                                                        STATEMENTS OF CASH FLOWS
                                    YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                            1997          1996          1995
                                                          --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                            $    483      $    947      $  1,131
                                                          --------      --------      --------
  Adjustments to reconcile net earnings to
  net cash provided by operating activities:
  Provision for possible credit losses                         371           145           107
  Provision for depreciation and amortization                  156           121           102
  Amortization/accretion                                        21            33            31
  Deferred federal income taxes                               (316)            2            44
  Change in operating assets and liabilities:
    Real estate acquired by foreclosure                        106          (107)           --
    Accrued interest receivable                                (20)          (21)           12
    Other assets                                               (42)           (2)          (15)
    Other liabilities                                        1,061           (58)          289
                                                          --------      --------      --------

  Total adjustments                                          1,337           113           570
                                                          --------      --------      --------

  Net cash provided by operating activities                  1,820         1,060         1,701
                                                          --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of held to maturity securities                  (5,024)       (4,788)           --
  Proceeds from maturities/paydowns of
    held to maturity securities                              2,035         2,026         1,829
  Purchases of available for sale securities                  (264)           --            --
  Proceeds from sales and maturities  of
    available for sale securities                               --           500            --
  Loans originated/proceeds received, net                    3,454        (5,660)        1,116
  Purchases of bank premises and equipment                     (59)         (649)          (45)
                                                          --------      --------      --------

  Net cash provided (used) by investing activities             142        (8,571)        2,900
                                                          --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                   3,056         7,335         3,792
  Dividends paid                                                --          (115)         (115)
                                                          --------      --------      --------

  Net cash provided by financing activities                  3,056         7,220         3,677
                                                          --------      --------      --------


NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                       5,018          (291)        8,278

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR              14,962        15,253         6,975
                                                          --------      --------      --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                  $ 19,980      $ 14,962      $ 15,253
                                                          ========      ========      ========

See accompanying notes.
                                      F-34

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------



NOTE A          SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

                The accounting and reporting policies of Sunbelt National Bank (the Bank) are in accordance with generally accepted accounting principles and the prevailing practices within the banking industry. A summary of significant accounting policies is as follows:

                Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for possible credit losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and in the determination of investment security estimated market values. In connection with the determination of the allowances for possible losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. The estimated market value of investment securities is determined by a third party investment company.

                While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

                Cash and Due From Banks - The Bank, as a member of the Federal Reserve System, is required to maintain reserves for the purpose of facilitating the implementation of monetary policy. These reserves may be maintained in the form of balances at the Federal Reserve Bank or by vault cash. The Bank's reserve requirements were $200 on December 31, 1997 and 1996. Accordingly, "cash and due from banks" balances were restricted to that extent.

                Trading Securities - Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income. At December 31, 1997, 1996 and 1995, the Bank did not classify any of its securities as trading securities.

                Securities Held to Maturity - Government, Federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and the accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Mortgage backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE A          SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
                (CONTINUED)

                Securities Available for Sale - Available for sale securities consist of investment securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

                Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

                Concentrations of Credit - Substantially all of the Bank's loans, commitments and letters of credit have been granted to customers in the Bank's market area. Generally, such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in Note C. It is the Bank's policy to not extend credit to any single borrower or group of related borrowers in excess of the Bank's legal lending limit.

                Interest Rate Risk - The Bank is principally engaged in providing short-term commercial loans with interest rates that fluctuate with various market indices and intermediate-term, fixed rate real estate loans. These loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with fixed rates.

                Loans - Loans are stated at the principal amount outstanding, net of unearned discount. Unearned discount relates principally to consumer installment loans. Interest income is generally recorded using the simple interest method.

                Non-Performing Loans and Past Due Loans - Included in the non-performing loan category are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments.

                When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue the accrual of interest on the loan, periodic reviews are made to confirm the accruing status of the loan.

                When a loan is placed on nonaccrual status or identified as impaired, interest accrued and uncollected during the current year, prior to the judgment of uncollectibility, is charged to operations. Interest accrued during prior periods is charged to allowance for possible credit losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

                Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE A          SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
                (CONTINUED)

                Allowance for Possible Credit Losses - The allowance for possible credit losses is a valuation allowance available for losses incurred on loans and other commitments to extend credit. All losses are charged to the allowance for possible credit losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

                Throughout the year, management estimates the likely level of losses to determine whether the allowance for possible credit losses is adequate to absorb anticipated losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for possible credit losses and credited to the allowance for possible credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

                Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses, and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio.

                In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Bank's control.

                It should be understood that estimates of credit losses involve judgment. While it is possible that in particular periods the Bank may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowances for credit losses reflected in the statements of condition are adequate to absorb losses which may exist in the current loan portfolio.

                Bank Premises and Equipment - Bank premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization expense is computed principally on the straight-line method over the estimated useful lives of the assets.

                Real Estate Acquired by Foreclosure - Real estate acquired by foreclosure is recorded at the fair value of the property less any selling costs, as applicable, at the time of foreclosure. Subsequent to foreclosure, real estate is carried at the lower of its new cost basis or fair value, less estimated costs to sell. Any adjustments to reflect declines in value below the recorded amounts are recognized and are charged to income in the period such determination is assessed. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property.

                Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other non-interest expense.

                Income Taxes - Under SFAS No. 109, the Bank uses the balance sheet approach for recording deferred taxes. The balance sheet approach accounts for deferred income taxes by applying statutory tax rates in effect at the balance sheet date to differences between the book basis and the tax basis of assets and liabilities. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax law or rates. Deferred income taxes result primarily from deferred compensation accruals.

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE A          SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
                (CONTINUED)

                Earnings Per Common Share - Income per common share was computed by dividing net income by the weighted average number of shares of common stock outstanding (460,000 shares) during each year.

                Statements of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.


NOTE B          INVESTMENT SECURITIES

                Investment securities have been classified according to management's intent. The amortized cost and estimated market values of investments in debt securities at December 31, 1997 and 1996 are summarized as follows:


                                                              Gross           Gross         Estimated
                                             Amortized      Unrealized      Unrealized        Market
                                                Cost           Gains          Losses          Value
                                             ---------------------------------------------------------
            1997
            ----

Securities Available For Sale:
  U.S. Treasury & Agency Securities          $      500     $       --      $       (3)     $      497
  Other securities                                  402             --              --             402
                                             ----------     ----------      ----------      ----------

                                             $      902     $       --      $       (3)     $      899
                                             ==========     ==========      ==========      ==========
Securities to be Held to Maturity:
  Collateralized Mortgage Obligations        $    5,718     $        4      $     (107)     $    5,615
  Mortgage-backed Securities                      5,431             14             (67)          5,378
  U.S. Treasury Securities                        6,200             30              --           6,230
  U.S. Agencies                                     500             --              --             500
                                             ----------     ----------      ----------      ----------

                                             $   17,849     $       48      $     (174)     $   17,723
                                             ==========     ==========      ==========      ==========

            1996
            ----

Securities Available For Sale:
  U.S. Treasury & Agency Securities          $      500     $       --      $      (10)     $      490
  Other securities                                  138             --              --             138
                                             ----------     ----------      ----------      ----------

                                             $      638     $       --      $      (10)     $      628
                                             ==========     ==========      ==========      ==========
Securities to be Held to Maturity:
  Collateralized Mortgage Obligations        $    6,329     $        6      $      (93)     $    6,242
  Mortgage-backed Securities                      3,766              1            (168)          3,599
  U.S. Treasury Securities                        4,788             17              (3)          4,802
                                             ----------     ----------      ----------      ----------

                                             $   14,883     $       24      $     (264)     $   14,643
                                             ==========     ==========      ==========      ==========

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE B          INVESTMENT SECURITIES (CONTINUED)

                The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                    Securities Held to Maturity       Securities Available for Sale
                                                 --------------------------------    -------------------------------
                                                     Amortized         Market            Amortized        Market
                                                        Cost           Value               Cost           Value
                                                 --------------------------------    -------------------------------
                Due in 1 year or less               $    2,890        $    2,895        $      902      $      899
                Due from 1 year to 5 years               3,810             3,835                --              --
                Due from 5 years to 10 years               220               220                --              --
                Due after 10 years:
                  Collateralized Mortgage
                    Obligations                          5,498             5,395                --              --
                  Mortgage-Backed
                    Securities                           5,431             5,378                --              --
                                                    ----------        ----------        ----------      ----------

                                                    $   17,849        $   17,723        $      902      $      899
                                                    ==========        ==========        ==========      ==========


                Investment securities with a carrying amount of $5,360 and $6,221 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and other borrowings. There were no sales of securities in 1997 or 1996.

                For purposes of financial statement reporting, the Bank's investment in Federal Reserve Bank Stock ($138) and Federal Home Loan Bank Stock ($264) has been classified as other securities available for sale. Because the Bank is a member of the Federal Reserve Bank and the Federal Home Loan Bank, these securities cannot be sold while the Bank is a member of these organizations.


NOTE C          LOANS

                The loan portfolio consists of various types of loans made principally to borrowers located in Harris County, Texas, and are classified by major type as follows:


                                                        1997            1996
                                                     ----------      ----------
                Commercial                           $   17,522      $   21,584
                Real Estate                              29,303          28,501
                Consumer                                  6,010           6,199
                                                     ----------      ----------

                                                         52,835          56,284
                Less unearned discount                      (70)            (93)
                                                     ----------      ----------

                                                     $   52,765      $   56,191
                                                     ==========      ==========

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE C          LOANS (CONTINUED)

                Loan maturities of the loan portfolio at December 31, 1997 are as follows:

                                                     Within 1 Year       1 - 5 Years       After 5 Years          Total
                                                     -----------------------------------------------------------------------
                Loans at fixed interest rates        $       12,722     $       19,773     $        1,132     $       33,627

                Loans at variable interest rates             14,310              3,787              1,041             19,138
                                                     --------------     --------------     --------------     --------------

                                                     $       27,032     $       23,560     $        2,173     $       52,765
                                                     ==============     ==============     ==============     ==============

                In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers, directors, principal stockholders, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank. Loans to such borrowers are summarized as follows:

                                                  1997            1996
                                               ----------      ----------
                Balance, January 1             $    2,207      $    2,506
                New loans during the year             981             332
                Repayments during the year           (527)           (631)
                                               ----------      ----------

                Balance, December 31           $    2,661      $    2,207
                                               ==========      ==========

NOTE D          NONPERFORMING LOANS AND PAST DUE LOANS

                The following table presents information relating to non-performing loans and past due loans:

                                                             1997         1996
                                                           --------     --------
                Impaired loans                             $    450     $     --
                                                           ========     ========

                Nonaccrual loans                           $     --     $    252
                                                           ========     ========

                With respect to the above nonperforming loans, the following table presents interest income actually earned and additional interest income that would have been earned under the original terms of the loans.

                                                    1997       1996       1995
                                                  --------   --------   --------
                Income earned and collected       $     --   $     21   $     40
                                                  ========   ========   ========

                Foregone income                   $     --   $     11   $      9
                                                  ========   ========   ========

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE E          ALLOWANCE FOR POSSIBLE CREDIT LOSSES

                The following is a summary of the activity in the allowance for credit losses for the years ended December 31, 1997, 1996 and 1995:

                                                   1997          1996          1995
                                                 --------      --------      --------
                Balance at beginning or year     $    536      $    545      $    465

                Provision for loan losses             371           145           107
                Loans charged off                     (32)         (186)          (77)
                Loan recoveries                        60            32            50
                                                 --------      --------      --------

                Balance at end of year           $    935      $    536      $    545
                                                 ========      ========      ========

                Impairment of loans having carrying values of $450 in 1997 has been recognized in conformity with FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan". The total allowance for credit losses related to those loans was $27 in 1997. Approximately $340 of the $450 impaired balance is subject to a SBA loan guarantee, which may result in a reduced loss to the bank. For impairment recognized in conformity with FASB No. 114, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported. At December 31, 1996 and 1995, the total recorded investment in impaired loans was not significant. The Bank has no commitments to loan additional funds to the borrowers whose loans are classified as nonaccrual or impaired.


NOTE F          BANK PREMISES AND EQUIPMENT

                Bank premises and equipment are summarized below:

                                                                     1997         1996
                                                                   --------     --------
                Land                                               $    476     $    476
                Buildings                                               487          487
                Leasehold improvements                                  724          732
                Furniture, fixtures and equipment                     1,249        1,285
                                                                   --------     --------

                                                                      2,936        2,980
                Less accumulated depreciation and amortization       (1,220)      (1,167)
                                                                   --------     --------

                Bank premises and equipment, net                   $  1,716     $  1,813
                                                                   ========     ========

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE G          REAL ESTATE ACQUIRED BY FORECLOSURE

                An analysis of activity in real estate acquired by foreclosure for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                                 1997          1996          1995
                                                               --------      --------      --------
                Balance, beginning of year                     $    618      $    511      $    511

                Provision charged to operations                      --            --            (2)
                Reductions                                         (106)         (391)         (114)
                Additions (net of valuation allowance)               --           498           116
                                                               --------      --------      --------

                Balance, end of year                           $    512      $    618      $    511
                                                               ========      ========      ========

NOTE H          DEPOSITS

                Certificates of deposit included in interest-bearing deposits at December 31, 1997, 1996 and 1995 are as follows:

                                      One Year        Two Years       Three Years         Total
                                    ------------     ------------     ------------     ------------
                     1997
                     ----
                CD's Under $100     $     15,465     $        309     $         22     $     15,796
                CD's Over $100            16,599               --               --           16,599
                                    ------------     ------------     ------------     ------------

                                    $     32,064     $        309     $         22     $     32,395
                                    ============     ============     ============     ============
                     1996
                     ----
                CD's Under $100     $     15,152     $        764     $         10     $     15,926
                CD's Over $100            14,362               --               --           14,362
                                    ------------     ------------     ------------     ------------

                                    $     29,514     $        764     $         10     $     30,288
                                    ============     ============     ============     ============
                     1995
                     ----
                CD's Under $100     $     11,229     $        124     $        283     $     11,636
                CD's Over $100            12,045              221               --           12,266
                                    ------------     ------------     ------------     ------------

                                    $     23,274     $        345     $        283     $     23,902
                                    ============     ============     ============     ============

                Interest expense for certificates of deposit in excess of $100 amounted to approximately $867, $684 and $549 for the years ended December 31, 1997, 1996 and 1995, respectively.
                The bank has no brokered deposits.

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE I          FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

                The Bank is party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of those instruments reflect the extent of the involvement the Bank has in particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

                The following is a summary of the various financial instruments whose contract amounts represent credit risk:

                                                          1997         1996
                                                        --------     --------
                Commitments to extend credit            $ 15,402     $ 15,645

                Standby letters of credit               $    874     $    938

                Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

                The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

                Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

                Management believes that the fair value of commitments to extend credit and standby letters of credit is substantially equal to the commitments to extend credit and issue standby letters of credit due to the terms and conditions of these commitments.

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE J          UNFUNDED COMMITMENTS

                In 1991, the Bank entered into an agreement to purchase from an officer/director a previously issued and unexercised 23,000 share stock grant for $250 to be paid during a vesting period ending in August 1997 and granted this officer/director a stock appreciation right to be paid upon sale of the Bank or retirement. Pursuant to this agreement, the Bank has accrued approximately $595 representing compensation benefits based on the increase in the value of the Bank's stock.


NOTE K          COMMITMENTS

                Rent expense under all non-cancelable operating lease obligations amounted to approximately $336, $321 and $306 for 1997, 1996 and 1995, respectively. The leases provide for annual rentals of approximately $294 through the year 2011. The aggregate future minimum lease payments under these noncancelable operating leases amount to approximately $2,425 at December 31, 1997.

                It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other property or equipment.


NOTE L          INCOME TAXES

                The components of the provision for federal income tax expense are as follows:

                                     1997          1996         1995
                                   --------      --------     --------
                Current            $    582      $    526     $    579
                Deferred               (316)            2           44
                                   --------      --------     --------

                                   $    266      $    528     $    623
                                   ========      ========     ========


                The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate of 34% on earnings as follows:

                                                             1997          1996          1995
                                                           --------      --------      --------
                Taxes calculated at statutory rate             34.0          34.0          34.0
                Increase resulting from:
                  Nontaxable interest income                     --            --          (0.1)
                  Nondeductible travel, entertainment,
                    dues and other                              1.5           1.8           1.6
                                                           --------      --------      --------

                                                               35.5          35.8          35.5
                                                           ========      ========      ========

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE L          INCOME TAXES (CONTINUED)

                Significant deferred tax assets and liabilities at December 31, 1997, 1996 and 1995 are as follows:

                                                           1997          1996          1995
                                                         --------      --------      --------
                Deferred Tax Assets
                  Deferred costs                         $     24      $     24      $     24
                  Deferred compensation                       210             7             7
                  Unrealized loss on securities                 1             3             6
                  Loan loss reserve                           150            24            74
                                                         --------      --------      --------

                                                              385            58           111
                Deferred Tax Liability
                  Depreciable assets                         (128)         (122)         (129)
                                                         --------      --------      --------

                Net Deferred Tax Asset (Liability)       $    257      $    (64)     $    (18)
                                                         ========      ========      ========

NOTE M          STATEMENTS OF CASH FLOWS

                Interest payments of $2,576, $2,298 and $1,749 were made during 1997, 1996 and 1995, respectively. Federal income tax payments of $614, $531 and $820 were made during 1997, 1996 and 1995, respectively.


NOTE N          REGULATORY CAPITAL MATTERS

                The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Comptroller of the Currency (OCC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Bank meets all the capital adequacy requirements to which it is subject.

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE N          REGULATORY CAPITAL MATTERS (CONTINUED)

                As of December 31, 1997, the most recent notification from the OCC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                                                       To Be Well Capitalized
                                                                      For Capital      Under Prompt Corrective
                                                     Actual         Adequacy Purposes     Action Provisions
                                               ---------------------------------------------------------------
                                                Amount    Ratio      Amount   Ratio        Amount    Ratio
                                               ---------------------------------------------------------------
                            1997
                            ----
                Total Risk Based Capital       $  7,764   12.0%     $  5,174   8.0%       $  6,468   10.0%
                  (to Risk Weighted Assets)
                Tier I Capital                 $  6,956   10.8%     $  2,587   4.0%       $  3,881    6.0%
                  (to Risk Weighted Assets)
                Tier I Capital                 $  6,956    7.4%     $  3,785   4.0%       $  4,731    5.0%
                  (to Adjusted Total Assets)

                            1996
                            ----
                Total Risk Based Capital       $  7,002   11.7%     $  4,805   8.0%       $  6,006   10.0%
                  (to Risk Weighted Assets)
                Tier I Capital                 $  6,466   10.8%     $  2,403   4.0%       $  3,604    6.0%
                  (to Risk Weighted Assets)
                Tier I Capital                 $  6,466    7.2%     $  3,591   4.0%       $  4,488    5.0%
                  (to Adjusted Total Assets)

NOTE O          FAIR VALUES OF FINANCIAL INSTRUMENTS

                The estimated fair values of the Bank's financial instruments were as follows at December 31, 1997 and 1996:

                                                         1997                      1996
                                                ---------------------     ---------------------
                                                Carrying       Fair       Carrying       Fair
                                                 Amount       Values       Amount       Values
                                                --------     --------     --------     --------
                        Financial Assets
                        ----------------
                Cash and due from banks         $ 6,905      $  6,905     $ 7,587      $  7,587
                Federal funds sold               13,075        13,075       7,375         7,375
                Securities                       18,748        18,618      15,511        15,271
                Commercial loans                 17,530        17,422      21,678        21,660
                Real estate loans                29,303        29,175      28,501        28,565
                Consumer loans                    6,002         5,985       6,105         6,116
                Allowance for credit losses        (935)         (935)       (536)         (536)
                                                -------      --------     -------      --------
                                                $90,628      $ 90,245     $86,221      $ 86,038
                                                =======      ========     =======      ========
                     Financial Liabilities
                     ---------------------
                Deposits                         84,407        84,425      81,351        81,379
                Other liabilities                 2,414         2,314       1,415         1,353
                                                -------      --------     -------      --------
                                                $86,821      $ 86,739     $82,766      $ 82,732
                                                =======      ========     =======      ========

                                                           SUNBELT NATIONAL BANK
                                                   NOTES TO FINANCIAL STATEMENTS
                                                DECEMBER 31, 1997, 1996 AND 1995
                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------



NOTE O          FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

                The disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

                      Cash and Cash Equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

                      Federal Funds Sold - The carrying amounts of Federal Funds Sold approximate their fair value.

                      Securities to Be Held to Maturity and Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

                      Loans Receivable - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

                      Deposits - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                      Other Liabilities - The carrying amounts of other liabilities generally approximate their fair values.


                The fair value estimates are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                                                       EXHIBIT A




                ________________________________________________


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                            PRIME BANCSHARES, INC.,

                                   IBID, INC.

                                   PRIME BANK

                                      AND

                             SUNBELT NATIONAL BANK


                         DATED AS OF DECEMBER 30, 1997


                ________________________________________________

                               TABLE OF CONTENTS

                                                                                                                     Page
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

I.  THE CONSOLIDATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.1.     Initial Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.2.     Articles of Association, Bylaws and Facilities of
                          First Surviving Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.3.     Effect of Initial Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.4.     Liabilities of the First Surviving Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 1.5.     Final Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 1.6.     Articles of Association, Bylaws and Facilities of
                          Continuing Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 1.7.     Effect of Final Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 1.8.     Liabilities of Continuing Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 1.9.     Consolidation Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 1.10.    Adjustments to Consolidation Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Section 1.11.    Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 1.12.    Exchange of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 1.13.    Ratification by Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 1.14.    Registration of the Bancshares Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . 8

II.  REPRESENTATIONS AND WARRANTIES OF SUNBELT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 2.1.     Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 2.2.     Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 2.3.     Approvals; Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 2.4.     Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 2.5.     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.6.     Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.7.     Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 2.8.     Litigation and Other Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.9.     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.10.    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.11.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.12.    No Conflict With Other Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.13.    Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 2.14.    Conduct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 2.15.    Allowance for Credit Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         Section 2.16.    Employment Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.17.    ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.18.    Deferred Compensation Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.19.    List of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.20.    Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.21.    Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.22.    Absence of Property Taxes and Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.23.    Community Reinvestment Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.24.    Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act . . . . . .  17
         Section 2.25.    Usury Laws and Other Consumer Compliance Laws . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.26.    Bank Secrecy Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.27.    Zoning and Related Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.28.    Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.29.    Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.30.    Shareholders' List  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

III.  REPRESENTATIONS AND WARRANTIES OF BANCSHARES,DELAWARE-COMPANY AND PRIME . . . . . . . . . . . . . . . . . . . .  18
         Section 3.1.     Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.2.     Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.3.     Approvals; Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.4.     No Conflict With Other Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.5.     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.6.     SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.7.     Litigation and Other Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.8.     Ability to Pay Consolidation Consideration  . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.9.     Regulatory  Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.10.    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

IV.  COVENANTS OF SUNBELT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.1.     Shareholder Approval and Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.2.     Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.3.     Access to Properties and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.4.     Information for Regulatory Applications and SEC filings . . . . . . . . . . . . . . . . . .  23
         Section 4.5.     Attendance at Certain Sunbelt Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.6.     Standstill Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.7.     Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.8.     Accounting and Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.9.     Pre-Closing Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

V.  COVENANTS OF BANCSHARES, DELAWARE-COMPANY AND PRIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.1.     Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.2.     Information for Applications and Proxy Solicitation . . . . . . . . . . . . . . . . . . . .  25
         Section 5.3.     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.4.     Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.5.     Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.6.     NASDAQ Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.7.     Issuance of Bancshares Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.8.     Delivery of Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.9.     Rule 144 Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.10.    Publication of Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.11.    Employee Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

VI.  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 6.1.     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 6.2.     Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

VII.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.1.     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.2.     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

VIII.  CONDITIONS TO OBLIGATIONS OF BANCSHARES,DELAWARE-COMPANY AND PRIME . . . . . . . . . . . . . . . . . . . . . .  31
         Section 8.1.     Compliance with Representations and Covenants . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.2.     Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.3.     Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.4.     Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.5.     Accounting Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.6.     Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.7.     Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

IX.  CONDITIONS TO OBLIGATIONS OF SUNBELT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 9.1.     Compliance with Representations and Covenants . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 9.2.     Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 9.3.     Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 9.4.     Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 9.5.     Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

X.  CONDITIONS TO RESPECTIVE OBLIGATIONS OF BANCSHARES,DELAWARE-COMPANY, PRIME AND SUNBELT  . . . . . . . . . . . . .  34

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
         Section 10.1.    Government Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 10.2.    Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 10.3.    Registration of Bancshares Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .  34

XI.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 11.1.    Non-Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .  35
         Section 11.2.    Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 11.3.    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 11.4.    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 11.5.    Controlling Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 11.6.    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 11.7.    Modifications or Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 11.8.    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.9.    Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.10.   Consolidation of Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.11.   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.12.   Binding on Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.13.   Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.14.   Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.15.   Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.16.   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

SCHEDULE 1.10 TO THE AGREEMENT: 1998 Budget - Sunbelt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

SCHEDULE 2.1 TO THE AGREEMENT: Organization - Sunbelt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

SCHEDULE 2.2 TO THE AGREEMENT: Capitalization - Sunbelt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

SCHEDULE 2.4 TO THE AGREEMENT: Investments - Sunbelt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

SCHEDULE 2.5 TO THE AGREEMENT: Undisclosed Liabilities - Sunbelt  . . . . . . . . . . . . . . . . . . . . . . . . . .  47

SCHEDULE 2.7 TO THE AGREEMENT: Environmental Laws - Sunbelt . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

SCHEDULE 2.8 TO THE AGREEMENT: Litigation and Other Proceedings - Sunbelt . . . . . . . . . . . . . . . . . . . . . .  49

SCHEDULE 2.9 TO THE AGREEMENT: Taxes - Sunbelt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

SCHEDULE 2.10 TO THE AGREEMENT: Contracts - Sunbelt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

SCHEDULE 2.11 TO THE AGREEMENT: Insurance Policies - Sunbelt  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

SCHEDULE 2.13 TO THE AGREEMENT: Compliance with Laws - Sunbelt  . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

SCHEDULE 2.14 TO THE AGREEMENT: Conduct - Sunbelt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

SCHEDULE 2.16 TO THE AGREEMENT: Employment Relations - Sunbelt  . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

SCHEDULE 2.18 TO THE AGREEMENT: Deferred Compensation Arrangements - Sunbelt  . . . . . . . . . . . . . . . . . . . .  56

SCHEDULE 2.20 TO THE AGREEMENT: Absence of Changes - Sunbelt  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

SCHEDULE 2.22 TO THE AGREEMENT: Absence of Property Taxes and Liens - Sunbelt . . . . . . . . . . . . . . . . . . . .  58

SCHEDULE 4.7 TO THE AGREEMENT: Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

SCHEDULE 5.11 TO THE AGREEMENT: Employee Protection--Sunbelt  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

SCHEDULE 8.3 TO THE AGREEMENT: Legal Opinion to be Delivered by Sunbelt . . . . . . . . . . . . . . . . . . . . . . .  61

SCHEDULE 9.3 TO THE AGREEMENT:  Legal Opinion to be Delivered by Bancshares . . . . . . . . . . . . . . . . . . . . .  63

                      AGREEMENT AND PLAN OF REORGANIZATION


         This Agreement and Plan of Reorganization ("Agreement") dated as of December 30, 1997, is by and among Prime Bancshares, Inc., a Texas corporation ("Bancshares"), IBID, Inc., a Delaware corporation ("Delaware-Company"), Prime Bank, a Texas banking corporation ("Prime"), and Sunbelt National Bank, a national banking association ("Sunbelt").

         WHEREAS, Sunbelt desires to affiliate with Bancshares and Prime and Bancshares and Prime desire to affiliate with Sunbelt in the manner provided in this Agreement; and

         WHEREAS, Bancshares, Delaware-Company, Prime and Sunbelt believe that the acquisition of Sunbelt by Bancshares in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

         WHEREAS, the respective Boards of Directors of Bancshares, Delaware-Company, Prime and Sunbelt have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.

                                  INTRODUCTION

         Following the execution of this Agreement by Bancshares, Delaware-Company, Prime and Sunbelt, Bancshares or Delaware-Company will charter and organize as a wholly-owned subsidiary an interim Texas banking corporation ("New Bank") solely for the purpose of consummating the consolidation transaction described herein. This Agreement provides for (i) the consolidation of New Bank with and into Sunbelt with Sunbelt as the survivor (the "Initial Consolidation"), all pursuant to this Agreement and a Plan of Consolidation by and between New Bank and Sunbelt, a copy of which is attached hereto as Exhibit "A" and all of the terms of which are incorporated by reference for all purposes and, immediately thereafter, (ii) the consolidation of Sunbelt with and into Prime with Prime as the survivor (the "Final Consolidation"), all pursuant to this Agreement and a Plan of Consolidation by and between Sunbelt and Prime, a copy of which is attached hereto as Exhibit "B" and all of the terms of which are incorporated by reference for all purposes. The Initial Consolidation and the Final Consolidation shall sometimes be referred to collectively as the "Consolidations." In connection with the Consolidations, Bancshares will purchase all of the issued and outstanding shares of common stock, $10.00 par value, of Sunbelt ("Sunbelt Common Stock") for an aggregate consideration as set forth in this Agreement.

                             I.  THE CONSOLIDATIONS

         Section 1.1. Initial Consolidation. New Bank shall be merged with and into Sunbelt (the resulting bank being herein referred to as the "First Surviving Bank") as of the effective time of the Initial Consolidation under the charter and Articles of Association of Sunbelt, as determined by the Office of the Comptroller of the Currency ("OCC"), and each of the outstanding shares of common stock of New Bank shall and without any action on the part of Bancshares or Delaware-Company be canceled and be converted into shares of common stock of the First Surviving Bank. The shares of common stock of the First Surviving Bank into which such New Bank common stock is converted shall represent ownership of 100% of the issued and outstanding capital stock of the First Surviving Bank, all of which shall be owned by Bancshares or Delaware-Company.

         Section 1.2. Articles of Association, Bylaws and Facilities of First Surviving Bank. On the effective date of the Initial Consolidation and until thereafter amended in accordance with applicable law, the Articles of Association of the First Surviving Bank shall be the Articles of Association of Sunbelt as in effect on the effective date of the Initial Consolidation. Until altered, amended or repealed as provided therein and in the Articles of Association of the First Surviving Bank, the Bylaws of the First Surviving Bank shall be the Bylaws of Sunbelt as in effect on the effective date of the Initial Consolidation. The main office of the First Surviving Bank shall be the main office of Sunbelt as of the effective date of the Initial Consolidation, and all corporate acts, plans, policies, contracts, approvals and authorizations of Sunbelt and New Bank and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the effective date of the Initial Consolidation, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorization of the First Surviving Bank and shall be as effective and binding thereon as the same were with respect to Sunbelt and New Bank respectively, as of the effective date of the Initial Consolidation.

         Section 1.3. Effect of Initial Consolidation. On the effective date of the Initial Consolidation, the corporate existence of Sunbelt and New Bank shall be merged into and continued in the First Surviving Bank, and the First Surviving Bank shall be deemed to be a continuation in entity and identity of Sunbelt and New Bank. All rights, franchises and interests of Sunbelt and New Bank, respectively, in and to any type of property and choses in action shall be transferred to and vested in the First Surviving Bank by virtue of the Initial Consolidation without any deed or other transfer. First Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Sunbelt and New Bank, respectively, as of the effective date of the Initial Consolidation. As of the effective time of the Initial Consolidation, the directors and officers of New Bank shall become the directors and officers of First Surviving Bank.

         Section 1.4. Liabilities of the First Surviving Bank. On the effective date of the Initial Consolidation, the First Surviving Bank shall be liable for all liabilities of Sunbelt and New Bank. All deposits, debts, liabilities and obligations of Sunbelt and of New Bank, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Sunbelt or New Bank, as the case may be, shall be those of the First Surviving Bank and shall not be released or impaired by the Initial Consolidation. All rights of creditors and other obligees and all liens on property of either Sunbelt or New Bank shall be preserved unimpaired.

         Section 1.5. Final Consolidation. Immediately after the effective time of the Initial Consolidation, the First Surviving Bank shall be merged with and into Prime (which, as the receiving association, is hereinafter referred to as "Continuing Bank" whenever reference is made to it at or after the Effective Date (as defined in Section 6.2 of this Agreement)) under the charter and Articles of Association of Prime pursuant to the provisions of, and with the effect provided in Texas Banking Act Section 3.301 and the Bank Merger Act (12 U.S.C. 1828(c)).

         Section 1.6. Articles of Association, Bylaws and Facilities of Continuing Bank. On the Effective Date and until thereafter amended in accordance with applicable law, the Articles of Association of Continuing Bank shall be the Articles of Association of Prime as in effect on the Effective Date. Until altered, amended or repealed as therein provided and in the Articles of Association of Continuing Bank, the Bylaws of Continuing Bank shall be the Bylaws of Prime as in effect on the Effective Date. Unless and until changed by the Board of Directors of Continuing Bank, the main office of Continuing Bank shall be the main office of Prime as of the Effective Date.
The established offices and facilities of the First Surviving Bank immediately prior to the Final Consolidation shall become established offices and facilities of the Continuing Bank. Until thereafter changed in accordance with law or the Articles of Association or Bylaws of Continuing Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of the First Surviving Bank and Prime and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Bank and shall be as effective and binding thereon as the same were with respect to the First Surviving Bank and Prime, respectively, as of the Effective Date.

         Section 1.7. Effect of Final Consolidation. On the Effective Date, the corporate existence of the First Surviving Bank and Prime shall, as provided in the provisions of law heretofore mentioned, be merged into and continued in Continuing Bank, and Continuing Bank shall be deemed to be a continuation in entity and identity of the First Surviving Bank and Prime. All rights, franchises and interests of the First Surviving Bank and Prime, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Bank by virtue of such Final Consolidation without any deed or other transfer. Continuing Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Sunbelt and Prime, respectively, as of the Effective Date. On the Effective Date, the directors and officers of Prime shall become the directors and officers of the Continuing Bank.

         Section 1.8. Liabilities of Continuing Bank. On the Effective Date of the Final Consolidation, Continuing Bank shall be liable for all liabilities of the First Surviving Bank and Prime. All deposits, debts, liabilities, obligations and contracts of the First Surviving Bank and of Prime, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the First Surviving Bank or Prime, as the case may be, shall be those of Continuing Bank and shall not be released or impaired by the Consolidations. All rights of creditors and other obligees and all liens on property of either the First Surviving Bank or Prime shall be preserved unimpaired subsequent to the Consolidations.

         Section 1.9.     Consolidation Consideration.

                 (a) Each share of Sunbelt's Common Stock issued and outstanding immediately prior to the effective date of the Initial Consolidation, other than Dissenting Shares (as defined in Section 1.11 of the Agreement), shall, by virtue of the Consolidations and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Consolidation Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such share.

                 (b) Based on a total of 460,000 shares of Sunbelt Common Stock issued and outstanding, each holder of Sunbelt Common Stock shall receive Consolidation Consideration in the form of shares of common stock, $.25 par value, of Bancshares ("Bancshares Common Stock") equal to 2.0023 shares of Bancshares Common Stock for each share of Sunbelt Common Stock owned on the Effective Date.

                 (c) The aggregate number of shares of Bancshares Common Stock to be exchanged for each share of Sunbelt Common Stock shall be adjusted appropriately to reflect any change in the number of shares of Bancshares Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Bancshares Common Stock, received or to be received by holders of Bancshares Common Stock, when the record date or payment occurs prior to the Effective Date.

                 (d) Bancshares will not issue any certificates for fractional shares of Bancshares Common Stock otherwise issuable pursuant to the Consolidation. In lieu of issuing such fractional shares, Bancshares shall pay cash to any holder of shares of Sunbelt Common Stock otherwise entitled to receive such fractional share. Such cash payment shall be based on the closing bid price of a share of Bancshares Common Stock as listed on the NASDAQ National Market on the day prior to the Effective Date.

         Section 1.10. Adjustments to Consolidation Consideration. The Consolidation Consideration shall be adjusted as follows:

                 (a) In the event that one-half of any net earnings of Sunbelt, calculated in accordance with generally accepted accounting principles applicable to financial institutions, from January 1, 1998 through the end of the month prior to the month in which the Effective Date occurs, exceed an amount calculated by multiplying (i) the difference between the average closing bid and asked prices of Bancshares' Common Stock as quoted on NASDAQ for the twenty (20) trading days immediately preceding the fifth calendar day prior to the Effective Date ("Average Price") (provided that such Average Price is greater than $19.00) and $19.00 by (ii) 920,000 ("Net Earnings Difference"), the aggregate number of shares of Bancshares Common Stock to be paid to shareholders of Sunbelt on the Effective Date shall be increased by dividing such Net Earnings Difference by the Average Price. It is specifically provided that proceeds from the sales of assets other than in the ordinary course of business and any income from the sale of SBA loans which is in excess of the amount of such income contained in Sunbelt's 1998 budget (which is attached as Schedule 1.10) shall not be included in the calculation of net earnings.

                 (b) If the Average Price is $22.00 or greater, the aggregate number of shares of Bancshares Common Stock into which shares of Sunbelt Common Stock will be converted on the Effective Date shall be decreased by (i) subtracting $20,240,000 from

920,000 multiplied by the Average Price and (ii) dividing that difference by the Average Price.

                 (c) If the Board of Directors of Sunbelt exercises its right to termination set forth in Section 7.1(e) of the Agreement, Bancshares shall have the option of increasing the Consolidation Consideration as set forth in Section 7.1(e).

         Section 1.11. Dissenting Shares. Each share of Sunbelt Common Stock issued and outstanding immediately prior to the Effective Date, the holder of which has not voted in favor of the Initial Consolidation and who has properly perfected his dissenters' rights of appraisal by following the procedures set forth in the National Bank Act, is referred to herein as a "Dissenting Share." Dissenting Shares owned by each holder thereof who has not failed to perfect his dissenters' rights shall not be converted into or represent the right to receive the Consolidation Consideration pursuant to
Section 1.9 of this Agreement and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the National Bank Act. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the National Bank Act, provided that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the National Bank Act. As set forth in Section 8.6 of this Agreement, if the holders of more than 5% of the Sunbelt Common Stock shall have exercised their dissenters' rights, Bancshares shall have no obligation to consummate the Consolidation.

         Section 1.12.    Exchange of Shares.

                 (a) Bancshares shall deposit or cause to be deposited in trust with American Securities Transfer and Trust, Inc., Denver, Colorado (the "Exchange Agent") prior to the Effective Date cash in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of Bancshares Common Stock pursuant to Section 1.9 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares pursuant to Section 1.11 hereof (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of such shares. Payments to holders of Dissenting Shares shall be made as required by the National Bank Act. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

                 (b) Promptly after the Effective Date, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of Sunbelt Common Stock (the "Certificates"), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain





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instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Bancshares Common Stock provided in Section 1.9 hereof, and such Certificate shall forthwith be canceled. Bancshares shall provide the Exchange Agent with certificates for Bancshares Common Stock, as requested by the Exchange Agent, in the amounts provided in Section 1.9 hereof. No interest will be paid or accrued on the cash payable upon surrender of the Certificate. If payment or delivery of Bancshares Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Bancshares Common Stock to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of Bancshares that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.12, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Consolidation Consideration without any interest thereon. Former shareholders of Sunbelt shall be entitled to vote after the Effective Date at any meeting of Bancshares' shareholders the number of shares of Bancshares Common Stock into which their shares are converted, regardless of whether such shareholders have exchanged their Certificates. Immediately after the Effective Date, shareholders of Sunbelt shall be entitled to any dividends with respect to shares of Bancshares Common Stock received by them in the Consolidation, provided that no dividend will be disbursed with respect to the shares of Bancshares Common Stock until the holder's shares are surrendered in exchange therefor.

                 (c) After the Effective Date, the stock transfer ledger of Sunbelt shall be closed and there shall be no transfers on the stock transfer books of Sunbelt of the shares of Sunbelt Common Stock which were outstanding immediately prior to such time of filing. If, after the Effective Date, Certificates are presented to Bancshares, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 1.12.

                 (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Sunbelt for six months after the Effective Date shall be paid to Bancshares, and the holders of shares of Sunbelt Common Stock not theretofore presented to the Exchange Agent shall look to Bancshares only, and not the Exchange Agent, for the payment of any Consolidation Consideration in respect of such shares.

         Section 1.13. Ratification by Shareholders. This Agreement shall be submitted to the shareholders of Sunbelt and, if required, to either Bancshares or Delaware-Company as





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the sole shareholder of New Bank and to Delaware-Company as the sole shareholder of Prime, in accordance with applicable provisions of law and the respective Articles of Association and Bylaws of Sunbelt, New Bank and Prime. Sunbelt and Bancshares and Prime shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Consolidation on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), the OCC, the Federal Deposit Insurance Corporation ("FDIC") and the Texas Department of Banking ("Banking Department").

         Section 1.14.    Registration of the Bancshares Common Stock.

                 (a) Bancshares shall file a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Securities Act"), covering the shares of Bancshares Common Stock to be issued to shareholders of Sunbelt in the Consolidation.

                 (b) Within 30 days after the date hereof, Sunbelt shall enter into and cause each Sunbelt shareholder who is an "affiliate" (as defined in SEC Rule 405) of Sunbelt to enter into with Bancshares an Affiliate Agreement in substantially the form of Exhibit "C" attached hereto.

                 II.  REPRESENTATIONS AND WARRANTIES OF SUNBELT

         Sunbelt represents and warrants to Bancshares, Delaware-Company and Prime that each of the statements made in this Article II are true and correct in all material respects. The Schedules required pursuant to this Article II and elsewhere in this Agreement will be delivered and made part of this Agreement no later than January 12, 1998. Sunbelt agrees that, at the Closing, it shall provide Bancshares with supplemental Schedules reflecting any changes in the information contained in the Schedules which have occurred in the period from the date of delivery of such Schedules to the date of Closing.

         Section 2.1. Organization. Sunbelt is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Sunbelt (i) has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it and to enter into this Agreement; (ii) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate





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loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC; and (iii) is an insured bank as defined in the Federal Deposit Insurance Act. Sunbelt does not conduct any trust activities. True and complete copies of the Articles of Association and Bylaws of Sunbelt, as amended to date, have been delivered or made available to Bancshares.
Except as otherwise disclosed in Schedule 2.1 to this Agreement, Sunbelt (a) does not have any subsidiaries or affiliates, (b) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (c) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Sunbelt.

         Section 2.2. Capitalization. The authorized capital stock of Sunbelt consists of 875,000 shares of Sunbelt Common Stock, 460,000 of which are issued and outstanding. All of the issued and outstanding shares of Sunbelt Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. Except as disclosed in
Schedule 2.2, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Sunbelt to issue any authorized and unissued Sunbelt Common Stock nor does Sunbelt have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than the Sunbelt National Bank Voting and Stock Restriction Agreement dated May 26, 1984 ("Sunbelt Voting Agreement") and except as disclosed in Schedule 2.2 to this Agreement, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Sunbelt Common Stock.

         Section 2.3. Approvals; Authority. The Board of Directors has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Sunbelt as required by law, and, other than shareholder approval, no further corporate proceedings of Sunbelt are needed to execute and deliver this Agreement and consummate the Consolidations. This Agreement has been duly executed and delivered by Sunbelt and, is a duly authorized, valid, legally binding agreement of Sunbelt enforceable against Sunbelt in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

         Section 2.4.     Investments.  Sunbelt has furnished to Bancshares, as
Schedule 2.4 of this Agreement, a complete list, as of September 30, 1997, of all securities, including municipal bonds, owned by Sunbelt (the "Securities Portfolio"). All securities listed in Schedule 2.4 are owned by Sunbelt (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances, except as noted in Schedule
2.4.  Schedule 2.4 also discloses any entities in which Sunbelt's ownership





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interest equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of the securities listed in Schedule 2.4.

         Section 2.5. Financial Statements. Sunbelt has furnished or made available to Bancshares true and complete copies of Sunbelt's audited balance sheet as of December 31, 1996, 1995 and 1994, and the related statements of income and statements of cash flow for the periods then ended, together with the notes thereto. Sunbelt has also delivered to Bancshares a true and correct copy of the Consolidated Reports of Condition and Income ("Call Reports") filed by Sunbelt as of and for the nine months ended September 30, 1997. The audited financial information and Call Reports referred to in this Section 2.5 are collectively referred to in this Article II as the "Sunbelt Financial Statements." The Sunbelt Financial Statements fairly present the financial position of Sunbelt and the results of its operations at the dates and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. Except as set forth on Schedule 2.5 to this Agreement, as of the dates of the Sunbelt Financial Statements referred to above, Sunbelt did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Sunbelt Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Bancshares. Except as set forth in Schedule 2.20 to this Agreement, since September 30, 1997, there have been no material changes in the financial condition, assets, liabilities or business of Sunbelt, other than changes in the ordinary course of business, which individually or in the aggregate have materially and adversely affected the financial condition, results of operations or business of Sunbelt.

         Section 2.6. Title. True and complete copies of all of Sunbelt's deeds and leases and title insurance policies, if any, for all real property owned or leased by Sunbelt and all mortgages, deeds of trust and security agreements to which such property is subject are attached on Schedule 2.6 of this Agreement. Sunbelt has good and indefeasible title to all of its assets and properties including, without limitation, land and improvements thereon, and all personal and intangible properties reflected in the Sunbelt Financial Statements or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (a) defects, irregularities in title and encumbrances set forth in the public record of the applicable county, (b) as noted in the Sunbelt Financial Statements or as set forth in Schedule 2.6, (c) statutory liens not yet delinquent, (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (e) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the Sunbelt Financial Statements. Except as set forth in Schedule 2.6 to this Agreement, Sunbelt owns no securities of or other interest in any other commercial bank.





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        Section 2.7. Environmental Laws. Sunbelt is in compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Except as set forth on Schedule 2.7 of this Agreement, (a) Sunbelt has not received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and is not subject to any claim or lien under any Environmental Laws; (b) during the term of ownership by Sunbelt, no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Sunbelt, or owned, operated or leased by Sunbelt within the ten years preceding the date of this Agreement, has been designated as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials;
(c) to the knowledge of Sunbelt, no asbestos was used in the construction of any portion of Sunbelt's facilities; and (d) to the knowledge of Sunbelt, no real property currently owned by Sunbelt is, or has been, an industrial site or landfill. Bancshares and its consultants, agents and representatives shall have the right to inspect Sunbelt's assets for the purpose of conducting asbestos and other environmental surveys.

        "Environmental Laws," for purposes of this Section 2.7, includes, but is not limited to, any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et seq.; The Hazardous Materials Transaction Act, as amended, 49 U.S.C. Sections 1801, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Sections 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq.; the Clean Air Act, 42 U.S.C. Sections 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. Sections 3808, et seq.

        "Hazardous Materials," for purposes of this Section 2.7, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.





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         Section 2.8.     Litigation and Other Proceedings.  Except as
otherwise noted on Schedule 2.8 hereto, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Sunbelt, threatened before any court or administrative body in any manner against Sunbelt, or any of its properties or capital stock, which might have a material adverse effect on Sunbelt, its financial condition, assets, operations or earnings or the transactions proposed by this Agreement. Sunbelt does not know of any basis on which any litigation or proceeding could be brought which could have a materially adverse effect on the financial condition or prospects of Sunbelt or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Sunbelt is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

         Section 2.9. Taxes. Except as otherwise noted in Schedule 2.9 hereto, Sunbelt has filed with the appropriate federal, state and local governmental agencies all tax returns and reports required to be filed, and has paid all taxes and assessments shown or claimed to be due. Sunbelt has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax, nor is Sunbelt a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against Sunbelt. Sunbelt has not waived any statute of limitations with respect to any tax or other assessment or levy, and all such taxes and other assessments and levies which Sunbelt is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental agency, domestic and foreign, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Sunbelt, as required by law.

         True and complete copies of the federal income tax returns of Sunbelt as filed with the Internal Revenue Service for the years ended December 31, 1996, December 31, 1995, and December 31, 1994, have been delivered or made available to Bancshares.

         Section 2.10.    Contracts.  Except as otherwise noted in Schedule
2.10 hereto, Sunbelt is not a party to nor bound by any (a) employment contract or severance arrangement (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by Sunbelt on less than sixty (60) days' notice without payment of any amount on account of such termination; (b) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (c) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (d) contract or commitment for capital expenditures; (e) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days from the date of this





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Agreement; (f) contract or option to purchase or sell any real or personal property other than in the ordinary course of business; (g) contract, agreement or letter with respect to the management or operations of Sunbelt imposed by any bank regulatory authority having supervisory jurisdiction over Sunbelt; (h) agreement, contract or indenture related to the borrowing by Sunbelt of money other than those entered into in the ordinary course of business; (i) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (j) agreement with or extension of credit to any executive officer or director of Sunbelt or holder of more than ten percent (10%) of the issued and outstanding Sunbelt Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or (k) material contracts, other than the foregoing, not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by Sunbelt to Bancshares. Sunbelt has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any indenture, mortgage, contract, lease or other agreement to which Sunbelt is a party or by which Sunbelt is bound or under any provision of its Articles of Association or Bylaws.

         Section 2.11. Insurance. A true and complete list of all insurance policies owned or held by or on behalf of Sunbelt (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates, is set forth in Schedule 2.11 to this Agreement. In the judgment of the Board of Directors of Sunbelt, such insurance policies are adequate for the business conducted by Sunbelt in respect of amounts, types and risks insured.

         Section 2.12. No Conflict With Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the Consolidations contemplated hereby, subject to obtaining all required shareholder consents, will conflict with or result in a breach of any provision of Sunbelt's Articles of Association or Bylaws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to obtaining all required shareholder and regulatory approvals, will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which Sunbelt is a party or by which either is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing





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or result in the creation of any lien, charge or encumbrance upon the assets or properties of Sunbelt or upon the Sunbelt Common Stock.

         Section 2.13. Laws. Except as otherwise noted in Schedule 2.13 hereto, Sunbelt is in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to it. Except for approvals by regulatory authorities having jurisdiction over Sunbelt, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Sunbelt in connection with the execution, delivery and performance by Sunbelt of this Agreement and the transactions contemplated hereby or the resulting change of control of Sunbelt except for certain instruments necessary to consummate the Consolidations contemplated hereby. Sunbelt has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the OCC or any other regulatory authority having jurisdiction over Sunbelt, and such reports, registrations and statements are, to the best knowledge of Sunbelt, true and correct in all material respects.

         Section 2.14. Conduct. Except as otherwise noted in Schedule 2.14 hereto, since September 30, 1997, Sunbelt has not (a) issued or sold any of its capital stock or corporate debt obligations; (b) declared or set aside or paid any dividend or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of Sunbelt Common Stock; (c) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (d) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Sunbelt Financial Statements, accruals, accounts and notes payable incurred since September 30, 1997 in the ordinary course of business and accruals, accounts and notes payable incurred in connection with the transactions contemplated by this Agreement; (e) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (f) made any general or individual wage or salary increase (including increases in directors' or consultants' fees), paid any bonus, granted or paid any perquisites such as automobile allowance, club membership or dues or other similar benefits, or instituted any employee welfare, retirement or similar plan or arrangement; (g) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets; (h) made any or acquiesced with any change in accounting methods, principles and practices; (i) entered into any contract, agreement or commitment which obligates Sunbelt for an amount in excess of $10,000 over the term of any such contract, agreement or commitment; or (j) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any





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of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

         Section 2.15. Allowance for Credit Losses. The allowance for credit losses of Sunbelt has been calculated in accordance with generally accepted accounting principles as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for credit losses shown on Sunbelt's Call Report of September 30, 1997 is substantially adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of September 30, 1997. On the Effective Date, no material facts relevant to the adequacy of the allowance for credit losses as of that date shall have been withheld from Bancshares. Except as disclosed in writing to Bancshares by Sunbelt on or before the date of the Agreement, there are no loans of Sunbelt that have been classified by bank examiners on Sunbelt's most recent examination report as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss."

         Section 2.16. Employment Relations. The relations of Sunbelt with its employees are satisfactory, and Sunbelt has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Sunbelt has materially complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman's compensation insurance and social security and similar taxes, and, except as disclosed in Schedule 2.16 hereto, no person has asserted that Sunbelt is liable for any arrearages of wages, workman's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

         Section 2.17. ERISA. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the "Plans") in effect at Sunbelt (all of which are included in Schedule 2.10 hereto) have all been operated in all material respects in compliance with ERISA since ERISA became applicable with respect thereto. None of the Plans nor any of their respective related trusts have been terminated (except the termination of any Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Sunbelt), and there has been no "reportable event," as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Plans nor their respective related trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Plans are the only employee pension benefit plans covering employees of Sunbelt. Sunbelt will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing, for any of its employees other than under the Plans, and as of the date hereof the actuarial present value of Plan assets of each Plan is not less (and as of the Closing





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of the Consolidation such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

         Section 2.18. Deferred Compensation Arrangements. The schedule attached as Schedule 2.18 contains a full description of all of Sunbelt's deferred compensation arrangements, including the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized.

         Section 2.19. List of Loans. Schedule 2.19 to this Agreement sets forth a true and complete list, as of September 30, 1997, of all loans (individually, a "Loan" and collectively, the "Loans") of Sunbelt, showing for each such Loan the outstanding principal balance due, before reduction for any discount. All currently outstanding Loans of Sunbelt, including any current extensions of any Loan, were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), operations or prospects of Sunbelt. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in Sunbelt's records, and no claim of defense as to the enforcement of any Loan has been asserted, and Sunbelt is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim would not have, either individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations or prospects of Sunbelt.

         Section 2.20. Absence of Changes. Since September 30, 1997, except as disclosed in Schedule 2.20 to this Agreement, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of Sunbelt. Since such date, the business of Sunbelt has been conducted only in the ordinary course consistent with prior practices.

         Section 2.21. Brokers and Finders. Neither Sunbelt nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Consolidations contemplated herein.

         Section 2.22. Absence of Property Taxes and Liens. All property taxes due under the applicable provisions of the Texas Tax Code have been paid by either Sunbelt or the shareholders of Sunbelt, and no liens imposed or authorized by the Texas Tax Code exist on





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the shares of Sunbelt Common Stock, except as otherwise disclosed in Schedule
2.22 to this Agreement.

         Section 2.23. Community Reinvestment Act. Sunbelt is in material compliance with the Community Reinvestment Act (12 U.S.C. Section 2901 et seq.) and all regulations promulgated thereunder, and Sunbelt has supplied Bancshares with copies of Sunbelt's current CRA Statement, all support papers therefor, all letters and written comments received by Sunbelt since January 1, 1995 pertaining thereto and any responses by Sunbelt to such comments. Sunbelt has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Sunbelt under the CRA.

         Section 2.24. Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act. Sunbelt is in material compliance with the Fair Housing Act (42 U.S.C. Section 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.) and all regulations promulgated thereunder. Sunbelt has not received any notices of any violation of said Acts or any of the regulations promulgated thereunder, nor does Sunbelt have any notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to Sunbelt's compliance with said Acts.

         Section 2.25. Usury Laws and Other Consumer Compliance Laws. All loans of Sunbelt have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. Section 226 et seq.) issued by the Board of Governors of the Federal Reserve System, the Federal Consumer Credit Protection Act (15 U.S.C. Section 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. art. 5069-2.01, et seq.) and all statutes governing the operation of national banks located in Texas. Each loan on the books of Sunbelt was made in the ordinary course of Sunbelt's business.

         Section 2.26. Bank Secrecy Act. Sunbelt is in material compliance with the Bank Secrecy Act (12 U.S.C. Sections 1730(d) and 1829(b)) and all regulations promulgated thereunder, and Sunbelt has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Sunbelt has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the Internal Revenue Service.





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         Section 2.27.    Zoning and Related Laws.  All real property owned by
Sunbelt and the use thereof materially complies with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

         Section 2.28. Securities Laws. Sunbelt and its officers, employees and agents are now, and at all times in the past have been, in full compliance with all applicable federal and state securities laws and any regulations promulgated thereunder. Sunbelt and its officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which Sunbelt or its officers, employees, or agents are now engaged or have been engaged in the past.

         Section 2.29. Regulatory Approvals. Sunbelt has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the Consolidations as set forth in this Agreement.

         Section 2.30. Shareholders' List. Sunbelt has provided or made available to Bancshares as of a date within ten (10) days of the date of this Agreement a list of the holders of shares of Sunbelt Common Stock containing for Sunbelt's shareholders the names, addresses and number of shares held of record, which shareholders' list is in all respects accurate as of such date and will be updated prior to Closing.

              III.  REPRESENTATIONS AND WARRANTIES OF BANCSHARES,
                           DELAWARE-COMPANY AND PRIME

         Bancshares, Delaware-Company and Prime, respectively as indicated below, represent and warrant to Sunbelt that the statements contained in this
Article III are true and correct in all material respects as follows:

         Section 3.1. Organization. Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), subject to all laws, rules and regulations applicable to bank holding companies. Delaware-Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and a bank holding company duly registered under the BHC Act subject to all laws, rules and regulations applicable to bank holding companies. Bancshares owns 100% of the issued and outstanding common stock of Delaware-Company and, indirectly through Delaware-Company, 100% of the issued and outstanding capital stock of Prime. Prime is a Texas banking corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Prime is an insured bank as defined in the Federal Deposit Insurance Act. Upon the organization of New Bank, Bancshares or





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Delaware-Company will own 100% of the issued and outstanding capital stock of
New Bank. When organized, New Bank will be duly organized, validly existing and in good standing under the laws of the State of Texas. Bancshares, Delaware-Company and Prime have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

         Section 3.2. Capitalization. The authorized capital stock of Bancshares consists of 50,000,000 shares of common stock, $0.25 par value ("Bancshares Common Stock"), 12,010,980 of which are issued and 9,317,020 are outstanding and 15,000,000 shares of preferred stock, $1.00 par value, 1,250,000 of which are designated as Series B 10% Non-Cumulative Preferred Stock, 1,000,000 of which are issued and outstanding ("Bancshares Preferred Stock"). All of the issued and outstanding shares of Bancshares Common Stock and Bancshares Preferred Stock are validly issued, fully paid and non-assessable. Except as disclosed on Schedule 3.2, Bancshares has no existing options, warrants, calls, convertible securities or commitments of any kind obligating Bancshares to issue any authorized but unissued shares of Bancshares Common Stock or Bancshares Preferred Stock nor does Bancshares have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

         Section 3.3. Approvals; Authority. The Boards of Directors of Bancshares, Delaware-Company and Prime have each approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Bancshares, Delaware-Company and Prime as required by law, and, other than shareholder approval, no further corporate proceedings of Bancshares, Delaware-Company or Prime are needed to execute and deliver this Agreement and consummate the Consolidations. This Agreement has been duly executed and delivered by Bancshares, Delaware-Company and Prime and is a duly authorized, valid, legally binding agreement of Bancshares, Delaware-Company and Prime enforceable against each entity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

         Section 3.4. No Conflict With Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the Consolidations contemplated thereby, subject to obtaining all required shareholder consents, will conflict with or result in a breach of any provision of any Articles of Incorporation or Association of Bancshares, Bancshares-Delaware, Prime or New Bank, as applicable, or their respective Bylaws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to obtaining all required shareholder and regulatory approvals, will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement





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or instrument to which Bancshares, Delaware-Company, Prime or New Bank is a party or by which it is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of Bancshares, Delaware-Company or Prime or upon the stock of Bancshares, Delaware-Company or Prime.

         Section 3.5. Financial Statements. Bancshares' audited consolidated balance sheets and the related statements of income, changes in shareholders' equity and cash flows, together with the notes thereto, as of and for the three years ended December 31, 1996, December 31, 1995 and December 31, 1994 and Bancshares unaudited balance sheet as of September 30, 1997 and statements of income, changes in shareholders' equity and cash flows for the nine months then ended have been furnished to Sunbelt. The financial information referred to in this Section 3.5 is collectively referred to in this
Article III as the "Bancshares Financial Statements." The Bancshares Financial Statements fairly present the financial position of Bancshares and Prime and the results of their respective operations at the dates and for the periods indicated in conformity with agreed upon selected procedures applied on a consistent basis with previous accounting periods. As of the dates of the Bancshares Financial Statements referred to above neither Bancshares nor Prime had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Sunbelt. Since September 30, 1997 there have been no material changes in the financial condition, assets, liabilities or business of Bancshares or Prime, other than changes in the ordinary course of business, which individually or in the aggregate have materially and adversely affected the financial condition of Bancshares or Prime.

         Section 3.6. SEC Reports. Bancshares has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Securities and Exchange Commission ("SEC"). As of their respective dates, each of such reports and statements, as amended, were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC.

         Section 3.7. Litigation and Other Proceedings. Except as otherwise noted on Schedule 3.7 hereto, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Bancshares, threatened before any court or administrative body in any manner against Bancshares or Prime, or any of their respective properties or capital stock, which might have a material adverse effect on Bancshares or Prime, their respective financial conditions, assets, operations or earnings or the transactions proposed by this Agreement. Neither Bancshares nor Prime knows of any basis on which any litigation or proceeding could be brought which could have a materially adverse effect on the financial condition or prospects of Bancshares or Prime or which could question the





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validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Bancshares nor Prime is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

         Section 3.8. Ability to Pay Consolidation Consideration. Bancshares has available a sufficient number of authorized and unissued shares of Bancshares Common Stock to pay the portion of the Consolidation Consideration payable in shares of Bancshares Common Stock, and Bancshares will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of Bancshares Common Stock to pay the portion of the Consolidation Consideration payable in shares of Bancshares Common Stock. Bancshares has available through internal funds cash in the amount of the Consolidation Consideration to be paid in cash to shareholders of Sunbelt as set forth in Section 1.9 hereof.

         Section 3.9. Regulatory Approvals. Bancshares has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement.

         Section 3.10. Capitalization. The shares of Bancshares Common Stock to be issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. As of September 30, 1997, Bancshares had issued 12,010,980 shares of common stock, $.25 per share par value, 9,317,020 of which were outstanding. None of the shares of Bancshares Common Stock to be issued pursuant to this Agreement will be subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of Bancshares Common Stock except as contemplated hereby.

                           IV.  COVENANTS OF SUNBELT

         Sunbelt covenants and agrees with Bancshares, Delaware-Company and Prime as follows:

         Section 4.1. Shareholder Approval and Best Efforts. Sunbelt will, as soon as practicable, present for the approval of its shareholders this Agreement and the transactions contemplated hereby. Sunbelt will take all reasonable action to arrange for a meeting of its shareholders for the purpose of considering the Agreement and, if the transaction is approved by such shareholders, to aid and assist in the consummation of the Consolidations, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as





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
Bancshares reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

         Section 4.2. Operations. From and after the date of this Agreement to the Effective Date, Sunbelt agrees to (a) conduct its business in substantially the same manner as it has been conducted since September 30, 1997 and in accordance with prudent business and banking practices, (b) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (c) maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained for Sunbelt, (d) make no alteration in the manner of maintaining its books, accounts or records, or in the accounting practices relating to its business, properties or assets, (e) perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Sunbelt may in good faith reasonably dispute, (f) maintain and preserve its corporate existence, business organization, assets, licenses, permits, authorizations and business opportunities intact, use its best efforts to retain its present employees and maintain all relationships with depositors and customers of Sunbelt, (g) comply with and perform all obligations and duties imposed upon Sunbelt by all federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities, (h) notify Bancshares immediately upon commencement of any compliance, safety and soundness or other type of examination conducted by the OCC or any other agency having supervisory authority over Sunbelt or in the event of any actual or threatened litigation, (i) use its best efforts to amend the Articles of Association or Bylaws of Sunbelt in any manner which Bancshares, in its reasonable discretion, shall deem necessary, proper or advisable, (j) promptly give written notice to Bancshares upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of Sunbelt contained in this Agreement to be untrue or misleading in any material respect, and (k) use its best efforts to continue to solicit deposits, maintain deposits and operate its deposit gathering procedures consistent with existing practices.

         Sunbelt will not, without the prior written consent of Bancshares, (i) permit any amendment or change to be made in Articles of Association or Bylaws of Sunbelt except as directed by Bancshares as set forth in (i) above, (ii) take any action described or do any of the things listed in Section 2.14 hereof except with respect to Section 2.14(g), (iii) enter into or amend any contract, agreement or other instrument of any of the types listed in Section 2.10 hereof, (iv) undertake any additional borrowings in excess of ninety (90) days,
(v) sell any investment securities, (vi) purchase any investment securities other than United States Treasury obligations or obligations of any United States governmental agency with maturities of more than two (2) years, (vii) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan or participation is made





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
in the ordinary course of business, consistent with existing practice, (viii) commit to or make any extension of credit in an amount exceeding an aggregate of $250,000 to any one borrower or his related interests, or (ix) agree to settle all or part of any litigation matters, provided that with respect to sections (iv), (v), (vi), (vii), (viii) and (ix) written consent of Bancshares shall not be unreasonably withheld.

         Section 4.3. Access to Properties and Records. To the extent permitted by applicable law, Sunbelt will afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Bancshares full access to the properties, books and records of Sunbelt in order that Bancshares may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Sunbelt, and the officers of Sunbelt will furnish Bancshares with such additional financial and operating data and other information as to the business and properties of Sunbelt as Bancshares shall, from time to time, request. As soon as practicable after they become available, Sunbelt will deliver or make available to Bancshares all unaudited quarterly financial statements prepared for the internal use of management of Sunbelt and all Call Reports filed by Sunbelt with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Bancshares will return to Sunbelt all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

         Section 4.4. Information for Regulatory Applications and SEC filings. To the extent permitted by law, Sunbelt will furnish Bancshares with all information concerning Sunbelt required for inclusion in (i) any application, statement or document to be made or filed by Bancshares, Delaware-Company or Prime with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (ii) any filings with the SEC, including a Registration Statement on Form S-4, and any applicable state securities authorities. Sunbelt represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Sunbelt will indemnify and hold harmless Bancshares, Delaware-Company and Prime from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws, rules and regulations and will reimburse Bancshares, Delaware-Company and Prime for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement of a material fact contained in any such application or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Sunbelt expressly for use therein. Sunbelt agrees at any time, upon the request of Bancshares, to furnish to Bancshares a written letter or statement confirming the accuracy of the information with respect to Sunbelt contained in any report or other application or statement referred to in Sections 4.1 or 4.4 of this Agreement, and confirming that the information with respect to Sunbelt contained in such document or draft was furnished by Sunbelt expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Sunbelt expressly for use therein. The indemnity agreement contained in this Section 4.4 will terminate at the Closing Date.

         Section 4.5. Attendance at Certain Sunbelt Meetings. In order to facilitate the continuing interaction of Bancshares with Sunbelt, and in order to keep Bancshares fully advised of all ongoing activities of Sunbelt, Sunbelt agrees to allow Bancshares to designate one or more representatives, any one of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and investment committees of Sunbelt. Such representative shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (a) matters involving this Agreement, (b) information or material which Sunbelt is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of Sunbelt, or (c) pending or threatened litigation or investigations if, in the opinion of counsel to Sunbelt, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of Bancshares at board meetings under this Section 4.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Sunbelt made in this Agreement. Bancshares agrees that, until the Closing, it and its representatives will hold in strict confidence all information so obtained from Sunbelt and, if the transactions provided for herein are not consummated, Bancshares will, upon request of Sunbelt, return or cause to be returned to Sunbelt all written information and documents obtained from Sunbelt concerning Sunbelt then in its possession.

         Section 4.6. Standstill Provision. So long as this Agreement is in effect, neither Sunbelt nor any of its directors or officers shall entertain, solicit or encourage any inquiries, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of Sunbelt. Sunbelt agrees to notify Bancshares immediately of any such unsolicited acquisition proposals and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction.

         Section 4.7. Proxies. Sunbelt acknowledges that the persons listed in Schedule 4.7 have agreed to vote their shares of Sunbelt Common Stock pursuant to the terms of the Sunbelt Voting Agreement in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, and that such persons will retain the right to vote such shares during the term of this Agreement, pursuant to a Voting Agreement substantially in the form of Exhibit "D" to this Agreement which has been executed as of the date of this Agreement.

         Section 4.8. Accounting and Tax Treatment. Sunbelt agrees to use its reasonable efforts to cause the Consolidations, and to take no action which would cause the Consolidations not, to qualify as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         Section 4.9. Pre-Closing Adjustments. Sunbelt agrees that prior to December 31, 1997 it will (i) increase its reserve for loan losses by an additional amount of $300,000 and (ii) adjust the retirement accrual fee for Mr. B. J. Williams to an amount which is $100,000 less than the amount provided in the minutes of the February 28, 1991 meeting of Sunbelt's Directors Review and Advisory Guidance Committee

                 V.  COVENANTS OF BANCSHARES, DELAWARE-COMPANY
                                   AND PRIME

         Bancshares, Delaware-Company and Prime covenant and agree with Sunbelt as follows:

         Section 5.1. Best Efforts. If required, Prime and New Bank will, as soon as practicable, present for the approval of their respective shareholders, this Agreement and the transactions contemplated thereby. Bancshares, Delaware-Company and Prime will take all reasonable action to aid and assist in the consummation of the Consolidations and the transactions contemplated hereby, and will use their best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

         Section 5.2. Information for Applications and Proxy Solicitation. To the extent permitted by law, Bancshares will furnish Sunbelt with all information concerning Bancshares, Delaware-Company and Prime required for inclusion in (a) any application, statement or document to be made or filed by Sunbelt with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any proxy materials to be furnished to the shareholders of Sunbelt in connection with their consideration of the Consolidations. Bancshares, Delaware-Company and Prime represent and warrant that all information so furnished for such statements and applications shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Bancshares will indemnify and hold harmless Sunbelt from and against any and all losses, claims, damages, expenses or liabilities to which Sunbelt may become subject under applicable laws, rules and regulations and will reimburse Sunbelt for any legal or other expenses reasonably incurred by Sunbelt in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any such application or proxy materials or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information expressly furnished by Bancshares expressly for use therein. Bancshares agrees, upon the request of Sunbelt, to furnish to Sunbelt a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Bancshares, Delaware-Company and Prime contained in any report or other application or statement referred to in Sections 5.1 or 5.2 of this Agreement, and confirming that the information with respect to Bancshares and Prime contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Bancshares expressly for use therein.

         Section 5.3. Employee Benefit Plans. Bancshares agrees that the employees of Sunbelt who are bona fide participants in any of Sunbelt's health and welfare plans and who are not terminated by Prime will be entitled to participate in all employee health and welfare plans maintained for employees of Bancshares and Prime in accordance with the terms of such plans. All employees of Sunbelt retained by Bancshares or Prime will receive credit for their prior service with Sunbelt with respect to such plans.

         Section 5.4. Confidentiality. Bancshares, Delaware-Company and Prime shall not, before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information acquired from Sunbelt to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 7.1 hereof, use such information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances.





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         Section 5.5.     Registration Statement.  As promptly as practicable
after the execution of this Agreement, Bancshares will file with the SEC the Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Securities Act") and any other applicable documents, relating to the shares of Bancshares Common Stock to be delivered to the shareholders of Sunbelt pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to Sunbelt's shareholders, at the time of the Sunbelt shareholders' meeting held to approve the Consolidation and at the Effective Date of the Consolidation, the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Bancshares (the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Sunbelt for use in the Registration Statement or the Prospectus.

         Section 5.6. NASDAQ Listing. Bancshares will file all documents required to be filed to list the Bancshares Common Stock to be issued pursuant to the Agreement on the NASDAQ National Market and use its best efforts to effect said listing.

         Section 5.7. Issuance of Bancshares Common Stock. The shares of Bancshares Common Stock to be issued by Bancshares to the shareholders of Sunbelt pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Bancshares Common Stock to be delivered to the shareholders of Sunbelt pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Bancshares.

         Section 5.8. Delivery of Reports. From the date hereof to the Effective Date, Bancshares shall deliver to Sunbelt, when reasonably available, Bancshares' Quarterly Reports on Form 10-Q and Bancshares' Annual Reports on Form 10-K as filed with the SEC under the Securities Exchange Act and at Closing will provide written notice of any additional disclosure occurring after the date of Bancshares' most recent Securities Exchange Act filing.

         Section 5.9. Rule 144 Compliance. From and after the Effective Date of the Merger, Bancshares shall file all reports with the SEC necessary to permit the shareholders of Sunbelt who may be deemed "underwriters" (within the meaning of the Rule 145 under the Securities Act) of Sunbelt Common Stock to sell Bancshares Common Stock received by them in connection with the Consolidation pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided, however, that Bancshares is otherwise obligated to file such reports with the SEC.

         Section 5.10. Publication of Financial Condition. Bancshares will publish the results of thirty (30) days of combined operations of Bancshares and Sunbelt as soon as practicable after the Effective Date.

         Section 5.11.    Employee Protection.

                 (a) To the extent that Bancshares, within the 180-day period commencing on the Effective Date, shall terminate, for any reason other than "good cause" as defined below, any of the employees set forth in Schedule
5.11 without providing at least four (4) months prior notice, Bancshares shall be required to pay such employee a lump sum severance payment, based on such employee's base monthly 1997 salary, equal to the difference between four (4) months and the actual termination notice time period given.

                 (b) To the extent that Bancshares, within the 90-day period commencing on the Effective Date, shall terminate, for any reason other than "good cause" as defined below, any other employee of Sunbelt without providing at least two (2) months prior notice, Bancshares shall be required to pay such employee a lump sum severance payment, based on such employee's base monthly 1997 salary, equal to the difference between two (2) months and the actual termination notice time period given.

                 (c)      For purposes of this section, good cause shall mean:
(i) a willful and repeated failure to perform duties as may be reasonably assigned by Prime, (ii) willful and repeated violation of Prime's written policies and procedures, (iii) habitual use of alcohol or drugs that prevents the employee from performing duties reasonably assigned by Prime, (iv) conviction of a felony, or conviction of a misdemeanor involving active and willful fraud or moral turpitude, or (v) acts of gross disloyalty to Prime, including but not limited to theft, embezzlement or intentional unauthorized disclosure of confidential information. Any employee who voluntarily terminates his or her employment shall not be entitled to any severance payments.

                                  VI.  CLOSING

         Section 6.1.     Closing.  Subject to the other provisions of this
Section VI, on a mutually acceptable date ("Closing Date") as soon as practicable within a thirty-day period commencing with the latest of the following dates:

                 (a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Consolidations; or

                 (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Bancshares or Sunbelt, pursuant to Section 10.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Bancshares and Sunbelt, to the consummation of the transactions contemplated herein, or such prior date as each of Bancshares and Sunbelt shall elect whether or not such proceeding has been brought to a conclusion.

         A meeting ("Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

         The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

         Section 6.2. Effective Date. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of Sunbelt and the regulatory approvals of the OCC, the Federal Reserve Board, FDIC, Banking Department and any other federal or state regulatory agency whose approval must be received in order to consummate the Consolidations, the Final Consolidation shall become effective, and the effective date of the Final Consolidation shall occur, at the date and time specified in the certificate approving the Final Consolidation to be issued by the OCC ("Effective Date"). It is anticipated by Bancshares and Sunbelt that the Closing and the Effective Date will occur on the same day.

                               VII.  TERMINATION

         Section 7.1.     Termination.

                 (a) This Agreement may be terminated by action of the Board of Directors of either Bancshares, Delaware-Company, Prime or Sunbelt at any time prior to the Effective Date if:

                          (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Consolidations and such order, decree, ruling or other action shall have been final and non-appealable;

                          (ii) any of the transactions contemplated by this
                 Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

                          (iii) the Consolidations shall not have become
                 effective on or before June 30, 1998 or such later date as shall have been approved in writing by the Boards of Directors of Bancshares, Prime and Sunbelt; provided, however, that the right to terminate under this Section 7.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Consolidations to become effective on or before such date.

                 (b) This Agreement may be terminated at any time prior to the Effective Date by the Board of Directors of Sunbelt if (i) Bancshares, Delaware-Company or Prime shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Bancshares, Delaware-Company or Prime contained herein shall be defective in any material respect or (ii) there shall have been any change after September 30, 1997 in the assets, properties, business or financial condition of Bancshares, Delaware-Company or Prime which individually or in the aggregate have materially and adversely affected the ability of Bancshares to pay the Consolidation Price set forth in Section 1.9 hereof. In the event the Board of Directors of Sunbelt desires to terminate this Agreement as provided above, such Board of Directors must notify Bancshares in writing of its intent to terminate stating the reason therefor. Bancshares shall have fifteen days from the receipt of such notice to cure, or cause Delaware-Company or Prime to cure, the alleged breach or inaccuracy, subject to the approval of Sunbelt (which approval shall not be unreasonably delayed or withheld).

                 (c) This Agreement may be terminated any time prior to the Effective Date by action of the Board of Directors of Bancshares, Delaware-Company or Prime if (i) Sunbelt shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Sunbelt contained herein shall be defective in any material respect, (ii) there shall have been any change after September 30, 1997, in the assets, properties, business or financial condition of Sunbelt which individually or in the aggregate have materially and adversely affected the financial condition, results of operation or business of Sunbelt, or (iii) the Board of Directors of Bancshares reasonably concludes, in its sole discretion, that either Bancshares, Delaware-Company, Prime or New Bank will be unable to obtain any regulatory approval required in order to consummate the Consolidation or any such approval is accompanied by terms or conditions unacceptable to Bancshares or Prime. In the event the Board of Directors of Bancshares desires to terminate this Agreement because of an alleged breach, inaccuracy or change as provided in (i) or (ii) above, the Board of Directors must notify Sunbelt in writing of its intent to terminate stating the cause therefor. Sunbelt shall have fifteen days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of Bancshares (which approval shall not be unreasonably delayed or withheld).

                 (d) This Agreement may be terminated at any time prior to the Effective Date with the mutual written consent of Bancshares, Delaware-Company, Prime and Sunbelt and the approval of such action by their respective Boards of Directors.

                 (e) By the Board of Directors of Sunbelt, if the Average Price (as set forth in Section 1.10 of this Agreement) is $17.50 or less, provided that, if Sunbelt elects to exercise its termination right pursuant to this Section 7.1(e), it shall give prompt written notice to Bancshares within two (2) business days after the calculation of the Average Price, and within the two (2) business day period commencing with the receipt of such notice, Bancshares shall have the option of increasing the aggregate number of shares of Bancshares Common Stock into which shares of Sunbelt Common Stock will be converted into on the Effective Date by (i) subtracting the Average Price multiplied by 920,000 from $16,100,000 and (ii) dividing the difference by the Average Price.

                 (f) This Agreement may be terminated by Bancshares on or before January 15, 1998 if the Schedules to be delivered by Sunbelt on or before January 12, 1998 pursuant to Article II of this Agreement are not acceptable to Bancshares.

         Section 7.2. Effect of Termination. In the event of termination of this Agreement and the abandonment of the Consolidation without breach by any party hereto, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 7.2 shall relieve any party hereto of any liability for a breach of this Agreement.

                VIII.  CONDITIONS TO OBLIGATIONS OF BANCSHARES,
                           DELAWARE-COMPANY AND PRIME

         The obligations of Bancshares, Delaware-Company and Prime under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Bancshares, Delaware-Company and Prime in their sole discretion:

         Section 8.1. Compliance with Representations and Covenants. The representations and warranties made by Sunbelt in this Agreement must have been true in all material respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Sunbelt shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing. Bancshares shall have been furnished with a certificate, executed by an appropriate representative of Sunbelt and dated as of the Closing Date, to the foregoing effect.

         Section 8.2. Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Sunbelt, nor shall any event have occurred which, with the lapse of time, will cause or create any material adverse change in the financial condition, business or operations of Sunbelt in the reasonable judgment of the Board of Directors of Bancshares. Bancshares shall have received a certificate to the foregoing effect executed by an appropriate representative of Sunbelt and dated as of the Closing Date.

         Section 8.3. Legal Opinion. Bancshares shall have received an opinion of counsel to Sunbelt, dated as of the Closing Date, in form and substance satisfactory to counsel for Bancshares, to the effect set forth in
Schedule 8.3 hereof.

         Section 8.4. Releases. The directors and officers shall have delivered to Bancshares an instrument in the form of Exhibit "E" attached hereto dated the Effective Date releasing Bancshares, Delaware-Company and Prime from any and all claims of such directors (except as to their deposits and accounts and any rights of indemnification pursuant to Sunbelt's Articles of Association), and the directors of Sunbelt shall have delivered to Bancshares their resignations as directors of Sunbelt.

         Section 8.5. Accounting Letters. Bancshares shall have received a letter from Grant Thornton LLP, dated as of the Effective Date, to the effect that the Consolidations will qualify for pooling of interests accounting treatment if consummated in accordance with the Agreement, and shall have received a letter from Sunbelt's accountants, Harper & Pearson, to the effect that Harper & Pearson knows of no reason why the Consolidation will not qualify for pooling of interests accounting treatment if consummated in accordance with the Agreement.

         Section 8.6. Dissenters' Rights. The holders of no more than 5% of the issued and outstanding Sunbelt Common Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as dissenting shareholders.

         Section 8.7. Tax Opinion. Bancshares shall have received a copy of the tax opinion described in Section 9.5 of this Agreement.

                   IX.  CONDITIONS TO OBLIGATIONS OF SUNBELT

         The obligations of Sunbelt under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Sunbelt in its sole discretion:

         Section 9.1. Compliance with Representations and Covenants. The representations and warranties made by Bancshares, Delaware-Company and Prime in this Agreement must have been true in all materials respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Bancshares, Delaware-Company and Prime shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Bancshares, Delaware-Company and Prime prior to or at the Closing. Sunbelt shall be furnished with a certificate, executed by appropriate representatives of Bancshares, Delaware-Company and Prime and dated as of the Closing Date, to the foregoing effect.

         Section 9.2. Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Bancshares, Delaware-Company or Prime, nor shall any event have occurred which, with the lapse of time, will cause or create any material adverse change in the financial condition, business or operations of Bancshares, Delaware-Company or Prime which would materially and adversely affect the ability of Bancshares to pay the Consolidation Price set forth in Section 1.9.

         Section 9.3. Legal Opinion. Sunbelt shall have received an opinion of counsel to Bancshares, dated as of the Closing Date and in form and substance satisfactory to counsel for Sunbelt, to the effect set forth in
Schedule 9.3 hereof.

         Section 9.4. Releases. Sunbelt shall have delivered to the directors of Sunbelt an instrument in the form of Exhibit "F" attached hereto dated the Effective Date releasing the directors from any and all claims of Sunbelt (except as to indebtedness and other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Bancshares or Prime in connection with the transactions contemplated by this Agreement.

         Section 9.5. Tax Opinion. Sunbelt shall have received an opinion of counsel satisfactory to Sunbelt that the Consolidations will result in a tax-free exchange to Sunbelt shareholders under Section 368(a) of the Internal Revenue Code.

            X.  CONDITIONS TO RESPECTIVE OBLIGATIONS OF BANCSHARES,
                      DELAWARE-COMPANY, PRIME AND SUNBELT

         The respective obligations of Bancshares, Delaware-Company, Prime, and Sunbelt under this Agreement are subject to the satisfaction of the following conditions which may be waived by Bancshares, Delaware-Company, Prime, and Sunbelt, respectively, in their sole discretion:

         Section 10.1. Government Approvals. Bancshares and Sunbelt shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the OCC and any other regulatory agency whose approval must be received in order to consummate the Consolidations, which approvals shall not impose any restrictions on the operations of the Continuing Bank which are unacceptable to Bancshares, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters' rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Bancshares or Sunbelt may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Consolidations over such objection.

         Section 10.2. Shareholder Approval. The shareholders of Sunbelt, the shareholder of New Bank, and Delaware-Company as the sole shareholder of Prime, shall have approved this Agreement and the transactions contemplated by this Agreement and the holders of no more than 5% of the Sunbelt Common Stock shall have exercised their dissenters' rights in accordance with the applicable laws, rules and regulations as provided in Section 1.10 of this Agreement.

         Section 10.3. Registration of Bancshares Common Stock. The Registration Statement covering the Bancshares Common Stock to be issued in the Consolidation shall be effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop orders suspending the effectiveness of such registration statement shall be in effect.

                               XI.  MISCELLANEOUS

         Section 11.1. Non-Survival of Representations and Warranties. The representations and warranties of Bancshares, Delaware-Company, Prime and Sunbelt contained in this Agreement shall terminate at the Closing Date.

         Section 11.2. Amendments. This Agreement may be amended only by a writing signed by Bancshares, Delaware-Company, Prime and Sunbelt at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that the Consolidation Price to be received by the shareholders of Sunbelt pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

         Section 11.3.    Expenses.

                 (a) Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys' fees) in respect of any claim made by any party for a broker's or finder's fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. Bancshares and Sunbelt represent and warrant to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with this transaction.

                 (b) Sunbelt shall pay Bancshares, and Bancshares shall be entitled to payment of, a fee equal to the aggregate consideration paid or to be paid to shareholders of Sunbelt which exceeds the aggregate Consolidation Price set forth in Section 1.9 hereof plus all out of pocket expenses incurred by Bancshares or Prime in connection with the transactions set forth in this Agreement (the "Fee") upon the occurrence of a Purchase Event (as defined herein) so long as the Purchase Event occurs prior to a Fee Termination Event (as defined herein). Such payment shall be made to Bancshares in immediately available funds within five business days after the occurrence of a Purchase Event. In the event that the consideration to be paid from the transaction giving rise to the Purchase Event is other than cash or publicly traded securities, the Fee shall be paid as determined in Section 11.3(e) hereof. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Date, (ii) 18 months following the first occurrence of a Purchase Event (as defined herein), or (iii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Purchase Event (other than a termination of this Agreement by Bancshares hereof as a result of a willful material breach of any representation, warranty, covenant or agreement of Sunbelt).

                 (c) The term "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                          (i) Sunbelt, without having received Bancshares'
                 prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder) other than Bancshares or any affiliate of Bancshares (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities Act) or the Board of Directors of Sunbelt shall have recommended that the shareholders of Sunbelt approve or accept any Acquisition Transaction with any person other than Bancshares or any affiliate of Bancshares. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Sunbelt,
                 (y) a purchase, lease or other acquisition of all or substantially all of the assets of Sunbelt, or (z) a sale of authorized but unissued securities representing 15% or more of the voting power of Sunbelt.

                          (ii) Any person other than Bancshares or any
                 affiliate of Bancshares, other than in connection with a transaction to which Bancshares has given its prior written consent, shall have consummated any proposed transaction or series of transactions involving or affecting Sunbelt or any securities or assets of Sunbelt that results in an acquisition of control of Sunbelt within the meaning of 12 USCA Section 1817(j) or the regulations promulgated thereunder; or

                          (iii) After a bona fide proposal is made by any
                 person other than Bancshares or any affiliate of Bancshares to Sunbelt or its shareholders to engage in an Acquisition Transaction, Sunbelt shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Bancshares to terminate this Agreement, a meeting of the shareholders to vote on this Agreement shall not have been held or shall have been canceled prior to termination of this Agreement or the Board of Directors of Sunbelt shall have withdrawn or modified in a manner adverse to Bancshares the recommendation of the Board of Directors of Sunbelt with respect to this Agreement.

                 (d) Sunbelt shall promptly give written notice to Bancshares of the occurrence of a Purchase Event known to Sunbelt; however, the giving of such notice by Sunbelt shall not be a condition to the right of Bancshares to obtain the Fee.

                 (e) If the consideration to be offered, paid or received pursuant to a Purchase Event described in Section 11.3(b) hereof shall be other than in cash or publicly traded securities, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Bancshares and reasonably acceptable to Sunbelt, which determination shall be conclusive for all purposes of this Agreement.

                 (f) The payment of the Fee shall be in lieu of Bancshares, Delaware-Company or Prime seeking any other relief or damages to which it is otherwise entitled pursuant to this Agreement.

         Section 11.4. Notices. Any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:



         If to Bancshares, Delaware-Company or Prime:

         Prime Bancshares, Inc.
         12200 Northwest Freeway
         Houston, Texas 77092

         Attention:       Mr. Stuart D. Saunders

         With a copy to:

         Bracewell & Patterson, L.L.P.
         711 Louisiana Street, Suite 2900
         Houston, Texas  77002-2781

         Attention:       Mr. William T. Luedke IV

         If to Sunbelt:

         Sunbelt National Bank
         1160 Dairy Ashford, Suite 100
         P.O. Box 55869
         Houston, Texas  77255

         Attention:       Mr. B. J. Williams

         With a copy to:

         Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
         3400 Texas Commerce Tower
         600 Travis Street
         Houston, Texas 77002

         Attention:       Mr. Donald E. Wood



All notices sent by mail as provided above shall be deemed delivered five (5) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

         Section 11.5. Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States of America.

         Section 11.6. Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

         Section 11.7. Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

         Section 11.8. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

         Section 11.9. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

         Section 11.10. Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Consolidations.

         Section 11.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

         Section 11.12. Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

         Section 11.13. Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

         Section 11.14. Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

         Section 11.15. Publicity. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the transactions contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Consolidation will occur upon, and be determined by, the mutual consent of Bancshares and Sunbelt;

provided, however, that this shall not include notices required to be published pursuant to the regulatory application process.

         Section 11.16. Entire Agreement. This Agreement contains the entire agreement among Bancshares, Delaware-Company, Prime and Sunbelt with respect to the Consolidation.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                           PRIME BANCSHARES, INC.



                                           By:
                                              --------------------------------
ATTEST:



By:
   -------------------------------


                                           IBID, INC.



                                           By:
                                              --------------------------------

ATTEST:



By:
   -------------------------------


                                           PRIME BANK



                                           By:
                                              --------------------------------


ATTEST:

By:
   -------------------------------


                                           SUNBELT NATIONAL BANK



                                           By:
                                              --------------------------------


ATTEST:



By:
   -------------------------------

                                                                     EXHIBIT "A"

                             PLAN OF CONSOLIDATION
                             BETWEEN NEW PRIME BANK
                           AND SUNBELT NATIONAL BANK


         This PLAN OF CONSOLIDATION (the "Plan") is dated as of the ____ day of _____________, 1997, by and between Sunbelt National Bank, a national banking association located in Houston, Texas ("Sunbelt") and New Prime Bank ("New Bank"), a Texas interim banking association formed as a wholly-owned subsidiary of Prime Bancshares, Inc. ("Bancshares") solely to facilitate the transactions contemplated by the Agreement and Plan of Reorganization, defined below. Sunbelt and New Bank are hereinafter sometimes collectively referred to as the "Consolidating Institutions."

         This Plan of Consolidation is being entered into pursuant to the Agreement and Plan of Reorganization dated as of November __, 1997 (the "Agreement") by and among Bancshares, IBID, Inc., Prime Bank, and Sunbelt.

         In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         Section 1.1. "Effective Date" shall mean the date at which the consolidation contemplated by this Plan of Consolidation becomes effective as determined by the certificate approving the Consolidation to be issued by the Office of the Comptroller of the Currency (the "OCC").

         Section 1.2. "New Bank Common Stock" shall mean the common stock, par value $1.00 per share, of New Bank owned by Bancshares.

         Section 1.3. "Sunbelt Common Stock" shall mean the common stock, par value $10.00 per share, of Sunbelt.

         Section 1.4. "Initial Consolidation" shall refer to the consolidation of New Bank with and into Sunbelt as provided in Section 2.1 of this Plan.

         Section 1.5. "First Surviving Bank" shall refer to Sunbelt as the institution surviving the Initial Consolidation.

                                   ARTICLE 2.

                           TERMS OF THE CONSOLIDATION

         Section 2.1. Initial Consolidation. Subject to the terms and conditions set forth in the Agreement, on the Effective Date, New Bank shall be consolidated with and into Sunbelt, with Sunbelt as the First Surviving Bank, under the charter and Articles of Association of Sunbelt, as determined by the OCC, and each of the outstanding shares of common stock of New Bank shall and without any action on the part of Bancshares be canceled and be converted into shares of common stock of the First Surviving Bank. The shares of common stock of the First Surviving Bank into which such New Bank common stock is converted shall represent ownership of 100% of the issued and outstanding capital stock of the First Surviving Bank, all of which shall be owned by Bancshares.

         Section 2.2. Articles of Association, Bylaws and Facilities of First Surviving Bank. On the Effective Date and until thereafter amended in accordance with law, the Articles of Association of the First Surviving Bank shall be the Articles of Association of Sunbelt as in effect on the Effective Date. Until altered, amended or repealed as provided therein and in the Articles of Association of the First Surviving Bank, the Bylaws of the First Surviving Bank shall be the Bylaws of Sunbelt as in effect on the Effective Date. The main office of the First Surviving Bank shall be the main office of Sunbelt as of the Effective Date, and all corporate acts, plans, policies, contracts, approvals and authorizations of Sunbelt and New Bank and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorization of the First Surviving Bank and shall be as effective and binding thereon as the same were with respect to Sunbelt and New Bank respectively, as of the Effective Date.

         Section 2.3. Effect of Initial Consolidation. On the Effective Date of the Initial Consolidation, the corporate existence of Sunbelt and New Bank shall be consolidated into and continued in the First Surviving Bank, and the First Surviving Bank shall be deemed to be a continuation in entity and identity of Sunbelt and New Bank. All rights, franchises and interests of Sunbelt and New Bank, respectively, in and to any type of property and choses in action shall be transferred to and vested in the First Surviving Bank by virtue of the Initial Consolidation without any deed or other transfer. First Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Sunbelt and New Bank, respectively, as of the Effective Date.

         Section 2.4. Liabilities of the First Surviving Bank. On the Effective Date, the First Surviving Bank shall be liable for all liabilities of Sunbelt and New Bank. All deposits, debts, liabilities and obligations of Sunbelt and of New Bank, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Sunbelt or New Bank, as the case may be, shall be those of the First Surviving Bank and shall not be released or impaired by the Initial Consolidation. All rights of creditors and other obligees and all liens on property of either Sunbelt or New Bank shall be preserved unimpaired.


                                   ARTICLE 3.

                              CONVERSION OF SHARES

         Section 3.1. Conversion of Sunbelt Common Stock. On the Effective Date, each share of Sunbelt Common Stock issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares as hereinafter defined) shall, by virtue of the Consolidation and without any action on the part of the holder thereof, be converted into the right to receive the Consolidation Consideration set forth in Section 1.9 of the Agreement (the "Purchase Price").

         Section 3.2. Exchange of Shares. The exchange of Sunbelt Common Stock for the Consolidation Consideration shall take place as set forth in
Section 1.11 of the Agreement. Each shareholder of Sunbelt shall be entitled to receive payment for his shares only upon surrender of the certificates representing his shares of Sunbelt Common Stock or after providing an appropriate Affidavit of Lost Certificate and Indemnity Agreement and/or a bond as may be required in each case by Bancshares. Until so surrendered, each Sunbelt Common Stock certificate will be deemed for all corporate purposes to represent and evidence solely the right to receive the amount of the Purchase Price to be paid therefor pursuant to the Agreement without interest thereon.

         Section 3.3. Dissenting Shares. Each share of Sunbelt Common Stock issued and outstanding immediately prior to the Effective Date, the holder of which has not voted in favor of the Initial Consolidation and who has properly perfected his dissenters' rights of appraisal by following the procedures set forth in the National Bank Act, is referred to herein as a "Dissenting Share." Dissenting Shares owned by each holder thereof who has not failed to perfect his dissenter's rights, shall not be converted into or represent the right to receive the Purchase Price pursuant to Section 3.3 hereof and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the National Bank Act. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the National Bank Act, provided such holder complies with the procedures contemplated by and set forth in the applicable provisions of the National Bank Act.

         Section 3.4. New Bank Common Stock. On the Effective Date, the shares of New Bank Common Stock issued and outstanding immediately prior to the Effective Date shall be converted automatically and without any action on the part of the holder thereof into shares of common stock of the First Surviving Bank. The shares of common stock of the First Surviving Bank into which such New Bank Common Stock are converted shall represent ownership of 100% of the issued and outstanding capital stock of the First Surviving Bank, all of which shall be owned by Bancshares.

                                   ARTICLE 4.

                                 MISCELLANEOUS

         Section 4.1. Conditions Precedent. The respective obligations of each party under this Plan shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles VIII, IX and X of the Agreement.

         Section 4.2. Termination. This Plan shall be terminated upon the termination of the Agreement in accordance with Article VII thereof; provided, that any such termination of this Plan shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

         Section 4.3. Amendments. To the extent permitted by law, this Plan may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

         Section 4.4. Successors. This Plan shall be binding on the successors of New Bank and Sunbelt.

         IN WITNESS WHEREOF, New Bank and Sunbelt have caused this Plan to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.


                                  NEW PRIME BANK
Attest:


                                  By:
--------------------------------     -----------------------------------------


                                  SUNBELT NATIONAL BANK
Attest:


                                  By:
--------------------------------     -----------------------------------------

                                                                     EXHIBIT "B"

                             PLAN OF CONSOLIDATION
                                    BETWEEN
                             SUNBELT NATIONAL BANK
                                      AND
                                   PRIME BANK


         THIS PLAN OF CONSOLIDATION (the "Plan) is dated as of the ____ day of ___________, 1997, by and between Sunbelt National Bank, a national banking association ("Sunbelt") and Prime Bank ("Prime").

                              W I T N E S S E T H:

         WHEREAS, pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of November __, 1997, by and among Prime Bancshares ("Bancshares"), IBID, Inc., Prime and Sunbelt and the Plan of Consolidation, dated as of _______________, 1997, by and between Sunbelt and New Prime Bank ("New Bank"), New Bank will consolidate with and into Sunbelt (the "Initial Consolidation"), with the result that Sunbelt will become a wholly-owned subsidiary of Bancshares;

         WHEREAS, the Agreement provides that simultaneously with or as soon as practicable after the Initial Consolidation, Sunbelt will be consolidated with and into Prime;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sunbelt and Prime hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, Sunbelt shall be consolidated with and into Prime on the Effective Date (as hereinafter defined) (the "Final Consolidation"). The parties hereto do hereby agree and covenant as follows:

         1. Conditions of Approval. The Final Consolidation shall not become effective unless and until all terms and conditions to such effectiveness contained in the Agreement, which conditions are incorporated herein by reference, shall have been satisfied or waived.

         2. Identity of Resulting Bank. The resulting bank as a result of the Final Consolidation (the "Continuing Bank") shall be Prime.

         3. Articles of Association, Bylaws and Facilities of Continuing Bank. On the Effective Date and until thereafter amended in accordance with law, the Articles of Association of Continuing Bank shall be the Articles of Association of Prime as in effect on the Effective Date. Until altered, amended or repealed as therein provided and in the Articles of Association of Continuing Bank, the Bylaws of Continuing Bank shall be the Bylaws of Prime as in effect on the Effective Date. Unless and until changed by the Board of Directors of Continuing Bank, the main office of Continuing Bank shall be the main office of Prime as of the Effective Date. The established offices and facilities of Sunbelt immediately prior to the Final Consolidation shall become established offices and facilities of the Continuing Bank. Until thereafter changed in accordance with the law or the Articles of Association or Bylaws of Continuing Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of Sunbelt and Prime and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Bank and shall be as effective and binding thereon as the same were with respect to Sunbelt and Prime, respectively, as of the Effective Date.

         4. Effect of Final Consolidation. On the Effective Date, the corporate existence of the Sunbelt and Prime shall, as provided by law, be consolidated into and continued in Continuing Bank, and Continuing Bank shall be deemed to be a continuation in entity and identity of Sunbelt and Prime.
All rights, franchises and interests of Sunbelt and Prime, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Bank by virtue of such Final Consolidation without any deed or other transfer. Continuing Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Sunbelt and Prime, respectively, as of the Effective Date.

         5. Liabilities of Continuing Bank. On the Effective Date of the Final Consolidation, Continuing Bank shall be liable for all liabilities of Sunbelt and Prime. All deposits, debts, liabilities, obligations and contracts of Sunbelt and of Prime, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reversed against on balance sheets, books of account, or records of the Sunbelt or Prime shall be those of Continuing Bank and shall not be released or impaired by the Final Consolidation. All rights of creditors and other obligees and all liens on property of either Sunbelt or Prime shall be preserved unimpaired subsequent to the Final Consolidation.

         6. Effective Date. The Consolidation shall become effective upon the approval of the Articles of Consolidation regarding the Final Consolidation by Texas Department of Banking. The term "Effective Date" shall mean the date and time when the certificate approving the Consolidation is so issued. A closing shall take place on or prior to the Effective Date following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Final Consolidation specified in Articles VIII, IX and X of the Agreement.

         7. Cancellation of Stock. On the Effective Date, all of the outstanding shares of capital stock of Sunbelt, all of which shares shall be owned by Bancshares, shall be canceled and shall not be deemed to be authorized, issued or outstanding for any purpose, and no cash, property, rights or securities shall be delivered with respect to said shares.

         8. Conditions Precedent. The respective obligations of each party under this Plan shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles VIII, IX and X of the Agreement.

         9. Termination. This Plan shall be terminated upon the termination of the Agreement in accordance with Article VII thereof; provided, that any such termination of this Plan shall not relieve any party hereto from liability on account of a breach of such party of any of the terms hereof or thereof.

         10. Amendments. To the extent permitted by law, this Plan may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties.

         11. Successors. This Plan shall be binding on the successors of Sunbelt and Prime.

         IN WITNESS WHEREOF, Sunbelt and Prime have caused this Plan to be executed by their duly authorized officers as of the date first above written.


                                              SUNBELT NATIONAL BANK

ATTEST:

                                              By:
-------------------------------------------      -----------------------------






                                              PRIME BANK

ATTEST:

                                              By:
------------------------------------------       -----------------------------

                              AFFILIATE AGREEMENT

         This Affiliate Agreement (the "Agreement") is executed and delivered this ____ day of January, 1998 by and between Prime Bancshares, Inc. ("Bancshares"), Sunbelt National Bank ("Sunbelt") and the undersigned shareholder of Sunbelt (the "Shareholder").

         WHEREAS, Bancshares and Sunbelt entered into an Agreement and Plan of Reorganization dated December 30, 1997 ("Agreement") pursuant to which Sunbelt will consolidate into an interim bank formed as a subsidiary of Bancshares solely to facilitate the transactions contemplated by the Agreement, and immediately thereafter, Sunbelt will consolidate into Prime Bank, a wholly-owned subsidiary of Bancshares (collectively, the "Consolidations"); and

         WHEREAS, Bancshares has required as a condition to entering into the Agreement that Sunbelt and the Shareholder and each other affiliate of Sunbelt (as defined under Rule 405 of the Rules and Regulations of the Securities and Exchange Commission) deliver to Bancshares an agreement in substantially the form hereof;

         NOW, THEREFORE, in consideration of Bancshares' agreement to enter into the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

         1. The Shareholder agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Sunbelt common stock, par value $10.00 per share ("Sunbelt Common Stock"), within 30 days prior to the Effective Date (as defined in the Agreement). The Shareholder further agrees that until the publication of financial results covering at least 30 days of post-consolidation combined operations of Sunbelt and Bancshares, he will not sell, pledge, transfer or otherwise dispose of any shares of common stock of Bancshares (the "Bancshares Common Stock") to be acquired by him in the Consolidation, except for pledges by the Shareholder of all or part of such Shareholder's Bancshares Common Stock acquired in the Consolidation to secure loans, provided the lender accepts any pledge of such Bancshares Common Stock subject to the terms of this Agreement. The Shareholder further agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the

Bancshares Common Stock to be acquired by him in the Consolidation except in a manner which is consistent with any additional requirements for Bancshares' accounting for the Consolidation as a pooling of interest, including without limitation any new requirements imposed by the applicable provisions of the Securities Act of 1933, as amended ("Securities Act"), the Securities Exchange Act of 1934 ("Exchange Act") and the respective rules and regulations thereunder.

         2. The Shareholder further acknowledges and agrees that any distribution by the Shareholder of Bancshares Common Stock has not been registered under the Securities Act and that shares of Bancshares Common Stock received pursuant to the Consolidation can only be sold by the Shareholder (i) following registration under the Securities Act, (ii) in conformity with the requirements of Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act or (iii) to the extent some other exemption from registration under the Securities Act might be available, and agrees not to transfer any Bancshares Common Stock received by him in the Consolidation except in compliance with the applicable provisions of the Securities Act, the Exchange Act and the respective rules and regulations thereunder.

         3. The Shareholder agrees that the shares of Bancshares Common Stock to be issued to him in the Consolidation will bear a restrictive transfer legend in substantially the following form:

         The shares represented by this certificate are subject to an Affiliate Agreement dated January __, 1998 which restricts any sale or other transfer of such shares prior to the earlier to occur of (i) the public release by Prime Bancshares, Inc. of 30 days of post-consolidation combined operations of Sunbelt National Bank and Prime Bancshares, Inc. or (ii) [insert due date of next Quarterly Report on Form 10-Q or Annual Report on Form 10-K that will contain required combined financial results]. The issuer will furnish to the record holder of this certificate, without charge, upon written request to the issuer at its principal place of business, a copy of the Affiliate Agreement. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except and unless (i) covered by an effective registration statement under the Securities Act of 1933, as amended, (ii) in accordance with Rule 145 of the Rules and Regulations under such Act, or (iii) in accordance with a legal opinion satisfactory to counsel for

         Bancshares that such sale or transfer is exempt from the registration requirements of such act.

Bancshares agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expirations of the transfer restrictions described in Section 1.

         4. Sunbelt agrees and the Shareholder acknowledges and agrees that Sunbelt will not permit the transfer of any shares of Sunbelt Common Stock by the Shareholder or any other Sunbelt affiliate within 30 days prior to the Effective Date.

         5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the undersigned set his hand effective as of the day first written above.




                                         PRIME BANCSHARES, INC.


                                         By:
                                            ----------------------------------
                                         Name:
                                               -------------------------------
                                         Title:
                                               -------------------------------



                                         SUNBELT NATIONAL BANK


                                         By:
                                            ----------------------------------
                                         Name:
                                              --------------------------------
                                         Title:
                                               -------------------------------

                                         Signature of Shareholder
                                         -------------------------------------


                                         Printed Name of Shareholder
                                         -------------------------------------

                                VOTING AGREEMENT
                             AND IRREVOCABLE PROXY

         This Voting Agreement and Irrevocable Proxy (the "Voting Agreement") dated as of January __, 1998 is executed by and among Prime Bancshares, Inc., a Texas corporation ("Bancshares"), Sunbelt National Bank, a national banking association ("Sunbelt"), and the other persons who are signatories hereto (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

         WHEREAS, Bancshares, IBID, Inc., Prime Bank and Sunbelt have executed that certain Agreement and Plan of Reorganization dated as December 30, 1997 (the "Agreement") whereby Sunbelt will consolidate into an interim bank formed as a subsidiary of Bancshares solely to facilitate the transactions contemplated by the Agreement, and immediately thereafter, Sunbelt will consolidate into Prime Bank, a wholly owned subsidiary of Bancshares (collectively, the "Consolidations"); and

         WHEREAS, the Agreement provides that all of issued and outstanding stock of Sunbelt will be converted into shares of Bancshares Common Stock; and

         WHEREAS, Section 4.7 of the Agreement requires that Sunbelt deliver to Bancshares the irrevocable proxies of the Shareholders; and

         WHEREAS, the undersigned Shareholders are the voting representatives pursuant to the Sunbelt National Bank Voting and Stock Restriction Agreement dated May 26, 1984 (the "Sunbelt Voting Agreement"); and

         WHEREAS, Sunbelt and Bancshares are relying on the irrevocable proxies in incurring expenses in reviewing Sunbelt's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Consolidations;

         NOW, THEREFORE, the parties hereto agree as follows:

         12. The Shareholders hereby represent and warrant to Bancshares and Sunbelt that they are the voting representatives under the Sunbelt Voting Agreement and that they have the exclusive right to vote all 381,147 of the shares of common stock, $10.00 par value, of Sunbelt subject to the Sunbelt Voting Agreement (the "Shares"), which Shares constitute 83% of the total number of issued and outstanding shares of Sunbelt common stock. The Shareholders hereby agree to vote the Shares at the shareholders' meeting referred to in Section 1.13 of the Agreement (the "Meeting") in favor of the authorization and approval of the Agreement, and the other agreements and transactions contemplated thereby.

         13. In order better to effect the provisions of Section 1, each Shareholder individually and the Shareholders collectively hereby revoke any previously executed proxies and hereby constitute and appoint Fredric M. Saunders (the "Proxy Holder"), with full power of substitution, his and their true and lawful proxy and attorney-in-fact to vote at the Meeting all of the Shares in favor of the authorization and approval of the Agreement and the other agreements and transactions contemplated thereby, with such modifications to the Agreement and the other agreements and transactions contemplated thereby as the parties thereto may make, in the event the Shareholders do not vote in favor of the authorization and approval of the Agreement and the other agreements and transactions contemplated thereby.

         14. The Shareholders hereby covenant and agree that until this Voting Agreement is terminated in accordance with its terms, the Shareholders will use their best efforts to ensure that in the event of any sale, transfer, assignment, pledge, hypothecation, or other disposition of any of the Shares subject to the Sunbelt Voting Agreement, any such transferee or other holder will become bound by the terms of the Sunbelt Voting Agreement.

         15. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner and for the purpose set forth in Section 2 and shall not extend to any other matters.

         16. Each Shareholder acknowledges that Bancshares and Sunbelt are relying on this Voting Agreement in incurring expenses in reviewing Sunbelt's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Consolidations and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including 12 U.S.C. 61 of the National Bank Act and Article 2.29C of the Texas Business Corporation Act. Each Shareholder and Sunbelt acknowledge that the performance of this Voting Agreement is intended to benefit Bancshares.

         17. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the Consolidations.

         18. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares and Sunbelt agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Agreement as set forth in Section 1 hereof.

         19. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Sunbelt, Bancshares and the Shareholders.

         20. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         21. This Voting Agreement, together with the Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

         22. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

         23. This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

                                         PRIME BANCSHARES, INC.


                                         By:
                                            ----------------------------------

                                                         E. J. Guzzo
                                                President

                                         Address:

                                         P.O. Box 70
                                         811 Sheldon
                                         Channelview, Texas 77530
                                         Attention: E. J. Guzzo


                                         SUNBELT NATIONAL BANK


                                         By:
                                            ----------------------------------

                                                    B. J. Williams
                                                    President


                                         Address:

                                         1160 Dairy Ashford, Suite 100
                                         P.O. Box 55869
                                         Houston, Texas 77255
                                         Attention: B. J. Williams


                                         SHAREHOLDERS:



                                         -------------------------------------


                                         D. C. Daniels

                                         ------------------------------------

                                         Thomas W. Ferguson



                                         -------------------------------------

                                         Curtis R. Kayem



                                         -------------------------------------

                                         B. J. Williams



                                         -------------------------------------

                                         George A. Wolcott

                                                                     EXHIBIT "E"

                               RELEASE OF CLAIMS


         THIS RELEASE OF CLAIMS ("Release") dated the ______ day of ____________, 1997, is executed and delivered by the undersigned individual to Sunbelt National Bank ("Sunbelt").

         WHEREAS, Prime Bancshares, Inc. ("Bancshares") will acquire Sunbelt pursuant to that certain Agreement and Plan of Reorganization dated as of November __, 1997 by and between Bancshares, IBID, Inc., Prime Bank and Sunbelt (the "Agreement"); and

         WHEREAS, Bancshares has required as a condition of the acquisition that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against Sunbelt;

         NOW THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

         Section 1. Release. The undersigned hereby RELEASES and FOREVER DISCHARGES Sunbelt and its successors, assigns, representatives and attorneys from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has, or hereafter can, shall or may have against Sunbelt, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that Sunbelt shall not be released from any of its obligations or liabilities to the undersigned
(i) pursuant to the provisions of the certificate or articles of incorporation or association or bylaws of Sunbelt regarding the indemnification of directors and officers; and (ii) in connection with any indebtedness or contractual obligation or liability to the undersigned existing on the date hereof.

         Section 2. Successors. This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of Sunbelt and its successors and assigns.

         Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

         Section 4. Modification. This Release may be modified only by a written instrument executed by the undersigned and Sunbelt.

         IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.



                                                   ---------------------------
                                                   Signature

                                                   ---------------------------
                                                   Printed Name


STATE OF TEXAS            )
                          )
COUNTY OF HARRIS          )

         This instrument was acknowledged before me on _____________________, 1997 by ________________________________.



                                                -------------------------------
                                                Notary Public in and for the
                                                State of Texas


                                                -------------------------------
                                                Notary's Name Typed or Printed



                                                My Commission Expires:
                                                                      --------

                                                                     EXHIBIT "F"

                               RELEASE OF CLAIMS


         THIS RELEASE OF CLAIMS ("Release") dated the _____ day of ____________ 1997, is executed and delivered by Sunbelt National Bank ("Sunbelt") to ______________________ ("Person").

         WHEREAS, Prime Bancshares, Inc. will acquire Sunbelt National Bank ("Sunbelt") pursuant to that certain Agreement and Plan of Reorganization dated as of November __, 1997 by and between Prime Bancshares, Inc., IBID, Inc., Prime Bank and Sunbelt (the "Agreement"); and

         WHEREAS, Bancshares has required as a condition of the acquisition that Sunbelt execute and deliver this Release to confirm the absence of any claims by Sunbelt against Person;

         NOW THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

         Section 1. Release. The undersigned hereby RELEASES and FOREVER DISCHARGES Person and his successors, assigns, representatives and attorneys from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has, or hereafter can, shall or may have against Person in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that Person shall not be released from any of his obligations or liabilities to the undersigned in connection with any indebtedness or contractual obligation or liability related to deposits, accounts and loans which the undersigned may have with Sunbelt existing on the date hereof.

         Section 2. Successors. This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of the Bancshares and Person and their successors and assigns.

         Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

         Section 4. Modification. This Release may be modified only by a written instrument executed by the Sunbelt and Person.


                 IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.



                                                   SUNBELT NATIONAL BANK



                                                   ---------------------------
                                                   Signature


                                                   ---------------------------
                                                   Printed Name


                                                   PERSON



                                                   ---------------------------
                                                   Signature


                                                   ---------------------------
                                                   Printed Name

STATE OF TEXAS            )
                          )
COUNTY OF HARRIS          )

         This instrument was acknowledged before me on _____________________, 1997 by __________________________, the ________________ of Prime Bancshares,
Inc.



                                             ---------------------------------
                                             Notary Public in and for the
                                             State of Texas


                                             ---------------------------------
                                             Notary's Name Typed or Printed


                                             My Commission Expires:
                                                                   -----------



STATE OF TEXAS            )
                          )
COUNTY OF HARRIS          )

         This instrument was acknowledged before me on _____________________, 1997 by __________________________, the ________________ of Prime Bank.



                                             ---------------------------------
                                             Notary Public in and for the
                                             State of Texas


                                             ---------------------------------
                                             Notary's Name Typed or Printed



                                             My Commission Expires:
                                                                   -----------

                                                                       EXHIBIT B


12 Section 215  Consolidation of national banks or State banks with national banks

(a)       . . . .

(b) Liability of consolidated association; capital stock; dissenting shareholders

         The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located: Provided, that if such consolidation shall be voted for at such meetings by the necessary majority of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder, or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(c)      Valuation of shares

         The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d)      Appraisal by Comptroller, expenses of consolidated association; sale
         and resale of shares;   State appraisal and consolidation law

         If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess in such sale price shall be paid to such shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

(e)       . . . .

(f)       . . . .

(g)       . . . .

                                                                       EXHIBIT C



OCC-BC-259 STOCK APPRAISALS





OCC-BC-259 STOCK APPRAISALS


Comptroller of the Currency                        BC 259
Administrator of National Banks

Type:    Banking Circular                  Subject:  Stock Appraisals

TO:      Chief Executive Officers of National Banks, Deputy
         Comptrollers (District), Department and Division Heads, and Examining Personnel

PURPOSE

This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 30, 1991 are summarized.

References: 12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this Banking Circular or disclose the information in the Banking Circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and, (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS

                                OCC                                                         AVERAGE PRICE/
       APPRAISAL             APPRAISAL               PRICE                 BOOK             EARNINGS RATIO
         DATE                  VALUE                OFFERED                VALUE             OF PEER GROUP

 01/01/85                         107.05                110.00                178.29                  5.3

 01/02/85                          73.16                 NA                    66.35                  6.8

 01/15/85                          53.41                 60.00                 83.95                  4.8

 01/31/85                          22.72                 20.00                 38.49                  5.4

 02/01/85                          30.63                 24.00                 34.08                  5.7

 2/25/85                           27.74                 27.55                 41.62                  5.9

 04/30/85                          25.98                 35.00                 42.21                  4.5

 07/30/85                       3,153.10              2,640.00              6,063.66                  NC

 09/01/85                          17.23                 21.00                 21.84                  4.7

 11/22/85                         316.74                338.75                519.89                  5.0

 11/22/85                          30.28                 NA                    34.42                  5.9

 12/16/85                          66.29                 77.00                 89.64                  5.6

 12/27/85                          60.85                 57.00                119.36                  5.3

 12/31/85                          61.77                 NA                    73.56                  5.9

 12/31/85                          75.79                 40.00                 58.74                 12.1

 01/12/86                          19.93                 NA                    26.37                  7.0

                                OCC                                                         AVERAGE PRICE/
       APPRAISAL             APPRAISAL               PRICE                 BOOK             EARNINGS RATIO
         DATE                  VALUE                OFFERED                VALUE             OF PEER GROUP

 03/14/86                          59.02                200.00                132.20                  3.1

 04/21/86                          40.44                 35.00                 43.54                  6.4

 05/02/86                          15.50                 16.50                 23.69                  5.0

 07/03/86                         405.74                 NA                   612.82                  3.9

 07/31/86                         297.34                600.00                650.63                  4.4

 08/22/86                         103.53                106.67                136.23                 NC

 12/26/86                          16.66                 NA                    43.57                  4.0

 12/31/86                          53.39                 95.58                 69.66                  7.1

 05/01/87                         186.42                 NA                   360.05                  5.1

 06/11/87                          50.46                 70.00                 92.35                  4.5

 06/11/87                          38.53                 55.00                 77.75                  4.5

 07/31/87                          13.10                 NA                    20.04                  6.7

 08/26/87                          55.92                 57.52                 70.88                  NC

 08/31/87                          19.55                 23.75                 30.64                  5.0

 08/31/87                          10.98                 NA                    17.01                  4.2

 10/06/87                          56.48                 60.00                 73.11                  5.6

 03/15/88                         297.63                 NA                   414.95                  6.1

 06/02/88                          27.26                 NA                    28.45                  5.4

 06/30/88                         137.78                 NA                   215.36                  6.0

 08/30/88                         768.62                677.00              1,090.55                 10.7

 03/31/89                         773.62                 NA                   557.30                  7.9

 05/26/89                         136.47                180.00                250.42                  4.5

                                OCC                                                         AVERAGE PRICE/
       APPRAISAL             APPRAISAL               PRICE                 BOOK             EARNINGS RATIO
         DATE                  VALUE                OFFERED                VALUE             OF PEER GROUP

 05/29/90                           9.87                 NA                    11.04                  9.9

* - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available                NC - Not Computed

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, Bank Organization and Structure.



Frank Maguire
Acting Senior Deputy Comptroller
Corporate Policy and Economic Analysis

Date:  March 10, 1992

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Articles of Incorporation and Bylaws require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Article 2.02-1 of the Business Corporation Act of the State of Texas (the "TBCA"). The Articles of Incorporation and Bylaws of the Registrant are incorporated by reference as Exhibits 3.1 and 3.2 to the Registration Statement. Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

     The Registrant's Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend.

     The Registrant may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as directors or officers of Registrant, whether or not Registrant would have the power to indemnify such person against such liability, as permitted by law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

     The following documents are filed as exhibits to this Registration
Statement:

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
          2              -- Agreement and Plan of Reorganization
         *3.1            -- Amended and Restated Articles of Incorporation of the
                            Company
         *3.2            -- Amended and Restated Bylaws of the Company.
          5              -- Opinion of Bracewell & Patterson, L.L.P. as to the
                            legality of the securities being registered.
          8              -- Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                            as to tax matters
          9.1            -- Sunbelt National Bank Voting and Stock Restriction
                            Agreement
          9.2            -- Voting Agreement and Irrevocable Proxy (included as
                            Exhibit D of the Agreement and Plan of Reorganization to
                            be filed as Exhibit 2 to this Registration Statement)
        *10.1            -- Prime Bancshares, Inc. 1997 Stock Incentive Plan
       **10.2            -- Prime Bancshares, Inc. 1993 Incentive Stock Option Plan
       **10.3            -- Prime Bancshares, Inc. 1984 Incentive Stock Option Plan
         10.4            -- Employment Agreement between Prime Bank and B.J. Williams
        *21              -- Subsidiaries of the Registrant
         23.1            -- Consent of Grant Thornton LLP

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         23.2            -- Consent of Harper & Pearson Company
         23.3            -- Consent of Bracewell & Patterson, L.L.P. (included in the
                            Opinion to be filed as Exhibit 5 to this Registration
                            Statement)
         23.4            -- Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                            (included in the Opinion to be filed as Exhibit 8 to this
                            Registration Statement)
         27              -- Financial Data Schedule

---------------

 * Incorporated by reference from Form S-1 Registration Statement filed by Registrant.

** To be provided by amendment.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Prime Bancshares, Inc., has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on March 3, 1998.

                                            PRIME BANCSHARES, INC.

                                            By:       /s/ E. J. GUZZO
                                              ----------------------------------
                                                         E. J. Guzzo,
                                                          President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed by the following persons in the indicated capacities on March 3, 1998.

                      SIGNATURE                                          POSITIONS
                      ---------                                          ---------

               /s/ FREDRIC M. SAUNDERS                 Chairman of the Board, (principal executive
-----------------------------------------------------    officer)
                 Fredric M. Saunders

                /s/ L. ANDERSON CREEL                  Treasurer (principal financial officer and
-----------------------------------------------------    principal accounting officer)
                  L. Anderson Creel

                   /s/ E. J. GUZZO                     President and Director
-----------------------------------------------------
                     E. J. Guzzo

                 /s/ DAVID PASTERNAK                   Director
-----------------------------------------------------
                   David Pasternak

               /s/ STUART D. SAUNDERS                  Director
-----------------------------------------------------
                 Stuart D. Saunders

                 /s/ JAMES B. WESLEY                   Director
-----------------------------------------------------
                   James B. Wesley

                 /s/ JERRY S. DOMINY                   Director
-----------------------------------------------------
                   Jerry S. Dominy

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER
        -------

           2             -- Agreement and Plan of Reorganization
          *3.1           -- Amended and Restated Articles of Incorporation of the
                            Company
          *3.2           -- Amended and Restated Bylaws of the Company.
           5             -- Opinion of Bracewell & Patterson, L.L.P. as to the
                            legality of the securities being registered.
           8             -- Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                            as to tax matters
           9.1           -- Sunbelt National Bank Voting and Stock Restriction
                            Agreement
           9.2           -- Voting Agreement and Irrevocable Proxy (included as
                            Exhibit D of the Agreement and Plan of Reorganization to
                            be filed as Exhibit 2 to this Registration Statement)
         *10.1           -- Prime Bancshares, Inc. 1997 Stock Incentive Plan
        **10.2           -- Prime Bancshares, Inc. 1993 Incentive Stock Option Plan
        **10.3           -- Prime Bancshares, Inc. 1984 Incentive Stock Option Plan
          10.4           -- Employment Agreement between Prime Bank and B.J. Williams
         *21             -- Subsidiaries of the Registrant
          23.1           -- Consent of Grant Thornton LLP
          23.2           -- Consent of Harper & Pearson Company
          23.3           -- Consent of Bracewell & Patterson, L.L.P. (included in the
                            Opinion to be filed as Exhibit 5 to this Registration
                            Statement)
          23.4           -- Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                            (included in the Opinion to be filed as Exhibit 8 to this
                            Registration Statement)
          27             -- Financial Data Schedule

---------------

* Incorporated by reference from Form S-1 Registration Statement filed by Registrant.

** To be provided by amendment.